Exhibit 96.6

Sibanye Stillwater
we are one

TECHNICAL REPORT SUMMARY ON THE MATERIAL ASSETS OF THE

DRIEFONTEIN OPERATION



Situated near Carletonville, Gauteng, South Africa

31 December 2021

Prepared by:

Sibanye-Stillwater, Southern African Gold Division

COMMITMENT ACCOUNTABILITY RESPECT ENABLING SAFETY

Driefontein TRS 2021

Important Notices

In this document, a point is used as the decimal marker and the comma is used for the thousands separator (for numbers larger than 999) in the text. In other words, 10,148.32 denotes ten thousand one hundred and forty-eight point three two.

All spelling is English (South-African) and all measurements are in International System of Units ("SI"), unless otherwise stated.

The word 'tonnes' denotes a metric ton (1,000 kg), unless otherwise stated.

The Gold price is quoted in US dollars per troy ounce ("USD/oz") or South African Rand per kilogram ("ZAR/kg"). In most such instances, the inclusion of the metric/imperial equivalent is deemed unnecessary.

Wherever mention is made of "Driefontein", for the purposes of this Technical Report Summary ("TRS"), it encompasses all of the mining activities and the associated mining right(s) under Driefontein, that Sibanye Gold Limited's ("Sibanye") (trading as Sibanye-Stillwater Group) control in the Gauteng Province, South Africa, unless specifically mentioned differently.

Driefontein No. 1 Shaft is named "Masakhane Shaft" or "D1", No. 2 Shaft is "Pitseng Shaft" or "D2", No. 4 Shaft is called "Ya Rona Shaft" or "D4", No. 5 Shaft is "Hlanganani Shaft" or "D5", No.6 Shaft is "Bambisanani Shaft" or "D6", No. 7 Shaft is "Rethabile Shaft" or "D7", No. 8 Shaft is "Khomanane Shaft" or "D8", No. 9 Shaft is "Ithembalethu Shaft or "D9", and No. 10 Shaft is "Thabelang Shaft" or "D10". These names can be used interchangeably.

The term and definition of **Proved Mineral Reserve** in text and tables of this TRS is substantially similar and aligned to that of **Proven Mineral Reserve** used in Subpart 1300 of Regulation S-K.

The **pay limit** (cm.g/t or g/t) of an operation can be described as the average value or grade for that operation at which all direct and indirect costs are covered.

The **cut-off** (cm.g/t or g/t) of an operation can be described as the minimum value or grade at which an area can mine in order to maintain an average value in line with the pay limit. The cut-off is unique to the orebody being mined and is dependent on maintaining a mining mix that follows the orebody's value distribution.

An **executive cut-off** assumes a level of profitability is built into the pay limit based on the requirements of the operation.

All images are as at 31 December 2021 unless otherwise stated.

Trademarks, certain software and methodologies may be proprietary. Where proprietary names are mentioned TM or © are omitted for readability.

This report contains statements of a forward-looking nature which are subject to a number of known and unknown risks, uncertainties and other factors that may cause the results to differ materially from those anticipated in this report.

Driefontein TRS 2021 Page ii

Table of Contents

1	**EXECUTIVE SUMMARY**	**4**
1.1	INTRODUCTION	4
1.2	PROPERTY DESCRIPTION, MINERAL RIGHTS AND OWNERSHIP	4
1.3	GEOLOGY AND MINERALISATION	5
1.4	EXPLORATION STATUS, DEVELOPMENT, OPERATIONS AND MINERAL RESOURCES ESTIMATES	6
1.5	MINING METHODS, ORE PROCESSING, INFRASTRUCTURE AND MINERAL RESERVES	8
1.6	CAPITAL AND OPERATING COST ESTIMATES AND ECONOMIC ANALYSIS	10
1.7	PERMITTING REQUIREMENTS	13
1.8	CONCLUSIONS AND RECOMMENDATIONS	14
2	**INTRODUCTION**	**14**
2.1	REGISTRANT	14
2.2	COMPLIANCE	15
2.3	TERMS OF REFERENCE AND PURPOSE OF THE TECHNICAL REPORT SUMMARY	16
2.4	SOURCES OF INFORMATION	17
2.5	SITE INSPECTION BY QPS	17
2.6	UNITS, CURRENCIES AND SURVEY COORDINATE SYSTEM	18
2.7	RELIANCE ON INFORMATION PROVIDED BY OTHER EXPERTS	19
3	**PROPERTY DESCRIPTION**	**21**
3.1	LOCATION AND OPERATIONS OVERVIEW	21
3.2	AREA OF PROPERTY	24
3.3	MINERAL TITLES	24
3.4	MINERAL RIGHTS	29
3.5	LEGAL PROCEEDINGS AND SIGNIFICANT ENCUMBRANCES TO THE PROPERTY	32
3.6	SIGNIFICANT RISKS THAT MAY AFFECT MINERAL TITLE	33
3.7	ROYALTIES	33
4	**ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY**	**34**

4.1 Topography and Elevation 34
4.2 Access, Towns and Regional Infrastructure 34
4.3 Climate 34
4.4 Infrastructure and Bulk Service Supplies 34
4.5 Personnel Sources 34
5 HISTORY 36
5.1 Ownership History 36
5.2 Previous Exploration and Mine Development 38
5.2.1 Previous Exploration 38
5.2.2 Previous Mine Development 40
6 GEOLOGICAL SETTING, MINERALISATION AND DEPOSIT 41
6.1 Regional Geology 41
6.2 Deposit Types 41

Driefontein TRS 2021 Page iii

we are one Sibanye Stillwater

6.2.1 Stratigraphy 43
6.2.2 The Ore Bodies 45
6.2.3 Structure 52
7 EXPLORATION 54
7.1 Exploration Data Other than Drilling 58
7.2 Exploration and Mineral Resources Evaluation Drilling 58
7.2.1 Overview 58
7.2.2 Planned Evaluation Drilling for 2022 60
7.2.3 Drilling Methods 62
7.2.4 Core Logging and Reef Delineation 70
7.3 Survey Data 73
7.4 Density Determination 75
7.4.1 Underground Drilholes 75
7.4.2 Surface Sources 75
7.5 Underground Mapping 75
7.6 Hydrological Drilling and Testwork 75
7.7 Geotechnical Data, Testing and Analysis 76
8 SAMPLE PREPARATION, ANALYSES AND SECURITY 77
8.1 Sampling Governance and Quality Assurance 77
8.2 Reef Sampling – Surface 77
8.3 Reef Sampling – Underground 77
8.3.1 Core Samples 77

8.3.2 *Channel Sampling* 78
8.4 Sample Preparation and Analysis 78
8.4.1 *Laboratory* 78
8.4.2 *Sample Preparation and Analysis* 78
8.4.3 *QP Opinion* 79
8.5 Analytical Quality Control 80
8.5.1 *Nature and Extent of the Quality Control Procedures* 80
8.5.2 *Quality Control Results* 80
8.5.3 *QP Opinion* 82
9 DATA VALIDATION 83
9.1 Data Storage and Database Management 83
9.2 Database Verification 83
9.2.1 *Mapping* 83
9.2.2 *Drillholes* 84
9.2.3 *Channel Sampling* 85
9.3 QP Opinion 85
10 MINERAL PROCESSING AND METALLURGICAL TEST WORK 86
10.1 Nature and Extent of Mineral Processing 86
10.2 Representative Nature of Test Samples 86
10.3 Laboratories 86

Driefontein TRS 2021 Page iv

Driefontein TRS 2021 Page v 10.4 RESULTS, RECOVERY ESTIMATES AND DELETERIOUS ELEMENTS 86 10.5 QP OPINION ON ADEQUACY OF DATA FOR THE TRS 87 11 MINERAL RESOURCES ESTIMATES 87 11.1 ESTIMATION ASSUMPTIONS, PARAMETERS AND METHODS 87 11.1.1 Geological Model and Interpretation 87 11.2 ESTIMATION AND MODELLING TECHNIQUES 91 11.2.1 Statistics and Capping 91 11.2.2 Grade and Tonnage Estimation 93 11.2.3 Interpolation Methods 102 11.2.4 Grade Control and Reconciliation 107 11.3 MINERAL RESOURCES CLASSIFICATION 109 11.3.1 General 111 11.3.2 Uncertainty in Estimates of Mineral Resources Classifications 124 11.3.3 Economic Parameters and Pay Limit 126 11.4 MINERAL RESOURCES STATEMENTS 128 11.4.1 Statement Tables 129 11.4.2 Mineral Resources per Mining Area 132 11.4.3 Changes in the Mineral Resources from Previous Estimates 133 11.4.4 Metal Equivalents 134 11.5 QP OPINION ON THE MINERAL RESOURCES ESTIMATION AND CLASSIFICATION 134 12 MINERAL RESERVES ESTIMATES 136 12.1 MINERAL RESERVES METHODOLOGY 136 12.2 MINE PLANNING PROCESS 136 12.3 HISTORICAL MINING PARAMETERS 137 12.4 SHAFT AND MINE PAY LIMITS 139 12.4.1 Pay Limits 139 12.4.2 Modifying Factors and LoM Plan 140 12.5 LOM PROJECTS 144 12.6 SPECIFIC INCLUSIONS AND EXCLUSIONS 144 12.6.1 Specific Exclusions 144 12.6.2 Specific Inclusions 144 12.7 MINERAL RESERVES ESTIMATION 145 12.8 SURFACE SOURCES 146 12.9 MINERAL RESERVES STATEMENT 146 12.10 MINERAL RESERVES SENSITIVITY 150 12.11 QP OPINION ON THE MINERAL RESERVES CALCULATION 151 13 MINING METHODS 152 13.1 INTRODUCTION 152 13.2 SHAFT INFRASTRUCTURE, HOISTING AND MINING METHODS 152 13.2.1 Shaft Infrastructure 152 13.2.2 Hoisting 153 13.2.3 Mining Methods 153 13.3 GEOTECHNICAL ANALYSIS 154 Driefontein TRS 2021 Page vi 13.3.1 Geotechnical Conditions 156 13.4 MINE VENTILATION 157 13.5 REFRIGERATION AND COOLING 157 13.6 FLAMMABLE GAS MANAGEMENT 158 13.7 MINE EQUIPMENT 158 13.8 PERSONNEL REQUIREMENTS 158 13.9 MINE EXTRACTION PLAN 158 13.10 HYDROLOGICAL MODELS 158 13.11 HISTORICAL MINING PARAMETERS, FACTORS, PRODUCTION RATES AND LOM 158 13.11.1 Shaft and Mine Pay Limits 158 13.11.2 Modifying Factors 158 13.11.3 Production Rates and LoM 158 13.12 REQUIREMENTS FOR STRIPPING, UNDERGROUND DEVELOPMENT AND BACKFILLING 158 13.13 FINAL LAYOUT MAP 159 14 PROCESSING AND RECOVERY 161 14.1 PROCESSING FACILITIES 161 14.2 SAMPLING, ANALYSIS, GOLD ACCOUNTING AND SECURITY 162 14.3 PLANT CLEAN-UP 163 14.4 MILLING STATISTICS 164 14.4.1 Driefontein No.1 Plant 164 14.4.2 Treatment of Surface Sources (Historical) 164 14.4.3 Forecast Production Levels and Treatment Costs 164 14.4.4 Final Product 164 14.5 QP OPINION ON PROCESSING 164 15 INFRASTRUCTURE 166 15.1 OVERVIEW OF INFRASTRUCTURE 166 15.2 TAILINGS STORAGE FACILITIES 167 15.3 POWER SUPPLY 168 15.4 BULK WATER, FISSURE WATER AND PUMPING 170 15.5 ROADS, RAIL, PORTS, PIPELINES AND OTHER INFRASTRUCTURE 170 15.6 EQUIPMENT MAINTENANCE 171 15.6.1 Surface Workshops 171 15.6.2 Underground Workshops 171 15.7 OFFICES, HOUSING, TRAINING FACILITIES, HEALTH SERVICES ETC. 171 15.8 QP OPINION ON INFRASTRUCTURE 171 16 MARKET STUDIES 172 16.1 CONCENTRATES AND REFINED PRODUCTS 172 16.2 METALS MARKETING AGREEMENTS 172 16.3 MARKETS 172 16.3.1 Introduction 172 16.3.2 Demand and Supply Summary 172 16.4 METALS PRICE DETERMINATION 174 16.4.1 Exchange Rate 174 Driefontein TRS 2021 Page vii 16.4.2 Gold Price 175 16.4.3 Comparison to 2020 Prices 175 17 ENVIRONMENTAL STUDIES, PERMITTING, PLANS, NEGOTIATIONS/AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS 176 17.1 SOCIAL AND COMMUNITY AGREEMENTS 176 17.2 HUMAN RESOURCES 179 17.2.1 Introduction 179 17.2.2 Legislation 179 17.2.3 Human Resource Development (Training) 181 17.2.4 Remuneration Policies 182 17.2.5 Industrial Relations 182 17.2.6 Employment Equity and Women in Mining (“WIM”) 182 17.3 HEALTH AND SAFETY 185 17.3.1 Policies and Procedures 185 17.3.2 Statistics 185 17.3.3 Occupational Health and Safety Management 185 17.3.4 HIV/AIDS 185 17.3.5 COVID-19 185 17.4 TERMINAL BENEFITS 186 17.5 ENVIRONMENTAL STUDIES 186 17.5.1 Introduction 186 17.5.2 Permits and Authorisations 188 17.5.3 Zone of Influence 189 17.5.4 Climate Change and Greenhouse Gas Emissions 198 17.5.5 ESG and Sustainable Development 199 17.5.6 Biodiversity Management 202 17.5.7 Water Use Strategy 203 17.5.8 Tailings Management 210 17.5.9 Environmental Reporting 210 17.5.10 Environmental Risks 212 17.5.11 Closure Cost Estimate 215 17.6 QP OPINION 215 18 CAPITAL AND OPERATING COSTS 216 18.1 OVERVIEW 216 18.2 CAPITAL COSTS 216 18.3 OPERATING COSTS 216 18.3.1 Underground Mining Costs 217 18.3.2 Surface Sources Costs 217 18.3.3 Processing Costs 217 18.3.4 Allocated Costs 217 18.4 ACCURACY OF THE CAPITAL AND OPERATING COST ESTIMATES 217 19 ECONOMIC ANALYSIS 219 19.1 INTRODUCTION 219 Driefontein TRS 2021 Page viii 19.2 ECONOMIC ANALYSIS APPROACH 219 19.3 ECONOMIC REVIEW BASIS 219 19.4 TEM PARAMETERS 219 19.5 TECHNICAL - ECONOMIC MODEL 221 19.6 DCF ANALYSIS 225 19.7 SUMMARY ECONOMIC ANALYSIS 227 19.8 QP OPINION 227 20 ADJACENT PROPERTIES 228 21 OTHER RELEVANT DATA AND INFORMATION 230 22 INTERPRETATION AND CONCLUSIONS 230 22.1 RISK ANALYSIS 230 22.1.1 Introduction 230 22.1.2 Financial Risks 230 22.1.3 Technical, Human Resource, Safety and Health and Environmental Risks 231 23 RECOMMENDATIONS 232 24 REFERENCES 233 24.1 LIST OF REPORTS AND SOURCES OF INFORMATION 233 24.1.1 Publications and Reports 233 24.1.2 Spreadsheets and Presentations 233 24.2 GLOSSARY OF TERMS 233 24.3 ABBREVIATIONS 238 24.4 UNITS 243 25 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT (OTHER EXPERTS) 244 26 QUALIFIED PERSON’S CONSENT AND SIGN-OFF 245 26.1 DATA COLLECTION AND MINE PLANNING 245 26.2 GEOLOGY 246 26.3 MINERAL RESOURCES 247 26.4 MINERAL RESERVES 248 26.5 OVERALL 249

Driefontein TRS 2021 Page ix Figure 1: General Location of the Material Assets ...................................................................... 5 Figure 2: Ownership and Company Structure for Driefontein ................................................. 15 Figure 3: General Location of the Material Assets .................................................................... 21 Figure 4: Driefontein Operation Overview ................................................................................ 23 Figure 5: Plan Showing Driefontein MR and Underground Workings ...................................... 30 Figure 6: Area Covered by 3D Seismic Surveys......................................................................... 39 Figure 7: Geology of the Witwatersrand Basin, South Africa ................................................... 43 Figure 8: Simplified Geology View of Driefontein Ore Bodies (Not to Scale) ......................... 44 Figure 9: Local Stratigraphic Column ........................................................................................ 45 Figure 10: Driefontein No. 5 Shaft Graphic Section Illustrating Overbank Facies (Not to Scale) .......................................................................................................................... 47 Figure 11: CLR Facies .................................................................................................................. 48 Figure 12: VCR Facies.................................................................................................................. 50 Figure 13: MVR Facies ................................................................................................................. 51 Figure 14: Structural Interpretation ............................................................................................. 53 Figure 15: Location of CLR Drillholes, Sampling Points and Workings ...................................... 55 Figure 16: Location of MVR Drillholes, Sampling Points and Workings .................................... 56 Figure 17: Location of VCR Drillholes, Sampling Points and Workings ..................................... 57 Figure 18: Reconciliation of Drillhole Data ................................................................................ 59 Figure 19: Reconciliation of Historic Drillhole Data ................................................................... 60 Figure 20: Overview of Evaluation Drilling Platforms Planned for Driefontein......................... 61 Figure 21: Example of Diamond Drill Core ................................................................................ 62 Figure 22: Schematic Vertical Section of a Typical Surface Drillhole Dendrogram ............... 64 Figure 23: Plan View of a Typical Drillhole ................................................................................. 65 Figure 24: Configurations for Cover Drilling ............................................................................... 66 Figure 25: Schematic Example of Short Holes Firework Pattern ............................................... 67 Figure 26: LIB Drill Pattern ............................................................................................................ 68 Figure 27: LIB Drill Pattern Section .............................................................................................. 69 Figure 28: Ring Cover Configuration Schematic of Development (Not to Scale) ................. 70 Figure 29: Example of Photographic Downhole Survey Record ............................................. 74 Figure 30: Example of CRM Result Monitoring 2021 .................................................................. 80 Figure 31: QC of Blank Result Monitoring for All SGL Operations 2021 .................................... 81 Figure 32: Typical Example of Underground Mapping and Sampling .................................... 84 Driefontein TRS 2021 Page x Figure 33: CLR Estimation Domains ............................................................................................ 88 Figure 34: VCR Estimation Domains ........................................................................................... 89 Figure 35: MVR Estimation Domains ........................................................................................... 90 Figure 36: Example of Capping Analysis in Snowden Supervisor ............................................ 92 Figure 37: Example of a Variogram Map .................................................................................. 94 Figure 38: Example of Variogram Validation with Covariance ............................................... 99 Figure 39: Example of KNA for Block Sizes ............................................................................... 100 Figure 40: Example of KNA for Discretisation ........................................................................... 100 Figure 41: Example of KNA Number of Samples 10x10 Block Size ......................................... 101 Figure 42: Example of KNA Number of Samples 25x25 Block Size ......................................... 101 Figure 43: Example of KNA Number of Samples 100x100 Block Size ..................................... 102 Figure 44: Example of a Swath Plot Showing Block Model vs Data ...................................... 104 Figure 45: CLR cm.g/t Block Model ......................................................................................... 105 Figure 46: VCR cm.g/t Block Model ......................................................................................... 106 Figure 47: MVR cm.g/t Block Model ........................................................................................ 107 Figure 48: Plot Showing Monthly Reconciliations for CLR ....................................................... 108 Figure 49: Plot Showing Monthly Reconciliations for VCR ...................................................... 109 Figure 50: Plot Showing Monthly Reconciliations for MVR...................................................... 109 Figure 51: Classification Relationship Between Exploration Results, Mineral Resources and Mineral Reserves .............................................................................................. 111 Figure 52: Mineral Resources Inventory and Classification for CLR ....................................... 112 Figure 53: CLR Blocks and Infrastructure Constraints .............................................................. 113 Figure 54: Declared Mineral Resources Inclusive of Mineral Reserves for CLR ..................... 114 Figure 55: Declared Mineral Resources Exclusive of Mineral Reserves for CLR .................... 115 Figure 56: Mineral Resources Inventory and Classification for VCR ...................................... 116 Figure 57: VCR Blocks and Infrastructure Constraints ............................................................. 117 Figure 58: Declared Mineral Resources Inclusive of Mineral Reserves for VCR .................... 118 Figure 59: Declared Mineral Resources Exclusive of Mineral Reserves for VCR ................... 119 Figure 60: Mineral Resources Inventory and Classification for MVR ...................................... 120 Figure 61: MVR Blocks and Infrastructure Constraints............................................................. 121 Figure 62: Declared Mineral Resources Inclusive of Mineral Reserves for MVR .................... 122 Figure 63: Declared Mineral Resources Exclusive of Mineral Reserves for MVR ................... 123 Driefontein TRS 2021 Page xi Figure 64: Waterfall Showing Inventory Mineral Resources to Theoretical Mineral Reserves .................................................................................................................... 124 Figure 65: Grade-Tonnage Curves .......................................................................................... 127 Figure 66: Mineral Resources Gold Reconciliation Inclusive of Mineral Reserves ................ 134 Figure 67: Pay Limit Reconciliation........................................................................................... 140 Figure 68: The Driefontein Operations Mineral Reserves Reconciliation as at 31 December 2021 ....................................................................................................... 148 Figure 69: Schematic Section Indicating the Driefontein Infrastructure ............................... 152 Figure 70: Driefontein Mine Outline (All Reefs) ........................................................................ 160 Figure 71: The Schematic Process Flow Diagram for Driefontein No.1 Plant ........................ 162 Figure 72: Mine Layout and Surface Infrastructure ................................................................. 167 Figure 73: Schematic Layout of Power Points of Supply and Surface Infrastructure ........... 169 Figure 74: Global Annual Demand by Sector* ....................................................................... 173 Figure 75: Driefontein Secondary Groundwater Zone of Influence ...................................... 191 Figure 76: Driefontein Groundwater Drawdown .................................................................... 192 Figure 77: Secondary Watercourse Zone of Influence Associated with Driefontein ........... 193 Figure 78: Driefontein Zone of Influence in the Wonderfonteinspruit .................................... 195 Figure 79: Driefontein Zone of Influence in the Kraalkopspruit Catchment ......................... 196 Figure 80: Driefontein Visual Zone of Influence ....................................................................... 197 Figure 81: Driefontein Noise Zone of Influence ....................................................................... 198 Figure 82: Sibanye-Stillwater Strategy Refreshed – with ESG at the Centre of the Refreshed Group Strategy ...................................................................................... 200 Figure 83: United Nations Development Programme Sustainable Development Goals .... 201 Figure 84: Sub-quaternary Reaches Around Driefontein ....................................................... 205 Figure 85: Wetland Features Within the Vicinity of Driefontein .............................................. 206 Figure 86: Driefontein Water Use Context ............................................................................... 208 Figure 87: The Schematic Process Flow Diagram for Water Handling at the Driefontein Operation ................................................................................................................. 209 Figure 88: Regulatory Requirements 2021: High Risk Exposure Values .................................. 213 Figure 89: Risk Profiling – 2021 High Risk Exposure Values for Pertinent Environmental Legislation ................................................................................................................. 214 Figure 90: Data Used from Tau Tona ........................................................................................ 229 Driefontein TRS 2021 Page 1 of 249 Table 1: Mineral Resources Inclusive of Mineral Reserves as at 31 December 2021 ............... 7 Table 2: Mineral Resources Exclusive of Mineral Reserves as at 31 December 2021 ............... 8 Table 3: Mineral Reserves as at 31 December 2021 ................................................................. 10 Table 4: Historical and Forecast Capital Expenditure .............................................................. 11 Table 5: Historical and Forecast Operating Costs .................................................................... 11 Table 6: NPV (Post-tax) Relative to ZAR/kg Gold Prices at 5 % Discount Rate ....................... 12 Table 7: Twin Parameter NPV (Pre-Tax) Sensitivity at a 5% Discount Rate (Revenue, Operating Costs) ........................................................................................................ 12 Table 8: Summary Revenue and Costs per Area ..................................................................... 13 Table 9: Details of QPs ................................................................................................................ 16 Table 10: Unit Definitions ............................................................................................................. 18 Table 11: Technical Experts/Specialists Supporting the QPs .................................................... 20 Table 12: Shaft Parameters ......................................................................................................... 22 Table 13: Mineral Processing Plant Parameters ........................................................................ 22 Table 14: Mining Title Properties ................................................................................................. 24 Table 15: Mineral Title Summary ................................................................................................. 28 Table 16: Number of Employees ................................................................................................ 35 Table 17: Origin of Employees .................................................................................................... 35 Table 18: Historical Development .............................................................................................. 36 Table 19: Driefontein Drilling campaigns ................................................................................... 38 Table 20: Historical Production and Financial Parameters ...................................................... 40 Table 21: Driefontein Evaluation Drilling Costs .......................................................................... 60 Table 22: Drilling Platforms (as Referenced in Figure 20).......................................................... 62 Table 23: Quality Control in Drilling ............................................................................................ 73 Table 24: QC Chip Samples 2021 ............................................................................................... 81 Table 25: Number of Datapoints Used for Mineral Resources Estimation per Domain .......... 91 Table 26: Effects of Capping on the Population Statistics ....................................................... 93 Table 27: Summary of Variogram Model Parameters for CLR ................................................. 94 Table 28: Summary of Variogram Model Parameters for the VCR ......................................... 97 Table 29: Summary of Variogram Model Parameters for MVR ................................................ 98 Table 30: Search Parameters Used in Estimation .................................................................... 102 Table 31: Global Mean Values per Domain ........................................................................... 103

Table 32: Confidence Levels and Risk for Key Criteria for Mineral Resources Classification 125
Table 33: Mineral Resources Parameters 126
Table 34: Mineral Resources Inclusive of Mineral Reserves as at 31 December 2021 129
Table 35: Mineral Resources Exclusive of Mineral Reserves as at 31 December 2021 130
Table 36: Sensitivity Analysis for Mineral Resources Inclusive of Mineral Reserves 131
Table 37: Mineral Resources Inclusive of Mineral Reserves per Mining Area as at 31 December 2021 132
Table 38: Mineral Resources Exclusive of Mineral Reserves per Mining Area as at 31 December 2021 133
Table 39: Historical Mining Statistics by Shaft 138
Table 40: Pay Limits 139
Table 41: Mineral Reserves Modifying Factors 141
Table 42: Historical and Projected Modifying Factors 141
Table 43: LoM Plan 143
Table 44: Mineral Reserves as at 31 December 2021 147
Table 45: Mineral Reserves per Mining Area 149
Table 46: Underground Mineral Reserves Sensitivity as at 31 December 2021 150
Table 47: Hoisting Capacities 153
Table 48: UCS and UCM Laboratory Results 155
Table 49: Triaxial and Shear Test Results 155
Table 50: Mineral Processing Plant Capacity 161
Table 51: Driefontein No. 1 Plant Projected Requirements for Energy, Water, Electricity and Personnel (C2022 Budget) 162
Table 52: Assumed Gold Lock-up 163
Table 53: Driefontein No.1 Plant – Historical Milling Statistics 164
Table 54: Forecast Processing Statistics No. 1 Plant 165
Table 55: LoM Assessment of Tailings Facilities* 168
Table 56: Total Supply 173
Table 57: Exchange Rates Scenarios 174
Table 58: Gold Price Scenarios 175
Table 59: Comparison of Mineral Reserves Prices Current and Previous Year 175
Table 60: Summary of Driefontein LED Projects as at 31 December 2021 177
Table 61: Backlog LED Projects, SLP (2012-2016) Status 179

Driefontein TRS 2021

Page 2 of 249

Table 62: Undertaking and Guidelines 180
Table 63: HDSA in Management as at 31 December 2021 180
Table 64: Breakdown of Employee Profile as at 31 December 2021 180
Table 65: Employee Turnover 181
Table 66: Labour Unavailability and Absenteeism 181
Table 67: Driefontein Total Employees - Snapshot Report for the Month December 2021 184
Table 68: Driefontein Total Contractors (Excluding Ad-Hoc Contractors) 184
Table 69: Safety Statistics 185
Table 70: Key Environmental Permits and Authorisations 188
Table 71: Environmental Licences, Registrations and Permits Pending Approval 188
Table 72: Driefontein Emissions Inventory as at 2020 198
Table 73: Driefontein Environmental Audits 210
Table 74: Summary of 2021 Audits for Driefontein 210
Table 75: Driefontein Material Risks and Action Plans (Results from 2021 Audits) 211
Table 76: Driefontein Compliance to Legislation 211
Table 77: Historical and Forecasted Capital Expenditure 216
Table 78: Historical and Forecasted Operating Costs 217
Table 79: TEM Parameters 220
Table 80: TEM – Mining, Processing, Gold Sold and Revenue 222
Table 81: TEM – Cash Costs, Taxation, Capital Expenditure and Free Cash 223
Table 82: TEM – Unit Analysis (ZAR/kg and ZAR/t) 224
Table 83: NPV (Post-tax) at Various Discount Factors 225
Table 84: Twin Parameter NPV (pre-tax) Sensitivity at a 5% Discount Rate (Revenue, Operating Costs) 226
Table 85: Twin Parameter NPV (Pre-tax) Sensitivity at a 5% Discount Rate (Revenue, Capital Expenditure) 226
Table 86: Summary Revenue and Costs per Area 227
Table 87: NPV (Post-tax) Relative to ZAR/kg Gold Prices at 5 % Discount Rate 227

Table 88: Adjacent Mines, West Wits Line 228
Table 89: Financial Risks 231
Table 90: Risks 232

Driefontein TRS 2021 Page 3 of 249

1 Executive Summary

1.1 Introduction

Sibanye-Stillwater is an independent international precious metals mining Company with a diverse mineral asset portfolio comprising platinum group metal ("PGM") operations in the United States and Southern Africa, gold operations and projects in South Africa, and copper, gold and PGM exploration properties in North and South America. It is domiciled in South Africa and listed on both the Johannesburg Stock Exchange ("JSE" or "JSE Limited") and New York Stock Exchange ("NYSE").

This Technical Report Summary ("TRS") covers Sibanye-Stillwater's wholly owned Driefontein mine in South Africa's Gauteng Province. Driefontein comprises integrated shaft complexes and a metallurgical plant, and other infrastructure necessary to produce the saleable products and to meet compliance with environmental, health, safety, and social laws and regulations.

Owing to the integrated nature of the different shaft complexes, and the ore processing operations, Driefontein constitutes a single unit (material property).

This report is the first TRS for the Driefontein mine and supports the disclosure of the Mineral Resources and Mineral Reserves as at 31 December 2021. The Mineral Resources and Mineral Reserves were prepared and reported according to the United States Securities and Exchange Commission's ("SEC's") Subpart 1300 of Regulation S-K.

1.2 Property Description, Mineral Rights and Ownership

The Driefontein operation is an established, ongoing gold mine consisting of four operating shaft complexes, extracting Carbon Leader Reef ("CLR"), Ventersdorp Contact Reef ("VCR") and Middelvlei Reef ("MVR"). The site is situated in a well-developed area, is easily accessible by major roads, and is situated 70km from Johannesburg (Figure 1). Mining operations are not affected by climatic extremes.

Sibanye Gold Proprietary Limited ("SGL") is the holder of a converted Mining Right ("MR") in respect of the Driefontein operations ("Driefontein MR") under Department of Mineral Resources and Energy ("DMRE") reference number: GP30/5/1/2/2/51 MR (and registered in the MPTRO under reference number: 31/2007 MRC). The Driefontein MR is valid from 30 January 2007 to 29 January 2037 in respect of a mining area totalling 8,561.2391 hectares located in the Magisterial District of West Rand in the Gauteng Province of South Africa. The current Life of Mine ("LoM") plan used to support the Mineral Reserves continues to 2031.

There are no material legal proceedings in relation to the Sibanye-Stillwater Driefontein operation.

The MR referred to in this document are issued in terms of the Mineral and Petroleum Resources Development Act 28 of 2002 in South Africa. The principal terms and conditions are not materially different to other similar operations in the Republic of South Africa.

Driefontein TRS 2021 Page 4 of 249

Figure 1: General Location of the Material Assets



Rustenburg
Gauteng
Middelburg
N4
Randfontein
Johannesburg
Carletonville
N17
N12
Balfour
Mpumalanga
Potchefstroom
Vredefort
North West
N3
R34
Welkom
Virginia
Free State
SOUTH AFRICA
R30
Cape
LESOTHO
27°0'E
30°0'E
27°0'S
Cape Town
Bloemfontein
Durban
0 50 100km
0 35 70Miles
Coordinate System: WGS84


Sibanye-Stillwater Project
Witwatersrand Basin
Roads
Gold Operation
Driefontein
Towns
DRDGOLD

1.3 Geology and Mineralisation

Driefontein is located along the West Wits Line that forms part of the Far West Rand of the Witwatersrand Basin. The Witwatersrand Basin comprises a 6,000m vertical thickness of sedimentary rocks, extending laterally for some 350km northeast to southwest by some 150km northwest to southeast, generally dipping at shallow angles toward the centre of the Witwatersrand Basin. The Witwatersrand Basin outcrops at its northern extent near Johannesburg, but to the west, south and east it is overlaid by up to 4,000m of volcanic and sedimentary rocks. The Witwatersrand Basin is Archaean in age, meaning the sedimentary rocks are of the order of 2.8 billion years old.

This mine is typical of the many Witwatersrand Basin operations, which have been primary contributors to South Africa's gold production since 1886.

Gold mineralisation occurs within laterally extensive quartz-pebble conglomerates called reefs, which are developed above unconformable surfaces. As a result of faulting and primary controls on mineralisation processes, the goldfields are not continuous and are characterised by the presence or

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dominance of different reef units. The reefs are generally less than two metres in thickness and are widely considered to represent laterally extensive braided fluvial deposits or unconfined flow deposits, which formed along the flanks of alluvial fan systems around the edge of an inland sea. Dykes and sills of dolerite composition are developed within the Witwatersrand Basin and are associated with several intrusive and extrusive events.

Gold generally occurs in native form, often associated with pyrite, carbon and uranium. Pyrite and gold within the reefs display a variety of forms, some obviously indicative of detrital transport within the depositional system and others suggesting crystallisation within the reef itself.

At Driefontein three primary reefs are exploited, namely the VCR located at the top of the Central Rand Group, the CLR near the base of the Central Rand Group and the MVR, which stratigraphically occurs some 50m to 75m above the CLR. The separation between the VCR and CLR increases east to west, from 0 m to over 1,300m as a result of the relative angle of the VCR unconformity surface to the regional CLR and MVR strike and dip. The CLR strikes west-southwest and dips to the south at approximately 25°. The VCR strikes east-northeast and has a regional dip of about 21° to the south-southeast. Local variations in dip are largely due to the terrace-and-slope palaeo-topographic surface developed during VCR deposition.

All these reefs are disrupted by structures which are faults and dykes. These structures have varying displacements from centimetres to hundreds of metres and can affect mining to various extents.

1.4 Exploration Status, Development, Operations and Mineral Resources Estimates

Exploration in the West Wits area dates from 1898 and mining from 1945, when West Driefontein mine began sinking of No. 1 Shaft (now No. 11 shaft) and No. 2 Shaft (now No. 12 shaft).

Initial exploration drilling was executed from surface, on irregular grids of around 2,000m depending on the exploration strategy, depth of the mineralised horizons and geological uncertainty. Once in operation, with underground access established, infill grade control drilling was conducted to provide a 30m to 100m grid depending on geological requirements, evaluation and safety.

Currently there are four operating shaft complexes and one metallurgical plant, as the operation nears the end of life of the mine. Mining operations extend from a depth of 800m below surface to a depth of 3.3km below surface, with the average mining depth at 2.7km below surface.

The Mineral Resources estimation process is based on surface and underground drillholes as well as underground channel samples. The most fundamental controls of gold distribution are the primary sedimentary features such as facies variation and channel directions. Consequently, the modelling of sedimentary features within the reefs and the correlation of payable grades within certain facies is key to *in-situ* mineral resources estimation, as well as effective operational mine planning and grade control.

Estimation is constrained within both geologically homogenous structural and facies zones and is derived from either Ordinary Kriged ("OK") or Simple Kriged ("SK") small-scale grids. Areas close to current workings will have smaller block sizes ranging from 10m to 25m and is derived from OK. Areas further away will have a blocks size of 100m and are estimated using SK. The facies and structural models that form the basis of this report have evolved over a long period of time.

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The Mineral Resources estimate for the Driefontein operation is reported as at 31 December 2021. These estimates are *in-situ* estimates of tonnage and grades reported at a minimum mining width of 120cm, with applicable dip pillar and scattered mining methods as employed at the operation. Cut-off grades are calculated per shaft, based on the planned production and economic parameters. The average cut-off grade applied for this Mineral Resources declaration varies per shaft area reported.

It is common practice in the context of Mineral Resources and Mineral Reserves reporting, to report those areas above and below current existing infrastructure as separate line items in statements, which is a function of transparency and detailed reporting rather than in confidence of classification.

Table 1 and Table 2 detail the declared Driefontein mine gold Mineral Resources statements for inclusive of Mineral Reserves and for exclusive of Mineral Reserves respectively, both as at 31 December 2021.

Table 1: Mineral Resources Inclusive of Mineral Reserves as at 31 December 2021

Classification - Gold	Tonnes (Mt)		Grade (g/t)		Gold (Moz)	
	Dec21	Dec20	Dec21	Dec20	Dec21	Dec20
Underground						
Measured	**21.1**	20.6	**10.9**	10.7	**7.4**	7.1
Indicated (AI)	**12.2**	14.1	**8.5**	9.2	**3.3**	4.1
Indicated (BI)	**-**	0.1	**-**	9.5	**-**	0.0
Total Indicated	**12.2**	14.2	**8.5**	9.2	**3.3**	4.2
Total Measured + Indicated	**33.3**	34.8	**10.0**	10.1	**10.7**	11.3
Surface Stockpiles						
Indicated Surface Dumps	**-**	0.3	**-**	0.4	**-**	0.0
Grand Total Measured + Indicated	**33.3**	35.1	**10.0**	10.0	**10.7**	11.3
Inferred (AI)	**0.8**	0.5	**6.6**	5.1	**0.2**	0.1
Inferred (BI)	**-**	0.0	**-**	9.6	**-**	0.0
Total Inferred	**0.8**	0.5	**6.6**	5.2	**0.2**	0.1

1. Mineral Resources are not Mineral Reserves.
2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K.
3. Mineral Resources are reported inclusive of Mineral Reserves.
4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 33).
5. Mineral Resources are reported as *in-situ*, metallurgical recovery factors have been applied in the cut-off grades calculations, are approximately 97% at Driefontein.
6. AI = Above Infrastructure.
7. BI = Below Infrastructure.
8. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

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Table 2: Mineral Resources Exclusive of Mineral Reserves as at 31 December 2021

Classification - Gold	Tonnes (Mt)		Grade (g/t)		Gold (Moz)	
	Dec21	Dec20	Dec21	Dec20	Dec21	Dec20
Underground						
Measured	**16.0**	16.5	**9.1**	9.7	**4.7**	5.2
Indicated (AI)	**10.0**	12.5	**7.9**	8.4	**2.5**	3.4
Indicated (BI)	**-**	0.1	**-**	9.5	**-**	0.0
Total Indicated	**10.0**	12.6	**7.9**	8.4	**2.5**	3.4
Total Measured + Indicated	**26.0**	29.2	**8.7**	9.1	**7.2**	8.6
Surface Stockpiles						
Indicated Surface Dumps	**-**	0.3	**-**	0.4	**-**	0.0
Grand Total Measured + Indicated	**26.0**	29.5	**8.7**	9.0	**7.2**	8.6
Inferred (AI)	**0.8**	0.5	**6.6**	5.1	**0.2**	0.1
Inferred (BI)	**-**	0.0	**-**	9.6	**-**	0.0
Total Inferred	**0.8**	0.5	**6.6**	5.2	**0.2**	0.1

1. Mineral Resources are not Mineral Reserves.
2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K.
3. Mineral Resources are reported exclusive of Mineral Reserves.
4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 33).
5. Mineral Resources are reported as *in-situ*, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 97% at Driefontein.
6. AI = Above Infrastructure.
7. BI = Below Infrastructure.
8. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

1.5 Mining Methods, Ore Processing, Infrastructure and Mineral Reserves

Driefontein is a large, established deep level gold mine that is accessed from surface through numerous shaft systems to 50 Level (currently the deepest working level) some 3,300m below surface. Driefontein comprises four producing shaft systems that mine different contributions from pillars and open ground.

All the permanent infrastructure required to access and mine the underground operations and to support the LoM plan is already established and in use.

Detailed LoM plans for every shaft complex at Driefontein support the Mineral Reserves presented below and reported as at 31 December 2021.

The mining methods employed at Driefontein are typical for a narrow reef, medium to deep level tabular ore body, and vary between shafts consisting primarily of breast mining with dip pillars, scattered mining and shaft pillar extraction.

All mine designs, as well as strategic planning and major design issues, such as shaft pillar extraction, are done in conjunction with input from qualified rock engineers. The mining methods employed at Driefontein are designed based on geotechnical engineering inputs bearing in mind the depth of mining. Mine design is done in line with the mine and stability pillar design applicable to the area.

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we are one Sibanye Stillwater

Payability, stability pillars and geological features determine the extraction ratio, which will vary from very high in the shallower areas of the mine, to as low as 50% in the deeper areas.

The gold bearing reefs at the Driefontein operation subcrop against a very thick dolomite aquifer which overlays the workings. Driefontein is a water positive mine and is required to pump excess water from the underground aquifer to ensure that its mining activities are carried out safely. This water quality is good and the discharge into various rivers is done in accordance with its current legally compliant Water Use License.

The Driefontein mining complex has three fissure water pumping shafts at No.8 Shaft, No.10 Shaft and North Shaft, of which No.8 Shaft is still operational. North Shaft pumps bulk fissure water for treatment to potable water standards for own use. Driefontein No.10 Shaft has been placed on care and maintenance and is only maintained to pump fissure water. These shafts need to pump approximately 100ML/day fissure water ingress for safety reasons to prevent the operations from flooding. Various safety measures are in place to protect the operations and workers against a potential flooding risk. These are well maintained and tested to minimise the flooding risk to the shafts and the mine workings.

The LoM production plans for Driefontein operation were developed through a Mineral Resources to Mineral Reserves conversion process that utilised dilution factors and mining (stoping and development) parameters informed by historical reconciliation results and performance. The use of factors aligned to historical performance enhances the likely achievability of the plans.

The LoM plans envisage a continuing decline in production from the current 1.5Mt per year up to the end of life in 2031 as the shafts near the end of their life. Economic viability testing of the LoM plans demonstrated that extraction of the scheduled Indicated and Measured Mineral Resources is economically justified, and the declaration of Mineral Reserves is appropriate.

The metallurgical processing facility at Driefontein, No.1 Plant, was commissioned in 1972 and was upgraded in 2001. The plant uses proven technology and forecast metallurgical recoveries and production profiles employed in the LoM plans are informed by historical experience. As the production profile declines, the plant will be scaled down in line with expected supply.

There is adequate storage capacity for the tailings resulting from ore processing at the processing facility, and the Tailings Storage Facilities ("TSFs") are in good condition.

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Driefontein TRS 2021 Page 10 of 249 Table 3: Mineral Reserves as at 31 December 2021 Classification - Gold Tonnes (Mt) Grade (g/t) Gold (Moz) Dec21 Dec20 Dec21 Dec20 Dec21 Dec20 Underground Proved 7.7 5.9 8.4 8.5 2.1 1.6 Probable (AI) 4.2 3.6 7.2 7.4 1.0 0.9 Total (AI) 11.9 9.6 8.0 8.0 3.0 2.5 Probable (BI) - - - - - - Total Underground 11.9 9.6 8.0 8.0 3.0 2.5 Surface Stockpiles Probable Surface Dumps - 0.3 - 0.4 - 0.0 Total Surface - 0.3 - 0.4 - 0.0 Total Mineral Reserves 11.9 9.8 8.0 7.8 3.0 2.5 1. Mineral Reserves have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 2. Mineral Reserves are calculated at ZAR800,000/kg. 3. AI = Above Infrastructure. 4. BI=Below Infrastructure. 5. Mineral Reserves are reported as delivered to plant and do not include metallurgical recovery factors which are applied in the cut-off grades and LoM calculations, which are approximately 97% at Driefontein. 6. Refer to Section 12.4 for pay limits and modifying factors. 7. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value. 1.6 Capital and Operating Cost Estimates and Economic Analysis The LoM plan for Driefontein provides appropriate capital expenditure budgets to cater for the sustainability of the operation. Sustaining capital costs are benchmarked to historical capital expenditure. Similarly, the forecast operating costs included in the LoM plan are based on historical experience at the operations. Sustaining capital costs cater for mine and surface equipment, capitalised development, projects, infrastructure and environmental capital expenditure. The capital budget ranges between ZAR1,785m and ZAR536m per annum and is dominated by the costs of capitalised development (approximately 69% of the annual capital costs), with capital expenditure of between ZAR532m and ZAR36m per annum is budgeted for maintenance. Driefontein TRS 2021 Page 11 of 249 Table 4: Historical and Forecast Capital Expenditure Historical Real Forecast Units C2019 C2020 C2021 LoM C2022 C2023 C2024 C2025 C2026 Total 1 2 3 4 5 Project Capital Expenditure - Excluding Development (ZARm) - - - 309 127 119 63 Capitalised Development (ZARm) 513 742 1,177 5,037 1,232 1,253 959 782 414 Sustaining Capital (ZARm) 163 186 106 1,959 341 413 332 246 228 Total (ZARm) 676 929 1,283 7,304 1,700 1,785 1,354 1, 028 642 Driefontein has budgeted operating costs for underground operations at ZAR4,911/t processed, with mining contributing 100% and surface facilities (processing, tailings storage management, supporting infrastructure) contributing 0%. Table 5: Historical and Forecast Operating Costs Historical Real Forecast Units C2019 C2020 C2021 LoM C2022 C2023 C2024 C2025 C2026 Total 1 2 3 4 5 Underground Mining (ZAR/t) 4,954 4,089 3,788 4,911 3,905 4,212 4,491 4,586 4,977 U/G Mill Tonnes (kt) 898 1,225 1,472 11,865 1,503 1,390 1,320 1,313 1,268 Operating Cost (ZARm) 4,451 5,007 5,575 58,266 5,867 5,855 5,928 6,023 6,309 Surface Mining (ZAR/t) 2,118 - 234 - - - - - - Surface Mill Tonnes (kt) 8 - 564 - - - - - - Operating Cost (ZARm) 16 - 132 - - - - - - Allocated Centralised (ZAR/t) 1 127 928 616 1 219 901 1 013 1 120 1 163 1 219 Operating Cost (ZARm) 1,021 1,137 1 254 14,463 1 354 1 409 1 478 1 527 1 546 The market fundamentals for gold are forecast to remain in place in the foreseeable future. The budgeted capital and operating costs, forecast metal prices and other economic assumptions utilised for economic viability testing of the LoM plan are reasonable. The post-tax flows for Driefontein derive the discounted cash-flow (“DCF”) results and net present value (“NPV”) contained in Table 6 below, at a discount rate of 5%. The table also indicates overall sensitivity to discount rate of the operation. The summary economic analysis of Driefontein mine is based on the following: • The Cash-Flow Approach; and • Balance sheet adjustments to account for the cash position at the valuation date. Driefontein TRS 2021 Page 12 of 249 The summary economic evaluation for Driefontein mine excludes any impact of Secondary Taxation on Companies. The economic model has been undertaken for Mineral Reserves. Refer to Table 6. Table 6: NPV (Post-tax) Relative to ZAR/kg Gold Prices at 5 % Discount Rate Sensitivity Range Long-Term Price (Au)(ZAR/kg) - Real -10% -5% 800,000 5% 10% NPV @ the base case Discount Rate (ZARm) (457) 1,729 3,782 5,692 7,592 The table below shows two-variable sensitivity analysis of the NPV pre-tax to variance in revenue and in operating cost at the 5% discount rate. This demonstrates sensitivity to increase in costs and the leverage potential to a higher gold price. Table 7: Twin Parameter NPV (Pre-Tax) Sensitivity at a 5% Discount Rate (Revenue, Operating Costs) Pre-Tax NPV @ 5% (ZARm) Revenue Sensitivity Range -20% -10% -5% ZAR800,000 /kg 5% 10% 20% Total Operating Cost Sensitivity Range -20% 3,598 9,363 12,245 15,127 18,009 20,891 26,656 -10% (925) 4,840 7,722 10,604 13,486 16,368 22,132 -5% (3,186) 2,578 5,460 8,342 11,224 14,107 19,871 0% (5,448) 316 3,198 6,081 8,963 11,845 17,609 5% (7,710) (1,945) 937 3,819 6,701 9,583 15,348 10% (9,971) (4,207) (1,325) 1,557 4,440 7,322 13,086 20% (14,494) (8,730) (5,848) (2,966) (84) 2,798 8,563 While the profitability of the entire operation is tested on a total cost basis, the point at which each individual shaft closure is determined, is after direct operational including pumping cost. As soon as a shaft does not contribute to its own mining and operational cost it is considered for closure. The table below shows the profit per shaft at the various stages. The direct allocated costs include the overheads specific to the operation, while indirect allocated costs refer to those items which belong to the entire Group and which are allocated back to each operation based on a formula. These are discretionary costs and should not really be considered. Driefontein TRS 2021 Page 13 of 249 Table 8: Summary Revenue and Costs per Area No.1 Shaft No.2 Shaft No.4 Shaft No.5 Shaft No.8 Shaft UG Total Gold Produced Kg 20,827 65 24,500 33,227 12,878 91,497 91,497 Revenue ZARm 16,662 52 19,600 26,581 10,302 73,198 73,198 Working cost: Direct ZARm 10,664 161 11,401 16,884 6,592 45,703 45,703 Profit after Direct cost ZARm 5,998 (109) 8,199 9,697 3,710 27,495 27,495 Working cost: Pumping cost ZARm 717 0 1,403 1,971 481 4,572 4,572 Profit after Pumping cost ZARm 5,281 (109) 6,796 7,726 3,230 22,923 22,923 Working cost: Direct Allocated ZARm 752 3 944 1,328 509 3,536 3,536 Profit after Direct Allocated cost ZARm 4,528 (112) 5,851 6,398 2,721 19,387 19,387 Capital cost: Ongoing ZARm 469 1 809 742 247 2 268 2 268 Profit after Ongoing Capital ZARm 4 060 (113) 5 043 5 656 2 473 17 119 17 119 Working cost: Indirect Allocated ZARm 1 888 7 2 493 3 716 1 387 9 492 9 492 Profit after Indirect Allocated cost ZARm 2 172 (120) 2 549 1 940 1 086 7 627 7 627 Capital cost: Project ZARm 0 0 0 0 0 0 0 Profit after Project Capital ZARm 2 172 (120) 2 549 1 940 1 086 7 627 7 627 *Excludes clean-up gold of 150Kg 1.7 Permitting Requirements In consideration of all legal aspects relating to the valuation of the mining assets, the following are correct as at 31 December 2021: • That there are no other legal proceedings that may have an influence on the rights to extract minerals; • That the legal ownership of all mining and surface rights has been verified; and • That no significant legal issue exists which would influence the “likely viability of a project and/or on the estimation and classification of the Mineral Resources and Mineral Reserves” as reported herein. The Sibanye-Stillwater Driefontein operations have in place, all the necessary rights and approvals to operate the mines, processing plant, TSFs, and associated ancillary facilities associated with the operations. Current permit and license violations are corrected as they occur and environmental impacts are being managed in close consultation with the appropriate regulatory bodies and stakeholders. There are reasonable prospects that the operator’s tenure to operate on these premises is secure for the foreseeable future, unless terminated by regulatory authorities for other reasons. Furthermore, based on assessment of the current permits, technical submittals, regulatory requirements and project compliance history, continued acquisition of permit approvals should be possible and there is low risk of rejections of permit applications by the regulatory bodies and stakeholders for the foreseeable future.

1.8 Conclusions and Recommendations

The QPs have conducted a comprehensive review and assessment of all material issues likely to influence the future activities of Driefontein based on information available as at 31 December 2021.

All material risks that could affect the Mineral Resources and Mineral Reserves reported for the Driefontein operation and projects, have been assessed and documented as part of the LoM planning process. There is a comprehensive risk register per operation that is reviewed quarterly. All the material risks have detailed mitigation plans designed to reduce the risk to a manageable level. A summary of the material risk register is presented in Section 22 of this report.

The views expressed in this report have been based on the fundamental assumption that the required management resources and proactive management skills will be focused on meeting the LoM plan and production targets.

There are no recommendations for additional work or changes beyond normal operating requirements.

2 Introduction

2.1 Registrant

Sibanye-Stillwater is an independent international precious metals mining Company with a diverse mineral asset portfolio comprising platinum group metal ("PGM") operations in the United States and Southern Africa, gold operations and projects in South Africa, and copper, gold and PGM exploration properties in North and South America. It is domiciled in South Africa and listed on both the Johannesburg Stock Exchange ("JSE" or "JSE Limited") and New York Stock Exchange ("NYSE"). This Technical Report Summary ("TRS") covers Sibanye-Stillwater's wholly owned Driefontein operation ("Driefontein" or the "operation"). Driefontein falls under the Gold operations of the South African Region of Sibanye Gold Limited ("SGL"), trading as Sibanye–Stillwater Group ("Sibanye") (Figure 2). Driefontein includes shafts, processing facilities and associated infrastructure (the Material Assets) located in the Gauteng Province, South Africa.

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Figure 2: Ownership and Company Structure for Driefontein


we are one
Sibanye Stillwater
Sibanye Gold Limited
(trading as Sibanye Stillwater)
Sibanye Platinum Proprietary Limited
Beatrix Mine
Driefontein Mine
Kloof Mine
50.1%
DRDGOLD
44.4%
Rand Refinery Proprietary Limited
100%
Sibanye Gold Protection Services Limited
66%
Group Technical Security Management Proprietary Limited
76%
Newshelf 1114 Proprietary
100%
Rand Uranium Proprietary Limited
100%
Ezulwini Mining Company Proprietary
Cooke 1
Cooke 2
Cooke 3
Cooke 4
100%
Witwatersrand Consolidated Gold Resources Proprietary Limited
100%
K2013164354 Proprietary Limited
100%
Sibanye Gold Eastern Operations Proprietary Limited
Burnstone
100%
Puma Gold Proprietary Limited
100%
St Helena Hospital Proprietary Limited
100%
Sibanye Solar PV Proprietary Limited
100%
M Janse Van Rensburg Proprietary Limited
Burnstone
100%
Puma Gold Proprietary Limited
50%
Living Gold Proprietary Limited (Currently being liquidated)
100%
Witwatersrand Deep Investments Proprietary Limited
100%
Milen Mining Proprietary Limited
100%
Qinisele Resources Proprietary Limited
100%
GFTS Trust
Lonmin Management Services (Lonmin Limited Branch Office)
Lonmin Limited (British)
Furuya Metals Company Limited
100%
Sibanye Gold Academy Proprietary Limited
Subject to Current Transaction/Corporate Initiative
Holding Company
Subsidary Company
Gold Operation
Investment
Project
Care and Maintenance
Trust



2.2 Compliance

Sibanye-Stillwater is listed on the NYSE (Code SBSW), and the JSE (Code SSW). Mineral Resources and Mineral Reserves contained in this TRS were compiled and reported following the United States Securities and Exchange Commission's ("SEC's") Subpart 1300 of Regulation S-K. As a result of the listing on the JSE, Sibanye-Stillwater's Mineral Resources and Mineral Reserves are also publicly disclosed according to

Driefontein TRS 2021 Page 15 of 249

"The 2016 Edition of the South African Code for the Reporting of Exploration Results, Mineral Resources and Mineral Reserves" ("SAMREC").

This document is for the first submission of a TRS under Subpart 1300 of Regulation S-K.

2.3 Terms of Reference and Purpose of the Technical Report Summary

This TRS for the Sibanye-Stillwater Driefontein operations reports the Mineral Resources and Mineral Reserves as at 31 December 2021 and has been prepared under the SEC's Subpart 1300 of Regulation S-K disclosure requirements. The Mineral Resources for Driefontein contained in this TRS are estimated from the extensive surface and underground drillhole and sampling database and signed-off by internal Qualified Persons ("QPs"). These Mineral Resources are the basis for the Mineral Reserves reported for the mine. Furthermore, the Mineral Reserves are based on detailed Life of Mine ("LoM") plans and technical studies completed internally by Sibanye-Stillwater Driefontein operations personnel utilising modifying factors, capital and operating costs informed by historical experience at the mine.

This TRS was compiled by in-house QPs for Mineral Resources and Mineral Reserves appointed by Sibanye-Stillwater Gold operations. The QPs are technical experts/specialists registered with professional bodies that have enforceable codes of conduct (refer to Table 9).

Table 9: Details of QPs

Name	Position	Area of Responsibility	Academic and Professional Qualifications	Section Sign-of
Gerhard Janse van Vuuren	Vice President: Mine Technical Services	Qualified Person Mineral Resources and Mineral Reserves	GDE Mining, B Tech MRM, MBA, MSCC. SAIMM 706705	Full report
Lindelani Mudimeli	Unit Manager Geology	Qualified Person Geology	BSc (Hon) Geology, GDE Mining Engineering. SACNASP 013678 GSSA No 967582	6 to 9
Janine Fleming	Unit Manager Mineral Resources Geology	Qualified Person Mineral Resources	BSc (Hon) Geology, GDE Mining Engineering, GSSA No 963109. SACNASP 400051/05	11
Steven Wild	Unit Manager Mine Planning	Qualified Person Mineral Reserves	GDE Mining Engineering, NHD MRM SAIMM No 706556	12
Charl Labuschagne	Unit Manager: Mineral Resources and Mine Planning	Mine Planning, Mineral Resources & Mineral Reserves	BSc (Hon) Geology, MSc Environmental Management, GDE Mining Engineering, SACNASP 400237/08	6 to 9, 11,12, 22

SAIMM - Southern African Institute of Mining and Metallurgy

SACNASP – South Africa Council for Natural Scientific Professions

GSSA – Geological Society of South Africa

Driefontein TRS 2021 Page 16 of 249

Estimation of Mineral Resources and Mineral Reserves is undertaken by a team of QPs, experts and other technical specialists, but the QPs assume overall responsibility for the estimates.

Gerhard Janse van Vuuren is the QP with the overall responsibility for reporting of Mineral Resources and Mineral Reserves for the Sibanye-Stillwater Gold operation. He is designated as the lead QP and takes responsibility for all inputs to the Mineral Resources and Mineral Reserves from other experts and specialists as listed in Table 11.

The QP with responsibility for operational data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves is Charl Labuschagne. Charl is Professional Natural Scientist (Geological Science), registered with the South African Council for Natural Scientific Professions with more than five years of experience relevant to the evaluation and reporting of geological data collection and management.

The QP with the responsibility for the reporting and sign-off of the Geology, Exploration and Data Management is Lindelani Mudimeli. Lindelani is a Professional Natural Scientist (Geological Science), registered with the South African Council for Natural Scientific Professions, with more than five years of experience relevant to the evaluation and reporting of geological data collection and management.

The QP with responsibility for reporting and sign-off of the Mineral Resources is Janine Fleming. Janine is a Professional Natural Scientist (Geological Science), registered with the South African Council for Natural Scientific Professions, with more than five years of experience relevant to the estimation and reporting of Mineral Resources of the Witwatersrand conglomerates.

The QP with responsibility for reporting and sign-off of Mineral Reserves is Steven Wild. Steven is a Mining Engineer, registered with the Southern African Institute of Mining and Metallurgy, with more than five years of experience relevant to the estimation and reporting of Mineral Reserves and mining of the Witwatersrand conglomerates.

Details of the qualifications and areas of responsibility of the QPs are given in Table 9 above. The QPs are all full-time employees of Sibanye-Stillwater. Other than normal compensation specified in their employment contracts, the QPs did not receive any other fees or remuneration for the preparation of this TRS. In addition, the QPs do not have any other material interest in Sibanye-Stillwater Ltd, its subsidiaries or contractors.

2.4 Sources of Information

Sibanye-Stillwater (the registrant) provided most of the technical information utilised for the preparation of the TRS. This information is contained in internal documents recording various internal technical studies undertaken in support of the current and planned operations, historical geological work and production performance at the Driefontein mine and forecast economic parameters and assumptions. Other supplementary information was sourced from the public domain and these sources are acknowledged in the body of the report and listed in the References Section of this TRS (Section 24).

2.5 Site Inspection by QPs

The QPs for Mineral Resources and Mineral Reserves who authored this TRS and the supporting technical experts/specialists are all employees of Sibanye Gold operations. By virtue of their employment, the QPs

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visit the Driefontein mine regularly while carrying out their normal duties. Accordingly, confirmatory site visits for the purposes of this TRS are not warranted.

2.6 Units, Currencies and Survey Coordinate System

In the Republic of South Africa ("RSA") metric units are utilised for all measurements and therefore the reporting of quantities is in metric units unless otherwise stated.

All the metal prices and costs are quoted in US Dollars ("USD") or South African Rand ("ZAR"). An exchange rate of ZAR15.00/USD is used in this document.

The coordinate system employed for most of the surface and underground surveys and maps shown in this report is based on the Gauss Conform Projection (UTM), Hartebeeshoek 94 Datum, Ellipsoid WGS84, Central Meridian (Y-40,000; X+2,900,000). Some regional scale maps in this report may be referenced with Latitude and Longitude coordinates (WG27) for ease of reading.

Units of measurements used in this report are described in Table 10.

Table 10: Unit Definitions

Units	Description
cm	centimetre(s)
cm.g/t	centimetre gram per tonne (measure of value)
g	gram(s) or gramme(s) = measure of mass
g/cm^3	density = grams per cubic centimetre
g/t	grams per tonne
g/t	grade = grams per tonne
ha	hectares = 100m x 100m
kg	kilograms = 1,000 grams, measure of mass
km	kilometre(s) = 1,000 metres
km^2	square kilometres, measure of area
koz	kilo ounces = 1,000 ounces (troy)
kt	kilotonnes
ktpm	kilotonnes per month
lb	pound = measure of weight = 0.45359237 kg
litre	Metric unit of volume = 1,000cm^3
m	metre(s)
m^2	square metres
m^3/a	cubic metres per annum
mamsl	elevation metres above mean sea level
metre	metric unit of distance
mm	millimetre(s) = metre/1,000
Moz	Million ounces (troy), measure of weight
Mt	Million metric tonnes
Mtpa	Million tonnes per annum

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Units	Description
MVA	Million Volt-Amps (Watts)
MW	Megawatts
oz	Troy ounces = 31.1034768 grams
ppb	parts per billion
ppm	parts per million (grams/metric tonne)
sec	second
t	metric tonne = 1,000 kilograms = 1.10231131 short ton
t/m^3	density = tonnes per cubic metre
tonnes	metric tonnes = 1,000 kilograms = 1.10231131 short ton
USD	United States Dollars
WGS84	World Geographic System 1984- map projection system
wt%	weight percent
ZAR	South African Rand
ZARm	Million Rand

2.7 Reliance on Information Provided by Other Experts

The QPs for Mineral Resources and Mineral Reserves have sought input from in-house technical experts/specialists on aspects of the modifying factors indicated above and for the disciplines outside their expertise. Based on the technical support and advice from the in-house technical experts/specialists, the QPs consider it reasonable to rely upon the information provided by Sibanye-Stillwater Driefontein operations and Sibanye-Stillwater (the registrant). A list of the in-house technical experts/specialists and their areas of competency are summarised in Table 11.

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Table 11: Technical Experts/Specialists Supporting the QPs

Name	Position	Area of Competency	Academic Qualifications
G Coetzee	Unit Manager Survey	Responsible for Survey, Reporting and Historical Mining Factors	MSCC, NHD MRM, ND Survey IMSSA 2253
N Gewers	Sustainable Development Manager	Environmental Management	BSc (Hon), MSc, MAP SACNASP 400049/01
I Mogohlong	Unit Manager Sustainable Development	Sustainable Development	N/A
K Opperman	Vice President Engineering	Engineering Gold Operations and associated logistics; infrastructure management	B Eng Mechanical. Pr Eng
L Scheepers	Manager Rock Engineering	Rock Engineering	MSc Applied Science, Advanced Rock Eng Certificate, HED (Post Graduate), SANIRE
V Nundlall	Group Manager Environmental Engineering	Occupational Environment (Hygiene)	Master's in Public Health (Occ. Hygiene), MSc Mining Eng., Dip. Mechanical Eng. and Certificate in Mine Environmental Control SAIOH No 0226
K Ntombela	Senior Manager Health and Safety	Safety Function	Sanatrac: NMO
T Setshedi	Manager Human Resources	Human Resources Management	B Tech HRM AMHRP
MT Bane	Vice President Metallurgy	Surface Operations including Metallurgical Plants, Surface Rock Dumps and Tailings Storage Facilities	B Tech Extraction Metallurgy Pr.Eng.Tech. No 200970045
S Botes	Unit Manager Surface and Mineral Rights	Mineral Title	LLB, LLM, Postgraduate Certificate in Prospecting and Mining Law, Postgraduate Certificate in Company Law I, Admitted Attorney of the High Court of RSA
R Chaplin	Vice President and Head of Operations	Overall strategic direction, leadership and management of the operation	BSc Mining Engineer Graduate, Mine Manager's Certificate of Competency No. 5434 Dated 13 Nov 1998, Deep Level, Coal Mines & Base Metal Mining
M van der Walt	Vice President Finance Integrated Services	Financial Reporting, Compliance and Valuation	B Com Accounting, B Com Honours Accounting, CA(SA), SAICA No 20026270

Driefontein TRS 2021 Page 20 of 249

3 Property Description

3.1 Location and Operations Overview

The Driefontein operation is situated about 70km west of Johannesburg at latitude 26°24'S and longitude 27°30'E, near Carletonville in the Gauteng Province of South Africa (Figure 3).

Figure 3: General Location of the Material Assets



Rustenburg
Gauteng
Middelburg
N4
Randfontein
Johannesburg
Carletonville
N17
Balfour
Mpumalanga
Potchefstroom
N12
Vredefort
North West
N3
R34
Welkom
Virginia
Free State
SOUTH AFRICA
R30
Cape
LESOTHO
27°0'S
27°0'E
30°0'E
Bloemfontein
Durban
Cape Town
0
50
100km
35
70Miles
Coordinate System: WGS84
Sibanye-Stillwater Project
Witwatersrand Basin
Roads
Gold Operation
Driefontein
Towns
DRDGOLD

Refer to Figure 4 and Figure 5 for maps providing additional location details of Driefontein.

Driefontein is surrounded by agricultural land and borders Carletonville town to the west. The Sibanye Kloof operation is situated to the east and south of Driefontein. Various Harmony Gold Mining Company Limited mines and the Blyvooruitzicht mine are also situated to the west of Driefontein.

Driefontein consists of four operating shafts, No.1, No.4, No.5 and No.8 Shafts, details of which are provided in Table 12. The deposit is accessed from surface using shaft systems down to 50 Level (the lowest working level) at No.5 Shaft, approximately 3,300m below surface.

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Table 12: Shaft Parameters

Operating Shaft (No)	5 yr. Planned Production (ktpm)	Operating Capacity (ktpm)
No. 1 SV	25	43
No. 1 T	25	52
No. 2**	61	89
No. 4 SV	23	25
No. 5 SV	38	106
No. 8	28	29

**Includes 4SV and 5SV production.

The production from No. 4 Shaft and No. 5 Shaft is trammed to No. 2 Shaft on 22 and 24 Level, and is being hoisted to surface there. Underground material is processed at No. 1 Plant (refer to Table 13). The Driefontein No.1 Plant is situated between No.1 Shaft and No.2 Shaft to the north of the connecting road between the shafts.

Table 13: Mineral Processing Plant Parameters

Plant	Operation Capacity (ktpm)	Efficiency (% Of Extraction)	Material Treated
Driefontein No. 1 Plant	120	97.0	Underground Ore / Surface Rock Dump

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Figure 4: Driefontein Operation Overview


27°25'E
27°30'E



TN
0 1 2km
0 1 2Miles
Coordinate System: WG27
26°20'S
26°25'S
27°25'E
27°30'E
Carletonville
CARLETONVILLE
R500
R501
7-Rethabile Shaft
8-Khomanane Shaft
TSF 2
TSF 1
4-Ya Rona Shaft
6-Bambisanani Shaft
11-West Shaft
12 Shaft
1 Plant
2-Pitseng Shaft
3 Shaft
13 Shaft
10-Thabelang Shaft
1-Masakhane Shaft
BLYVOORUITZICHT
HARMONY GOLD COMPANY LTD TAU TONA
9-Ithembalethu Shaft
5-Hlanganani Shaft
HARMONY GOLD COMPANY LTD SAVUKA
HARMONY GOLD COMPANY LTD MPONENG
N12
Excluded from Mining Right
Legend
Mining Right (Driefontein)
Section 102 Application
Excluded from Mining Right
Other Companies
Freehold Properties
Tailings Storage Facility (Active)
Towns
National Road (N)
Regional Road (R)
Shaft (Producing)
Shaft (Non-Producing)
Processing Facility

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3.2 Area of Property

The Driefontein MR covers a mining area totalling 8,561.2391 hectares located in the Magisterial District of West Rand in the Gauteng Province, as indicated in Figure 4 and Figure 5. The MR area comprises various farms (or portions thereof) as summarised in Table 14.

3.3 Mineral Titles

The mineral title properties held by Driefontein are listed in Table 14.

Table 14: Mining Title Properties

Farm Name	Farm No.	Reg Division	Farm Subdivision	Title Deed
Oog van Wonderfontein	110	IQ	Part of Remaining Extent of Portion 51	T5774/1972
Oog van Wonderfontein	110	IQ	Part of Remaining Extent of Portion 52	T28265/1970
Oog van Wonderfontein	110	IQ	Part of Remaining Extent of Portion 53	T41915/1970
Oog van Wonderfontein	110	IQ	Part of Remaining Extent of Portion 60	T4350/1982
Oog van Wonderfontein	110	IQ	Part of Portion 67	T27452/1975
Oog van Wonderfontein	110	IQ	Part of Portion 68	T27452/1975
Oog van Wonderfontein	110	IQ	Portion 69	T2731/1972
Oog van Wonderfontein	110	IQ	Portion 70	T37519/1974
Oog van Wonderfontein	110	IQ	Portion 71	T153167/1999
Oog van Wonderfontein	110	IQ	Portion 72	T15316/1999
Oog van Wonderfontein	110	IQ	Portion 87	T16632/1936
Oog van Wonderfontein	110	IQ	Part of Portion 89	T55717/1986
Oog van Wonderfontein	110	IQ	Part of Portion 97	Various
Oog van Wonderfontein	110	IQ	Part of Portion 116	T18482/1970
Oog van Wonderfontein	110	IQ	Part of Portion 117	T15558/1972
Driefontein	113	IQ	Part of Remaining Extent of Portion 1	T102695/1994
Driefontein	113	IQ	Remaining Extent of Portion 3 (a portion of Portion 2)	T92245/2000
Driefontein	113	IQ	Portion 7	T42036/2008
Driefontein	113	IQ	Portion 14	T80737/1988
Oog van Elandsfontein	114	IQ	Part of Remaining Extent of Farm	T153161/1999
Blyvooruitzicht	116	IQ	Part of Portion 5	T46676/1999
Blyvooruitzicht	116	IQ	Part of Remaining Extent of Portion 6	T153171/1999
Blyvooruitzicht	116	IQ	Part of Remaining Extent of Portion 7	T153171/1999
Blyvooruitzicht	116	IQ	Part of Remaining Extent of Portion 8	T411/1933
Blyvooruitzicht	116	IQ	Portion 9	T14225/1943
Blyvooruitzicht	116	IQ	Remaining Extent of Portion 19	T11445/1937
Blyvooruitzicht	116	IQ	Portion 20 (a portion of Portion 8)	T92245/2000
Blyvooruitzicht	116	IQ	Part of Portion 21	T153164/1999
Blyvooruitzicht	116	IQ	Portion 22 (a portion of Portion 7)	T92245/2000

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we are one Sibanye Stillwater

Farm Name	Farm No.	Reg Division	Farm Subdivision	Title Deed
Blyvooruitzicht	116	IQ	Portion 24 (Prev. part of Ptn.8)	T022832/1937
Blyvooruitzicht	116	IQ	Part of Portion 31	T14828/2002
Blyvooruitzicht	116	IQ	Part of Portion 53	T9660/1957
Blyvooruitzicht	116	IQ	Part of Portion 60	T5061/1957
Blyvooruitzicht	116	IQ	Portion 77	T156334/2000
West Driefontein	117	IQ	Part of Farm	T17107/1956
Kraalkop	147	IQ	Remaining Extent of Portion 4 (NOW Ptn.48)	-
Kraalkop	147	IQ	Part of Portion 6	T45846/1989
Kraalkop	147	IQ	Part of Portion 28	T153160/1999
Kraalkop	147	IQ	Part of Portion 42 (Consolidated into Ptn.48)	-
Kraalkop	147	IQ	Part of Portion 46	T153163/1999
Kraalkop	147	IQ	Part of Portion 48	T153163/1999
Smalplaats	353	IQ	Part of Farm	T92245/2000
Driefontein	355	IQ	Remaining Extent of Farm	T13633/2000
Driefontein	355	IQ	Remaining Extent Portion 2	T153168/1999
Driefontein	355	IQ	Part of Remaining Extent of Portion 4	T92245/2000
Driefontein	355	IQ	Remaining Extent of Portion 5	T153170/1999
Driefontein	355	IQ	Portion 6	T153170/1999
Driefontein	355	IQ	Remaining Extent of Portion 8	T153170/1999
Driefontein	355	IQ	Part of Remaining Extent of Portion 10	T92245/2000
Driefontein	355	IQ	Part of Remaining Extent of Portion 11	T92245/2000
Driefontein	355	IQ	Portion 12	T92245/2000
Driefontein	355	IQ	Part of Portion 13	T92245/2000
Driefontein	355	IQ	Portion 15	T92245/2000
Driefontein	355	IQ	Portion 18	T92245/2000
Driefontein	355	IQ	Portion 20	T36154/1984
Driefontein	355	IQ	Portion 21	T73112/1987
Driefontein	355	IQ	Part of Remaining Extent of Portion 22	T92245/2000
Driefontein	355	IQ	Portion 24	T153169/1999
Driefontein	355	IQ	Portion 25	T18750/1971
Driefontein	355	IQ	Portion 26	T40134/1974
Driefontein	355	IQ	Portion 28	T1501/2011
Driefontein	355	IQ	Portion 30	T13632/2000
Leeuwpoort	356	IQ	Remaining Extent of Portion 3	T67/1969
Leeuwpoort	356	IQ	Remaining Extent of Portion 10	T99878/1996
Leeuwpoort	356	IQ	Remaining Extent of Portion 11	T119866/2001
Leeuwpoort	356	IQ	Portion 12	T119866/2001
Leeuwpoort	356	IQ	Remaining Extent of Portion 13	T96202/1995

Driefontein TRS 2021 Page 25 of 249

Farm Name	Farm No.	Reg Division	Farm Subdivision	Title Deed
Leeuwpoort	356	IQ	Part of Remaining Extent of Portion 15	T97317/1993
Leeuwpoort	356	IQ	Portion 16	T903/1926
Leeuwpoort	356	IQ	Portion 20	T4323/1969
Leeuwpoort	356	IQ	Portion 21	T34813/1969
Leeuwpoort	356	IQ	Portion 22	T33209/1977
Leeuwpoort	356	IQ	Portion 29	T44302/1981
Leeuwpoort	356	IQ	Portion 30	T39305/1996
Leeuwpoort	356	IQ	Portion 31	T38553/1981
Leeuwpoort	356	IQ	Portion 32	T11500/1985
Leeuwpoort	356	IQ	Portion 33	T93576/2001
Leeuwpoort	356	IQ	Portion 34	T18465/1989
Leeuwpoort	356	IQ	Portion 35	T23593/2003
Leeuwpoort	356	IQ	Part of Portion 36	T23593/2003
Leeuwpoort	356	IQ	Portion 38	T38553/1981
Leeuwpoort	356	IQ	Portion 39	T11500/1985
Leeuwpoort	356	IQ	Portion 40	T93576/2001
Leeuwpoort	356	IQ	Portion 41	T18465/1989
Leeuwpoort	356	IQ	Portion 42	T23593/2003
Leeuwpoort	356	IQ	Portion 43	T23593/2003
Leeuwpoort	356	IQ	Portion 45	T18332/1974
Leeuwpoort	356	IQ	Portion 46	T88973/1995
Leeuwpoort	356	IQ	Portion 47	T144344/2002
Leeuwpoort	356	IQ	Portion 48	T22672/1989
Leeuwpoort	356	IQ	Portion 49	T44302/1981
Leeuwpoort	356	IQ	Portion 50	T44341/1993
Leeuwpoort	356	IQ	Portion 51	T38989/1997
Leeuwpoort	356	IQ	Portion 52	T11500/1985
Leeuwpoort	356	IQ	Portion 53	T9309/2001
Leeuwpoort	356	IQ	Portion 54	T11500/1985
Leeuwpoort	356	IQ	Portion 64	T63850/1991
Leeuwpoort	356	IQ	Portion 65	T63850/1991
Leeuwpoort	356	IQ	Portion 66	T13828/1989
Leeuwpoort	356	IQ	Portion 68	T43997/1997
Leeuwpoort	356	IQ	Part of Portion 70	T2286/1972
Leeuwpoort	356	IQ	Part of Portion 71	T2286/1972
Leeuwpoort	356	IQ	Part of Portion 72	T88146/2003
Leeuwpoort	356	IQ	Part of Portion 73	T41510/1982
Leeuwpoort	356	IQ	Portion 76	T121250/2001

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Farm Name	Farm No.	Reg Division	Farm Subdivision	Title Deed
Leeuwpoort	356	IQ	Portion 77	T153159/1999
Leeuwpoort	356	IQ	Portion 78	T2441/1906
Leeuwpoort	356	IQ	Portion 79	T82198/2013
Leeuwpoort	356	IQ	Portion 80	T9042/1916
Leeuwpoort	356	IQ	Portion 81	T82330/2008
Leeuwpoort	356	IQ	Portion 82	T32230/1948
Leeuwpoort	356	IQ	Portion 83	T40542/2007
Leeuwpoort	356	IQ	Portion 84	T5903/1918
Leeuwpoort	356	IQ	Portion 85	T32229/1948
Leeuwpoort	356	IQ	Portion 86	T72494/2009
Leeuwpoort	356	IQ	Portion 87	T32229/1948
Leeuwpoort	356	IQ	Portion 88	T36903/2009

Driefontein TRS 2021 Page 27 of 249

Table 15: Mineral Title Summary

Operation /Project	Right Holder	Right Number/s	Size (ha)	Minerals	Key Permit Conditions	Expiry Date	Future Requirements	Future Intentions	Brief Summary of Violations/Fines
Driefontein	Sibanye Gold Limited	GP30/5/1/2/2/51MR	8,561.24	Gold Ore and Associated Minerals.	See summary of permit conditions, general EMP regulatory reporting requirements and SLP regulatory reporting requirements. Annual performance assessment to be conducted on EIA: Record of decision relating to Operation Diesel Generator.	29-Jan-37	Execution of amendment deed should Company wish to pursue execution.	Section 102 Application for ministerial consent to incorporate portions of Driefontein 113 IR and Vlakplaats 112 IR has been granted.	None.

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3.4 Mineral Rights

Sibanye Gold Proprietary Limited ("SGL"), a wholly owned subsidiary of Sibanye-Stillwater Ltd, is the holder of a converted Mining Right under MPTRO reference number 31/2007 MRC, and Department of Mineral Resources and Energy ("DMRE") reference number: GP30/5/1/2/2(51) in respect of the Driefontein operations ("Driefontein MR"). The MR is valid from 30 January 2007 to 29 January 2037, and the current LoM plan used to support the Mineral Reserves continues to 2031.

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Figure 5: Plan Showing Driefontein MR and Underground Workings


27°25'E
27°30'E
26°20'S
26°25'S
TN
0 1 2km
0 1 2Miles
Coordinate System: WG27
Carletonville
CARLETONVILLE
R500
R501
7-Rethabile Shaft
8-Khomanane Shaft
TSF 2
TSF 1
4-Ya Rona Shaft
6-Bambisanani Shaft
11 Shaft
12 Shaft
13 Shaft
1 Plant
2-Pitseng Shaft
3 Shaft
10-Thabelang Shaft
1-Masakhane Shaft
BLYVOORUITZICHT
HARMONY GOLD COMPANY LTD TAU-TONA
9-Ithembalethu Shaft
5-Hlanganani Shaft
HARMONY GOLD COMPANY LTD SAVUKA
HARMONY GOLD COMPANY LTD MPONENG
N12
Excluded from Mining Right
Legend
Mining Right (Driefontein)
Section 102 Application
Excluded from Mining Right
Other Companies
Freehold Properties
Tailings Storage Facility (Active)
Carbon Leader Reef
Middelvlei Reef
Ventersdorp Contact Reef
Towns
National Road (N)
Regional Road (R)
Shaft (Producing)
Shaft (Non-Producing)
Processing Facilities

Driefontein TRS 2021 Page 30 of 249

The following are the general key permit conditions required for retaining the MR:

- Mining right renewal applications to be submitted 60 working days prior to the date of expiry of the right;
- Holder of MR must continue with mining operations, failing which the right may be suspended or cancelled;
- The terms of the right may not be varied or amended without the consent of the Minister of Mineral Resources and Energy;
- The Holder shall be entitled to abandon or relinquish the right or the area covered by the right entirely or in part. Upon abandonment or relinquishment the Holder must:
    - Furnish the Regional Manager with all prospecting and/or mining results and/or information, as well as the general evaluation of the geological, geophysical and borehole data in respect of such abandoned area; and
    - Apply for a closure certificate in terms of section 43(3) of the MPRDA.
- The holder shall pay royalties to the State in accordance with section 25(2)g of the MPRDA throughout the duration of the mining right;
- Mining Operations must be conducted in accordance with the Mining Work Programme and any amendment to the MWP and an approved EMP;
- The holder shall not trespass or enter into any homestead, house or its curtilage nor interfere with or prejudice the interests of the occupiers and/or owners of the surface of the Mining Area except to the extent to which such interference or prejudice is necessary for the purposes of t enabling the Holder to properly exercise the Holder's rights under the mining right;
- The holder must dispose of all minerals derived from mining at competitive market prices which shall mean in all cases, non-discriminatory prices or non-export parity prices;
- A shareholding, an equity, an interest or participation in the mining right or joint venture, or a controlling interest in a company/JV may not be encumbered, ceded, transferred, mortgaged, let, sublet, assigned, alienated or otherwise disposed of without the written consent of the Minister, except in the case of a change of controlling interest in listed companies;
- All boreholes, shafts, adits, excavations and openings created by the holder shall be sealed, closed, fenced and made safe in accordance with the approved Environmental Management Programme and the Mine Health and Safety Act;
- The holder of the mining right, while carrying out mining operations should safeguard and protect the environment, the mining area and any person using to entitled to use the surface of the mining area for possible damage or injury;
- The Minister or a person authorized by the Minister shall be entitled to inspect the Mining Area and the execution of the approved mining right conditions;
- A mining right may be cancelled or suspended subject to S47 of the MPRDA if the holder:

- Submits inaccurate, incorrect and/or misleading information in connection with any matter required to be submitted under this Act;
- fails to honour or carry out any agreement, arrangement or undertaking, including the undertaking made by the Holder in terms of the Broad Based Socio Economic Empowerment Charter and Social and Labour Plan;
- Breaches any material term and condition of the mining right;

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- Conducts mining in contravention of the MPRDA;
- Contravenes the requirements of the approved Environmental Management Programme; or
- Contravenes any provisions of this Act in any other manner.

- The holder shall submit monthly returns contemplated in S 28 (2) A of the MPRDA no later than the 15th of every month and maintain all such books, plans and records in regard to mining on the mining area as may be required by the Act;
- The Holder shall, at the end of each year, following commencement of this mining right, inform the Regional Manager in writing of any new developments and of the future mining activities planned in connection with the exploitation/mining of the minerals in the mining area;
- Provisions relating to section 2(d) and section 2(f) of the MPRDA, relating to the Broad Based Socio Economic Empowerment Charter differs in each mining right;
- The Mining right does not exempt the holder from complying with the MHSA or any Act in South Africa;
- Annually, no later than three months before financial year end submit a detailed implementation plan to give effect to Regulation 46(e)(i), (ii) and (iii) in line with the Social and Labour Plan; or
- Annually, no later than three months after finalization of its audited annual report submit a detailed report on the implementation previous year's SLP.

SLP Compliance Requirements

- New Social and Labour Plan to be submitted and reviewed every 5 years;
- Social and Labour Plan Implementation Plans to be submitted annually; and
- Social and Labour Plan Annual Report to be submitted annually.

Environmental Management Compliance Requirements

- Performance assessment relating to Environmental Management Programme to be conducted Bi-annually;
- Performance assessment relating to Water Use License to be conducted annually; and
- Performance assessment relating to Atmospheric Emission License to be conducted annually.

3.5 Legal Proceedings and Significant Encumbrances to the Property

The QPs have been advised by Sibanye-Stillwater and Sibanye-Stillwater Gold operations that there are no material legal proceedings in relation to the Sibanye-Stillwater Driefontein operations. It should however be noted that Sibanye-Stillwater and Sibanye-Stillwater Driefontein operations may be involved in various non-material legal matters such as employment claims, third party subpoenas and collection matters on an ongoing basis, which are not material to the Mineral Resources and Mineral Reserves reported for Driefontein operations in this TRS.

From the documentation reviewed and input by the relevant technical specialists and experts, the QPs could not identify any significant factors or risks with regards to the title permitting, surface ownership, environmental and community factors that would prevent the mining and the declaration and disclosure of the Mineral Resources and Mineral Reserves for the Driefontein operations.

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we are one Sibanye Stillwater

The Sibanye-Stillwater Driefontein operations comply with all title and environmental permitting requirements of the RSA.

Refer also to Section 17, which covers environmental studies, permitting, plans, negotiations and/or agreements with local individuals or groups.

3.6 Significant Risks that may Affect Mineral Title

There are no significant risks that would affect the mineral title at Driefontein.

3.7 Royalties

Sibanye-Stillwater Driefontein operation is not a royalty Company, nor does it receive royalties from, or hold a similar interest in, any other operation, and this sub-section is therefore not applicable.

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4 Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1 Topography and Elevation

The Driefontein operation is in the South African highveld (prairie) at an elevation of approximately 1,500m above mean sea level. The area surrounding Driefontein is topographically relatively flat and the vegetation of the area is classified as Bankenveld consisting of grassland. Livestock farming is widespread in the surrounding area. The natural fauna consists of small mammals and avifauna.

4.2 Access, Towns and Regional Infrastructure

The Driefontein operation is situated near Carletonville in the Gauteng Province of South Africa. The site is accessed via the N12 highway between Johannesburg and Potchefstroom.

Driefontein is surrounded by agricultural land. The Sibanye Kloof operation is situated to the east and south of Driefontein. Various Harmony Gold Mining Company Limited mines and the Blyvooruitzicht mine are also situated to the west of Driefontein. Refer to Figure 4 and Figure 5 for maps providing additional location details of Driefontein.

4.3 Climate

The climate at Driefontein is warm and temperate, with a summer rainfall of 660mm on average and dryer winters. Köppen and Geiger classifies the area as subtropical highland. No extremes of climate are experienced that affect mining operations, which are conducted throughout the year.

4.4 Infrastructure and Bulk Service Supplies

Driefontein and the surrounding mines have been operational since the 1950's. All the regional and onsite infrastructure for mining is well established. There is a good supply chain for all required consumables and equipment in or near the mine site. Driefontein, through Sibanye-Stillwater, is well connected to the international supply markets for any materials and equipment not available locally.

Driefontein is supplied with bulk electricity from the regional grid. Power supply details are shown in Section 15.3 and for water in Section 17.5.7.

4.5 Personnel Sources

Driefontein has specific policies, procedures and practices in place, which address, on an integrated basis, its human resource requirements. Recruitment is informed in the main by the operational requirements of Driefontein for specific skills, by the extent of labour turnover levels and by relevant legislation.

The organisational structure currently in place, together with operational management, will remain until such time as planned shaft closures occur; following which downsizing will be assessed. Organisational structures and staffing requirements (Table 16) are by and large determined by operational requirements and the production profile of the operation. The economic climate, cost infrastructure and Mineral Reserves profile also influences the organisation structures and required labour complement.

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Table 16: Number of Employees

	C2019	C2020	C2021
No. of Employees	9,741	10,146	10,171

Table 17 provides a breakdown of the origin of employees as per province, including beyond the border of South Africa.

Table 17: Origin of Employees

Province	Number of Permanent Employees	Number of Contractors	Percentage (%)
Eastern Cape	2,593	355	29
Free State	315	56	4
Gauteng	1,316	803	21
KwaZulu-Natal	1,046	126	12
Limpopo	283	45	3
Mpumalanga	139	36	2
North West	256	109	4
Northern Cape	11	1	0
Western Cape	11	1	0
Non-South Africans	2,511	158	26
Total	8,481	1,690	100

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5 History

5.1 Ownership History

Exploration in the area dates from 1898 and mining from 1945 when West Driefontein mine began sinking of No.1 (now No.11 Shaft) and No.2 (now No.12 Shaft) Shafts; the first ore was milled in 1952. The adjacent East Driefontein mine was registered in 1968 with first production in 1972. Driefontein in its current form dates from September 1999 when East and West Driefontein Mines amalgamated. The historical development of Driefontein mine is summarised in Table 18.

Table 18: Historical Development

Date	Company/Owner/ Operator	Activity
1898	Unknown	Exploration began in the area.
1943	West Driefontein Mining Company ("WDMC")	Registration of Company.
1945	WDMC	Sinking of West Driefontein No. 1 Shaft and No. 2 Shaft (now No. 11 Shaft and No. 12 Shaft) commenced.
1948	WDMC	Sinking of West Driefontein No. 3 Shaft and No. 4 Shafts (now No. 13 Shaft and No. 8 Shaft) commenced.
1952	WDMC	West Driefontein began production.
1956	WDMC	Driefontein uranium plant commissioned.
1958	WDMC	Commissioning of West Driefontein No. 5 Shaft (now No. 10 Shaft).
1962	WDMC	Sinkhole at gold plant caused the collapse of the sorting and crushing plants.
1962	WDMC	Commissioning of West Driefontein No. 4 Shaft (now No. 8 Shaft).
1962	WDMC	Commissioning of West Driefontein No. 5A sub-vertical Shaft (now No. 10A sub-vertical Shaft).
1965	WDMC	Commissioning of West Driefontein No. 5W sub-vertical Shaft (now No. 10 sub-vertical Shaft).
1966	WDMC	Commissioning of West Driefontein No. 3 sub-vertical Shaft (now No. 13 sub-vertical Shaft).
1972	East Driefontein Mining Company ("EDMC")	Commissioning of East Driefontein No. 1 Shaft and No. 2 Shaft.
1977	WDMC	Commissioning of West Driefontein No. 6 sub-vertical Shaft.
1978	WDMC	Commissioning of West Driefontein No. 6 Shaft.
1982	EDMC	Commissioning of East Driefontein No. 4 sub-vertical Shaft.
1984	EDMC	Commissioning of East Driefontein No. 1 sub-vertical Shaft.
1986	EDMC	Commissioning of East Driefontein No. 5 Shaft.
1987	EDMC	Commissioning of East Driefontein No. 4 and West Driefontein No. 6 Tertiary Shaft.
1988	WDMC	Commissioning of West Driefontein No. 7 Shaft.
1995	EDMC	Commissioning of East Driefontein No. 5 sub-vertical Shaft.
1998	Gold Fields Limited ("GFL")	Merger of EDMC with WDMC and then merger of Gencor and Gold Fields SA ("GFSA") gold assets under GFL.

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Date	Company/Owner/ Operator	Activity
1999	Driefontein Mining Company, under GFL	East and West Driefontein merge to form Driefontein.
2000	GFL	Commissioning of Driefontein No. 1 Tertiary Shaft.
2004	GFL	Production reached a cumulative 100 million ounces of gold (yield).
2006	GFL	Driefontein successfully converted its old order Mining Right to new order mining rights. Approval given for completion of No. 9 Shaft Project.
2009	GFL	Suspension of No. 9 Shaft Deepening project and No. 6T, No. 10SV, No. 9 and No. 7 Shafts.
2010	GFL	Kloof and Driefontein were combined to create the Kloof/Driefontein complex.
2011	GFL	Treatment of Tailings Storage Facility feasibility and trial mining.
2013	Sibanye Gold Limited (Sibanye)	Driefontein a standalone operation again following the unbundling of Sibanye Gold and the listing of Sibanye Gold Limited ("SGL").
2014	SGL	A PFS for the Driefontein No. 5 Shaft drop down project completed.
2015	SGL	A Section 102 application was submitted to the DMRE to extend the MR boundaries to include the TSFs forming part of the WRTRP.
2016	SGL	No. 5 Shaft drop down development commenced.
2017	Sibanye Gold Ltd. t/a Sibanye-Stillwater Group ("SSW")	No. 5 Shaft drop down delayed due to logistical constraints.
2018	SSW	• A seismic event at No. 1 Shaft results in multiple fatalities. The western side of this shafts needs to be completely rehabilitated in order to continue mining; • A Seismic Review at No. 2 Shaft results in the cessation of all mining activities at this shaft, with the knock-on effect of the cancellation of the No. 1 Shaft Pillar; • No. 6 Shaft becomes uneconomic as the Mineral Reserves are largely mined out and the shaft is planned for closure; • As a result of increased Pay Limits, the No. 5 Shaft Depth Extension Project is shown to be uneconomic and any further investment in this project is cancelled; and • Following a transaction with DRDGOLD Pty Ltd, the TSF's at Driefontein, which formed part of the WRTRP project, as well as the Driefontein No. 1 and No. 2 Plant, is transferred to DRDGOLD. Sibanye gains a 38% interest in the Company as a result of the transaction.
2019	SSW	• Production returns to normal levels following a protracted strike by Association of Mining and Construction Workers Union ("AMCU"), which saw limited production taking place between Dec 2018 and May 2019; and • Work begins on the reef horizon in the inner pillar at No. 4 Shaft with first stoping expected in early 2020.
2020	SSW	• The COVID-19 Pandemic and the associated national lockdown affected all production from April to the middle May at which point a gradual build-up in production was initiated, with a slow return of employees continuing right up into December.
2021	SSW	• Successful exploration of the secondary VCR at No. 1 and No. 5 Shafts increased Mineral Reserves in this area by >0.3Moz.

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5.2 Previous Exploration and Mine Development

5.2.1 Previous Exploration

Details of the discovery of the West Wits line in the 1930's by the pioneering work of Dr Krahmann's Magnetometer surveys can be found in the following publications Cartwright 1968, Davenpoort 2013, and Handley 2004.

Once the initial surveys were completed, follow-up drilling on the identified targets occurred, which proved the existence of payable reef at depth. Subsequently the first development of mining was the sinking of No. 1 Shaft (now No. 11 Shaft) and No. 2 Shaft (now No. 12 Shaft) in 1945.

Follow-up exploration drilling was executed from surface, on irregular grids of around 2,000m depending on the exploration strategy, depth of the mineralised horizons and geological uncertainty. Once in operation, with underground access established, infill grade control drilling was conducted to provide a 30m to 100m grid depending on geological requirements, evaluation and safety.

Additionally, a 3D vibroseis survey was undertaken late 1990's and 2003, these datasets were merged in 2005. The results of which help to underpin current structure interpretation. The area covered is shown in Figure 6.

Exploration drilling for the VCR between No. 1 Shaft and No. 5 Shaft started in 2017 under the current ownership of Sibanye-Stillwater.

Although ownership has changed three times since the 1940's (GFSA as standalone mines, GFL and Sibanye), the operation has continued over this period with maintaining production, whilst continuously developing orebody knowledge. Exploration and mine development remains focussed on improving this through underground drilling, sampling and mapping for safety, structure and facies information (refer to Section 7). Evaluation drilling is re-assessed on an annual basis or as the need arises, with the planned evaluation drilling for 2022 covered in Section 7.2.2. Section 9 shows details of information used for Mineral Resources estimation.

Table 19 shows the drilling campaigns on Driefontein.

Table 19: Driefontein Drilling campaigns

Driefontein	Total No of Holes	Total Metres	CLR Reef Intersections	MVR Reef Intersections	VCR Reef Intersections
<2000	185	20,778	787	380	1,113
2000-2005	536	53,306	332	44	329
2005-2010	1,320	107,555	58	19	132
2010-2015	1,209	269,992	N/A	N/A	N/A
2015-2020	939	8,530	135	49	169
2020-2021	270	22,854	227	17	133
	4,459	**559,792**	**1,539**	**509**	**1,876**

Drilling information above includes cover drilling and structural drilling. It does not include legacy data for which there is not a complete/detailed drillhole log captured in the Fusion database.

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Figure 6: Area Covered by 3D Seismic Surveys


27°25'E
27°30'E
26°20'S
26°25'S
TN
0 1 2km
0 1 2Miles
Coordinate System: WG27
7-Rethabile Shaft
8-Khomanane Shaft
4-Ya Rona Shaft
6-Bambisanani Shaft
11 Shaft
12 Shaft
13 Shaft
2-Pitseng Shaft
3 Shaft
1-Masakhane Shaft
10-Thabelang Shaft
9-Ithembalethu Shaft
5-Hlanganani Shaft

Legend

Mining Right (Driefontein)

Excluded from Mining Right

Underground workings

3D Seismic Survey

Shaft (Producing)

Shaft (Non-Producing)

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5.2.2 Previous Mine Development

Refer to Table 20 for details of the historical production and financial parameters in financial years ("FY") from C2017 to C2021.

Table 20: Historical Production and Financial Parameters

		Unit	FY				
			C2017	C2018*	C2019*	C2020*	C2021
Main development	Advanced	(km)	14.1	11.9	5.1	7.7	8.9
Area mined		('000m²)	321	241	125	170	196
Tonnes milled	Underground	('000)	2,137	1,636	898	1,225	1,472
	Surface	('000)	3,905	1,510	8	0	564
	Total	('000)	6,042	3,145	906	1,225	2,036
Yield	Underground	(g/t)	6.2	5.5	5.7	6.3	6.1
	Surface	(g/t)	0.4	0.4	0.4	0.0	0.4
	Combined	(g/t)	2.5	3.0	5.7	6.3	4.6
Gold produced	Underground	(kg)	13,264	8,952	5,124	7,776	9,022
	Surface	(kg)	1,740	621	3	0	251
	Total	(kg)	15,005	9,573	5,127	7,776	9,274
	Total	('000oz)	482	308	165	250	298
Operating Costs	Underground	(ZAR/t)	2,568	3,293	4,954	4,089	3,788
	Surface	(ZAR/t)	183	214	2,118	0	234
	Total	(ZAR/t)	1,027	1,815	4,931	4,089	2,803
Operating Costs		(USD/oz)	961	1,422	1,842	1,228	1,292
		(ZAR/kg)	411,136	596,425	871,277	643,940	615,443
All in cost		(USD/oz)	1,147	1,687	2,144	1,494	1,675
		(ZAR/kg)	490,876	707,506	1,014,007	783,609	797,425
Capital Expenditure		(ZARm)	1,155	1,046	676	929	1,499

* Note: C2018 – C2020 parameters are skewed due to the major seismic event at No. 1 shaft in 2018, the extended strike by AMCU which commenced in November 2018, as well as the influence of COVID-19 in 2020.

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6 Geological Setting, Mineralisation and Deposit

6.1 Regional Geology

Sibanye Gold operations are located in the Witwatersrand Basin and are deep to intermediate-level underground mines, exploiting gold bearing, shallow dipping tabular ore bodies. Sibanye operations form part of the gold mines located in the Witwatersrand Basin that have collectively produced over 50kt (1,608 Moz.) of gold over a period of more than 100 years.

The Witwatersrand Basin comprises a 6km vertical thickness of argillaceous and arenaceous sedimentary rocks situated within the Kaapvaal Craton, extending laterally for some 350km east-northeast and 150km south-southeast. The sedimentary rocks generally dip at shallow angles toward the centre of the basin, while locally this may vary. The basin sediments outcrop to the south of Johannesburg, but further west these are overlain by up to 4km of Archaean, Proterozoic and Mesozoic volcanic and sedimentary rocks. The Witwatersrand Basin sediments themselves are considered to be between 3,100 and 2,700 million years old.

At Driefontein three primary reefs are exploited, namely the VCR located at the top of the Central Rand Group, the CLR near the base of the Central Rand Group and the MVR, which stratigraphically occurs some 50m to 75m above the CLR.

6.2 Deposit Types

Gold mineralisation in the Witwatersrand Basin occurs within quartz-pebble conglomerates, termed reefs. These reefs occur within eight separate goldfields located along the eastern, northern and western margins of the basin. These goldfields are known as:

- Evander Goldfield;
- East Rand Goldfield;
- South Rand Goldfield;
- Central Rand Goldfield;
- West Rand Goldfield;
- Far West Rand Goldfield;
- Klerksdorp Goldfield; and
- Free State Goldfield.

Sibanye operations are currently focused in the Free State Goldfield, Far West Rand Goldfield, South Rand Goldfield and East Rand Goldfield (Figure 7).

Typically, within each goldfield, there are one or sometimes two major reef units present, which may be accompanied by one or more secondary reef units. As a result of faulting and other primary controls on mineralisation, the goldfields are not continuous and are characterised by the presence or dominance of different reef units. The reefs are generally less than 2m in thickness and are widely considered to represent laterally extensive braided fluvial deposits or unconfined flow deposits, which formed along the flanks of alluvial fan systems that developed around the edge of what was effectively an inland sea.

All major reef units are developed on unconformity surfaces. The angle of the unconformity is typically greatest near the basin margin and decreases toward more distal areas. Complex patterns of syn-

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depositional faulting have caused complex variations in sediment thickness within the basin. Sub-vertical to over-folded reef structures, characteristic features of basin margins, occur within certain areas. The proponents of most early theories believed the gold to be deposited syn-genetically with the conglomerates, but subsequent research has confirmed that the Witwatersrand Basin has been subjected to metamorphism and that some post depositional redistribution of gold has occurred. Other experts regard the gold to be totally epigenetic and to have been deposited solely by hydrothermal fluids, sometime after deposition of the reef sediments.

Despite these varied viewpoints, the most fundamental control to the gold distribution remains the association with quartz-pebble conglomerates on intra-basinal unconformities. Due to the regional nature of the erosional surfaces, the reefs are relatively continuous. Bedrock (footwall) controls have been established governing the distribution of many of the reefs. Understanding the reef development within channel systems and sedimentary features such as facies variations and channel frequency assist in mapping out local gold distributions. The ore body grade has proven to vary depending on the depositional setting and as such the identification and interpretation of erosional/sedimentary features is the key to *in-situ* mineral resources estimation.

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Figure 7: Geology of the Witwatersrand Basin, South Africa


26°0'E
28°0'E
30°0'E
26°0'S
28°0'S
EAST RAND GOLDFIELD
(DRDGOLD Limited)
FAR WEST RAND GOLDFIELD
Driefontein, Kloof,
Cooke & Randfontein
Surface Operations
Johannesburg
Carletonville
Balfour
Vredefort
SOUTH RAND
GOLDFIELD
(Burnstone)
Welkom
FREE STATE
GOLDFIELD
(Beatrix, Beisa & SOFS)
Bloemfontein
0 50 100km
0 25 50Miles
Coordinate System: WGS84
Legend
Sibanye-Stillwater Gold Operations
Sibanye-Stillwater Projects
DRDGOLD Limited
Faults
Central Rand Group
West Rand Group
Dominion Group
Basement

6.2.1 Stratigraphy

Three primary reefs are exploited, the VCR located at the top of the Central Rand Group, the CLR near the base and the MVR, which stratigraphically occurs some 50m to 75m above the CLR. The regional stratigraphy is shown in Figure 9. The separation between the VCR and CLR increases east to west from 0m to over 1,300m as a result of the relative angle of the VCR unconformity surface to the regional CLR and MVR strike and dip. The CLR strikes west-southwest and dips to the south at approximately 25°.

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The VCR strikes east-northeast and has a regional dip of about 21° to the south-southeast. Local variations in dip are largely due to the terrace-and-slope palaeo-topographic surface developed during VCR deposition.

Refer to Figure 7 and Figure 8 for a graphical depiction of the geology of the Witwatersrand Basin. Driefontein occurs in the Carletonville Goldfields (West Wits Line).

The typical stratigraphy described at Driefontein is represented in Figure 8 and Figure 9. At the top of the stratigraphic column sediments of the Pretoria Group (shales and quartzites) and Malmani Subgroup (dolomite) are located. Lavas of the Klipriviersberg Group (Ventersdorp Lava) underlie these sediments. The lavas in turn overlie the sediments of the Witwatersrand Supergroup. The economic reef horizons VCR is present at the base of the Klipriviersberg lavas. MVR and CLR are contained in the Central Rand Group.

Figure 8: Simplified Geology View of Driefontein Ore Bodies (Not to Scale)


Mining Right boundary
Pretoria Group
Malmani Dolomite
Black Reef
Ventersdorp Lava
Bank Fault
S/O VCR
S/O MR and CL
Central Rand Group
West Rand Group
VCR
MR
CL
6 SV
1 SV
5 SV
6 T
1 T
22 Level
42 Level
Erosion Channel
Ventersdorp Contact Reef (VCR)
Middelvlei Reef (MR)
Carbon Leader Reef (CL)

Schematic 3D section through the Driefontein ore body looking north

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Figure 9: Local Stratigraphic Column


GENERALISED LITHOSTRATIGRAPHIC COLUMN FOR DRIEFONTEIN
LOCAL NOMENCLATURE
FORMAL NOMENCLATURE
SUBGROUP
GROUP
SUPERGROUP
DOLOMITES
BLACK REEF
Black Reef
MALMANI
CHUNIESPOORT
TRANSVAAL
LAVAS
KLIPRIVIERSBERG
VENTERSDORP
VCR
VENTERSPOST CONGLOMERATE
KIMBERLEY CONGLOMERATE
BOOYSENS SHALE
LANGLAAGTE QUARTZITE
No.1 Upper Reef Zone
MVR
FW SPC
MAIN CONGLOMERATE
Green Bar and ER CH
CLR
and North Leader reefs
UPPER SQUARE PEBBLE
BOULDER BED
LOWER SQUARE PEBBLE
MARAISBURG QUARTZITE
Transition Zone
UPPER ROODEPOORT SHALE
A2 QUARTZITE
C-QUARTZITE
A1-QUARTZITE
ROODEPOORT
CROWN LAVA
JOHANNESBURG
JEPPESTOWN
CENTRAL RAND
WEST RAND
WITWATERSRAND



WITWATER

6.2.2 The Ore Bodies

Driefontein is an established mine and its geological facies are well understood. Generally, over the Sibanye- Stillwater gold operations two geological interpretations (facies and structure) are maintained and updated on a yearly basis or as needed where new information becomes available.

Facies interpretations (Figure 11, Figure 12 and Figure 13) describe the certain characteristics of the various reefs in terms of lithology, grade, channel width ("CW"), pebble size, assemblage, rounding sphericity, mineralisation and any other characteristics which may help to define more homogenous areas of the differing reefs. These more homogeneous areas are then used to assist in defining zones

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that can be considered as evaluation zones or domains. Driefontein maintains facies interpretations for the three reefs mined. The facies interpretations are updated from information collected from underground mapping and sedimentological profiling of reef intersections, from underground investigations and drillholes.

Carbon Leader Reef ("CLR")

The CLR has been subdivided into multiple facies from west to east including the Carbon Seam ("CS") (which is mainly mined out), the Single Band ("SB"), the Multiple Band ("MB") and the SB east of the syncline (Figure 11). To the north the CLR is eliminated by an erosion channel with a NW–SE trend. There are, however, areas on the northern flank of the erosion channel where the CLR was reworked and is locally known as the M facies. To the west, data is shared with the neighbouring Tau Tona Gold Mine, which is owned and operated by Harmony Gold Mining Company.

The difference between the SB and MB is based primarily on CW, with the division at approximately 80cm, and despite the name, the SB material may contain more than one conglomerate band. The MB facies contain interbedded siliceous quartzite beds and can have a total CW of up to 420cm. Current stratigraphic interpretation of the MB CLR indicated that when all the stratigraphic units are present, the MB is split into three (3) reef packages, the No.1, the No.2b and No.2a reef packages (hanging wall to footwall). The No.2b and No.2a reef packages are separated by a quartzitic unit called the P zone. Although the gold accumulation values of centimetres grams per tonne ("cm.g/t") do not vary significantly between facies, a selective cut is applied to the MB CLR facies for reef channels exceeding 220cm to ensure that safe mining occurs.

Areas within the MB facies have been identified where the No.1 conglomerate is absent and represented only by a parting plane or an argillite unit. Geological CW always included the No.1 band (either developed or not), but where it is not developed, mining would be done on the No.2 reef package (if conditions permit), resulting in a reduced "mining" CW. This has resulted in sub-zoning of areas according to which reef packages are developed within the broader MB CLR facies area. There is however still a risk that a portion of the MB CLR Mineral Resources will not be extracted and will remain in the footwall or hanging wall of the stope panels. This will need to be monitored carefully for evaluation purposes.

Ongoing exploration along the western boundary of the MB CLR at No. 5 Shaft, delineated a lower grade, Overbank facies (Figure 10). This information is underpinned by an updated geological interpretation. A detailed geological investigation based on local variations in facies were identified and different sub-facies which showed varying gold values was identified within this zone. Drilling continues toward the western boundary of No. 5 Shaft toward Tau Tona Gold mine.

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Figure 10: Driefontein No. 5 Shaft Graphic Section Illustrating Overbank Facies (Not to Scale)


Zone 5
Zone 14
46-06
46-07
46-08
46-11/10
46-11
Base of Greenbar
2C Quartzite below HW occasionally present up to 50cm
~180cm
~360cm
HW
No1 undulating contact
~3.2m
2C
5-40cm
30-90cm
8-40cm
2B
~40cm-100cm
~150cm-250cm
2A
Overbank deposit Zone 5
MBCL Channel
North Leader Zone
Bottom band typically only a contact
Dark, mature PPQ/2C quartzite often observed above 2B

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Figure 11: CLR Facies


27°25'E
27°30'E
26°25'S
0
1
2km
2Miles
Coordinate System: WG27
8-Khomanane Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
5-Hlanganani Shaft
Legend
Mining Right (Driefontein)
Facies A Erosion Channel
Facies B Erosion Channel
Carbon Seam
D14 Facies A
D14 Facies B
D14 Facies C1
D14 Facies C2 D31
D14 Facies D
D14 Facies E
D14 Facies F
D15 Facies Low CW High Grade
D15 Facies Moderate CW High Grade
D15 Facies Moderate CW Moderate Grade
D5 D15 D33 Facies Transition Zone
Erosion Channel Overbank Facies
M-Facies Erosion Channel
Overbank Facies
Shango Domain 1 2006
Shango Domain 2 2006
Shango Domain 3 2006
Shango Domain 5 2006
Shango Domain 6 2006
Single Band Channel
Beyond Subcrop

Ventersdorp Contact Reef ("VCR")

The majority of the VCR Mineral Resources are close to existing data and therefore relatively well constrained. A palaeo-topographic slope and terrace facies model is recognised for the VCR. This model identifies seven types of terrace facies, an undulating facies that contains minor terrace remnants and a low-grade slope facies (Figure 12). This interpretation, however, can only be projected with lower confidence into *in-situ* areas to the south, which are currently interpreted as low-grade areas and do not form part of the Mineral Resources. Additional undulating facies zones have been identified by re-looking into historical drillholes between No. 1 Shaft and No. 5 Shaft.

The VCR currently being mined on Driefontein No. 1 Shaft and No. 5 Shaft has three typical terrace levels developed as per the palaeo-topographic slope and terrace model, with an approximate 3m elevation difference between these terraces. The erosive nature of the VCR across the Witwatersrand sediments

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is evident by the clast assemblage, which contains angular quartzite clasts ripped up from the footwall. The present terraces that have been identified within the lower portion of this mining are the lower terraces of the localised slope terrace model. Due to this nature, it is difficult to apply the pebble assemblages as used at Kloof to define the facies type, but rather the elevation difference of the terrace development in relation to each other. The lowest terrace elevation is a well-developed conglomerate and thus has been referred to as the Basal Facies as opposed to a Sandy Facies as at Kloof mine. These terraces seem to be developed in a west-north-westerly / east-south-easterly direction. The introduction of an undulating facies was deemed necessary, although it is of similar erosive nature as the slope facies, it is higher in grade. This facies is typically characterised by a reef that rolls up and down, with minor terrace remnants up to 3m in length along the upper and lower inflection points. This undulating facies is the area where drilling in 2021 had a material impact (Section 7.2).

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Driefontein TRS 2021 Page 50 of 249 Figure 12: VCR Facies Driefontein TRS 2021 Page 51 of 249 Middelvlei Reef (“MVR”) The MVR is a highly channelised fluvial deposit comprising thin inter channel areas with little reef developed and gravel bars in deeper channel areas (Figure 13). Most of the gold content occurs within the bottom band of the MVR (“BBMVR”). The gold distribution is characterised by strong payshoot trends as a result of the CW variation of the BBMVR. The total MVR assemblage comprises a top, middle and bottom band and can be several metres thick, with internal quartzite partings separating the conglomerate bands. Pebbles in the MVR are generally well-rounded vein quartz. Mineralisation occurs in the form of detrital and secondary pyrite in all the bands. The MVR is mostly mined in the central and northern part of the current Driefontein operations and subcrops against the Black Reef (“BR”) close to the northern boundary of Driefontein. Figure 13: MVR Facies Driefontein TRS 2021 Page 52 of 249 Black Reef (“BR”) Grade is highly variable throughout the reef package both vertically and laterally. Due to the high variability of the grade, the overall assessment of the BR was deemed to be sub-economical. 6.2.3 Structure Driefontein is located in the West Wits Line that forms part of the Far West Rand of the Witwatersrand Basin. This goldfield is divided into an Eastern Section and a Western Section separated by the Bank Anticline and associated faulting. The Driefontein Mining Right is situated in the Western Section. The Driefontein Syncline dominates the structure of the Western Section. The eastern limb of the syncline dips in a west-south-westerly direction and the western limb in an east-south-easterly direction. The faulting in the area is characterised by north-easterly striking strike slip faults with horizontal displacements of up to 450m. These faults can be correlated across the Bank Anticline into the eastern section. Mafic dykes of Pilanesberg, Bushveld and Ventersdorp age dykes are also present. These strike in a north-easterly direction, except for some of the latter dykes, some of which strike in an easterly direction. The structure at Driefontein is shown in Figure 14. The general structure of the western and eastern sections of the Driefontein operations vary significantly, each with its own distinct geological trends. In the west section, most of the major faults strike northeast - southwest. A second set of faults has a north- south strike. Except for a few minor occurrences of reverse faults (especially on the VCR horizon), the bulk of the faults is of the tensional, normal-type faulting. An east-west trending tear fault, with a dextral displacement (right lateral) of 400 m, occurs between Khomanane (No.8) Shaft and Rethabile (No. 7) Shaft. To the south of Bambisanani (No. 6) Shaft, a similar striking fault extending across the mine is present (Aardvark Fault), with a dextral movement of more than 100m. The geological setting for the eastern section of Driefontein includes a generally south-southeast dipping succession described above in the regional geology. This is disturbed by the presence of the Bank Fault on the eastern boundary of the mine and other major structures. Pilanesberg, Bushveld and Ventersdorp age dykes are also present. These strike in a northerly direction, except for some of the latter dykes, some of which strike in an easterly direction. Structure interpretations define differing blocks of reef. Major changes are updated on a yearly basis, or as and when required. The structure changes can result from underground investigations, new drilling or geophysics. Driefontein TRS 2021 Page 53 of 249 Figure 14: Structural Interpretation

Driefontein TRS 2021 Page 54 of 249 7 Exploration The Mineral Resources estimation process used for Driefontein is based on surface and underground drillholes as well as underground channel chip samples. For both drillhole and underground chip samples, Driefontein has a comprehensive standard defining the specific methodology for sampling, which is designed to ensure, as far as possible, unbiased and representative samples, as well as possible, to ensure the consistency of the sampling. The procedures described are based on current Sibanye-Stillwater practice. Underpinning the Mineral Resources and geological models is information from drillholes (both surface and underground), detailed underground mapping (Figure 32) of underground tunnels and other excavations, and underground sampling. Figure 15, Figure 16 and Figure 17 show per reef, the locations of all the surface and underground drillholes, and underground stope and development sampling, together with the workings in which the sampling was taken. An inset map is provided in each, so as to zoom into a random area and show the samples and workings in detail. Historical data (prior to the 1990’s) is comprised of only composited data. Table 25 provides the actual number of sample points utilised for Mineral Resources estimation. Driefontein TRS 2021 Page 55 of 249 Figure 15: Location of CLR Drillholes, Sampling Points and Workings Driefontein TRS 2021 Page 56 of 249 Figure 16: Location of MVR Drillholes, Sampling Points and Workings Driefontein TRS 2021 Page 57 of 249 Figure 17: Location of VCR Drillholes, Sampling Points and Workings

7.1 Exploration Data Other than Drilling

Driefontein mine is an established mining operation in a mature mining district. There is no exploration programme associated with this operation other than on mine drilling:

- No current surface exploration is underway;
- No gravity surveys had been conducted over the property recently; and
- No aeromagnetic surveys have been flown over the property recently.

The topography in the lease areas is well mapped from historical surveys and any recent changes to the surface topography will not affect the geological interpretation or infrastructure. There have been no new surveys related to exploration recently.

A brief description of historical 3D seismic survey in Section 5.2.1.

7.2 Exploration and Mineral Resources Evaluation Drilling

7.2.1 Overview

The geological models and Mineral Resources at Driefontein are based on surface and underground drillholes, as well as underground chip samples. Surface diamond drillholes were generally drilled on irregular grid intervals of 1,000m to 2,000m dependent on historical exploration strategy, depth of the mineralised horizons and geological uncertainty. Once underground access is available, infill development drilling is undertaken from access haulages and crosscuts to provide a 30m to 100m grid depending on geological requirements from structural, safety and evaluation perspectives. The methods and process for drilling both surface and underground drillholes are well documented and generally well known with standards and procedures in place.

In the case of capital funded surface and underground evaluation diamond drillholes ("DDH"), the core is halved using a diamond saw, with one half retained for records, and the other half assayed. For routine working cost underground DDH, the drill diameter is generally less than for surface drillholes and usually the entire core is sampled and assayed.

Sample sections are captured directly into the database, where the spatial validity is checked. Planned and unplanned task observations are some of the QA/QC procedures used to ensure sampling protocol is maintained. Final submission of each sample into the Sibanye Gold's IRRIS database is only completed following a series of checks and approvals. Driefontein relies on in-house assay laboratories.

Interpretation of Drilling and Material Results:

A total of 38 new drillholes, intersecting VCR were drilled between No. 1 Shaft and No 5. Shaft. The reef intersections were utilised in the interpretation of the facies model for VCR which has allowed an increase in the higher grade C Basal and C Undulating facies (Figure 12) resulting in increased Mineral Reserves in that area by more than 0.3Moz. Refer to Section 6.2.2 for VCR facies description.

Driefontein Mine Drillhole Inventory

3,783 drillholes included in the drillhole dataset. These can be divided as:

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- 2,161 drillholes are derived from the legacy database dating from 1940s until 2008, and therefore not necessarily formatted according to the same Sibanye-Stillwater protocols and procedures for drillhole management;
- 1,622 drillholes in the Fusion database are authorised and validated for Mineral Resources estimation;
    - Of the above drillholes, 1,482 drillholes were authorised in Fusion database for the 2020 LoM; and
    - An additional 140 drillholes were validated and authorised for the signed-off geological models in July 2021.

There are 1,747 authorised drillholes for Driefontein in the Fusion database, however 125 drillholes are excluded from Mineral Resources estimation due to exceptions in the validation.

Changes in the drillhole inventory from 2019 to 2021 are shown in Figure 18 and Figure 19.

Figure 18: Reconciliation of Drillhole Data


Complete data - Fusion
Reef intersections
2000
1800
1600
1400
1200
1000
800
600
400
200
0
1493
118
1375
134
82
1591
109
1482
125
140
1747
125
1622
2019
Unused
Utilised end 2019
Old Authorised
New Authorised
2020
Unused
Utilised end 2020
Old Authorised
New Authorised
2021
Unused
Utilised end 2021

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Figure 19: Reconciliation of Historic Drillhole Data


Legacy data
Reef intersections
2400
2200
2000
1800
1600
1400
1200
1000
800
600
400
200
0
2161
2161
2161
2019
2020
2021

7.2.2 Planned Evaluation Drilling for 2022

Table 21 represents the planned drilling that will be done at Driefontein in 2022, compared to the actual drilling results of 2020 and 2021.

Table 21: Driefontein Evaluation Drilling Costs

Exploration (Working Cost & Capital All Reefs)	C2022 Plan		C2021 Actual		C2020 Actual	
	Metres Planned	ZARm	Metres Drilled	ZARm	Metres Drilled	ZARm
No. 1 Shaft	6,300	7.33	2,721	3.27	3,296	2.84
No. 4 Shaft	10,175	12.53	6,811	7.85	3,991	4.15
No. 5 Shaft	7,100	7.93	8,020	8.68	6,061	6.30
No. 8 Shaft	2,300	2.69	2,476	2.74	1,220	1.28
Total	**25,875**	**30.48**	**20,028**	**22.54**	14,568	14.57

The overview of the planned drilling platforms is provided in Figure 20. The target areas and activities are described in Table 22.

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we are one Sibanye Stillwater

Figure 20: Overview of Evaluation Drilling Platforms Planned for Driefontein



27°28'E
7-Rethabile Shaft
27°30'E
27°32'E
VLAKPLAATS 112 IQ
DRIEFONTEIN 355 IQ
0 0.5 1km
0 0.5 1Miles
Coordinate System: WG29
8-Khomanane Shaft
DRIEFONTEIN 113 IQ
26°22'S
6-Bambisanani Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
13 Shaft
2-Pitseng Shaft
3 Shaft
26°23'S
OOG VAN ELANDSFONTEIN 113 IQ
LEEUWPOORT 356 IQ
1
2
3
4
5
6
Legend
Mining Right (Driefontein)
Farms
Dykes
Faults
Synclinal Axis
Carbon Leader Reef
Middelvlei Reef
Ventersdorp Contact Reef
Shaft (Producing)
Shaft (Non-Producing)

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Table 22: Drilling Platforms (as Referenced in Figure 20)

Platform	Shaft	Reef	Exploration Description
1	No. 1 & No. 5	VCR	Exploration drilling as development expands around the current mining, as well as expanding on drilling around the 2020 capital project areas.
2	No.1	CLR	Exploration drilling within the No.1 Tertiary Shaft Rim Pillar.
3	No. 5	CLR	Drilling to firm up the Horn Fault loss and additional exploration to the east.
4	No. 4	VCR	Continuation of the 2020 capital project at 28J.
5	No. 4	VCR	Drilling ahead of the development for the new shaft pillar extraction layout.
6	No. 8	MVR	Exploration for possible pay-shoots on the western flank as the 12 and 14 mining levels are developed towards No. 13 Shaft.

7.2.3 Drilling Methods

7.2.3.1 Surface

Surface drill holes are at this stage not currently being or planned to be drilled. The following is a brief description of the procedures in place historically at the time of drilling.

Historically surface drillholes were drilled in the area from early 1900's to late 2000's, on a scattered grid of between 2,000m to 5,000m spacing. These holes reached depths of greater than 4km.

Diamond drill coring (Figure 21) was the preferred method of drilling for Witwatersrand gold mines.

Figure 21: Example of Diamond Drill Core


Drill stem
Diamond drill bit
HQ drill-core
63.5 mm

HQ drill-core with drill bit and stem

(https://www.geologyforinvestors.com/diamond-drill-hole-drilling/ accessed 23/09/20)

The typical steps followed would have been:

- A site is chosen, and a concrete slab is thrown over the area;
- Drill derrick is erected and attached to the concrete slab;
- Drill sumps are dug and lined for return water;

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- Drilling begins with a large diameter 'open hole' (open hole means non-coring and only chips are recovered). The diameter of this hole can be 200mm to 250mm (8 to 10 inches). The depth of this hole also varies as it is usually drilled to solid bedrock, through soils and oxidised rock;
- A steel casing is inserted and cemented;
- Hole collar is surveyed using land surveying methods to give x, y and z positions or coordinates;
- Cement is drilled out with a smaller diameter core and the drilling continues;
- The diameter of the hole reduces in various steps, at differing depths down the hole, to reach typically NQ size hole (75mm hole size and 50mm core);
- Drilling continues until reef (or other target) is intersected, or in the case of an unsuccessful hole the hole is abandoned;
- Once reef is intersected, the 'mother hole' as it is then known is complete;
- The mother hole is periodically surveyed while drilling by down hole surveys, so that the inclination and direction of the hole can be monitored and corrected if required. (Section 7.3);
- It is at this stage that any geophysical methods that are required should be run in the hole (as the next phase of drilling interferes with this process);
- Geophysical and other tools that have been run are:

    - Gamma;
    - Dip meter;
    - Neutron density;
    - VSP; and
    - Acoustic Televiewer.

- Typically (but not always), additional cuts (or runs) of the target reef are obtained by 'wedging';
- A steel wedge is inserted above the reef and locked into place, this can be directional i.e. surveyed in place, or non-directional (meaning the direction of the resulting deflection is not prescribed). The wedge acts like a guide to deflect the drill string off to one side of the hole so that an additional reef cut can be obtained;
- This is repeated as often as needed to get representative reef intersections, with the wedges being set higher and higher up the hole, and denoted by the identification of Drillhole ID _D1 to Drillhole ID _D№.
- A downhole survey is usually taken for each of the deflections;
- Again, typically a long deflection from the mother hole is also drilled. This can be set at 500m to 1,000m up the hole to get a reasonable distance away from the original mother hole;
- Deflections can also be drilled from other deflections, which allows for a greater spread of reef intercepts and the resultant drillhole resembles a tree, where each join of the branch is located a (or more than one) wedge;
- A diagram of a set of deflections from its mother hole is known as a dendrogram and is shown in Figure 22;
- A plan of a drillhole with similar deflections is indicated in Figure 23;
- Once all the deflections are drilled and the reef cuts are obtained the drillhole is finished;
- Rods are removed, upper part of the hole is cemented or plugged;
- Any recoverable casings are removed;
- Derrick is taken down and removed;
- Concrete slab is broken up and removed, sumps filled; and

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- Whole site is rehabilitated, and a cap or marker placed on the remaining casing to the requirements of the landowner.

Figure 22: Schematic Vertical Section of a Typical Surface Drillhole Dendrogram


KEA 5 (Schematic)
NOT TO SCALE
Pretoria Group
b. Rooihoogte Fm - 500mbc
Chuniespoort Group
b. Black Reef Fm - 1800mbc
1000m
600m
Klipriviersberg Group
300m
b. VCR - 3401mbc
D11
D8
D9
D10
D3
D4
D2
Orig.
D6
D5
D7

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Figure 23: Plan View of a Typical Drillhole


0
10
20 Meters
0
10
20 Yards
Legend
Parent
Deflection
D1
D2
D3
D5
D6
D9
D10
D11
D12
D13
Original

7.2.3.2 Underground Drilling

Underground drilling (i.e. the machine itself is underground) takes place for four distinct reasons, these are:

- Cover drilling;
- Short exploration holes (working cost);
- Long incline drillholes ("LIB's") (capital); and
- Mining holes (drain holes, holes for geophones etc.).

Cover drilling

Cover drilling refers to the drilling of generally flat or slightly inclined holes ahead of development tunnels or advancing stopes, in what is general known as virgin ground. Virgin ground refers to ground which has no prior mining in the vicinity. Different mining houses have differing definitions as to what constitutes virgin ground. The standard for Driefontein is outlined in the Sibanye Standard for underground cover drilling:

Cover drilling will be carried out in ends / excavations in the following areas:

- *Virgin ground, fault, dyke & fissure zones, with known / potential water and gas occurrences in and around Shale and dolomite lithologies; and*
- *Any other area on recommendation of the Geologist or on request of the Mining Manager or Mine Overseer.*

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Based on a hazard plan ("water plan" and a "flammable gas plan") kept by the Survey and Geology Department, the mine will be divided into various areas as follows:

- ***"A" CATEGORY AREAS:*** *Ends advancing into areas with known occurrences of water and / or flammable gas and that are not protected by adjacent development. The Geologist and Surveyor will advise whether ends will be advanced under protection of double or single cover. All ends advancing into virgin ground fall into this category;*
- ***"B" CATEGORY AREAS:*** *Areas of lower risk where ends are advancing in areas where the strata generally do not contain large quantities of water and / or flammable gas, or areas adjacent to development or stoping, within radius of 200 metres. Cover drilling pattern for these ends will be advised by the Geologist and Surveyor; and*
- ***"C" CATEGORY AREAS:*** *Ends advancing into areas where the strata generally contain very little water and / or flammable gas and in areas generally covered by surrounding stoping and / or development on all sides, within 200 metres (e.g. follow on development and box holes). No diamond drill cover is required for these ends and may be developed under normal pilot cover.*

These holes are generally laid out (angled) more or less as parallel to the developing or mining direction as possible, usually around 5 degrees on either side as shown in Figure 24. Other patterns of drilling for double ends also exist but the overall principle is the same.

Survey's for cover holes are only completed if the cover hole intersects reef, which is normally in the case of crosscut cover.

Figure 24: Configurations for Cover Drilling



20 metre overlap
70-90 Metres
70-90 Metres
Max 5
Max 5
120 m DD cover hole
120 m DD cover hole
SINGLE COVER - (SINGLE SIDED)
Cubby spacing depends on development cycle
120 m DD cover hole
Max 5
Max 5
120m DD cover hole
70-90 Metres
70-90 Metres
20metre overlap
SINGLE COVER (STAGGERED)

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Short Hole Exploration

These holes are targeted for reef intercepts from the underground workings that are in place to exploit the same reef. Because of this, these holes tend to be a maximum length of about 120m for air powered drilling or 250m for hydraulic powered drilling.

The number of required intercepts depends upon the confidence assigned to the reef in that area. Low confidence in the grade or the structure of a reef in a particular area implies that more drillholes will be needed. Unlike surface drilling, short hole exploration seldom use wedges to get additional reef cuts, and accordingly one reef cut per hole is the norm.

This type of drilling is also used to fix certain structures such as dykes or faults and the target might not necessarily be for reef intersections.

There is no fixed pattern for this type of drilling, but holes are roughly spaced to get an intercept approximately every 30m to 50m, this would increase in badly faulted areas. Holes are aimed to be drilled along the crosscut which services the reef and a few out to either side.

The pattern indicated in Figure 25 is one of a firework whereby several intercepts of reef are drilled from the same place (usually termed a cubby).

These short holes remain reasonably straight on azimuth and dip. Deviation is more likely in the longer holes. Normally holes that intersect reef and are longer than 40m to 50m are surveyed. Short holes and holes that are abandoned are not surveyed.

Figure 25: Schematic Example of Short Holes Firework Pattern


0
25
50Meters
0
25
50Yards
Legend
Borehole Reef Intersection
Borehole Paths
Mine Excavations (Development)

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Long Inclined Drillholes ("LIB's")

These holes target reef areas underground that are far from current development. Typically, these holes will be drilled from upper levels to target a reef area that is far below current infrastructure. They rely on a property of downwardly drilled holes, which is that they want to lift (that is why surface holes rarely remain vertical). The lengths of these holes also vary and is largely dependent on how powerful the machine drilling the hole is. The bigger 75kW machines have been known to drill underground as much as 3km long holes, but the restriction is the water and core return.

Larger machines are generally too big to be located in standard underground excavations and as such specialised drill cubbies need to be designed and blasted.

Patterns for LIB drilling normally work on an arc area down dip of the drill site (Figure 26 and Figure 27) and again, several holes can be drilled from the one site.

Figure 26: LIB Drill Pattern


Not to scale
Actual lib drill pattern in plan plus a surface hole trace, and the arc areas that could be targeted from the drill site

As these are long holes, provision is usually made to have several cuts of reef at the end of the mother hole and normally a long deflection. The long deflection is usually directional i.e. started in a known or required direction, while the short deflections are non-directional.

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As with surface holes, underground LIB's are surveyed every 100m to 150m to ensure they are heading in the right direction and are surveyed at the end of the hole.

Figure 27: LIB Drill Pattern Section


Lib hole section and target reef
Not to scale

Mining Holes

Where the intersection of water or flammable gas quantity is deemed significant, the intersection can be allowed to bleed under a controlled environment, or it can be sealed at the source. All sealing work is to be done through a sealing Company contractually appointed on behalf of Sibanye-Stillwater.

Ring cover should be executed in the event of water intersections greater than 5,000 litres/hour in any cover (or ring cover) drillhole. Order of drilling and sealing will be based on the standard ring cover procedure (Figure 28).

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Figure 28: Ring Cover Configuration Schematic of Development (Not to Scale)


B
G
C
K
J
A
H
F
D
I
E

Standard "Ring cover" drilling pattern:

- A – Original cover hole drilled at 0° along the direction of the excavation;
- B + C – Ring cover holes drilled at such an angle as to intersect the fissure water at approximately 3 metres outside the proposed excavation (usually 5° up and 5° out);
- D + E – Ring cover holes drilled at such an angle as to intersect the fissure water at approximately 3 metres outside the proposed excavation (usually 5° down and 5° out);
- F – Check hole drilled parallel to original hole A; and
- G to J – May also be drilled if hole F indicates incomplete sealing.
- K - This is a second check hole.

7.2.4 Core Logging and Reef Delineation

The Mineral Resources estimation process used for Driefontein is based on surface and underground drillholes as well as underground channel chip samples. For both drillhole and underground chip samples, Driefontein has a comprehensive standard defining the specific methodology for sampling,

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which is designed to ensure as far as possible unbiased and representative samples as well as to ensure the consistency of the sampling.

7.2.4.1 Surface (Historical 1940's to 1960's)

The following is a brief description of the procedures in place at the time of drilling.

All drillhole core whether from surface or underground was logged and sampled the same (or very similar) way.

The core is obtained from the core barrel, once the driller has completed a drill run, or preferably daily and emptied into a suitably sized (core sizes AX, BX, H etc.) core tray.

This tray is transported to the core yard of the operation, where the core is cleaned and marked with the depths of the run, the drillhole name and metre marks. Any losses are identified and core loss amount noted. This mark-up is completed by the drill contractor.

The core is then transferred into a differing permanent core tray so that the transporting tray can return to the drill site.

The geologist then observes the core and immediately checks for stratigraphic correctness.

The following is an extract of Sibanye's core logging planned task observations ("PTO"), which details the process:

- Check that the core is clean, fits together and orientated correctly per core box;
- Core boxes are laid out from shallowest to deepest, with ends of core in each box clearly marked;
- Determine core loss (or gain) and note position;
- Any sudden changes in lithology without faulting are noted and the core checked to see if it fits together on either side;
- Any discrepancies identified above are discussed and resolved with the diamond drill foreman;
- Before logging in detail, determine the major stratigraphic units and form general impression of the hole;
- Mark reef and major lithological contacts with a permanent marker;
- Logging recorded on logging sheet with all the required fields captured;
- Sedimentological description of reef as per standard;
- Bedding plane and fault dips are measured parallel to the core axis and recorded; and
- Safety precautions.

Capture – Drillhole Data

- Logging and sampling are captured in DH Logger and upload into the Fusion database;
- Assays are imported into the Fusion database from comma separated values ("CSV") files;
- All quality control analysis on logging and assays is carried out via standard routines in Fusion; and
- Once authorised, reef composite data is loaded into Fusion where the evaluation department has access to utilise the data for Mineral Resources estimation. The reef composite may be a full channel or mining cut depending on reef thickness and mining constraints.

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we are one Sibanye Stillwater

7.2.4.2 Underground Channel Sampling

Within underground workings, exposures of the reef have channel samples taken. Individual channels are chipped from the stope and development working faces using a hammer and chisel, and the sample chips are caught using steel pans. A detailed sampling record is kept showing the reef geometry at each section. Driefontein's stope and development channel sampling interval standards are 5m and 3m, respectively. Channels are defined perpendicular to the reef plane and each section's position is fixed by offsetting from survey pegs. The reef is segregated into lithological units and is correlated between sample sections, and individual samples of 10cm to 25cm in length are taken to reflect the internal geometry of the reef, with not less than a 10cm sample being taken on contact. The sample mass taken is in the order of 300g to 500g. Adjacent samples spanning the hanging wall or footwall contact may be taken. PTOs are conducted to ensure QA/QC on the process.

Sample Chain of Custody

Samples are counted at the workplace, labelled with unique barcodes and recorded in a field book. All the samples are securely bagged in carry bags before conveying to the surface sampling store where the number of samples is verified to ensure that no samples are lost or unaccounted for. A Precious Metal Waybill book is completed and samples are securely locked in a sealed container when in transit to the Driefontein assay laboratory. On delivery the laboratory confirms number of samples and sample security.

Capture - Underground Sampling

The data is stored in two linked databases. The following capture process is followed:

- Sample taken data captured into MineRP;
- Draws section-validated location and geology in MineRP;
- Sampling data is linked to the Fusion database;
- Assays received and imported into Fusion;
- QC checks are carried out in Fusion;
- Assay data is linked to MineRP; and
- Final authorised assay and location data is sourced from Fusion database.

7.2.4.3 Quality Control in Drilling.

Quality control in drilling has been practiced over many decades and was a standard feature of drilling procedures both historic and current. Table 23 shows the typical QA/QC measures adopted for drilling.

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Table 23: Quality Control in Drilling

Risk / Mistake	Cause	Fix
Mixed core	Dropped core tray	Ensure pieces lock & stratigraphy lithology is consistent
	Mixed on transfer box to box	
	Transfer core barrel to tray	
	Core tray to sample bag	
Ground core	Core left in core barrel too long	Core loss should indicate how much ground away, stick up required
	Friable ground	Cement and redrill
Core loss	Ground core	
	Friable / void ground	Cement and redrill
Depth markings	Driller's rule / tape incorrect	Get correct length instrument & remark
	Incorrect from - to recorded	Regular reviews by responsible person
	Differing core barrel lengths or incorrect lengths used	Increased supervision of drillers

The QPs are satisfied with the core logging and reef delineation carried out at Driefontein mine. These activities are performed by trained and experienced geologists. The use of a common manual for core logging and reef delineation and marking ensures consistent core logging and sampling at Driefontein mine, which facilitates the integration of the datasets during interpretation.

7.3 Survey Data

Typically, two survey types are required for each drillhole drilled these are:

- Collar survey; and
- Downhole survey.

In addition, occasional geophysical surveys are carried out.

Collar surveys for surface holes are usually carried out by a qualified land surveyor, either historically using trigonometric beacons and triangulation, or latterly by using differential GPS System. Accuracy is within the 10cm range.

Collar surveys for underground holes are usually taken from the nearest survey underground peg and measured using tapes and a clinorule. Accuracy is of the order of 20cm.

Downhole surveys typically for surface holes have evolved in the past, as noted below:

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Driefontein TRS 2021 Page 74 of 249 Acid Bottle In the 1900’s acid bottle surveys were used, which entailed lowering a glass bottle filled with acid, and allowing the acid to etch the sides of the glass. The bottle is withdrawn and examined for the etching. This etch line would then be representative of the angle and dip of the drillhole at that point. Photographic Downhole Survey -1930’s to 1990’s (Leutert, Sperry Sun) The magnetic single shot survey uses a small camera mounted to the drill string which takes photographs of a compass card, and plumb bob which indicate the dip and dip direction of the hole at a particular depth (Figure 29). Figure 29: Example of Photographic Downhole Survey Record Reference from: https://www.drillingmanual.com/2017/12/magnetic-single-shot.html As only a single shot is taken, the survey must be run several times to get an overall trajectory of the hole. Later developments along the same theme were the magnetic multishot surveys, where the film was captured on a roll. See: https://www.drillingmanual.com/2017/12/directional-drilling-surveying-magnetic.html for details. Gyroscope survey Gyroscope surveys were utilised for some of the last surface drillholes to be drilled, around the early to late 2000’s. The Gyroscope survey method is described at: Driefontein TRS 2021 Page 75 of 249 https://www.drillingmanual.com/2017/12/directional-drilling-surveying-gyro.html : Underground Surveys Historically, up to the 2000’s, most short underground holes were assumed to be straight and therefore not surveyed. However, more recent underground surveys use Electronic Multishot Survey, which use accelerometers to measure gravity and therefore inclination, and magnetometers to measure the Earth’s magnetic field at the survey point, and thus declination of the drillhole. 7.4 Density Determination 7.4.1 Underground Drilholes Historically Driefontein had a programme in place for the testing of the relative density (“RD”) of the principal reef horizons. To date a number of samples have been taken, with the values varying between 2.68t/m3 and 2.77t/m3 for the measured reefs. The RD used for all reefs and country rock is 2.75t/m3 and has been validated with reconciliations over an extended period of mining. 7.4.2 Surface Sources There are no surface sources for Driefontein. 7.5 Underground Mapping Refer to Section 9.2.1. 7.6 Hydrological Drilling and Testwork Sibanye-Stillwater has an environmental water resource monitoring procedure, which defines the sampling programme, sampling methods, analysis and reporting requirements. The procedure makes reference to various operational monitoring programmes, and laboratory specific proficiency tests that are kept routinely updated to ensure they remain current and demonstrate continuous improvement. Sampling and analytical methods aim to adhere with South African National Standard (“SANS”) methods and laboratories are either required to maintain a certificate or participate in annual proficiency testing schemes. The results are subsequently reviewed by competent and trained environmental personnel before they are uploaded to the data management system used by Sibanye-Stillwater. Surface water critical points are reviewed monthly as per the water quality non-conformance procedure, to ensure potential areas of concern are identified, investigated and addressed. The review process is managed by the water health specialist and interrogates the data in terms of not only regulatory, but also science-based criteria for the protection of downstream water users and the environment. The data is also reviewed more holistically before submission to regulators, such that management is aware of the areas of concern, as well as the actions to address these. Finally, external specialist reports are compiled at appropriate intervals considering detailed and long terms analytics, modelling and Driefontein TRS 2021 Page 76 of 249 recommendations to improve the monitoring programmes and address areas of concern. Material assumptions for each modelling exercise are defined in the accompanying specialist reports. Refer to Section 17.5.7 and the cover drilling portion of Section 7.2, for further information on hydrology. Hydrological testwork is not performed on any current drilling due to the maturity of the mine. To ensure appropriate quality control and quality assurance of water sample analyses, the Driefontein and DD Science laboratories (accredited in accordance with SANAS (T0180) and ISO/IEC 17025:2017) are used for ground- and surface water analyses. Both laboratories make use of SANAS methods and either are SANAS accredited, or participate in the SABS national testing scheme and consistently perform within the satisfactory category. The QP considers the appropriateness of the laboratory techniques, the results from testing and the interpretation thereof to align with industry best practices and ensures continued compliance to the various licenses in place for the operation. 7.7 Geotechnical Data, Testing and Analysis Refer to Section 13.3 for details on ongoing geotechnical analysis. Geotechnical testwork and analysis is not performed on any current exploration drilling. Driefontein TRS 2021 Page 77 of 249 8 Sample Preparation, Analyses and Security 8.1 Sampling Governance and Quality Assurance The QPs are satisfied with the standard procedures in use, which prescribe methods that are aligned to industry norms. The governance system at Driefontein relies on various control measures and makes use of internal manuals (standard procedures) to govern and standardise data collection, validation and storage. Furthermore, the standard procedures are mandatory instructions that prescribe acceptable methods and steps for executing various tasks relating to the ongoing gathering, validation, processing, approval and storage of geological data, which is utilised for Mineral Resources estimation. In addition to internal standard procedures, Sibanye-Stillwater implements an analytical quality control protocol that assesses the extent of contamination and analytical precision at the laboratory. Batches of samples sent to the laboratory include routine “blank” samples (Magaliesburg quartzite) and certified reference material (“CRM”). Results of the analytical quality control are discussed in Section 8.5.2. The governance system also emphasises training to achieve the level of competence required to perform specific functions in the data gathering, validation and storage. Extensive on the job training of new geologists, who will eventually be responsible for logging and sampling, is performed. Lithological data is acquired through the logging of drill core recovered from underground drilling. The logging is undertaken by trained geologists, who are familiar with the various reefs, footwall and hanging wall stratigraphy and rock types. The core logging is also guided by existing drillhole information from previous core logging. Routine validations are undertaken by the experienced geologists at various stages in the data collection process flows, with the final data handover signed off by the QPs. Another aspect of the governance system is the documentation of the geological data gathering process flow (i.e. data collection, processing and validation). The QPs acknowledge that this documentation facilitates the auditability of the process flow activities and outcomes as well as the measures undertaken to rectify anomalous or spurious data. Historic surface core is stored in the core yard at Oberholzer, Carletonville. Storage facilities are fenced off to prevent unauthorised entry, with limited access. 8.2 Reef Sampling – Surface There is currently no surface drilling and no surface drillhole sampling. 8.3 Reef Sampling – Underground 8.3.1 Core Samples All known economic horizons (reefs) are completely sampled, other mineralised sections can be selectively sampled. Samples include bottom and top contacts together with 2cm of footwall and minimum of 2cm of hanging wall. In addition, at least one sample of unmineralised footwall and hanging wall is included. Samples are broken into individual pieces no less than 25cm to ensure enough material is available for analysis. The entire core sample is submitted to the analytical laboratory and no core splitting is performed.

The samples are assigned unique sample identification numbers and tags before geologists transport them to the laboratory. In addition, the samples for each drillhole and the associated quality control samples (CRM and blanks) are submitted to the laboratory on the same day that the sampling takes place. The geologists prepare sample submission sheets that accompany the samples. Records of the sample data are captured in the Fusion database.

8.3.2 Channel Sampling

Refer to Section 7.2.4.2.

8.4 Sample Preparation and Analysis

8.4.1 Laboratory

Samples from Driefontein are analysed at the Sibanye-Stillwater owned and operated laboratory. The analytical laboratory is a secure facility situated in the Driefontein operations, which is fenced off to prevent unauthorised entry by the public and where access is restricted to authorised personnel of Sibanye-Stillwater Gold operations.

For further discussion of quality control measures taken to ensure validity and integrity of samples prior to the laboratory testing, please refer to Sections 8.1 to 8.3 and Section 7.2.4.2.

The laboratory has facilities for sample preparation, chemical analysis (via fire assay and instrumental techniques) and is equipped with Laboratory Information Management System ("LIMS") software, which facilitates effective and efficient management of samples and associated data. It handles geological drilling and grade control samples as well as samples from the concentrators and smelter.

The QC procedures for assays include:

- Regular internal audits of the laboratory;
- Round robin bench marking; and
- Submission of blanks and standards to the laboratory.

The laboratory is certified by the South African National Accreditation System ("SANAS") with accreditation number T0379. Bi-annual external audits are conducted as part of the accreditation process, with the following audits conducted at the Driefontein Assay Laboratory during 2021:

- Four internal audits;
- One external audit; and
- One SANAS audit.

The last SANAS audit was conducted in May 2021. The round robin z-score result for proficiency testing was well within the acceptable limits. There were no material findings from the audits.

8.4.2 Sample Preparation and Analysis

Samples are dried, crushed, and pulverised, and analysed using fire assay techniques. Initial crushing is done to 2mm partial size using a Terminator crusher. The samples are split into two sub-samples by

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putting it through a 16-hole riffle splitter. One sub-sample (whole sample for chip) is pulverised in a vertical spindle pulveriser to 80% <150µm. One sub-sample is kept for RD and possible repeat assay should the batches' blank fail QA/QC. Blank quartzite is used to flush between samples at the crush and pulveriser. The pulveriser is compressed air cleaned between samples. The riffle splitter is compressed air cleaned between samples. Potassium nitrate is used to oxidise sulphides to sulphates in drillhole samples, however for chip samples sodium carbonate is added as oxidising and desulphurising agent.

The fire assay method employed for sample analysis comprises two consecutive pyrochemical separations. The pulverised product (30g sample aliquot) is fused with 180g of pre-mixed assay flux under reducing conditions, which promotes the separation of the precious metals from the gangue, with simultaneous collection as a lead alloy.

The lead is subsequently removed by oxidising fusion (cupellations) and the precious metals are then weighed on scales that are calibrated at the start of every shift. Bullion correction, aimed at correcting fire assay gold values for silver content, is also carried out periodically.

After weighing, the samples are blended with a flux and fused in electric furnaces, and the process described is fire assay with a gravimetric finish.

Laboratory reporting of underground sampling results was not split into separate gold and silver assays. A combined grade was reported. For chip samples, a "bullion" factor is then generated by the laboratory and released on a periodic basis to the operations to account for the silver content in the analyses.

The laboratory has in place quality assurance and control procedures for the analysis and handling of the samples. An overall high level of cleanliness is maintained to minimise contamination. Furthermore, the laboratory also included standards and blanks in each sample batch and any anomaly identified in the quality control samples is addressed as required.

The QA/QC procedures include regular audits, round robin bench marking, as well as the submission of blanks and standards to the laboratory. In addition to external audits, the Sibanye Mine Technical Services Management ("MTS") Department conducts regular audits of the laboratory.

8.4.3 QP Opinion

The QPs are satisfied with the sample preparation, analytical methods, accuracy, precision, the level of cleanliness and the security at the analytical laboratory. The analytical methods employed are suited to the mineralisation style and grades. Accordingly, the analytical data from the laboratory is a suitable input for grade estimation.

Note on historical assays: Fire assay is a well-established procedure and has been used in South African mines for many decades. The procedure has not changed in ways that significantly affect the accuracy and comparability over the life of the mine.

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8.5 Analytical Quality Control

8.5.1 Nature and Extent of the Quality Control Procedures

Driefontein operations implement an analytical quality control protocol requiring ongoing monitoring of the laboratory performance.

8.5.2 Quality Control Results

Analytical results for the blanks and standards are plotted graphically on control charts to facilitate the identification of anomalous data points. Where the standard result is reported outside three standard deviations of certificate value, then re-assay is requested for the whole batch from the laboratory. The blank material utilised at Driefontein mine has no certified value, and the blank sample data is analysed visually on plots to identify anomalous values that may suggest overwhelming contamination or sample swapping. Blank results are accepted to 0.12g/t, after which re-assay is requested. Figure 31 shows the blanks analysed for all the SGL operations during 2021, whilst Table 24 is a sub-set of this data pertaining only to Driefontein.

Figure 30: Example of CRM Result Monitoring 2021


AMIS0722 - FA
AMIS0722
X-Axis Filter: LabResults.analysis_date is greater than => 2021-01-01 00:00:00
10
8.4
6.8
5.2
3.6
2
Au_Gpt_FA
2021-01-07
2021-03-08
2021-04-16
2021-05-28
2021-07-16
2021-08-28
2021-10-09
2021-11-12
Analysis Date
Expected Value
Error Limit - 3SD Negative
Error Limit - 2SD Negative
Error Limit - 3SD Positive
Error Limit - 2SD Positive
Data Points - Out 3SD
Data Points - In 3SD
Data Points - In 2SD

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Figure 31: QC of Blank Result Monitoring for All SGL Operations 2021


Au_Gpt_FA
2
1.5
1
0.5
0
2021-01-02
2021-03-01
2021-04-28
2021-06-24
2021-08-18
2021-10-13
2021-12-10
Analysis Date
Expected Value
Error Limit - Max
Error Limit - Min
Data Points - Out Limit
Data Points - In Limit
Error Limit - Max 0.12

Table 24: QC Chip Samples 2021

Sample Type	Passed	Failed
Blank	1,370	5
AMIS0094	1	0
AMIS0167	1	0
AMIS0184	6	0
AMIS0303	1	1
AMIS0369	48	4
AMIS0428	10	1
AMIS0429	61	6
AMIS0460	1	0
AMIS0467	1	0
AMIS0553	8	0
Total	**1,508**	**17**

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Driefontein TRS 2021 Page 82 of 249 8.5.3 QP Opinion Based on the foregoing, the QPs conclude that the laboratory’s analytical data shows overall acceptable precision and accuracy, and no evidence of overwhelming contamination by the laboratory that would affect the integrity of the data. As a result, the analytical data from the in-house laboratory is of acceptable integrity and can be relied upon for Mineral Resources estimation. Driefontein TRS 2021 Page 83 of 249 9 Data Validation 9.1 Data Storage and Database Management All the channel sampling and drillhole data (i.e. collar and downhole survey, lithological, geotechnical, structural, analytical, and mineralisation data) is stored in the Fusion database, which is a Datamine product database designed to standardise information gathering during drilling. The drillhole data is imported electronically from DHLogger into the database. Library tables, key fields and codes are the validation tools available in the Fusion database utilised for ensuring correct entries. The Fusion database is stored on a central IT server, where it is backed up and has rigorous controls (e.g. password protection and access restrictions) to ensure security and integrity of the data. The QPs are satisfied with data storage and validation as well as database management practices, which are all aligned to industry practice. 9.2 Database Verification Internally generated channel samples, underground definition drillhole and mapping data is the primary data utilised for geological interpretation and Mineral Resources estimation. The imports into the database and validations are performed by experienced personnel. The QPs did not perform independent verifications of the data collected but relied on the rigorous validations performed during data collection and processing to which they participate. Limitations are considered to be the historical data, which may not have been subjected to the current standards but are considered acceptable due to industry standard practices in place at the time and confirmed from continuous mining over several decades. The Mineral Resources estimates for Driefontein are mainly based on validated drillhole and channel data, which is stored in the Fusion database. Datapoints used for the current Mineral Resources estimation at Driefontein mine are shown in Table 25, together with the number used in the previous year. 9.2.1 Mapping Underground mapping is undertaken on a routine basis and covers all major development tunnels as well as those that have intersected reef or are designed to expose reef. An example of the development mapping is shown in Figure 32. This mapping is plotted at 1:200 scale on a mapping report and later digitised onto Microstation. • The principal objectives of underground mapping are to: o Identify and record the positions of faults, dykes and any other disturbances in a working place, so that projections can be made ahead of the face and/or up to reef plane; o Record the thickness and nature of the reef so that sedimentological trends can be delineated and later reconciled with sampling data; and o Record and bring to the attention of the Mining Department any areas where reef remains in the hanging or footwall of the stope and/or new geological structures identified. Driefontein TRS 2021 Page 84 of 249 • Mapping is carried out continuously, using a set of documented procedures, and plans updated as data is collected; and • Mapping is validated by PTOs. Figure 32: Typical Example of Underground Mapping and Sampling 9.2.2 Drillholes The validation of drillhole data is a continuous process undertaken at various stages during data collection: • before and after import into the Fusion database; • during geological interpretation; and • Mineral Resources estimation. Routine validations are undertaken by the experienced geologists at various stages in the data collection process flows, with the final data handover signed off by the QPs. The logging is guided by a standard procedure, which standardises data gathering, and the type of detail required for each drillhole log, and any deviations or anomalous entries are flagged by the built- in validation tools available in the Fusion database. Driefontein TRS 2021 Page 85 of 249 Geologists validate the survey data by comparing it against planned coordinates and through visual checks in the Datamine environment. 9.2.3 Channel Sampling The validation of face samples is a continuous process completed at various stages during data collection. Unique barcoded sample numbers are generated and printed prior to going underground. Samples are captured into the MineRP database with controls in place, which includes drawing of section and validation of location and geology by experienced fulltime employees. Plots using the final authorised assays and location data, along with the workings, are printed to ensure that the spatial distribution is correct. Quality Control and Validation The procedure for quality control is as follows: • Quarterly discipline audits are conducted; • PTOs of sampling conducted quarterly; • Final authorisation of each sample into the database is only completed following a series of checks and approvals; and • Plots using the final authorised assays and location data, along with the workings, are printed to ensure that the spatial distribution is correct. 9.3 QP Opinion The QPs acknowledge the rigorous validation of the extensive database utilised for Mineral Resources estimation at Driefontein mine. The data was validated continuously at critical points during collection in the Fusion database and during geological interpretation and Mineral Resources estimation. For the recent data, signed off handover documentation is completed before Mineral Resources estimation. Similar practices which were inherited by Sibanye-Stillwater, were in use by the previous owners for the collection of historical data. The QPs have assessed the historical data and concluded that it was suitable for Mineral Resources estimation. In general, the data validations are consistent with industry practice and the quantity and type of data are appropriate for the nature and style of the mineralisation.

10 Mineral Processing and Metallurgical Test Work

The plant is well-established, and no changes are planned. The plant recovery factor is supported by extended operational life of plant and there is no material risk to the planned plant recovery factor

10.1 Nature and Extent of Mineral Processing

Plant feed tonnage is generally measured via weigh scales on mill feed belts or leach feed mass flow systems. Plant feed from underground sources is sampled at the shafts but surface rock dump plant feed is generally not sampled. Leach feed and residue samples are taken automatically, with cross-stream pulp cutters or instream poppet samplers. Shift composites are accumulated and prepared in the standard way.

For further information refer to Section 14 in this TRS (Processing and Recovery Methods).

10.2 Representative Nature of Test Samples

The type of material is consistent with historical processing, and routine metallurgical test work is conducted to support short term operational issues.

10.3 Laboratories

The only laboratory in use for run of mine analysis is the Driefontein laboratory. Other laboratories not owned by Sibanye are used in the accreditation process. The Driefontein laboratory is certified by the South African National Accreditation System ("SANAS") with accreditation number T0379. Bi-annual external audits are conducted as part of the accreditation process, with the following audits conducted at the Driefontein Assay Laboratory during 2021:

- Four internal audits;
- One external audit; and
- One SANAS audit.

The last SANAS audit was conducted in May 2021. The round robin z-score result for proficiency testing was well within the acceptable limits. There were no material findings from the audits.

10.4 Results, Recovery Estimates and Deleterious Elements

The plant recovery factor is supported by the plant design and extensive operational experience and knowledge by Sibanye-Stillwater with similar plants. With the increase in mining on the VCR horizon, a study focusing on the VCR, which involved diagnostic leaching analyses was conducted at an independent laboratory in 2021. In that analyses the gold head grade of VCR sample used was 4.997g/t. Of the gold contained in the sample, 98.69% was recoverable via carbon-in-leach processing, with about 0.61% of the gold associated with preg-robbing material. The majority of the remaining gold (98.1%) was associated with cyanide soluble minerals.

It should be noted that regular metallurgical studies, test work is conducted as part of normal operating procedures.

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Based on the continuing testwork, there are no known deleterious elements that has an impact on the economic extraction of the minerals.

10.5 QP Opinion on Adequacy of Data for the TRS

The QP considers that the analytical procedures used in the analysis are conventional industry practice, and that the data can be considered adequate for the purpose for which it is used in this TRS.

11 Mineral Resources Estimates

11.1 Estimation Assumptions, Parameters and Methods

The following documents the full evaluation of the Mineral Resources of Driefontein, including the key assumptions, parameters, and methods used to estimate the Mineral Resources.

As a point of reference, Mineral Resources are quoted at an appropriate *in-situ* economic cut-off grade, with tonnages and grades based on the planned minimum mining width. They may also include estimates of any material below the cut-off grade required to be mined and are quoted as at 31 December 2021.

All of the Mineral Resources are derived from underground sources.

11.1.1 Geological Model and Interpretation

Geological interpretations based on structural, grade and sedimentological data (Section 6) are used to construct the estimation domains. Estimation domains are numbered per area as per Figure 33, Figure 34 and Figure 35. Estimation domains may be further subdivided or combined to ensure homogeneity and are used as hard boundaries in the estimation.

The area of the Mineral Resources blocks is corrected for dip and discounted for fault losses based on the 3D structural interpretation.

It is common practice in the context of Mineral Resources and Mineral Reserves reporting, to report those areas above ("AI") and below ("BI") current existing infrastructure as separate line items in statements, which is a function of transparency and detailed reporting rather than in confidence of classification.

Information is from regular underground geological mapping (stope faces and development ends), and underground drilling information. The facies are the same as the estimation domains used to update the estimation models.

The facies and structural interpretations that form the basis of this report have evolved over a long period of time, based on a large amount of data. Alternative interpretations are considered only if they can be validated by scientific findings. Geological losses applied consider any major losses and minor faulting. Interpretation also includes value trends, data quantity, data distribution, kriging results (including kriging efficiencies and slope of regression), infrastructure, exclusions (due to insufficient

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data), mining method, ventilation and rock engineering considerations. For the 31 December 2021 estimate, only minor facies changes/adjustments were made, all of which are incorporated in the new plan and assessed by the rock engineering and resource geology departments.

Figure 33: CLR Estimation Domains


27°25'E
27°30'E
26°20'S
26°20'S
TN
0
1
2km
0
1
2Miles
Coordinate System: WG27


8-Khomanane Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
5-Hlanganani Shaft
26°25'S
26°25'S
27°25'E
27°30'E
Legend
Mining Right (Driefontein)
CLR Estimation Domains
0
1
2
3
4
5
6
7
8
9
10
11
12
Shaft (Producing)

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Figure 34: VCR Estimation Domains



27°25'E
27°30'E
26°20'S
26°25'S
0
1
2km
0
1
2Miles
Coordinate System: WG27
8-Khomanane Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
5-Hlanganani Shaft
Legend
Mining Right (Driefontein)
VCR Estimation Domains
0
1
2
3
4
5
6
Shaft (Producing)

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Figure 35: MVR Estimation Domains


27°25'E
27°30'E
26°20'S
26°25'S
0
1
2km
0
1
2Miles
Coordinate System: WG27
8-Khomanane Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
5-Hlanganani Shaft
Legend
Mining Right (Driefontein)
MVR Estimation Domains
0
1
2
3
4
Shaft (Producing)

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Table 25: Number of Datapoints Used for Mineral Resources Estimation per Domain

Reef	Domain	Dec-2020	Dec-2021	Difference No. of samples
CLR	1	89,121	90,147	1,026
CLR	2	8,708	9,057	349
CLR	3	93,508	94,844	1,336
CLR	4	23,484	23,667	183
CLR	5	4,158	5,225	1,067
CLR	6	22,129	22,405	276
CLR	7	15,380	15,407	27
CLR	8	6,416	6,420	4
CLR	9	39,533	39,560	27
CLR	10	12,119	12,691	572
CLR	11	9,012	9,128	116
CLR	12	46,224	47,007	783
VCR	1	52,070	52,127	57
VCR	2	49,496	49,929	433
VCR	3	98,456	98,586	130
VCR	4	29,982	26,276	-3,706
VCR	5	81,748	86,815	5,067
VCR	6	25,211	25,394	183
MVR	1	972	976	4
MVR	2	28,534	28,761	227
MVR	3	98,394	98,727	333
MVR	4	19,654	20,827	1,173
Total CLR	**All**	**369,792**	**375,558**	**5,766**
Total VCR	**All**	**336,963**	**339,127**	**2,164**
Total MVR	**All**	**147,554**	**149,291**	**1,737**

11.2 Estimation and Modelling Techniques

11.2.1 Statistics and Capping

The primary software used was Datamine Studio RM for estimation and Snowden Supervisor for statistics and variogram fitting.

Based on the structural and geological facies, the Mineral Resources were divided into various geostatistical domains. The constraints of the geological facies differ from reef to reef. Detailed exploratory data analysis included sample verification, histogram, cumulative frequency plots, outlier checks, mean vs. covariance and trend analysis.

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Sibanye Stillwater we are one

The drillhole data and chip samples were composited on full reef, or mining cut, depending on the thickness of the reef. Channel width ("CW") and the gold grade ("AU") in g/t was used to calculate the centimetres grams per tonne ("cm.g/t"). Each domain took cognisance of point data which was regularised using the centre of gravity on a panel size of 10m by 10m, 25m by 25m and 50m by 50m.

After classical statistical analysis, it was determined that capping was necessary on all declustered and original point datasets. Capping was applied at 97% for the point data and applied at the 97.5% for the 10m x 10m data, for the 25m x 25m data capping of 98% was used and for the 50m x 50m data 98.5% capping values were used for cm.g/t, CW and AU. All capping was done per domain, to reduce the effects of extremely high grades on each estimated panel. Figure 36 shows an example of the capping analyses in Supervisor and Table 26 shows the effect of capping on the actual statistics for Driefontein.

Figure 36: Example of Capping Analysis in Snowden Supervisor



Histogram With Topcut for CMGT
Log Probability Plot for CMGT
Mean and Variance Plot for CMGT
Cumulative Metal
Frequency (% of 34337 points)
Cumulative Probability %
Topcut Mean
Topcut CV
CMGT
CMGT (cut)

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Table 26: Effects of Capping on the Population Statistics

REEF	Domain	No. of Samples	Original Mean	Capped Mean	Difference cm.g/t (%)	Original Coefficient of Variance (%)	Capped Coefficient of Variance (%)	Original Variance	Capped Variance
CLR	1	90,141	1,935	1,791	-7	1.40	1.05	7,366,380	3,541,463
CLR	2	9,032	1,589	1,423	-10	2.04	1.30	10,542,242	3,440,309
CLR	3	94,825	2,931	2,715	-7	1.41	1.06	17,069,042	8,226,181
CLR	4	23,661	4,782	4,387	-8	1.43	1.05	46,692,806	21,105,658
CLR	5	5,225	1,776	1,617	-9	1.63	1.15	8,365,807	3,445,348
CLR	6	22,405	868	781	-10	1.75	1.27	2,292,600	983,125
CLR	7	15,406	2,645	2,395	-9	1.65	1.13	19,051,843	7,382,294
CLR	8	6,420	1,422	1,313	-8	1.46	1.06	4,291,942	1,942,304
CLR	9	39,560	1,863	1,706	-8	1.47	1.05	7,496,765	3,219,929
CLR	10	12,691	2,379	2,221	-7	1.29	1.01	9,450,615	5,056,556
CLR	11	9,128	2,341	2,152	-8	1.45	1.08	11,451,734	5,416,105
CLR	12	47,007	1,940	1,793	-8	1.46	1.12	7,982,092	4,040,293
VCR	1	52,127	2,877	2,260	-21	2.98	1.83	73,526,462	17,096,299
VCR	2	49,929	2,242	1,949	-13	2.11	1.47	22,384,653	8,173,570
VCR	3	98,586	3,892	3,267	-16	2.48	1.51	92,819,336	24,477,281
VCR	4	26,276	3,231	2,819	-13	1.98	1.37	40,771,733	14,899,271
VCR	5	86,815	3,829	3,210	-16	2.42	1.56	86,073,018	25,092,893
VCR	6	25,394	1,076	864	-20	2.85	1.81	9,423,458	2,434,500
MVR	1	976	427	399	-7	1.26	0.98	289,038	154,446
MVR	2	28,761	1,240	1,143	-8	1.43	1.06	3,154,132	1,459,936
MVR	3	98,727	812	742	-9	1.56	1.15	1,605,684	723,919
MVR	4	20,827	766	718	-6	1.30	0.92	998,623	432,236

The capping resulted in the reduction of the variance, hence reducing the coefficient of variance ("CoV"). The CoV is an indication of the level of dispersion around the mean and by using the capping values the CoV is lower. By using the declustered data as the support for the different block sizes in the kriging, the variance reduces and the mean will stabilise. This effect is well known as the Central Limit Theorem. This implies that as the sample size gets larger that the sample means approaches a normal distribution regardless of the distribution of the population. Increasing the capping percentage had a very small effect on the overall mean of the data.

11.2.2 Grade and Tonnage Estimation

To determine the orientation of the mineralisation for individual domains, variogram maps were created as depicted in the example in Figure 37. Appropriate directions were selected and detailed variography studies were carried out on point and regularised data. Untransformed variograms were used for kriging. In order to validate the ranges, covariance on normal scores was used as per the illustration in Figure 38. Snowden Supervisor software was used for variogram maps, Kriging Neighbourhood Analysis ("KNA")

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and variography, as per examples in Figure 39 to Figure 43. Variogram parameters used for kriging are given in Table 27, Table 28 and Table 29 using Datamine nomenclature.

Figure 37: Example of a Variogram Map



CMGT [@6500] Horizontal Continuity
Continuity Analysis
1
0.7
0
000->000
000->270
000->090
000->180
000->050
Lag
10

Table 27: Summary of Variogram Model Parameters for CLR

Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
10x10	cm.g/t	1	-40	0.40	48	48	0.28	221	117	0.19
10x10	cm.g/t	2	-110	0.40	67	32	0.37	129	97	0.23
10x10	cm.g/t	3	-70	0.45	46	26	0.31	213	120	0.15
10x10	cm.g/t	4	-70	0.48	34	24	0.38	154	107	0.14
10x10	cm.g/t	5	-70	0.36	188	52	0.12	207	112	0.52
10x10	cm.g/t	6	-110	0.46	41	39	0.17	163	130	0.37
10x10	cm.g/t	7	-110	0.38	47	29	0.20	190	96	0.42
10x10	cm.g/t	8	-110	0.40	50	36	0.15	230	100	0.45
10x10	cm.g/t	9	-120	0.39	49	32	0.22	210	126	0.39
10x10	cm.g/t	10	-70	0.40	60	36	0.36	186	127	0.24
10x10	cm.g/t	11	-110	0.36	56	16	0.43	233	134	0.21
10x10	cm.g/t	12	-120	0.40	47	24	0.38	261	141	0.22
10x10	cw	1	-40	0.28	50	79	0.22	210	142	0.30
10x10	cw	2	-110	0.25	98	27	0.38	197	121	0.29
10x10	cw	3	-70	0.31	63	47	0.31	243	156	0.29
10x10	cw	4	-60	0.30	74	38	0.38	193	117	0.14
10x10	cw	5	-60	0.21	90	53	0.46	221	163	0.33
10x10	cw	6	-110	0.19	56	59	0.29	220	151	0.52

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Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
10x10	cw	7	-110	0.14	105	38	0.26	171	120	0.24
10x10	cw	8	-110	0.16	113	49	0.25	218	104	0.27
10x10	cw	9	-120	0.12	54	21	0.13	227	148	0.25
10x10	cw	10	-70	0.23	146	99	0.09	231	148	0.68
10x10	cw	11	-110	0.18	117	56	0.41	217	147	0.09
10x10	cw	12	-120	0.20	60	41	0.22	242	135	0.46
25x25	cm.g/t	1	-40	0.30	89	100	0.29	329	190	0.29
25x25	cm.g/t	2	-110	0.38	99	118	0.33	263	175	0.29
25x25	cm.g/t	3	-70	0.36	111	61	0.29	303	200	0.21
25x25	cm.g/t	4	-70	0.42	110	45	0.35	301	180	0.23
25x25	cm.g/t	5	-70	0.39	176	72	0.29	299	180	0.32
25x25	cm.g/t	6	-110	0.40	104	84	0.32	288	196	0.28
25x25	cm.g/t	7	-110	0.38	114	61	0.30	264	135	0.32
25x25	cm.g/t	8	-110	0.38	146	43	0.16	271	170	0.31
25x25	cm.g/t	9	-120	0.40	81	152	0.15	363	182	0.34
25x25	cm.g/t	10	-70	0.42	85	88	0.39	308	189	0.19
25x25	cm.g/t	11	-110	0.40	64	75	0.22	268	165	0.38
25x25	cm.g/t	12	-120	0.38	86	38	0.34	272	163	0.28
25x25	cw	1	-40	0.20	103	99	0.34	325	240	0.23
25x25	cw	2	-110	0.25	91	110	0.10	270	155	0.65
25x25	cw	3	-70	0.23	92	68	0.27	370	286	0.33
25x25	cw	4	-60	0.25	95	87	0.25	377	178	0.27
25x25	cw	5	-60	0.20	149	73	0.60	348	190	0.20
25x25	cw	6	-110	0.19	102	132	0.27	311	245	0.54
25x25	cw	7	-110	0.18	117	39	0.01	371	234	0.70
25x25	cw	8	-110	0.08	125	66	0.31	371	153	0.33
25x25	cw	9	-120	0.09	79	59	0.12	316	198	0.27
25x25	cw	10	-70	0.18	159	186	0.19	374	206	0.63
25x25	cw	11	-110	0.16	254	102	0.26	424	374	0.58
25x25	cw	12	-120	0.18	141	74	0.38	394	216	0.33
50x50	cm.g/t	1	-40	0.39	158	163	0.14	510	342	0.37
50x50	cm.g/t	2	-110	0.34	158	154	0.21	449	297	0.45
50x50	cm.g/t	3	-70	0.38	192	113	0.21	547	306	0.29
50x50	cm.g/t	4	-70	0.40	138	105	0.39	636	314	0.21
50x50	cm.g/t	5	-70	0.40	168	70	0.41	472	271	0.19
50x50	cm.g/t	6	-110	0.36	315	117	0.32	464	341	0.32
50x50	cm.g/t	7	-110	0.40	162	202	0.31	511	308	0.29
50x50	cm.g/t	8	-110	0.41	202	180	0.17	584	352	0.42
50x50	cm.g/t	9	-120	0.35	238	336	0.13	588	468	0.52

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we are one Sibanye Stillwater

Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
50x50	cm.g/t	10	-70	0.42	187	174	0.37	429	349	0.21
50x50	cm.g/t	11	-110	0.38	195	93	0.43	452	245	0.19
50x50	cm.g/t	12	-120	0.40	161	71	0.31	465	295	0.29
50x50	cw	1	-40	0.18	221	173	0.46	549	393	0.16
50x50	cw	2	-110	0.22	294	194	0.51	470	256	0.27
50x50	cw	3	-70	0.19	233	180	0.21	644	350	0.47
50x50	cw	4	-60	0.23	194	275	0.24	551	355	0.39
50x50	cw	5	-60	0.24	237	176	0.38	459	232	0.38
50x50	cw	6	-110	0.16	187	263	0.41	534	317	0.43
50x50	cw	7	-110	0.17	486	353	0.21	574	385	0.62
50x50	cw	8	-110	0.12	229	137	0.54	544	414	0.04
50x50	cw	9	-120	0.15	518	158	0.09	574	415	0.36
50x50	cw	10	-70	0.23	300	238	0.48	507	320	0.29
50x50	cw	11	-110	0.20	242	348	0.15	519	390	0.65
50x50	cw	12	-120	0.21	158	122	0.26	501	255	0.45

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Table 28: Summary of Variogram Model Parameters for the VCR

Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
10x10	cm.g/t	1	-130	0.45	67	52	0.38	206	108	0.17
10x10	cm.g/t	2	-70	0.40	23	39	0.46	199	110	0.14
10x10	cm.g/t	3	-140	0.42	49	32	0.37	200	107	0.21
10x10	cm.g/t	4	-60	0.38	48	84	0.34	173	92	0.28
10x10	cm.g/t	5	-120	0.42	59	38	0.39	172	129	0.19
10x10	cm.g/t	6	-120	0.40	58	44	0.38	200	111	0.22
10x10	cw	1	-130	0.21	31	39	0.31	206	122	0.36
10x10	cw	2	-130	0.18	59	53	0.32	184	114	0.15
10x10	cw	3	-140	0.23	84	53	0.23	212	115	0.27
10x10	cw	4	-130	0.17	54	58	0.34	150	106	0.26
10x10	cw	5	-120	0.17	62	47	0.36	185	120	0.09
10x10	cw	6	-120	0.20	42	33	0.34	190	148	0.16
25x25	cm.g/t	1	-130	0.41	217	78	0.29	343	225	0.30
25x25	cm.g/t	2	-70	0.41	118	99	0.46	354	206	0.13
25x25	cm.g/t	3	-140	0.42	104	68	0.20	290	147	0.38
25x25	cm.g/t	4	-60	0.41	141	68	0.27	289	170	0.14
25x25	cm.g/t	5	-120	0.35	113	84	0.26	258	136	0.39
25x25	cm.g/t	6	-120	0.35	113	70	0.02	206	96	0.63
25x25	cw	1	-130	0.17	87	99	0.23	270	147	0.44
25x25	cw	2	-130	0.09	93	85	0.29	363	158	0.28
25x25	cw	3	-140	0.22	161	91	0.24	326	170	0.30
25x25	cw	4	-130	0.25	114	132	0.39	310	210	0.19
25x25	cw	5	-120	0.15	104	101	0.38	336	208	0.03
25x25	cw	6	-120	0.19	154	91	0.35	322	150	0.16
50x50	cm.g/t	1	-130	0.35	191	139	0.34	507	242	0.31
50x50	cm.g/t	2	-70	0.36	126	260	0.37	563	282	0.27
50x50	cm.g/t	3	-140	0.39	241	273	0.19	564	388	0.42
50x50	cm.g/t	4	-60	0.37	246	175	0.54	488	297	0.09
50x50	cm.g/t	5	-120	0.41	120	188	0.10	522	344	0.49
50x50	cm.g/t	6	-120	0.40	163	100	0.05	519	249	0.55
50x50	cw	1	-130	0.19	291	174	0.41	497	234	0.40
50x50	cw	2	-130	0.14	166	204	0.34	565	346	0.25
50x50	cw	3	-140	0.14	164	130	0.28	553	292	0.41
50x50	cw	4	-130	0.19	106	136	0.15	472	336	0.66
50x50	cw	5	-120	0.16	157	160	0.26	602	370	0.40
50x50	cw	6	-120	0.22	252	337	0.20	551	444	0.58

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Table 29: Summary of Variogram Model Parameters for MVR

Block Size	PARAMETER	DOMAIN	VANGLE3	NUGGET	ST1PAR1	ST1PAR2	ST1PAR4	ST2PAR1	ST2PAR2	ST2PAR4
10x10	cm.g/t	1	-130	0.41	71	38	0.35	218	121	0.24
10x10	cm.g/t	2	-130	0.40	87	38	0.31	186	116	0.29
10x10	cm.g/t	3	-130	0.41	71	38	0.35	218	121	0.24
10x10	cm.g/t	4	-80	0.40	91	38	0.43	195	117	0.17
10x10	cw	1	-120	0.20	64	35	0.27	200	102	0.35
10x10	cw	2	-130	0.20	107	20	0.18	201	98	0.62
10x10	cw	3	-120	0.20	64	35	0.27	200	102	0.35
10x10	cw	4	-80	0.20	91	51	0.28	186	98	0.39
25x25	cm.g/t	1	-130	0.40	125	69	0.28	312	151	0.32
25x25	cm.g/t	2	-130	0.39	141	47	0.21	284	144	0.40
25x25	cm.g/t	3	-130	0.40	125	69	0.28	312	151	0.32
25x25	cm.g/t	4	-80	0.39	155	66	0.22	257	150	0.39
25x25	cw	1	-120	0.20	129	77	0.15	262	151	0.50
25x25	cw	2	-130	0.24	231	79	0.40	264	177	0.36
25x25	cw	3	-120	0.20	129	77	0.15	262	151	0.50
25x25	cw	4	-80	0.20	121	92	0.32	299	152	0.29
50x50	cm.g/t	1	-130	0.36	359	167	0.32	526	332	0.32
50x50	cm.g/t	2	-130	0.40	148	148	0.24	488	279	0.36
50x50	cm.g/t	3	-130	0.36	359	167	0.32	526	332	0.32
50x50	cm.g/t	4	-80	0.41	155	117	0.33	462	307	0.26
50x50	cw	1	-120	0.15	122	135	0.37	494	243	0.37
50x50	cw	2	-130	0.20	156	111	0.42	430	255	0.38
50x50	cw	3	-120	0.15	122	135	0.37	494	243	0.37
50x50	cw	4	-80	0.20	161	87	0.21	449	366	0.59

The Mineral Resources block widths ("BWs"), interchangeably referred to as stoping widths, were estimated using variography from CW and using OK or SK as applicable from the 100m x 100m block model.

KNA is a tool which assists in determining the appropriate estimation parameters as per the examples below. KNA is not done annually, it is done as required on a domain basis. Block size KNA provides appropriate block sizes of 10m x 10m, 25m x 25m and 50m x 50m panels, as per example in Figure 39. These have positive kriging efficiencies ("KE") and slope of regression ("SR"). The graph on the right shows the negative weights averages for the different block sizes.

The discretisation KNA shows a stable KE for the different matrices. The discretisation value used in the estimation was 5x5x1. Figure 40 shows an example of negative kriging weight averages in the graph on the right-hand side.

The KNA for the number of samples for the 10m x 10m blocks shows the KE versus SR relationship. Figure 41 shows an example of the negative kriging weight averages on the right, which limits the maximum

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number of samples to be used. An example of the results for the 25m x25m blocks is shown in Figure 42. An example of the results for the 100mx100m blocks is shown in Figure 43. The results for the KNA analysis are summarised in Table 30 as the search parameters used in the Mineral Resources estimation.

Figure 38: Example of Variogram Validation with Covariance


NormalScores Variogram for CMGT
Direction 1: 00-->040 - 15
Gamma (1.000)
Pair Counts
Sample Separation (m)
NormalScores Covariance for CMGT
Direction 1: 00-->040 - 15
Gamma (*)
Pair Counts
Sample Separation (m)

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Figure 39: Example of KNA for Block Sizes


Kriging Neighbourhood Analysis
Block Sizes (X x Y x Z)
KE
Slope
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Block Sizes (X x Y x Z)
Sum of Negative Weights
Percentage Number of Negative Weights

Figure 40: Example of KNA for Discretisation


Kriging Neighbourhood Analysis
Block Discretisation (Search Ranges 75, 46, 40)
KE
Slope
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Block Discretisation (Search Ranges 75, 46, 40)
Sum of Negative Weights
Percentage Number of Negative Weights

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Figure 41: Example of KNA Number of Samples 10x10 Block Size



Kriging Neighbourhood Analysis
Samples (Block Size 10 x 10 x 2)
KE
Slope
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Samples (Block Size 10 x 10 x 2)
Sum of Negative Weights
Percentage Number of Negative Weights

Figure 42: Example of KNA Number of Samples 25x25 Block Size


Kriging Neighbourhood Analysis
Samples (Block Size 30 x 30 x 2)
KE
Slope
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Samples (Block Size 30 x 30 x 2)
Sum of Negative Weights
Percentage Number of Negative Weights

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Figure 43: Example of KNA Number of Samples 100x100 Block Size


Kriging Neighbourhood Analysis
Samples (Block Size 100 x 100 x 4)
Kriging Efficiency (%)
Slope of Regression
Kriging Neighbourhood Analysis
Samples (Block Size 100 x 100 x 4)
Sum of Negative Weights
Percentage Number of Negative Weights

Table 30: Search Parameters Used in Estimation

	Block Size	MIN	MAX	SVOL2	MIN	MAX	SVOL3	MIN	MAX
10x10 Regularised	10x10	16	30						
25x25 Regularised	25x25	14	30						
50x50 Regularised	100x100	10	20	2	8	16	20	5	10

11.2.3 Interpolation Methods

The interpolation methodology is a combination of Ordinary Kriging ("OK") for the block sizes of 10m by 10m and 25m by 25m; and Simple Kriging ("SK") for the block sizes of 100m by 100m. All estimations of cm.g/t, CW, and Au are conducted in 2D space after converting the 3D geological interpretations to 2D and applying a dip correction for tonnage calculation. Because faulting is post mineralisation, the 2D estimation is preferred as this removes statistical discontinuities due to faulting. The OK models are optimised by removing the blocks with negative KE. All these block models are combined to generate the final Mineral Resources Block Model.

The majority of the Mineral Resources, as stated, occurs in areas with sparse data. In this case the interpolation methodology is SK with a block size of 100m x 100m, as determined from the KNA exercise mentioned previously. This process uses a known average grade. This influences the weighted values for kriging. In this case, the average grade used as a Local Mean ("LM") has more support for the areas with sufficient information, or a Global Mean ("GM") for the exploration areas with only drillholes. For the Dec-2021 estimations the support for the LM was decreased in order to reduce halo effects on the borders of domains. The decrease in support also brought the LM search radius more in line with the

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Indicated Mineral Resources classification boundaries. The areas using a GM are classified as Inferred in most cases. A declustered weighted mean with ten random origins is used to determine the appropriate GM for each interpolation domain.

Table 31: Global Mean Values per Domain

Reef	Domain	Unit of Measure	Dec-2020	Dec-2021	Percentage Difference cm.g/t (%)
CLR	1	cm.g/t	1,642	1,540	-6
CLR	2	cm.g/t	1,044	1,022	-2
CLR	3	cm.g/t	2,658	2,517	-5
CLR	4	cm.g/t	4,119	3,977	-3
CLR	5	cm.g/t	1,468	1,404	-4
CLR	6	cm.g/t	733	677	-8
CLR	7	cm.g/t	2,464	2,241	-9
CLR	8	cm.g/t	1,378	1,276	-7
CLR	9	cm.g/t	1,674	1,545	-8
CLR	10	cm.g/t	2,163	2,005	-7
CLR	11	cm.g/t	2,157	2,000	-7
CLR	12	cm.g/t	1,696	1,661	-2
CLR	1	cw	24	23	-2
CLR	2	cw	34	33	-1
CLR	3	cw	24	24	0
CLR	4	cw	18	18	0
CLR	5	cw	41	38	-6
CLR	6	cw	35	36	2
CLR	7	cw	128	128	0
CLR	8	cw	74	74	0
CLR	9	cw	122	122	0
CLR	10	cw	40	38	-4
CLR	11	cw	109	108	0
CLR	12	cw	111	111	0
VCR	1	cm.g/t	2,298	1,914	-17
VCR	2	cm.g/t	1,568	1,390	-11
VCR	3	cm.g/t	3,635	3,086	-15
VCR	4	cm.g/t	3,105	2,820	-9
VCR	5	cm.g/t	2,826	2,577	-9
VCR	6	cm.g/t	677	579	-14
VCR	1	cw	27	26	-1
VCR	2	cw	71	71	1
VCR	3	cw	143	143	0

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we are one Sibanye Stillwater

Reef	Domain	Unit of Measure	Dec-2020	Dec-2021	Percentage Difference cm.g/t (%)
VCR	4	cw	97	110	14
VCR	5	cw	53	54	3
VCR	6	cw	28	28	0
MVR	1	cm.g/t	258	241	-7
MVR	2	cm.g/t	1,132	1,053	-7
MVR	3	cm.g/t	691	641	-7
MVR	4	cm.g/t	662	624	-6
MVR	1	cw	43	43	0
MVR	2	cw	118	118	-1
MVR	3	cw	58	57	-1
MVR	4	cw	47	48	2

Block models are validated on several levels including visual checks comparing block grades to sample grades, swath plots comparing actual recovered grades to predicted grades and sampling grades, as well as reconciliations comparing previous estimations to the current estimation. An example of a swath plot used for validation is shown in Figure 44, and Block Models for the three reefs are shown in Figure 45 to Figure 47.

Figure 44: Example of a Swath Plot Showing Block Model vs Data



Swath Plot
Grades
Number of Samples
Slice
Data Points
Data Points - Reg. 10 x 10
Avg. Point cm.g/t
Avg. Reg. 10 x 10 cm.g/t
Avg. Estimated cm.g/t

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Figure 45: CLR cm.g/t Block Model


27°25'E
27°30'E
26°25'S
0
1
2km
2Miles
Coordinate System: WG27
8-Khomanane Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
5-Hlanganani Shaft
Legend
Mining Right (Driefontein)
CLR cm.g/t
0 - 0.1
0.1 - 250
250 - 500
500 - 750
750 - 1000
1000 - 1250
1250 - 1500
1500 - 2000
2000 - 3000
3000 - Ceiling
Shaft (Producing)

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Figure 46: VCR cm.g/t Block Model


27°25'E
27°30'E
26°20'S
26°25'S
0
1
2km
0
1
2Miles
Coordinate System: WG27
8-Khomanane Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
5-Hlanganani Shaft
Legend
Mining Right (Driefontein)
VCR cm.g/t
0 - 0.1
0.1 - 250
250 - 500
500 - 750
750 - 1000
1000 - 1250
1250 - 1500
1500 - 2000
2000 - 3000
3000 - Ceiling
Shaft (Producing)

Driefontein TRS 2021 Page 106 of 249

Figure 47: MVR cm.g/t Block Model


27°25'E
27°30'E
0
1
2km
0
1
2Miles
Coordinate System: WG27
8-Khomanane Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
5-Hlanganani Shaft
26°25'S
26°25'S
27°25'E
27°30'E

Legend

Mining Right (Driefontein)

MVR cm.g/t

- 0 - 0.1
- 0.1 - 250
- 250 - 500
- 500 - 750
- 750 - 1000
- 1000 - 1250
- 1250 - 1500
- 1500 - 2000
- 2000 - 3000
- 3000 - Ceiling

● Shaft (Producing)

11.2.4 Grade Control and Reconciliation

Grade control and reconciliation practices follow similar procedures to those applied elsewhere on Witwatersrand deep level gold mining operations. The reefs, hanging wall and footwall lithologies are

Driefontein TRS 2021 Page 107 of 249

visually identifiable, and channel sampling ensures that the face grade is monitored accordingly. As part of the reconciliation exercises, physical factors, including CW, SW, dilution, Mine Call Factor ("MCF") and Block Factor ("BF") are monitored and recorded on a monthly basis. These results are used to reconcile the Mineral Resources estimates with actual mined tonnages and grades.

The monthly kriged grid estimates are reconciled against the Mineral Resources estimates, and a BF is calculated for those blocks, previously estimated and now mined.

Similarly, a Mining Block Factor ("MBF") is calculated by comparing kriged grids, which are evaluated from total data including sample sections, with reef in foot or hanging wall, versus the Mineral Resources estimates.

Stoping and development is measured monthly to provide an accurate broken ore and gold estimate. This estimate is compared to the thickener underflow grade of the plant to provide a MCF. Belt sampling is done occasionally to verify underground grades. Figure 50 shows an example of detailed plots used to reconcile monthly grade control models.

Figure 48: Plot Showing Monthly Reconciliations for CLR


01_CMGT & KG
5 000
900.0


4 500
4 000
3 500
3 000
2 500
2 000
1 500
1 000
500
800.0
700.0
600.0
500.0
400.0
300.0
200.0
100.0
0.0
CL10 34B
CL10 35
CL10 36A
CL35 M
CL36 28
CL36 37
CL38 12
CL38 13A
CL38 14
CL38 23
CL38 24
CL38 28
CL40 11
CL40 12
CL40 16
CL40 25
CL40 28
CL42 11
CL42 13A
CL42 15
CL42 16
CL44 10
CL44 11
CL44 12
CL44 13
CL44 31
CL44 9
CL46 10
CL46 12
CL46 8
CL46 9
CL46 Q
CL48 10
CL48 11
CL48 8
CL48 9
CL48 Q
CL48 R
CL50 10
CL50 11
CL50 12
CL50 13
CL50 17
CL50 18
CL50 30B
CL50 9
CL50 P
CL50 R
CL8 36
CL8 36A
CL48 31
CL46 31
DF_CL_LOM_2021 - CMGT..
DF_CL_LOM_2020_FIN - CMGT..
DF_CL_LOM_2021 - KG.
DF_CL_LOM_2020_FIN - KG.

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Figure 49: Plot Showing Monthly Reconciliations for VCR


01_CMGT & KG
VC29 IB
VC30 IB
VC30 J
VC33 34B
VC33 35
VC33 H
VC33 HI
VC34 34B
VC34 J
VC38 21
VC38 M
VC39 30
VC39 M
VC4 39A
VC4 40A
VC40 20
VC40 21
VC40 22
VC40 28
VC40 30
VC40 30A
VC40 31
VC40 32
VC40 L
VC42 21
VC42 22
VC42 31
VC8 45B
VC8 47
VC8 47C
VC8 48B
DF_VCR_LOM_2020_FIN - CMGT..
DF_VCR_LOM_2021 - CMGT..
DF_VCR_LOM_2020_FIN - KG.
DF_VCR_LOM_2021 - KG.

Figure 50: Plot Showing Monthly Reconciliations for MVR


01_CMGT & KG
MR6 33
MR6 34A
MR8 31
MR10 31A
MR10 31B
MR10 31
MR12 34A
MR12 31A
MR12 32
MR14 34
MR8 38A
MR14 33
MR6 32
DF_MR_LOM_2020_FIN - CMGT..
DF_MR_LOM_2021 - CMGT..
DF_MR_LOM_2020_FIN - KG.
DF_MR_LOM_2021 - KG.

11.3 Mineral Resources Classification

The definitions used in this TRS are aligned with the SAMREC Code, which is one of 11 members of the Committee for Mineral Reserves International Reporting Standards ("CRIRSCO"), the international family of international mineral reporting codes. The definitions of the 2016 edition of the SAMREC Code are either identical to, or not materially different from, those existing standard definitions published in the CRIRSCO Reporting Template 2013 and Subpart 1300 of Regulation S-K.

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Driefontein TRS 2021 Page 110 of 249 The definitions of Indicated Mineral Resources and Measured Mineral Resources in Subpart 1300 of Regulation S-K are substantially similar to the corresponding CRIRSCO-based definitions, and the definition of Inferred Mineral Resources is generally consistent with the definition under the CRIRSCO- based codes. The QP considers that the definitions of Measured, Indicated and Inferred Mineral Resources in this TRS as outlined below, are both consistent and aligned with those of Subpart 1300 of Regulation S-K. A Measured Mineral Resource is that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a high level of confidence. It is based on detailed and reliable information from exploration, sampling and testing of material from locations such as outcrops, trenches, pits, workings and drillholes. The locations are spaced closely enough to confirm geological and grade continuity. An Indicated Mineral Resource is that part of a Mineral Resource for which tonnage, densities, shape, physical characteristics, grade and mineral content can be estimated with a reasonable level of confidence. It is based on information from exploration, sampling and testing of material gathered from locations such as outcrops, trenches, pits, workings and drillholes. The locations are too widely or inappropriately spaced to confirm geological and/or grade continuity but are spaced closely enough for continuity to be assumed. An Inferred Mineral Resource is that part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and sampling, and assumed but not verified geologically or through analysis of grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that may be limited or of uncertain quality and reliability. Driefontein TRS 2021 Page 111 of 249 Figure 51: Classification Relationship Between Exploration Results, Mineral Resources and Mineral Reserves 11.3.1 General Figure 52 to Figure 63 depicts the Mineral Resources classification for each reef, the remaining Mineral Resources with respect to infrastructure, and also the exclusion areas from the Mineral Resources. There was no material change for the Mineral Resources classification year on year. Driefontein TRS 2021 Page 112 of 249 Figure 52: Mineral Resources Inventory and Classification for CLR Driefontein TRS 2021 Page 113 of 249 Figure 53: CLR Blocks and Infrastructure Constraints CLR There are no areas below infrastructure for CLR. Pillars remaining in mined out areas that are now to be excluded are marked in red, other pillars in above infrastructure areas are grey. White areas are mined out areas or beyond the subcrop. The No. 5 Shaft Decline project has been excluded since it is uneconomic.

Driefontein TRS 2021 Page 114 of 249 Figure 54: Declared Mineral Resources Inclusive of Mineral Reserves for CLR Driefontein TRS 2021 Page 115 of 249 Figure 55: Declared Mineral Resources Exclusive of Mineral Reserves for CLR Driefontein TRS 2021 Page 116 of 249 Figure 56: Mineral Resources Inventory and Classification for VCR Driefontein TRS 2021 Page 117 of 249 Figure 57: VCR Blocks and Infrastructure Constraints VCR Only the area reporting to No. 3 and No. 4 Shafts is flagged as below infrastructure for VCR. All other areas are either above infrastructure or exclusions based on shaft closures, and pillars. White areas are mined out areas or beyond the subcrop.

Driefontein TRS 2021 Page 118 of 249 Figure 58: Declared Mineral Resources Inclusive of Mineral Reserves for VCR Driefontein TRS 2021 Page 119 of 249 Figure 59: Declared Mineral Resources Exclusive of Mineral Reserves for VCR Driefontein TRS 2021 Page 120 of 249 Figure 60: Mineral Resources Inventory and Classification for MVR Driefontein TRS 2021 Page 121 of 249 Figure 61: MVR Blocks and Infrastructure Constraints MVR There are no areas below infrastructure for MVR. Pillars remaining above infrastructure areas are grey. White areas are mined out areas or beyond the subcrop.

Driefontein TRS 2021 Page 122 of 249 Figure 62: Declared Mineral Resources Inclusive of Mineral Reserves for MVR Driefontein TRS 2021 Page 123 of 249 Figure 63: Declared Mineral Resources Exclusive of Mineral Reserves for MVR Figure 64 shows the reconciliation of the Inventory Mineral Resources to declared Mineral Resources and then the modifying factors applied to the Mineral Resources to derive the theoretical Mineral Reserves. Driefontein TRS 2021 Page 124 of 249 Figure 64: Waterfall Showing Inventory Mineral Resources to Theoretical Mineral Reserves The Mining Recovery Factor (declared Mineral Reserves/ theoretical Mineral Reserves) is 35% 11.3.2 Uncertainty in Estimates of Mineral Resources Classifications The Mineral Resources are classified with varying levels of confidence ranging from Measured, high confidence, in current mining and sampling areas to Inferred, lower confidence, in areas further away from current workings. Table 32 shows several factors considered in applying confidence measurements to the Mineral Resources. The Mineral Resources categorisation is based on the robustness of the various data sources available, confidence of the geological interpretation, variography and various estimation parameters (e.g.: distance to data, number of data, maximum search radii etc.). For the Driefontein operations the Mineral Resources were classified as follows: • Measured Mineral Resources classification is based on slope of regression on average greater than 95% in the first range of variograms for the block models of 10m by 10m and 25m by 25m; • Indicated Mineral Resources are classified based on the first and/or second search ellipse ranges and number of samples averaging 19 from the block model of 100m by 100m; and • The areas in the third range or greater of the variograms on the block size of 100m by 100m are classified as Inferred Mineral Resources. Driefontein TRS 2021 Page 125 of 249 Table 32: Confidence Levels and Risk for Key Criteria for Mineral Resources Classification Items Discussion Confidence Risk Drilling Techniques Diamond core drilling to international standards High 2 Drill Sample Recovery Diamond core drilling sample recovery is good High/Moderate 9 Location of Sampling Points Survey of all drill hole collars and chip sample sections are co- ordinated and plotted on all plans High/Moderate 6 Logging Standard nomenclature and procedures High/Moderate 4 Sub sampling Techniques and Sample Preparation Core samples and chip samples with good QA/QC standards and procedures in place High 4 Data Density and Distribution Minimum data spacing from chip samples is 3m and drillhole spacing ranging between 100m and 1,000m High/Moderate 6 Verification of Sampling and Assaying QA/QC programme employed. QA/QC monitoring in place and regular follow ups occur with the mine laboratory High 3 Quality of Assay Data Available data appears of reasonable quality and has been derived from internationally recognised and procedures and techniques High 2 Database Integrity Errors identified and rectified High/Moderate 6 Mineralisation Type Able to correlate mineralisation across the property along payshoots High 3 Geological Interpretation Stratigraphic definition and delineation are considered of moderate confidence. Major structures identified High/Moderate 6 Estimation Techniques 2D estimation using Ordinary and Simple Kriging High 3 Cut-off Grades Shaft specific cut-off grades applied at an appropriate gold price per kilogram Moderate 10 Mining Factors or Assumptions Mining pillars and areas not accessible underground due to major structural features have been removed from the resource Moderate 6 Average Risk 5 Inferred 6 5 4 3 2 1 Inferred 6 36 30 24 18 12 6 5 30 25 20 15 10 5 4 24 20 16 12 8 4 3 18 15 12 9 6 3 2 12 10 8 6 4 2 1 6 5 4 3 2 1 Increasing Geological Confidence Classification Increasing Geostatistical Confidence Indicated Indicated Measured Measured

11.3.3 Economic Parameters and Pay Limit

Table 33 provides details of the Mineral Resources economic parameters. Refer to Section 16.4 for gold price determination.

Figure 65 shows the grade-tonnage curves for the total Mineral Resources.

Table 33: Mineral Resources Parameters

Element	Unit	Value
Mineral Resources Gold Price	(USD/oz.)	1,800
Mineral Resources Gold Price	(ZAR/kg)	868,000
Mineral Resources Cut-off*	**Unit**	**Value**
No. 1T Shaft	(cm.g/t)	990
No. 1SV Shaft	(cm.g/t)	800
No. 4 Shaft	(cm.g/t)	1,180
No. 5 Shaft	(cm.g/t)	820
No. 8 Shaft	(cm.g/t)	340

*For definition of cut-off see Important Notices at the beginning of this document.
For gold prices please refer to Section 16.4.

Driefontein TRS 2021 Page 126 of 249

Figure 65: Grade-Tonnage Curves


Grade Tonnage Curve All reefs Resource @ 0 cut-off
Tonnes (Mt)
180
160
140
120
100
80
60
40
20
0
5000
4500
4000
3500
3000
2500
2000
1500
1000
500
0
cm.g/t
0
100
200
300
400
500
600
700
800
900
1000
1100
1200
1300
1400
1500
1600
1700
1800
1900
2000
2100
2200
2300
2400
2500
Cut-off cm.g/t
Tons Millions
Value c.mg/t


Grade Tonnage Curve All reefs Declared Resource
Tonnes (Mt)
cm.g/t
Cut-off cm.g/t
Tons Millions
Value c.mg/t
0
10
20
30
40
50
60
70
80
90
500
1000
1500
2000
2500
3000
3500
4000
4500
5000
100
200
300
400
600
700
800
900
1100
1200
1300
1400
1600
1700
1800
1900
2100
2200
2300
2400

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11.3.3.1 Selective Mining Units

The Selective Mining Unit ("SMU"), which represents the minimum practical selection unit, is dependent largely on the mining method and other mining constraints, including rock engineering. The typical SMU used is 20m by 30m for panel mining methods.

There are ongoing programmes to further convert remnants and pillars left in previously mined areas, from the Mineral Resources to the Mineral Reserves category. Many of these pillars are high grade. In these cases, the dimensions of the pillar define the dimensions of the SMU. Smaller remnants, of a size less than the SMU, are practically not mineable and are excluded from the Mineral Resources. Each pillar was investigated underground, where possible, by Rock Engineering, Ventilation, Mining and the Mineral Resource Management disciplines (Geology, Evaluation, Survey and Planning). Pillars were economically examined, both individually and in combinations, to prioritise the planning and safe extraction.

11.4 Mineral Resources Statements

Mineral Resources are stated both Inclusive and exclusive of Mineral Reserves. Refer to Table 34 and Table 35 for the Mineral Resources statement as at 31 December 2021.

The Mining Right area is divided into Mineral Resources blocks based on the shaft, level and planned raise line through which they are planned to be extracted. The blocks are re-designed to exclude any known structural losses, inaccessible zones, mined out areas and small pillars. Mineral Resources blocks are estimated for CW (in cm) and value (in cm.g/t). Several attributes, like classification and availability codes (e.g. whether the area is working, accessible, when it will be available, etc.) are allocated to the Mineral Resources blocks.

The tables in this Section summarise the Mineral Resources. The terms and definitions of Mineral Resources are those given by Subpart 1300 of Regulation S-K.

In presenting the Mineral Resources statement and associated sensitivities, the following apply:

- The Measured and Indicated Mineral Resources are reported as inclusive and exclusive of Mineral Reserves respectively;
- Mineral Resources are quoted at an appropriate *in-situ* economic cut-off grade with tonnages and grades based on the planned minimum mining width. They also include estimates of any material below the cut-off grade required to be mined;
- The Mineral Resources are quoted as at 31 December 2021;
- Mineral Resources sensitivities are derived from application of the relevant cut-off grades to individual grade-tonnage curves for the underground operations. Thus, the Mineral Resources sensitivities are not based on detailed depletion schedules and should be considered on a relative and indicative basis only; and
- Mineral Resources are 100% attributable to Sibanye-Stillwater Ltd.

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11.4.1 Statement Tables

Table 34: Mineral Resources Inclusive of Mineral Reserves as at 31 December 2021

Classification - Gold	Tonnes (Mt)		Grade (g/t)		Gold (Moz)	
	Dec21	Dec20	Dec21	Dec20	Dec21	Dec20
Underground						
Measured	**21.1**	20.6	**10.9**	10.7	**7.4**	7.1
Indicated (AI)	**12.2**	14.1	**8.5**	9.2	**3.3**	4.1
Indicated (BI)	**-**	0.1	**-**	9.5	**-**	0.0
Total Indicated	**12.2**	14.2	**8.5**	9.2	**3.3**	4.2
Total Measured + Indicated	**33.3**	34.8	**10.0**	10.1	**10.7**	11.3
Surface Stockpiles						
Indicated Surface Dumps	**-**	0.3	**-**	0.4	**-**	0.0
Grand Total Measured + Indicated	**33.3**	35.1	**10.0**	10.0	**10.7**	11.3
Inferred (AI)	**0.8**	0.5	**6.6**	5.1	**0.2**	0.1
Inferred (BI)	**-**	0.0	**-**	9.6	**-**	0.0
Total Inferred	**0.8**	0.5	**6.6**	5.2	**0.2**	0.1

1. Mineral Resources are not Mineral Reserves.
2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K.
3. Mineral Resources are reported inclusive of Mineral Reserves.
4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 33).
5. Mineral Resources are reported as *in-situ*, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 97% at Driefontein.
6. AI = Above Infrastructure.
7. BI = Below Infrastructure.
8. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

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Driefontein TRS 2021 Page 130 of 249 Table 35: Mineral Resources Exclusive of Mineral Reserves as at 31 December 2021 Classification - Gold Tonnes (Mt) Grade (g/t) Gold (Moz) Dec21 Dec20 Dec21 Dec20 Dec21 Dec20 Underground Measured 16.0 16.5 9.1 9.7 4.7 5.2 Indicated (AI) 10.0 12.5 7.9 8.4 2.5 3.4 Indicated (BI) - 0.1 - 9.5 - 0.0 Total Indicated 10.0 12.6 7.9 8.4 2.5 3.4 Total Measured + Indicated 26.0 29.2 8.7 9.1 7.2 8.6 Surface Stockpiles Indicated Surface Dumps - 0.3 - 0.4 - 0.0 Grand Total Measured + Indicated 26.0 29.5 8.7 9.0 7.2 8.6 Inferred (AI) 0.8 0.5 6.6 5.1 0.2 0.1 Inferred (BI) - 0.0 - 9.6 - 0.0 Total Inferred 0.8 0.5 6.6 5.2 0.2 0.1 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are reported exclusive of Mineral Reserves. 4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 29). 5. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 97% at Driefontein. 6. AI = Above Infrastructure. 7. BI = Below Infrastructure. 8. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value. The Mineral Resources as stated are extremely sensitive to changes in the gold price and the ZAR/USD exchange rates. The results of several scenarios are presented in Table 36. Driefontein TRS 2021 Page 131 of 249 Table 36: Sensitivity Analysis for Mineral Resources Inclusive of Mineral Reserves Scenario at Mineral Reserves Pay Limit Scenario -5% Base Case Scenario +5% Scenario +10% Scenario +25% Gold price (ZAR/kg) 800,000 824,600 868,000 911,400 954,800 1 085,000 Classification Tonnes Mt Grade g/t Gold Moz Tonnes Mt Grade g/t Gold Moz Tonnes Mt Grade g/t Gold Moz Tonnes Mt Grade g/t Gold Moz Tonnes Mt Grade g/t Gold Moz Tonnes Mt Grade g/t Gold Moz Measured 20.0 11.2 7.2 20.5 11.1 7.3 21.1 10.9 7.4 21.8 10.7 7.5 22.5 10.5 7.6 24.7 9.8 7.8 Indicated (AI) 11.2 8.7 3.1 11.5 8.6 3.2 12.2 8.5 3.3 12.9 8.3 3.5 14.0 8.1 3.7 16.6 7.6 4.1 Indicated (BI) 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.0 Total Measured + Indicated 31.2 10.3 10.3 31.9 10.2 10.5 33.3 10.0 10.7 34.7 9.8 10.9 36.4 9.6 11.2 41.3 8.9 11.9 Inferred (AI) 0.7 6.5 0.1 0.7 6.5 0.1 0.8 6.6 0.2 0.8 6.4 0.2 0.8 6.4 0.2 1.5 5.1 0.3 Inferred (BI) 0.0 0.0 0.0 0.0 0.0 0.000 0.0 0.0 0.0 0.0 0.0 0.000 0.0 0.0 0.0 0.0 0.0 0.000 Total Inferred 0.7 6.5 0.1 0.7 6.5 0.1 0.8 6.6 0.2 0.8 6.4 0.2 0.8 6.4 0.2 1.5 5.1 0.3 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 33). 4. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 97% at Driefontein. 5. AI = Above Infrastructure. 6. BI = Below Infrastructure. 7. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value. 8. Due to the methodologies and gold prices applied, the sensitivities presented are for Mineral Resources inclusive of Mineral Reserves. Driefontein TRS 2021 Page 132 of 249 11.4.2 Mineral Resources per Mining Area Refer to the Table 37 and Table 38 for Mineral Resources statements per mining area inclusive and exclusive of Mineral Reserves respectively, as at 31 December 2021. Table 37: Mineral Resources Inclusive of Mineral Reserves per Mining Area as at 31 December 2021 Mining Area Measured Indicated Measured + Indicated Inferred Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Ton (Mt) Grade (g/t) Gold (Moz) No. 1 Shaft 4.7 13.1 2.0 3.0 10.8 1.0 7.7 12.2 3.0 0.1 8.5 0.0 No. 2 Shaft - - - - - - - - - - - - No. 4 Shaft 2.4 22.0 1.7 0.7 12.9 0.3 3.1 19.9 2.0 0.1 11.0 0.0 No. 5 Shaft 3.3 10.6 1.1 3.3 11.6 1.2 6.6 11.1 2.4 0.0 12.0 0.0 No. 6 Shaft - - - - - - - - - - - - No. 8 Shaft 10.7 7.5 2.6 5.2 4.6 0.8 15.9 6.6 3.3 0.5 4.8 0.1 No. 9 Shaft - - - - - - - - - - - - Total Underground 21.1 10.9 7.4 12.2 8.5 3.3 33.3 10.0 10.7 0.8 6.6 0.2 Total Surface - - - - - - - - - - - - Total Underground and Surface 21.1 10.9 7.4 12.2 8.5 3.3 33.3 10.0 10.7 0.8 6.6 0.2 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are reported inclusive of Mineral Reserves. 4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 29). 5. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 97% at Driefontein. 6. AI = Above Infrastructure. 7. BI = Below Infrastructure. 8. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value. Driefontein TRS 2021 Page 133 of 249 Table 38: Mineral Resources Exclusive of Mineral Reserves per Mining Area as at 31 December 2021 Mining Area Measured Indicated Measured + Indicated Inferred Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) Tonnes (Mt) Grade (g/t) Gold (Moz) No. 1 Shaft 3.5 10.4 1.1 2.4 9.3 0.7 5.9 9.9 1.9 0.1 8.5 0.0 No. 2 Shaft - - - - - - - - - - - - No. 4 Shaft 1.2 18.2 0.7 0.5 11.4 0.2 1.7 16.1 0.9 0.1 11.0 0.0 No. 5 Shaft 1.8 10.4 0.6 2.6 11.6 1.0 4.4 11.1 1.6 0.0 13.9 0.0 No. 6 Shaft - - - - - - - - - - - - No. 8 Shaft 9.6 7.4 2.3 4.5 4.6 0.7 14.1 6.5 2.9 0.5 4.8 0.1 No. 9 Shaft - - - - - - - - - - - - Total Underground 16.0 9.1 4.7 10.0 7.9 2.5 26.0 8.7 7.2 0.8 6.6 0.2 Total Surface - - - - - - - - - - - - Total Underground and Surface 16.0 9.1 4.7 10.0 7.9 2.5 26.0 8.7 7.2 0.8 6.6 0.2 1. Mineral Resources are not Mineral Reserves. 2. Mineral Resources have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K. 3. Mineral Resources are reported exclusive of Mineral Reserves. 4. Mineral Resources are calculated using shaft specific cut-off grades with economic parameter at ZAR868,000/kg (refer to Table 29). 5. Mineral Resources are reported as in-situ, metallurgical recovery factors have been applied in the cut-off grades calculations and are approximately 97% at Driefontein. 6. AI = Above Infrastructure. 7. BI = Below Infrastructure. 8. A 0.0 represents numbers below significant figures reported, a (“-“) represents absent value. 11.4.3 Changes in the Mineral Resources from Previous Estimates The Dec-2021 estimation varies from the Dec-2020 as shown in the Mineral Resources reconciliation waterfall graph (Figure 66). Changes in the Mineral Resources are attributable to the inclusion of newly validated data in the database, which includes rigorous review and geostatistical analysis of the estimation parameters leading to a better understanding of anisotropy in the ore body. The predominant orientation of grade continuity supported by regional trends as a product of this estimation domains are combined, resulting in grades with better support and which are mostly aligned with the facies. The 4.2% change in the Driefontein Mineral Resources (Inclusive of Mineral Reserves) year-on-year is attributed to: • -0.3Moz in Depletions • -0.1Moz in Exclusions and Pillars

- +0.7Moz in changes to the Geological Interpretation
    - re-interpretation of facies at No. 1 Shaft (+0.5Moz)
    - facies changes at No. 5 Shaft (+0.1Moz)
- -0.4Moz in Estimation Domains/Data
    - No. 1 Shaft new assay data and data clean up (-0.3Moz)
- -0.4Moz in cut-off value changes
    - cut-off values increased at No. 1 Shaft (-0.2Moz)
    - cut-off value increased at No. 5 Shaft (-0.2Moz)

The Mineral Resources exclusive of Mineral Reserves are 7.4 Moz showing a 14.9% decrease year-on-year.

Figure 66: Mineral Resources Gold Reconciliation Inclusive of Mineral Reserves



14.0
12.0
10.0
8.0
6.0
4.0
2.0
Moz
11.3
0.3
1#: -0.07
4#: -0.13
5#: -0.09
8#: -0.04
11.0
0.1
1#: +0.52
4#: +0.01
5#: +0.11
8#: +0.07
0.7
1#: -0.05
4#: +0.09
5#: -0.05
8#: -0.07
0.4
1#: -0.25
4#: -0.09
5#: +0.02
8#: -0.06
0.4
1#: -0.24
4#: +0.01
5#: -0.17
8#: +0.02
10.9
3.5
7.4
Dec 2020 Mineral Resources Inclusive of Mineral Reserves
Depletions
Post Depletion
Exclusions and Pillars
Geology/ Structure
Est Domains/Data
Cut-off Method
Dec 2021 Mineral Resources Inclusive of Mineral Reserves
Discounted for Mineral Reserves
Dec 2021 Mineral Resources Exclusive of Mineral Reserves

For clarity, the waterfall graph looks at changes to total Mineral Resources inclusive of the Inferred classification and of Mineral Reserves.

11.4.4 Metal Equivalents

There are no mineral or metal equivalent Mineral Resources declared for Driefontein, with only the primary mineral of economic interest being declared, namely gold. Co or by-products, which may occur at low abundances and of low economic importance are not estimated.

11.5 QP Opinion on the Mineral Resources Estimation and Classification

The Mineral Resources declared are estimated based on the geological facies and constrained by appropriate geostatistical techniques, using OK and SK. The Mineral Resources classification follows

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geostatistical and geological guidelines. The Mineral Resources are declared inside the structural blocks, outside of the mined-out areas and above an economic cut-off value. The underlying grade control and reconciliation processes are considered appropriate.

It is the QP's opinion that all issues relating to any technical or economic factors that would be likely to influence the condition of reasonable prospects for economic extraction are addressed or can be resolved with further work.

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12 Mineral Reserves Estimates

12.1 Mineral Reserves Methodology

This Section includes discussion and comment on the mining engineering related aspects of the LoM plan associated with Driefontein. Specifically, comment is given on the mine planning process, mining methods, geotechnics, geohydrology and mine ventilation. Some discussion on the planned projects is also included.

As a point of reference, Mineral Reserves are quoted in terms of Run-of-Mine ("RoM") grades and tonnage as delivered to the metallurgical processing facilities and are therefore fully diluted. Mineral Reserves statements include only the Measured and Indicated Mineral Resources modified to produce Mineral Reserves contained in the LoM plan and are quoted as at 31 December 2021.

Table 43 provides details of the LoM plan from C2022 to C2031.

12.2 Mine Planning Process

The following planning process applies at Driefontein:

- Appoint and ensure competence in mine planning responsibilities per section;
- Consider planning cycle for which plan is to be prepared;
- Obtain updated geological structural model for design purposes;
- Obtain/determine future planning levels for the operation. Identify output levels for the operation (gold target/tonnage required, development targets);
- Break these down per individual operating level;
- Liaise with all Senior Vice Presidents, Vice Presidents of operations and business unit management teams and brief anticipated production levels and efficiency rates;
- Evaluate historical efficiencies against future planned efficiencies and reach agreement of planning performance levels;
- Provide base plans for each individual business unit and determine numbers of crews and scheduling systems per business unit;
- Document and file all tunnel dimensions and advance rates;
- Review tunnel dimensions with Ventilation, Rock Engineering, Evaluation and Mining Engineering teams;
- Agree and reach consensus on all stoping layouts, ledging and extraction sequencing/methodologies;
- Review and sign-off with all appropriate business unit management teams;
- Document the planned parameters in a shaft or unit planning brief;
- Commence designing of mine plan. Specify capital and preferably separate individual elements for later revision. Ensure naming of working place, etc.;
- Review development and stoping mine design with appropriate business unit management team members and ancillary support staff including MRM competencies;
- Modify if required, or accept and commence with scheduling based on agreed scheduling parameters per area;
- Review schedules and outputs in terms of production with Vice Presidents of operations, to ensure appropriate levels of production and volume efficiencies are obtained for that unit;

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- Communicate with all service staff (occupational health - environmental / ventilation, rock engineering), horizontal tramming for level capacities and vertical engineering for shaft capacities;
- Modify and revise as required with appropriate staff;
- Consolidate all sections to create overall operational performance plan;
- Run evaluation module/grid and determine gold output;
- Provide shaft or unit-based data in terms of volume and grade into acceptable standard database and reporting format;
- Review total plan with MRM staff competency heads;
- Revise and review again if required;
- Submit for final review with Senior Vice Presidents and Vice Presidents of operations to ensure operational targets and performance levels are reached;
- Submit to the Unit Manager Mine Planning to prepare on appropriate format and for submission to the Financial Department for total mine financial evaluation;
- Identify all areas where differences in design can or may require additional feasibility study work in the future. These would include declines, new shafts, and alternative layouts. Generate cost models in conjunction with the Project Office;
- Review mining plan with rock engineers and provide data sets for design modelling. Obtain support of acceptance of plan as far as rock engineering is concerned;
- Review mining plan with occupational health (ventilation) engineers and provide data sets for design modelling. Obtain written support of acceptance of plan as far as occupational health is concerned;
- Review with all mining engineering staff and gain acceptance and commitment to plan. Generate and provide appropriate schedules and plans for all Manager operations;
- Consider alternative scenarios relating to rates of advance, alternative layouts, and risk mitigation;
- Formally document all capital projects and compile consolidated project report for each project;
- Reconcile the planning Mineral Reserves per shaft with scheduled and designed Mineral Reserves and account for all differences. Modify plan to eliminate all differences. This reconciliation is an MRM competency head process;
- Prepare operational/ strategic plan presentation to SA Gold MANCO.
- Modify and amend where required;
- Complete final cycle of planning process and document all parameters. Make digital backup of Mineral Reserves model, design model, schedule model, all associated worksheets/presentations;
- Roll out and communicate final plan to all business units with prints of appropriate plans and spreadsheets. Confirm and identify all critical development; and
- Review and modify on a monthly basis actual achievement versus planned volumes.

12.3 Historical Mining Parameters

The planning parameters are primarily based on historical achievements. Table 20 provides the historical mining performance for Driefontein, where mining expenditures are stated in nominal terms.

Historical mining statistics for the shafts from C2017 to C2021, as well as historical averages are provided in Table 39.

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Driefontein TRS 2021 Page 138 of 249 Table 39: Historical Mining Statistics by Shaft Units C2017 C2018 C2019 C2020 C2021 Average No. 1 Shaft Main On-Reef Development (m) 251 370 116 144 582 293 Main Off-Reef Development (m) 1,075 542 608 958 1,180 873 Area Mined (m2) 57,424 31,194 24,716 35,478 35,559 36,874 Mill Tonnes (kt) 385 211 181 224 242 249 Gold produced (kg) 2,784 1,555 1,314 1,678 1,918 1850 No. 2 Shaft Main On-Reef Development (m) 13 29 - - - 21 Main Off-Reef Development (m) 64 191 - - - 128 Area Mined (m2) 9,821 5,882 - 165 - 5,289 Mill Tonnes (kt) 95 62 7 10 15 38 Gold produced (kg) 520 296 57 79 131 217 No. 4 Shaft Main On-Reef Development (m) 535 205 51 152 285 246 Main Off-Reef Development (m) 1,703 1,387 871 1,381 1,056 1280 Area Mined (m2) 48,908 37,728 23,568 32,300 37,302 35,961 Mill Tonnes (kt) 370 288 194 262 320 287 Gold produced (kg) 3,498 2,124 1,347 2,260 2,896 2,425 No. 5 Shaft Main On-Reef Development (m) 687 1,099 503 691 740 744 Main Off-Reef Development (m) 3,824 3,198 1,776 2,795 3,731 3065 Area Mined (m2) 96,556 74,491 39,590 60,360 69,668 68,133 Mill Tonnes (kt) 628 506 280 427 501 468 Gold produced (kg) 3,761 3,124 1,571 2,567 2,873 2,779 No. 8 Shaft Main On-Reef Development (m) 1,036 967 333 572 231 628 Main Off-Reef Development (m) 4,413 3,327 813 972 1,141 2133 Area Mined (m2) 92,025 75,758 37,129 41,517 53,945 60,075 Mill Tonnes (kt) 579 487 238 302 394 400 Gold produced (kg) 2,020 1,377 834 1,191 1,205 1,325 Total Mine UG Main On-Reef Development (m) 2,521 2,670 1,003 1,559 1,838 1,918 Main Off-Reef Development (m) 11,079 8,644 4,068 6,105 7,107 7,401 Area Mined (m2) 304,734 225,053 125,003 169,820 196,474 204,217 Mill Tonnes (kt) 2,056 1,554 898 1,225 1,472 1,441 Gold produced (kg) 12,583 8,476 5,124 7,776 9,022 8,596 Note: C2018 + C2019 skewed by a prolonged industrial action and C2020 skewed by COVID-19 related lockdown. Driefontein TRS 2021 Page 139 of 249 12.4 Shaft and Mine Pay Limits 12.4.1 Pay Limits Costs for the LoM plan were derived from the actual C2021 costs and are based on the C2022 production plan. Costs used in the operational plan have been benchmarked against current costs and appropriate adjustments have been made for inflation and labour costs. The long-term gold price determination is covered in Section 16, and as is discussed in that Section, is considered by the QP to be both reasonable and realistic for establishing economic viability. Table 40 provides a summary comparison of the pay limits used for Driefontein per shaft compared to the previous year. Table 40: Pay Limits Pay Limits Shafts Gold Price No. 1 No. 4 No. 5 No. 8 Total Mine ZAR/kg C2021 Mineral Reserves 720,000 2,150 3,220 1,660 970 1,880 C2022 Mineral Reserves 800,000 2,360 3,160 1,550 880 1,820 C2022 Direct 800,000 1,890 2,440 1,280 700 1,450 C2022 Mineral Resources 868,000 2,170 2,910 1,430 810 1,670 Executive cut-off grade* 1,160/900** 1,350 960 420 - See Section 16 for gold price determination. *Executive cut-off grade is applied in Year 1 of LoM plan. This cut-off grade ensures a reasonable margin at the shafts. Mining below this cut-off grade can be allowed on an incremental basis. For definitions of cut-off grade, pay limit, executive cut-off please see Important Notices at the beginning of the document. ** First value represents cut-off value for tertiary shaft and second value the sub-vertical shaft. As per Figure 67 below, the Driefontein pay limit decreased by 60cm.g/t year on year. The gold price increase offset the cost increase, while the volume increase, driven by No. 8 Shaft, decreased the pay limit by 50cm.g/t. Driefontein TRS 2021 Page 140 of 249 Figure 67: Pay Limit Reconciliation 12.4.2 Modifying Factors and LoM Plan Driefontein has used an overall 85% MCF in the C2022 LoM plan (Table 42). The weighted combination of the shafts’ MCF is the plants’ average. The monthly milled tonnes and recovered gold allocated to each shaft is based on the proportion of tonnes and gold content delivered by each shaft to the plant. Belt sampling is done on every shaft, and every belt has a weightometer. The results of the belt sampling are then used to proportionally allocate the final gold and tonnage declaration (as determined at the metallurgical plant). The Mineral Reserves classification of Proved and Probable was largely a function of the Mineral Resources classification with due considerations of the minimum criteria for the “Modifying Factors” as considered below: • Mining; • Metallurgical; • Processing; • Infrastructural; • Economic; • Marketing; • Legal; and • Environmental, Social and Governmental factors. Table 41 provides an overview of the Mineral Reserves modifying factors and Table 42 provides details of the historical and projected modifying factors. All modifiers are determined per shaft and applied to their respective production profiles. 1,880 160 10 170 10 50 1,820 0 200 400 600 800 1,000 1,200 1,400 1,600 1,800 2,000 C 2 0 2 1 G o ld p ri c e C o st M C F R e e f d e v % m 2 C 2 0 2 2 c m .g /t Driefontein Total Cost increase of 9% D1# increased by 8% D4# increased by 11% D5# increased by 7% D8# increased by 20% Total m² increase of 1% D1# decreased by 7% D8# increased by 8% Driefontein TRS 2021 Page 141 of 249 Table 41: Mineral Reserves Modifying Factors Element Unit Value Mined Value (over LoM) (cm.g/t) 1,925 Waste Mining Factor (%) 5.9 Mine Call Factor (%) 84.9 Mining Recovery Factor (%) 35 Plant Recovery Factor (%) 97 Other Sources Stoping (%) 4.3 Development to Mill (%) 10.7 Survey Discrepancy (%) 11.6 Channel Width (cm) 71 Stoping Width (cm) 152 Mill Width Factor (ratio) 1.37 Mill Width (cm) 207 Mineral Reserves Pay Limit (Year 1) (cm.g/t) 1,820 Table 42: Historical and Projected Modifying Factors Units C2017 C2018 C2019 C2020 C2021 LoM Projection Mine Call Factors No. 1 Shaft (%) 82 74 89 78 84 82 No. 4 Shaft (%) 67 76 75 64 69 73 No. 5 Shaft (%) 86 87 85 90 105 92 No. 8 Shaft (%) 88 86 99 100 110 100 Total (%) 79 82 86 80 88 85 Other Sources Stoping No. 1 Shaft (%) 3 3 4 5 6 4 No. 4 Shaft (%) 10 10 9 8 8 9 No. 5 Shaft (%) 3 4 3 3 2 3 No. 8 Shaft (%) 4 2 2 2 2 2 Total (%) 5 4 4 4 4 4 Survey Discrepancy No. 1 Shaft (%) 20 19 24 21 17 17 No. 4 Shaft (%) 10 11 15 10 11 11 No. 5 Shaft (%) -4 -1 3 5 6 3 No. 8 Shaft (%) 10 14 23 28 43 20 Total (%) 8 9 16 14 20 12

	Units	C2017	C2018	C2019	C2020	C2021	LoM Projection
Development (Reef)							
No. 1 Shaft	**(%)**	1	2	1	1	3	8
No. 4 Shaft	**(%)**	0	0	0	0	0	12
No. 5 Shaft	**(%)**	2	3	3	2	2	10
No. 8 Shaft	**(%)**	3	4	3	4	2	13
Total	**(%)**	2	3	2	2	2	11
Stoping Width							
No. 1 Shaft	**(cm)**	164	165	159	138	146	144
No. 4 Shaft	**(cm)**	158	157	157	167	171	170
No. 5 Shaft	**(cm)**	185	182	180	182	174	154
No. 8 Shaft	**(cm)**	156	159	150	155	151	141
Total	**(cm)**	165	166	163	163	162	152
Milling Width							
No. 1 Shaft	**(cm)**	243	248	292	220	258	202
No. 4 Shaft	**(cm)**	275	278	292	302	318	255
No. 5 Shaft	**(cm)**	236	246	269	281	266	182
No. 8 Shaft	**(cm)**	229	234	246	274	274	217
Total	**(cm)**	242	247	273	272	277	207

Historical totals – up to 2018 includes No. 2 Shaft

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Table 43: LoM Plan

	Units	LoM	C2022	C2023	C2024	C2025	C2026	C2027	C2028	C2029	C2030	C2031
			1	2	3	4	5	6	7	8	9	10
Underground												
Main On-Reef Development	**(m)**	10,284	1,912	1,506	2,124	2,073	1,612	544	336	178	-	-
Main Off-Reef Development	**(m)**	27,404	5,832	6,428	6,181	4,973	2,598	987	230	174	-	-
Mill Tonnes	**(kt)**	11,865	1,503	1,390	1,320	1,313	1,268	1,182	1,181	1,066	851	791
Yield	**(g/t)**	7.7	5.7	7.3	8.2	8.3	8.7	8.6	8.5	7.9	7.5	6.3
Gold Produced	**(kg)**	91,497	8,590	10,113	10,881	10,931	11,090	10,174	9,982	8,418	6,340	4,979
Surface												
Mill Tonnes	**(kt)**	-	-	-	-	-	-	-	-	-	-	-
Yield	**(g/t)**	-	-	-	-	-	-	-	-	-	-	-
Gold Produced	**(kg)**	-	-	-	-	-	-	-	-	-	-	-
Total Mine												
Mill Tonnes	**(kt)**	11,865	1,503	1,390	1,320	1,313	1,268	1,182	1,181	1,066	851	791
Yield	**(g/t)**	7.7	5.7	7.3	8.2	8.3	8.7	8.6	8.5	7.9	7.5	6.3
Gold Produced	**(kg)**	91,497	8,590	10,113	10,881	10,931	11,090	10,174	9,982	8,418	6,340	4,979

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12.5 LoM Projects

The No. 4 Shaft Pillar Extraction Project is currently in execution and has seen some revision during the C2022 LoM process. The original extraction plan has been revised following a geotechnical review and has resulted in a small reduction in the mineable Mineral Reserves. The Driefontein No.1 Shaft Rim-Pillar Project, a smaller project designed to extend the LoM of No. 1 Shaft commenced in 2020. Infrastructure to enable early closure of No. 1 Tertiary Shaft will be developed and consists of an incline system from No. 5 Shaft to No. 1 Shaft and will enable the mining of the high-grade VCR areas recently identified.

12.6 Specific Inclusions and Exclusions

The decision on whether to include or exclude potential mining areas is based on a detailed review, which includes:

- Health and safety considerations;
- Economic viability;
- Technical justification;
- Ability to mine the area; and
- Infrastructure availability constraints.

All areas included in the LoM plan are mined from current infrastructure and are a normal continuation of mining.

12.6.1 Specific Exclusions

- No. 10 Shaft;
- No. 6 Shaft;
- No. 7 Shaft Mineral Reserves (further east of No. 8 Shaft ground);
- No. 5 Shaft Depth Extension Project;
- No. 2 Shaft;
- Inaccessible areas, RME, Safety and Ventilation pillars;
- Where possible, excluded areas below the incremental, break-even cut-off grade of 500cm.g/t;
- All major faults and dykes, with allowances made for minor faulting;
- Extraction factor applied to pillars that have a measure of associated risk; and
- Previously unmined (white) areas have been removed where the current risk profile exceeds Sibanye's limits.

12.6.2 Specific Inclusions

- No. 1 SV Shaft Rim-Pillar;
- White areas (blocks of ground which were previously left behind) that have been identified for mining through a detailed assessment per area, and are accessible from existing infrastructure (the areas are not always accessible but the FW development to the areas is either open or being developed);
- No. 13 Shaft area is accessed from No. 8 Shaft; and
- Includes unavoidable and/or necessary unpay mining and dilution.

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12.7 Mineral Reserves Estimation

As mentioned in Section 11.3, the definitions used in this TRS are aligned with the SAMREC Code. The definitions of Proven (known as Proved under SAMREC and in this TRS) Mineral Reserve and Probable Mineral Reserve in Subpart 1300 of Regulation S-K are substantially similar to those of the SAMREC Code.

The QP considers that the definitions in this TRS are both consistent and aligned with those of Subpart 1300 of Regulation S-K.

A Proved Mineral Reserve is the economically mineable material derived from a Measured Mineral Resource. It is estimated with a high level of confidence. It includes diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre-Feasibility Study for a project or a LoM plan for an operation must have been carried out, including consideration of, and modification by, realistic assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Such modifying factors must be disclosed.

A Probable Mineral Reserve is the economically mineable material derived from a Measured or Indicated Mineral Resource or both. It is estimated with a lower level of confidence than a Proved Mineral Reserve. It includes diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre-Feasibility Study for a project or a LoM plan for an operation must have been carried out, including consideration of, and modification by, realistic assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Such modifying factors must be disclosed.

The tonnage and grades scheduled in Measured Mineral Resources classified as Proved and those in the Indicated Mineral Resources classified as Probable. No Measured Mineral Resources were converted to Probable Mineral Reserves and no Inferred Mineral Resources were included in the LoM.

Mineral Reserves estimation at Driefontein is based on development of an appropriately detailed and engineered LoM plan, which accounts for all necessary access development and stope designs. The terms and definitions are those given in United States Securities and Exchange Commission's ("SEC's") Subpart 1300 of Regulation S-K.

Further, in presenting the Mineral Reserves statements and associated sensitivities the following applies:

- All Mineral Reserves are quoted as at 31 December 2021;
- All Mineral Reserves are quoted at a gold price of ZAR800,000/kg;
- All Mineral Reserves are quoted as 100% ownership;
- All Mineral Reserves are quoted in terms of RoM grades and tonnage as delivered to the metallurgical processing facilities, and are therefore fully diluted;
- Mineral Reserves statements include only Measured and Indicated Mineral Resources modified to produce Mineral Reserves, and contained in the LoM plan; and
- All references to Mineral Reserves are stated in accordance with Subpart 1300 of Regulation S-K.

The Mineral Reserves are derived following the production of a LoM plan by incorporating modifying factors into the Mineral Resources estimates. All design and scheduling work for underground is undertaken within Cadsmine. The planning process incorporates appropriate modifying factors based

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on the reconciliation exercises described and the use of cut-off grades policies and technical economic investigations.

The mill tonnes are quoted as mill delivered metric tonnes and RoM grades, inclusive of all mining dilutions and gold losses except mill recovery. Metallurgical recovery factors have not been applied to the Mineral Reserves figures, but to the LoM and financial models, and are approximately 97% at Driefontein.

Tonnes include mine dilution, which relates to the difference between the mill tonnage and the stope face tonnage and includes other sources stoping (which is waste that is broken on the mining horizon, other than on the stope face), development to mill and tonnage discrepancy (which is the difference between the tonnage expected on the basis of the operations' measuring methods and the tonnage accounted for by the plant). The mine dilution factors at Driefontein are 37%.

The MRF relates to the proportion or percentage of ore mined from the defined ore body at the gold price used for the declaration of Mineral Reserves. This percentage will vary from mining area to mining area. This percentage reflects planned and scheduled Mineral Reserves against the theoretical Mineral Reserves (at the gold price used for the declaration of Mineral Reserves), with all modifying factors, mining constraints and pillar discounts applied. The mining recovery factor for Driefontein mine is 35%.

The pay limit, defined as the average value at which the orebody can be mined without making a profit or loss, varies depending on the respective costs, depletion schedule, ore type and dilution.

12.8 Surface Sources

Surface sources refer to waste and processed materials, primarily waste rock dumps, slimes and sand at Driefontein. No surface material has been included in the LoM plan.

12.9 Mineral Reserves Statement

There are no mineral or metal equivalent Mineral Reserves declared for Driefontein, with only the primary mineral of economic interest being declared, namely gold. Co or by-products, which may occur at low abundances and of low economic importance, are not estimated.

Table 41 provides an overview of the Mineral Reserves Modifying Factors. All modifiers are determined per shaft and applied to their respective production profiles.

The Mineral Reserves are declared separately for underground and surface sources. Refer to Table 44 for the Mineral Reserves for Driefontein. Table 45 shows the Mineral Reserves per mining area.

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Table 44: Mineral Reserves as at 31 December 2021

Classification - Gold	Tonnes (Mt)		Grade (g/t)		Gold (Moz)	
	Dec21	Dec20	Dec21	Dec20	Dec21	Dec20
Underground						
Proved	**7.7**	5.9	**8.4**	8.5	**2.1**	1.6
Probable (AI)	**4.2**	3.6	**7.2**	7.4	**1.0**	0.9
Total (AI)	**11.9**	9.6	**8.0**	8.0	**3.0**	2.5
Probable (BI)	**-**	-	**-**	-	**-**	-
Total Underground	**11.9**	9.6	**8.0**	8.0	**3.0**	2.5
Surface Stockpiles						
Probable Surface Dumps	**-**	0.3	**-**	0.4	**-**	0.0
Total Surface	**-**	0.3	**-**	**0.4**	**-**	0.0
Total Mineral Reserve	**11.9**	9.8	**8.0**	**7.8**	**3.0**	2.5

1. Mineral Reserves have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K.
2. Mineral Reserves are calculated at ZAR800,000/kg.
3. AI = Above Infrastructure.
4. BI=Below Infrastructure.
5. Mineral Reserves are reported as delivered to plant and do not include metallurgical recovery factors which are applied in the cut-off grades and LoM calculations, which are approximately 97% at Driefontein.
6. Refer to Section 12.4 for pay limits, cut-offs and modifying factors.
7. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

The +22% change year-on-year in the stated Mineral Reserves (Figure 68) are attributed to:

- -0.3Moz in depletions;
- +0.8Moz area inclusions:
  - +0.3Moz white areas primarily at No. 4 Shaft;
  - +0.1Moz inclusion of CLR on No. 1 Shaft Rim Pillar; and
  - +0.4Moz additional secondary reefs, mostly on the VCR horizon at No. 1 and No. 5 Shafts.

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Figure 68: The Driefontein Operations Mineral Reserves Reconciliation as at 31 December 2021


Moz
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
2.477
-0.297
0.003
0.052
0.338
0.016
0.084
0.358
3.033
D1 -61koz
D2 -4koz
D4 -92koz
D5 -94koz
D8 -41koz
Surface -6koz
D1 +10koz
D4 -8koz
D5 +1koz
D1 +9koz
D4 -4koz
D5 +17koz
D8 +29koz
D4 +242koz
D5 +48koz
D8 +37koz
D8 +14koz
Rim pillar not previously included CLR
VCR areas previously mined from D5 now included under 1T plus additions
Dec2020
Depletion
Estimation
Factors
White areas
Secondary reefs
D1 SV pillar
D1 & D5 VCR
Dec2021

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Mineral Reserves per Mining Area

Table 45: Mineral Reserves per Mining Area

Gold per Mining Area	Proved			Probable			Dec21		
	Mt	g/t	Moz	Mt	g/t	Moz	Mt	g/t	Moz
No. 1 Shaft	0.6	8.3	0.2	1.7	9.8	0.5	2.3	9.4	0.7
No. 2 Shaft	-	-	-	0.0	4.2	0.0	0.0	4.2	0.0
No. 4 Shaft	2.1	11.2	0.7	0.4	4.8	0.1	2.5	10.1	0.8
No. 5 Shaft	3.2	8.7	0.9	0.9	7.3	0.2	4.1	8.4	1.1
No. 8 Shaft	1.8	4.6	0.3	1.2	4.2	0.2	3.0	4.4	0.4
Total Underground	**7.7**	**8.4**	**2.1**	**4.2**	**7.2**	**1.0**	**11.9**	**8.0**	**3.0**
Total: Surface Rock Dumps	-	-	-	-	-	-	-	-	-
Grand Total (Underground and Surface)	**7.7**	**8.4**	**2.1**	**4.2**	**7.2**	**1.0**	**11.9**	**8.0**	**3.0**

1. Mineral Reserves have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K.
2. Mineral Reserve are calculated at ZAR800,000/kg.
3. Mineral Reserves are reported as delivered to plant and do not include metallurgical recovery factors which are applied in the cut-off grades and LoM calculations, which are approximately 97% at Driefontein.
4. Refer to Section 12.4 for pay limits, cut-offs and modifying factors.
5. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

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12.10 Mineral Reserves Sensitivity

Table 46 provides details of the Mineral Reserves sensitivity based on the Mineral Reserves modifying factors applied by Driefontein. These sensitivities are not based on detailed LoM plans and should be considered on a relative and indicative basis only.

Table 46: Underground Mineral Reserves Sensitivity as at 31 December 2021

Classification	Scenario -10% ZAR720,000			Scenario -5% ZAR760,000			Base Case ZAR800,000			Scenario +5% ZAR840,000			Scenario +10% ZAR880,000		
	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)	Tonnes (Mt)	Grade (g/t)	Gold (Moz)
Proved	6.1	7.6	1.5	7.4	8.5	2.0	7.7	8.4	2.1	8.2	8.1	2.1	10.3	6.9	2.3
Probable (AI)	3.3	7.3	0.8	3.9	7.3	0.9	4.2	7.2	1.0	5.0	6.8	1.1	7.5	5.5	1.3
Probable (BI)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total Underground	9.4	7.5	2.3	11.3	8.1	2.9	11.9	8.0	3.0	13.1	7.6	3.2	17.7	6.3	3.6
Probable Surface dumps	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Grand Total	**9.4**	**7.5**	**2.3**	**11.3**	**8.1**	**2.9**	**11.9**	**8.0**	**3.0**	**13.1**	**7.6**	**3.2**	**17.7**	**6.3**	**3.6**

1. Mineral Reserves have been reported in accordance with the classification criteria in Subpart 1300 of Regulation S-K
2. Mineral Reserves are calculated at ZAR800,000/kg.
3. AI = Above Infrastructure.
4. BI=Below Infrastructure.
5. Mineral Reserves are reported as delivered to plant and do not include metallurgical recovery factors which are applied in the cut-off grades and LoM calculations, which are approximately 97% at Driefontein.
6. Refer to Section 12.4 for pay limits, cut-offs and modifying factors.
7. A 0.0 represents numbers below significant figures reported, a ("-") represents absent value.

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12.11 QP Opinion on the Mineral Reserves Calculation

The Mineral Reserves declared are calculated from detailed LoM plans developed per shaft and are based on the Mineral Resources estimates as at 31 December 2021, together with a set of modifying factors based on recent historical achievements. The assumptions applied in determining the modifying factors are reasonable and appropriate. The LoM plans were developed with an approach that allows the production team's input into the process and is sufficient in detail to ensure achievability.

Mineral Reserve estimates are subject to various risk factors including changes to modifying factors, through the methodology adopted as outlined in Section 12.4.2, of considering the historic factors achieved per shaft lends support to LoM modifying factor projections. Further discussions on risks are covered in Section 22.1.

The QP considers that all the inputs used in calculating the Mineral Reserves have been thoroughly reviewed and can be considered technically robust.

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13 Mining Methods

13.1 Introduction

This Section includes discussion and comment on the mining engineering related aspects of the LoM plan associated with Driefontein. Specifically, comment is given on the mine planning process, mining methods, geotechnics, geohydrology and mine ventilation. Some discussion on the planned projects is also included. The mine layout, showing the final mine outline of the LoM planning blocks is shown in Figure 70.

13.2 Shaft Infrastructure, Hoisting and Mining Methods

13.2.1 Shaft Infrastructure

Driefontein is a large, established deep level gold mine that is accessed from surface through numerous shaft systems to 50 Level (currently the deepest working level) some 3,300m below surface. Driefontein comprises four producing shaft systems that mine different contributions from pillars and open ground.

The Driefontein shaft layout is depicted in Figure 69. Surface and other infrastructure to support the shafts is discussed in Section 15.

Figure 69: Schematic Section Indicating the Driefontein Infrastructure


2 PLANTS 167 ktpm
THABELANG (10#)
NORTH#
KHOMANANE (8#)
RETHABILE (7#)
ITHEMBALETHU (9#)
BAMBISANANI (6#)
HLAGANANI (5#)
MASAKHANE (1#)
PITSENG (2#)
1 PLANT 180 ktpm 3#
YA RONA (4#)
IPC
Fissure Water Aquadent
10ASV #
13.5L
1 SV#
5SV#
DAM
22L LINKED BETWEEN 4+5 #
7# Care & Maintenance
9# Care & Maintenance
9SV#
6T#
6SV#
1 T#
4SV#
6# Care & Maintenance
Fissure Water
CHAIRLIFT
CHAIRLIFT
LEGEND
Backfill
Ore Movement
Electricity
Pumping
Compressed Air
Ore Pass
Fridge Plants
Fissure Water

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we are one
Sibanye Stillwater

13.2.2 Hoisting

Hoisting capacity of the winders is given in Table 47. Unconstrained capacity is the maximum capacity of the winders. The constrained capacity is the reduced capacity due to load shifting. Load shifting reduces the available capacity by reducing the operating hours. This is done to reduce power costs by not operating during peak power grid hours.

No.1 and No. 8 Shafts hoist their own material to surface, but No.4 and No. 5 Shafts transfer the ore underground via rail on 24 and 22 Levels respectively to No. 2 Shaft, where it is hoisted to surface.

Table 47: Hoisting Capacities

Winder	Capacity-unconstrained (ktpm)	Capacity Load shifting (ktpm)
No. 1SV	86	43
No. 1T	101	52
No. 2	203	89
No. 4SV	97	25
No. 5SV	159	106
No. 8	55	29

13.2.3 Mining Methods

As Driefontein is a well-developed orebody that has been extensively mined, the choice of mining method is constrained by this historical mining. The orebody is narrow tabular in nature and is accessed through vertical shafts, with evenly spaced development in the footwall. On reef development is advanced on true dip, ledged and then stoped to either side in the direction of strike. All mining at Driefontein is conventional in nature and is consistent with other similar orebodies.

Mining methods are based on a number of factors and are shaft, infrastructure and orebody specific. They are made by experienced mining engineering professionals, with input from all disciplines.

The mining methods employed at Driefontein are subdivided as follows:

- No. 1 SV Shaft: minimal extraction of previously unmined (white) areas and scattered mining; shaft pillar partial extraction;
- No. 1 T and No. 5 SV Shafts: breast mining with dip pillars; scattered white areas;
- No. 4 SV Shaft: scattered mining, scattered white areas, shaft pillar partial extraction; and
- No. 8 Shaft (including No. 7 Shaft and No. 12 Shaft area): extraction of previously unmined (white) areas, pillar mining and scattered mining.

All mining, specifically from white areas, undergoes a continual risk assessment process and those areas that currently pose a risk are excluded from the Mineral Reserves.

Main intake and return air way ("RAW") development on Driefontein is done as twin haulages to reduce the risk associated with methane and to accommodate the scattered mining done due to the selective mining practices. Development can be reduced to a single haulage in specific areas following a risk assessment. Mineral Reserves generation is done through the development of footwall drives (approximately 90m in the footwall) and crosscuts to 14m below reef. Traveling ways to reef are

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developed on a selective grid (100m to 180m apart), depending on evaluation, rock engineering principles and structure.

Breast ledging is done on all operations with the exception of VCR mining at No. 4 Shaft, where wide raising is preferred. Selective stoping operations through conventional breast mining is the main extraction method throughout all the shafts.

Ongoing evaluation and feasibility studies are routinely done to define optimal extraction scenarios, that are cost effective and meet operational best practices.

No stripping is required as operations are accessed through underground development and no surface sources are exploited.

The underground development requirements are listed in the LoM in Table 43.

13.3 Geotechnical Analysis

The following factors are considered amongst others when assessing geotechnical risk:

- Depth and stress conditions;
- Rock type and rockmass strength (reef, hanging wall and footwall);
- Remnant or virgin ground mining;
- Geology;
- Modelled Excess Shear Stress ("ESS" [MPa]) or modelled Ride [m^3] on geological structures;
- Modelled Average Pillar Stress ("APS" [MPa]) on mining faces and regional stability pillars;
- Modelled Energy Release Rate ("ERR" [MJ/m^2]) on active mining faces;
- Modelled closure [m] and closure volume [m^3] in mined out areas;
- Modelled Rockwall condition Factor ("RCF") on tunnels;
- Seismic history and other seismic parameters;
- Mining geometry and sequencing; and
- Mining rate (m^2/month).

Laboratory results from Unconfined Compressive Strength ("UCS") and Unconfined Compressive Modulus ("UCM") tests are used to inform rockmass strength and elastic parameters. These tests are carried out at registered laboratories (usually University of the Witwatersrand) by competent persons and appropriate quality assurance procedures ("QA/QC") are followed. Details of the QA/QC performed are not available for this report but are consistent with industry best practices.

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Table 48: UCS and UCM Laboratory Results

Properties	F/W Quart.	F/W Carbon Leader	H/W Quart.	Green Bar	HWGB Quart.	MSP Quart.	LSP Quart.	USP Quart.
E (GPa)	78	83	82	61	86	70	76	75
Poisson's Ratio (υ)	0.21	0.18	0.18	0.3	0.16	0.22	0.22	0.20
Density (kg/m³)	2,767	2,718	2,700	2,853	2,707	2,710	2,690	2,690
UCS (MPa)	209	77-256 (177)	266	127	346	146	260	268
No. of samples tested	2	4	5	4	2	2	2	1

Table 49: Triaxial and Shear Test Results

Triaxial Test Results - 1 Test per Rock Type						
φ (Deg.)	46°	51°	48°	44°	44°	48°
C (MPa)	42	24	53	15	70	51

Shear Test Results (Unspecified Quartzite)					
Peak C (MPa)		0.01		0.06	
Residual C (MPa)	0.00	0.00	0.00	0.00	0.00
Peak φ (Deg.)		33°		30°	
Residual φ (Deg.)	32°	30°	28°	29°	27°

Mining (face advance associated with the blast) is the main trigger of smaller seismic events. Blasting times versus seismicity is monitored and graphs distributed on a monthly basis, in order to control and adhere to blasting times. Larger events occur more random in time.

In the planning process the following is taken into consideration:

- Abutments of other reefs in proximity to one another are indicated on all plans, and consideration given to the potential interaction between the reefs due to the effect of mining;
- Second outlets are of prime importance and where possible are planned for, or a contingency plan put in place;

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- Mining geometry and mining spans in line with the mine design strategy;
- Leads and lags of stoping panels are generally planned within 5m minimum and 15m maximum where practical, and where grade or other constraints do not exist;
- The 70m rule is considered, in that a series of panels may not mine toward one another within 70m;
- Isolated blocks of ground (not mined during the initial mining phase) that are within 300m radius from each other, are not mined simultaneously;
- Final remnants are planned to be in the ideal position; and
- The leaving of bracket pillars along major geological structures is considered.

13.3.1 Geotechnical Conditions

The TRS has been compiled with generally appropriate input from qualified rock engineers. Strategic planning and major design issues were completed with the relevant input from the responsible rock engineers.

The mining methods employed at Driefontein can be classified into three categories based on geotechnical engineering as follows:

- Shallow to intermediate depth mining of areas above 24 Level, with a depth of up to 2,100m below surface, where scattered-breast mining is primarily employed. The crosscuts and raises are spaced approximately 160m apart with footwall drives placed at increasing distances below the reef plane with depth. This allows some pre-development for selective mining to take place. Conventional support methods are used, and regional stability pillars are generally not required, therefore payability of the reef and geological features have the main influence on the final extraction ratio. Previously unmined (white) area extraction is taking place at present, but before any such areas are targeted, a detailed evaluation of each area is undertaken to determine the level of risk. This includes detailed rock engineering and risk evaluations, an estimate of the scope of work required to access the area, as well as a financial estimate;
- Deep level mining areas between 24 and 42 Levels at No. 4 Shaft, and between 24 and 34 Levels elsewhere, with approximate depths of 2,100m to 3,010m below surface. Stress evaluations are carried out to ensure that development is sited in a favourable stress regime as far as is practical and in instances where this is not practical, support is designed and installed to ensure the stability of the excavations. Lead/lags between stope faces are controlled. Conventional pack and yielding elongate support are used as local support, and stability pillars in conjunction with backfill are used for regional support. Stability pillars and geological features, including bracket pillars on the prominent structures, determine the final extraction ratio. The up-dip mining method is also used to re-establish breast mining panels that have been stopped due to major falls of ground. Pre-conditioning blasting is applied in certain areas to limit the risk of strain bursts associated with the high stress environments; and
- In the deep to ultra-deep mining areas between 34 and 50 Levels (approximate depths of 2,371m to 3,500m below surface), a closely spaced dip pillar layout is employed. This area is characterised by mining of two reefs of different widths in a high stress environment, namely single and multi-band CLR. The principal layout used in the CLR environment consists of dip pillars with a width of 30m to 40m spaced 140m to 150m apart between 34 and 40 levels, and 40m to 50m dip-pillars spaced 130m to 140m apart between 40 and 50 levels. Mining between the pillars consists of an overhand breast mining configuration, with mining taking place on both sides of the raise progressing systematically up the raise, with footwall drives 80m below the reef plane to locate

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them in competent quartzite rock and away from mining abutments. Backfill has also been incorporated in the design to further reduce closure and closure volume as well as the ERR, specifically for the mining of the multi-band CLR. This method allows for some pre-development and hence a certain amount of selective mining is possible. All panels are preconditioned to manage the strain burst risk. Payability, stability pillars and geological features determine the extraction ratio. The maximum extraction ratio for this type of mining is 60% to 78% depending on the structural complexity of the area.

13.4 Mine Ventilation

The ventilation design for the various shafts at Driefontein is based upon the accepted and signed-off design criteria, as laid out in the Group's standard for ventilation planning criteria. The ventilation systems are designed to provide a minimum specific cooling power of $260W/m^2$ in all working areas of the mine.

The total volume of air circulated through Driefontein workings is in excess of $1,770m^3/s$.

Ventilation zones have been created throughout Driefontein workings utilising natural geological features, or by means of designing support pillars, crush pillars, or using backfill to create ventilation pillars. This forms an integral part of the fire preparedness strategy on the mine. Booster fans are installed in main return airways to assist the main surface fans to ventilate the mine. The cooling capacity of ventilation air is largely dependent on strategically located bulk air coolers and spot coolers to ensure adequate cooling is delivered as close as possible to the workings. Backfill forms an essential part of ventilation control inside production stoping areas. In areas where backfill is not available or cannot be placed in adequate quantities, compressible foamed cement paddocks are constructed to minimise air losses to and heat from, worked out areas, together with installing conventional ventilation curtains to ensure efficient in-stope control. It is intended that wherever possible below a depth of 2,571m, battery or electrically powered locomotives will be used to minimise heat and diesel pollutants in the environment.

Ventilation leakages in ducted systems are maintained at <10% per 100m of duct length. Temperature limits inside all working places is set at Temperature Wet Bulb ("TWB") ≤31.0°C and Temperature Dry Bulb ("TDB") ≤37.0°C (i.e. no work is allowed in areas where temperatures exceed this limit).

13.5 Refrigeration and Cooling

The total installed capacity of refrigeration plants on surface at Driefontein is 75 megawatts ("MW"), of which 58MW is used continuously. The total installed capacity for the underground refrigeration plants is 48MW, of which 26MW is used continuously.

The heat loads for each zone have been calculated, and projects to optimise cooling systems are established to counter heat loads where required. At the “ultra-deep” No. 5 Shaft, a surface bulk air cooler has been installed to offset heat gain from auto-compression. Secondary air cooling is achieved by strategically siting suitably sized bulk air coolers in main intake airways, and where necessary smaller spot coolers are also strategically placed to maintain acceptable environmental conditions in the working places.

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13.6 Flammable Gas Management

Flammable gas intersections are occasionally encountered on the eastern shafts of Driefontein, these intersections are well controlled following the procedures as described in the Flammable Gas Code of Practice. Continuous gas measuring instruments, used to detect flammable gas on Driefontein, are permanently allocated to key members of all working teams.

13.7 Mine Equipment

All conventional narrow reef mining equipment required for ongoing mining operations is currently in place and in use on Driefontein mine. Equipment includes winches, scrapers, rock drills, pumps, rolling stock etc.

13.8 Personnel Requirements

Mine labour assumptions are included in the LoM plan. All mining personnel are currently employed and in place to satisfy the requirements for the LoM. Refer also to the Human Resources Section 17.2 later in this document.

13.9 Mine Extraction Plan

Refer to Section 13.2.

13.10 Hydrological Models

Refer to Section 7.6 and Section 17.5.7.

13.11 Historical Mining Parameters, Factors, Production Rates and LoM

13.11.1 Shaft and Mine Pay Limits

Costs for the LoM plan are detailed in Section 18.3. Refer to Section 12.4 for details on pay limits and cut-offs.

13.11.2 Modifying Factors

Key modifying factors for the 2021 Mineral Reserves are also listed in the Mineral Reserves Section. Refer to Section 12.4.2.

13.11.3 Production Rates and LoM

These are provided in the Mineral Reserves Section 12. Refer to Table 43.

13.12 Requirements for Stripping, Underground Development and Backfilling

Underground development has been extensively covered in the previous sub-sections.

Backfilling is utilised at Driefontein, with regional and support pillars also left, where possible, in preferably unpay areas. Further commentary on backfill is covered in Section 13.3 above.

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As Driefontein is an operating mine with a long history, all the necessary equipment for mining, extraction and processing is already on-site and is in use. The mine's completed grid development is sufficient to support a two-year mining window, and the future development to support the LoM is shown in Table 43. Historical underground development performance is included in Section 5.2.2. At present 1,021 people are allocated for 2022 development.

13.13 Final Layout Map

The following map (Figure 70) illustrates the existing workings, as well as the LoM planning for Driefontein indicating the final mine outline for all the reefs.

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Figure 70: Driefontein Mine Outline (All Reefs)


27°30'E
0
1
2km
0
1
2Miles
Coordinate System: WG27
7-Rethabile Shaft
6-Bambisanani Shaft
4-Ya RonaShaft
1-Masakhane Shaft
2 - Pitseng Shaft
3 Shaft
13 Shaft
26°25'S
9-Ithembalethu Shaft
5-Hlanganani Shaft
Legend
Mining Right (Driefontein)
Underground workings
Planning (LOM)
Shaft (Producing)
Shaft (Non-Producing)

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14 Processing and Recovery

This Section covers the metallurgical and mineral processing aspects associated with Driefontein. Specifically, on the process metallurgy and process engineering aspects relating to plant capacity, metallurgical performance and metal accounting practices as incorporated in the LoM plan.

14.1 Processing Facilities

Driefontein operates No.1 Plant, treating underground ore and surface rock dump material. Refer to Table 50 for the plant capacities.

Table 50: Mineral Processing Plant Capacity

Plant	Design Capacity (ktpm)	Operational Capacity (ktpm)*
No.1 Plant	240	120

* Capacity based on current leach retention times and historical achievement. The plant is currently treating surface and underground material at full capacity. Only underground material is planned over LoM with only one operating mill and capacity of 120 ktpm.

No.1 Plant receives ore from several underground shafts. The original plant was commissioned in 1972 with a conventional treatment circuit comprising crushing and screening, open circuit rod milling, closed circuit pebble milling, thickening, air agitated leaching, drum filtration, zinc precipitation and smelting to produce doré. The drum filtration and zinc precipitation sections were replaced by a carbon in pulp ("CIP"), elution and carbon regeneration facility in August 2001. In September 2003, two single stage SAG mills operating in closed circuit with hydrocyclones replaced the conventional crushing and milling circuits. Cyclone overflow is screened to remove trash ahead of the two high-rate thickeners, air agitated leaching and Kemix Pump Cell CIP adsorption. The schematic process flow diagram for No.1 Plant is shown in Figure 71 below.

Loaded carbon is transferred to the centralised elution facility located at No.1 Plant for acid treatment, Zadra elution and electrowinning. Eluted carbon is thermally regenerated and returned to the adsorption circuit. Gold bearing cathode sludge is recovered by washing, filtration, drying and smelting to produce doré. 90% of the Tailings from the Pump Cell circuit are either wholly pumped directly to two Tailings Storage Facilities ("TSFs"), and the remaining or 10% of the residue material is cycloned and pumped underground as backfill. Water recovered from the TSFs is recycled back to the No.1 Plant for use as process water. The schematic process flow diagram for the Central Elution is shown Figure 71 below.

The capacity of No.1 Plant is 240ktpm but is planned to operate with only one mill over the LoM and is reduced to 120ktpm. The LoM plan assumes a recovery of 97% for underground material, which is in line with historical performance adjusted for projected head grades. The projected LoM throughput averages 113ktpm during the first five years with a peak a 125ktpm in 2022 (underground waste will be stock piled in the months where the capacity is exceeded). If plant capacity is available, surface material can be toll treated for other operations. As LoM plan delivery decreases, the plant will be down scaled accordingly.

The comminution and adsorption circuits are relatively new, and the balance of the plant is mechanically and structurally sound. With adequate ongoing maintenance No.1 Plant should readily meet LoM requirements.

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Table 51 below outlines the C2022 budget for the No. 1 Plant, with respect to energy, water, process materials and personnel requirements.

Table 51: Driefontein No. 1 Plant Projected Requirements for Energy, Water, Electricity and Personnel (C2022 Budget)

Plant	Electricity Usage (kWh)	Electricity Cost (ZAR)	Water Usage (Kl)	Water Cost (ZAR)	Stores Cost (ZAR)	Total Employees (No.)	Labour Costs (ZAR)
No. 1 Plant	80,050,134	113,609,582	109,500	609,378	124,821,715	145	67,608,822

Figure 71: The Schematic Process Flow Diagram for Driefontein No.1 Plant


Portable Water supply
Dolomatic Water supply from UG
Shaft
Plant Silos X3
SAG Mills X2
Gland ServiceTank
Mill Process Tanks X2
Backfill Process Tank
Service Tank
Leach Tanks X16
Main Supply of the Plant Pumps
Back Fill Stock tank
Residue Tank
Used during hosing of a cell, rinsing Acid and Elution column.
SDR Water
Return Water Dam
Carbon from Circuits
Caustic Soda
Smelt house
Carbon Return to CIP Circuit
Bullion dispatch
Batching Tank X2
Flowmeter
Densitometer
Weightometer
Manual Density
Automatic Sampler

Note: One SAG mill is planned to close in 2022

14.2 Sampling, Analysis, Gold Accounting and Security

Generally, adequate attention is given to sampling and sample preparation. While there are minor accounting anomalies that require further investigation, good accounting procedures are in place.

Plant feed tonnage is measured via a weightometer on mill feed belts or leach feed mass flow systems. Surface rock dump ("SRD") samples are taken at the individual dumps, which feed material to the plant.

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Leach feed samples are taken automatically, with a Multotec cross-stream pulp cutters and the residue sample is taken with an instream poppet sampler. Shift composites are accumulated and prepared according to Company standards.

Plant sampling appears to be reasonable as reflected in the plant gold call factors averaging 102%. While security measures are in place at Driefontein, operations management is continuing to refine security measures, increasing the level of sophistication where warranted.

14.3 Plant Clean-up

The quantity of clean-up gold that can be anticipated on closure of a plant is uncertain. Reported figures for South African plants have shown an order of magnitude difference, varying from 0.4% to 0.04% of the total gold produced through the plant during its life.

Factors affecting the quantity of gold that is eventually recovered are plant age, installed treatment route, plant layout and detailed design features, plant operational management and the procedure and efficiency of the plant clean-up. Historically, Driefontein has cleaned the old crushing, milling, thickening, filtration and smelting sections of No.2 Plant and in total 2,548kg was recovered, which equates to 0.124% of total gold produced during the life of this plant. Generally, it can be assumed that 0.15% for older crushing and milling plants, and 0.10% for more recent, relatively clean plants is typical. Where low-level waste has been processed in the latter years of a plant's life, significant gold purging is likely to have occurred and lower gold accumulations can be expected.

A clean-up operation at the No.1 Plant was conducted in 2006. This project included the demolition and clean-up of the crusher, milling and thickener sections of the plant. The project produced 3,547kg of gold from 83,298 tonnes of gold bearing material milled. A further 150kg of gold from clean-up is expected to be extracted at No.1 Plant closure in 2031 (Table 52).

Table 52: Assumed Gold Lock-up

Plant	Assumed Lock-Up (kg)
No.1 Plant	150

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14.4 Milling Statistics

14.4.1 Driefontein No.1 Plant

Table 53: Driefontein No.1 Plant – Historical Milling Statistics

1 Plant		Units	C2017	C2018	C2019	C2020	C2021
Ore Milled		(ktpm)	245	191	242	249	233
	Underground	(ktpm)	174	130	77	102	119
	Surface	(ktpm)	71	61	165	148	114
Yield		(g/t)	4.6	4.0	2.1	2.8	3.4
	Underground	(g/t)	6.3	5.6	5.7	6.4	6.3
	Surface	(g/t)	0.4	0.5	0.4	0.3	0.3
Gold Recovery		(%)	97.0	96.3	97.0	97.1	97.6
Gold Production		(Koz/p.a.)	446	293	195	271	304

14.4.2 Treatment of Surface Sources (Historical)

SRD material is delivered by truck from rock dumps to the plant feed bunkers to supply Driefontein No.1 Plant. SRD has been treated on a toll basis with limited material from the Kloof operation and with clean-up material from Driefontein. No surface sources are included in the LoM plan.

14.4.3 Forecast Production Levels and Treatment Costs

The treatment cost for C2021 was ZAR199/t, for both surface and underground material. The treatment costs for 2022 are planned at ZAR241/t, for underground material only. For the LoM, the expected unit costs increase as the production plan decreases. The average over the LoM is ZAR277/t. Refer to Table 54 for the planned production at No. 1 Plant.

14.4.4 Final Product

Doré gold, an unrefined alloy of gold with variable quantities of other base and precious metals, is produced at Driefontein before being sent for refining to Rand Refinery Limited ("Rand Refinery"). Further details are provided in Section 16.

14.5 QP Opinion on Processing

The QP is satisfied that the mineral processing is appropriate and sufficient to support the LoM, and that all material issues have been addressed in this document.

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Table 54: Forecast Processing Statistics No. 1 Plant

		LoM	C2022	C2023	C2024	C2025	C2026	C2027	C2028	C2029	C2030	C2031
	Units	Total	1	2	3	4	5	6	7	8	9	10
Underground												
Tonnes Milled	**(kt)**	11,865	1,503	1,390	1,320	1,313	1,268	1,182	1,181	1,066	851	791
Gold Head grade	**(g/t)**	7.7	5.9	7.2	8.1	8.2	8.6	8.6	8.5	8.0	7.6	6.3
Surface Rock												
Tonnes Milled	**(kt)**	-	-	-	-	-	-	-	-	-	-	-
Gold Head grade	**(g/t)**	-	-	-	-	-	-	-	-	-	-	-
Surface Tailings												
Tonnes Milled	**(kt)**	-	-	-	-	-	-	-	-	-	-	-
Gold Head grade	**(g/t)**	-	-	-	-	-	-	-	-	-	-	-
Processing												
Total Tonnes Milled	**(kt)**	11,865	1,503	1,390	1,320	1,313	1,268	1,182	1,181	1,066	851	791
Gold Head grade	**(g/t)**	7.7	5.9	7.2	8.1	8.2	8.6	8.6	8.5	8.0	7.6	6.3
Recovery	**(%)**	97.0	97.0	97.0	97.0	97.0	97.0	97.0	97.0	97.0	97.0	97.0
Recovered Gold	**(kg)**	88,690	8,590	9,703	10,381	10,457	10,632	9,811	9,690	8,307	6,245	4,873

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15 Infrastructure

15.1 Overview of Infrastructure

Engineering infrastructure at Driefontein includes a wide range of operating technology, which varies in age and extent of mechanisation. Figure 72 shows the layout of the mine, the placement of shafts and other surface infrastructure within the mine boundaries. Shared services infrastructure not on the mine is not shown.

Underground operations comprise access infrastructure to convey personnel, material and equipment to and from the working areas and associated services to support mining operations. Horizontal infrastructure includes crosscut haulages, footwall haulage levels and declines/inclines. Infrastructure required for ore flow and services include ore and waste passes, conveyor belts, rail conveyances, ore bins, loading stations, water dams, pump stations, secondary ventilation, workshops, power supply, compressed air and water reticulation systems.

Surface infrastructure includes headgears and winding system, primary ventilation, process facilities, office blocks and training centres, workshops and stores, lamp rooms, change houses and accommodation.

Figure 73 depicts the major equipment situated on the operation. There are also several services and supply centres. These include compressed air supply stations and minor workshops for small repairs to plant and equipment, surface fridge plants and pumping stations.

Pipelines exist for various uses throughout the mine, underground and on surface, mainly for water and compressed air for mining. This includes those used for backfilling. The process plant pipeline infrastructure includes that used for tailings deposition. No additional pipelines will be required for the LoM.

Notwithstanding the age of the general infrastructure, all surface and underground infrastructure is reasonably maintained and equipped. In conjunction with the planned maintenance programmes, including specific remedial action, the current infrastructure, pumping, hoisting and logistic capacities are considered adequate to satisfy the requirements of the LoM plan. Further, the power generation and distribution systems, water sourcing and reticulation systems are appropriate as envisaged in the LoM plan.

Shaft hoisting infrastructure and capacities are discussed under Section 13.2. Movement of ore, once hoisted from the various shafts to the plant, is done via conveyor from No. 1 and No. 2 Shafts, which are both situated close to the plant on surface, and via truck from No. 8 Shaft.

See Section 13.2 and Figure 69 for details on shaft infrastructure and Section 15.3 and Figure 73 for supporting surface infrastructure.

Aside from existing underground rail infrastructure, no surface rail infrastructure is in use. No port facilities exist on the Driefontein operations and no additional surface rail infrastructure will be required for the LoM.

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Figure 72: Mine Layout and Surface Infrastructure


27°25'
27°30'
27°35'
-26°20'
-26°25'
0 1 2km
0 1 2Miles
Coordinate System: WG27
8-Khomanane Shaft
4-Ya Rona Shaft
1-Masakhane Shaft
5-Hlanganani Shaft
12 Shaft
13 Shaft
R501
R500
N12
Legend
Mining Right (Driefontein)
Pipeline
Main Powerline
Driefontein Main Office
Accommodation
No.1 Plant
Shaft Complex
Compressor House
Sub-Station
Tailings Storage Facility
Roads
National (N)
Regional (R)
Shafts
Non-Producing
Producing

15.2 Tailings Storage Facilities

Driefontein currently operates two TSFs namely;

- East Driefontein 1 TSF; and
- East Driefontein 2 TSF (separated by a corridor width of approximately 300m).

The TSFs are in good condition and are situated above dolomitic material, which assists in draining seepage water permeating downwards through the TSF. New elevated penstocks are being installed on both TSF's.

The deposition requirement for the LoM plan totals 11.9Mt compared to the available capacity of 23.2Mt. The capacities are based on high level TSF capacity modelling by Golder and Associates. The capacity is based on achieving an ultimate rate of rise of 2.0m per annum. Continuation reports were conducted during 2021 by Knight Piesoldt. They were appointed as the Engineer of Record ("EoR") for the facilities and the data from the continuation report will flow into the annual report and a possible restatement of the capacity left will follow through from this report. On both dams the penstocks have been replaced and old penstocks have been sealed as well. Both dams are closely monitored based

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Sibanye Stillwater we are one

on a critical control analysis, reviewed monthly by both the EoR as well as the responsible mine personnel. No project capital expenditure is required as the tailings facilities have already been constructed.

Tailings capacity is adequate for the LoM.

Table 55: LoM Assessment of Tailings Facilities*

Mining Asset	LoM Deposition (Mt)	Available Capacity (Mt)	Surplus / (Shortfall) (%)	Capital Requirement (ZARm)
Driefontein TSF 1	5.9	11.7	5.8Mt 98%	Nil
Driefontein TSF 2	5.9	11.5	5.6Mt 94%	Nil
Mine Total	11.9	23.2	11.3Mt 95%	Nil

TSFs and Waste Rock Dumps Composition

The TSFs represent the waste product from the processing of auriferous and uraniferous ores from Driefontein. The gold, uranium oxide, available sulphide and other commodities such as base metals, undergo mobilisation within the TSFs with time and hence may exhibit areas of re-concentration. The Malmani dolomite footprint composition has a bearing on the mobilisation dynamics of a TSF, and hence due to interaction of factors including footprint, age of TSF, beneficiation, primary reef origin of slimes, etc. the TSF may exhibit areas of differing grade profiles.

TSFs for Driefontein are current dumping sites and are not available for retreatment but once they become available, the primary economic mineralisation of importance on the TSFs will be gold ("Au"), with uranium oxide ("U_3O_8"), sulphide ("S^{2-}") and the base metals (Cu, Co, Ni & Zn) of lower economic significance.

15.3 Power Supply

Power supply at Driefontein is obtained from the Eskom grid via a 44kV transmission network as well as a 132kV transmission network. Seven Point of Distribution ("PoD") are fed from the 44kV network from Lama and West Wits Eskom distribution substation and six PoD's from the 132kV network from West Wits and Midas Eskom distribution substation. Driefontein has a total of 690MW installed capacity and a combined Notified Maximum Demand ("NMD") of 334.92MW and an average usage of 172.06MW for 2018. Average for 2019 was affected by a major labour strike, and 2020 by the COVID-19 lockdown. These years are not representative of normal operating conditions.

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Figure 73: Schematic Layout of Power Points of Supply and Surface Infrastructure


Eskom - Lama
44kV
Off Set - 13# (6.6kV)
44kV
Standby - 10# (6.6kV)
44kV
West Drie Four – 4# (6.6kV)
Drie Pumps (6.6kV)
West Drie Two - 12# (6.6kV)
West Drie Six - 6# (6.6 kV)
East Drie North – 4# (6.6kV)
44kV
East Drie Shaft- 2# (6.6kV)
East Drie Five - 5# (6.6kV)
Eskom - West Wits
132kV
132kV
132kV
West Drie Gold (6.6 kV)
West Drie Nine - 9# (6.6 kV)
East Drie Mill - 1# (6.6kV)
East Drie Gold - 4# (6.6kV)
Eskom Infrastructure
132kV
132kV
132kV
Driefontein PODs
Eskom - Midas

	BU 3							BU4	BU1	BU2		
	Thabelang (10#)	North	12#	Khomanane (8#)	Rethabile (7#)	Ithembalethu (9#)	Bambisanani (6#)	Hlaganani (5#)	Masakhane (1#)	Pitseng (2#)	3#	Ya Rona (4#)
Compressors	1x Demag VK 50		2x GHH 6-6L 2x GEC 1x BTH			2x GHH 6-6L 1x Demag VK 50 2x Bellis & Morcom	1x Demag VK 50 1x GHH RG 56	1x Demag VK 72 1x Sulzer RIK 56 3x Belliss & Morcom	4x Demag VK50			3x Demag VK50
Fans		3x A-D W6F267/28 2			2x A-D W6F3390	1x Howden W6P3390		1x Howden W6P3390		4x A-D W6F267/28 2		3x Howden W6P3390
Fridge Plants								2x Howden 4 x York	2 x Howden			5x York
Sewerage Works												
UG Fridge Plants								4 x York	3 x York			3 x Trane

Driefontein has reduced its demand for electricity from an average of ±207MW prior 2008 to ±170MW currently. Driefontein has an extensive energy saving programme in place, with projects that range from air and water saving initiatives, to major projects like Three Chamber Pipe Systems and Turbines. Usage is extensively managed in order to mitigate the risk of potential carbon taxes in the future.

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Renewable Energy

Relaxing of regulatory requirements and anticipated ability to trade electricity in South Africa has allowed Sibanye-Stillwater to grow its portfolio of renewable projects to 557MW, including solar and wind projects. These projects are being pursued in support of our carbon neutrality by 2040 commitment and mitigating the risks associated with Eskom electricity supply.

Anticipated capital cost of the project is anticipated to be around ZAR11-billion and will be funded by third parties through power purchase agreements. Renewable electricity will be delivered at a 40-50% (solar) and 20-30% (wind) discount to grid tariffs, escalating at CPI. Sibanye plans to also leverage these projects to promote local socioeconomic development and a just energy transition.

The SA Gold 50MW solar photovoltaic (PV) project is targeted for financial close H1 2022 and commercial operation by late 2023. A local project developer has been appointed on a 20-year PPA basis. The project will directly generate electricity for the Kloof operations. 332MW of wind energy capacity has also been secured through the appointment of two project developers for three remote wind projects. Power generated will be 'wheeled' to our SA Gold operations and will offset a portion of their electricity requirements, reducing their carbon footprint and electricity costs.

15.4 Bulk Water, Fissure Water and Pumping

See Section 17.5.7 for information on Bulk Water, Fissure Water and Pumping.

15.5 Roads, Rail, Ports, Pipelines and Other Infrastructure

Driefontein mine is an underground mine with conventional stoping. Access is via vertical shaft systems and through underground development tunnels equipped with rail tracks, for the transport of men, material, waste rock and ore.

On surface, the site is situated in a well-developed area and is easily accessible by major roads.

Rail

Aside from existing underground rail infrastructure, no surface rail infrastructure is in use or required.

Port Facilities

No port facilities exist or are required on the Driefontein operations.

Dams

Surface dams are not required, as there are two potable water plants (one at No. 1 Shaft, the other at No. 8 Shaft) that treat fissure water pumped from underground. This water supply is sufficient for all requirements. Artificial water dams exist underground in support of mining operations.

Pipelines

Refer to Section 15.1 and Section 17.5.1.

Surface Rock Dumps, TSFs and Leach Pads

The TSFs have been covered above in Section 15.2.

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The SRDs have been mined out. They were generally material from off-reef waste development conducted in support of accessing the orebody. As there may have been a degree of cross-tramming of reef to waste historically, these SRDs were a source of low-grade, readily available surface material, and where economic and with sufficient Plant capacity were exploited.

There are no leach pads used at Driefontein.

Other

No other infrastructure requirements are material to Driefontein.

15.6 Equipment Maintenance

15.6.1 Surface Workshops

Surface workshops for major repairs were converted to off-site repair facilities operated by third party suppliers in the neighbouring towns. Only minor repairs are done on shaft.

15.6.2 Underground Workshops

Underground workshops are used for routine maintenance of equipment. All areas are well equipped. Facility configuration depends on the equipment that is being service to ensure compliance as per the requirements of the planned maintenance schedules. Areas are well ventilated and illuminated, floor areas are concreted.

15.7 Offices, Housing, Training Facilities, Health Services Etc.

Sibanye Gold operations has central offices at various mines for shared services and offices at Driefontein shafts and plant for mine services (Figure 72).

Driefontein mine is near to several towns and cities at which some of the mine personnel live. The mine also provides on mine housing and hostels for some of the personnel. Transportation from high density areas serving the mine is operated by a third-party supplier. Otherwise, all transportation is public services or personal vehicles.

Training facilities are through the Sibanye Gold Academy and central training is located near the Kloof Gold mine (see adjacent properties Section 20).

Primary Health services are centralised at Libanon, shared by the Sibanye Gold operations in the West Wits Line.

All hospitals have been privatised and are run by independent third parties.

15.8 QP Opinion on Infrastructure

The QP is satisfied that the infrastructure is appropriate and sufficient to support the LoM and that all material issues have been addressed in this document.

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16 Market Studies

16.1 Concentrates and Refined Products

Doré gold, an unrefined alloy of gold with variable quantities of other base and precious metals, is produced at Driefontein before being sent for refining to Rand Refinery Limited ("Rand Refinery").

16.2 Metals Marketing Agreements

Rand Refinery, an independent private Company, is owned by a consortium of the major gold producers in South Africa, refines doré gold to London Good Delivery standard. Sibanye has a 33.2% direct interest in the Rand Refinery operations (Figure 2). Rand Refinery is the primary gold refinery in Southern Africa and has been refining gold for over 100 years.

Sibanye has an agreement with Rand Refinery for the refining of all of Driefontein's gold and silver, which is the Driefontein operation's only material contract for the refining of gold and silver. It is not believed that the terms obtained from Rand Refinery are influenced through Sibanye's direct interest in it, however two Sibanye employees are non-executive directors on the board of Rand Refinery.

Rand Refinery markets the gold and associated minerals produced in all its various forms to customers across the globe. Gold and silver have wide and fluid markets and can be readily sold on the open market as and when produced.

Sibanye does not generally enter into forward sales, commodity derivatives or other hedging arrangements in order to establish a price in advance of the sale of its production, unless these derivatives are used for risk mitigation and project funding initiatives. As a result, Sibanye is normally fully exposed to changes in commodity prices for its mined production.

16.3 Markets

16.3.1 Introduction

Gold and silver are both sold as bullion. Physical gold and silver are used locally in manufacturing in the jewellery and industry sectors. Refined gold bars are normally exported to the international market. The major product consumers are:

- Investment;
- Jewellery;
- Industry and technology;
- Central Bank Purchases; and
- Gold Markets.

16.3.2 Demand and Supply Summary

According to the World Gold Council ("WGC") research document (Gold Demand Trends Full Year 2021, from www.wgc.org. Disclaimers as per their and this document), highlights for 2021 and points of note included the following:

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- Following the gold market's severe disruptions in 2020, due to the COVID-19 pandemic and worldwide rolling lockdowns, gold annual demand rebounded during 2021 over most sectors, with Exchange Traded Funds ("ETF's") being the exception (refer to Figure 74);
- Gold supply was down slightly for the year, mainly due to a large drop in recycling, though primary mine production showed a small recovery (refer to Table 56);
- Although the USD gold price declined approximately 4% during 2021, the average gold price of USD1,799 for 2021 was around 2% higher than the USD1,770 average of 2020; and
- The analysis by the WGC suggests that investment may struggle in 2022 amid nominal interest rates and inflation competing for position, as it did during 2021, but that consumer demand should continue, with central banks also still likely to buy gold albeit slower than during 2021.

Figure 74: Global Annual Demand by Sector*


Tonnes
5,000
4,500
4,000
3,500
3,000
2,500
2,000
1,500
1,000
500
0
-500
2019
2020
2021
Jewellery fabrication
Technology
Total bar & coin demand
ETFs & similar products
Central banks & other inst.

*Data to 31 December 2021.
Source: Metals Focus, World Gold Council

Table 56: Total Supply

Tonnes	2020	2021
Total supply	4,721.1	4,666.1
Mine production	3,474.7	3,560.7
Net producer hedging	-45.9	-44.5
Recycled gold	1,292.3	1,149.9

Source: Metals Focus, World Gold Council

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16.4 Metals Price Determination

The Mineral Resources and Mineral Reserves price determinations comply with Subpart 1300 of Regulation S-K and are submitted to the SEC for comment.

In line with common practice within the Committee for Mineral Reserves International Reporting Standards ("CRIRSCO") jurisdictions, Mineral Resources price assumptions typically focus on longer timeframes than Mineral Reserves and are based on higher prices (to better capture the long-term but still reasonable prospect for economic extraction), whilst Mineral Reserves rely on medium term, "through the cycle" pricing that would not unreasonably result in large annual swings.

Sibanye-Stillwater intends to use prices that will stay stable for at least three to five years, and will only change if there is a fundamental, perceived long-term shift in the market, as opposed to basing it only on short term analyst consensus forecasts. Sibanye-Stillwater has also in the process considered its general view of the market, the relative position of its operations on the costs curve, as well as its operational and Company strategy. Sibanye-Stillwater has opted to apply forward-looking prices.

On a monthly basis, the Sibanye-Stillwater Business Development team receives an independent report from UBS Bank, called the Commodity Consensus Forecasts Report. This report contains consensus outlooks, from the various banks listed, on a broad range of commodities. These forward prices, in general, correlate with Sibanye-Stillwater's internal views.

The process for the various metals price determination is outlined below.

QP Opinion

The QP deems the price reasonable as it is based on forward looking as well as historical pricing. The methodology for determining the pricing was disclosed to the SEC via letter prior to the Mineral Resource and Mineral Reserve estimations, and no objections were noted. In addition the price assumption is aligned with the consensus outlooks as reported by UBS Bank.

16.4.1 Exchange Rate

Table 57 below summarises the comparison between the 3-year trailing average, 2-year trailing average, 1-year trailing average, consensus forward price and the price that Sibanye-Stillwater used for its Mineral Resources and Mineral Reserves declaration as at 31 December 2021.

Table 57: Exchange Rates Scenarios

Exchange currencies	3-year Trailing Average	2-year Trailing Average	1-year Trailing Average	Consensus Forward Rate	Mineral Resources Rate - 2021	Mineral Reserves Rate - 2021
ZAR/USD	15.14	15.63	15.40	15.11	**15.00**	**15.00**
EUR/USD	1.15	1.15	1.19	1.22	1.20	1.20
ZAR/EUR	17.35	17.96	18.37	18.43	18.00	18.00
ZAR/GBP	19.71	20.42	20.82	Not available	20.00	20.00

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16.4.2 Gold Price

Table 58 below summarises the comparison between the 3-year trailing average, 2-year trailing average, 1-year trailing average, consensus forward price for gold and the price that Sibanye-Stillwater used for its Mineral Resources and Mineral Reserves declaration as at 31 December 2021.

Table 58: Gold Price Scenarios

	Unit	3-year Trailing Average	2-year Trailing Average	1-year Trailing Average	Consensus Forward Price	Mineral Resources Price - 2021	Mineral Reserves Price - 2021
Gold	**USD/oz**	1,563	1,709	1,839	1,768	**1,800**	**1,660**

16.4.3 Comparison to 2020 Prices

Table 59 gives the price comparison between the Mineral Reserves prices as at 31 December 2020 and 31 December 2021.

Table 59: Comparison of Mineral Reserves Prices Current and Previous Year

	31-Dec-21			31-Dec-20		
Precious metals	**USD/oz**	**ZAR/oz**	**ZAR/kg**	**USD/oz**	**ZAR/oz**	**ZAR/kg**
Gold	**1,660**	**24,900**	**800,000**	1,500	22,500	720,000

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17 Environmental Studies, Permitting, Plans, Negotiations/Agreements with Local Individuals or Groups

17.1 Social and Community Agreements

Sibanye-Stillwater seeks to contribute meaningfully to the socio-economic development of communities around its operations. Mine community development is delivered through the Local Economic Development ("LED") projects set out in the Social and Labour Plans ("SLPs"). The primary aims of LED projects are to:

- implement sustainable socio-economic programmes in host communities and labour-sending areas;
- promote enterprise development;
- implement skills development programmes aimed at promoting employability and alleviating poverty;
- assist with the development of social infrastructure (such as schools and clinics/healthcare infrastructure); and
- improve community environmental management and food security.

Driefontein SLP for period 2017 to 2021 was approved for implementation in April 2019, but due to COVID-19 lockdown regulations that began on 26 March 2020, delays were experienced in executing implementation of some of the projects. The Department of Mineral Resources and Energy ("DMRE") was advised of the potential delays in implementation.

Driefontein approved budget allocation for mine community development in the 2017 to 2021 SLP amounts to ZAR31.7m, for implementation of LED projects in host and labour sending area communities.

The table below (Table 60) provides progress status of the projects.

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Table 60: Summary of Driefontein LED Projects as at 31 December 2021

Project Name	Objectives	Total Budget (ZARm)	Beneficiaries	Progress	Intended Impact
Establishment of Nursery	Propagate trees and other seedlings to support food security.	3	Communities in Merafong.	• Bokamoso Ba Rona ("BBR") to implement the project; • BBR implementation plan approved; and • Finalising contractual processes with BBR.	• Food security; • Environmental management; and • Job creation.
Farmer Out-grower Scheme	Establishment of four farmer production units on 20 hectares of land, which will be donated by Sibanye-Stillwater. Project at developing small local farmers.	10	Communities in Merafong City Local Municipality.	• Bokamoso Ba Rona ("BBR") to implement the project. • BBR implementation plan approved; and • Contract discussions with BBR underway	• Food security; • Job creation; and • Skills development.
Blybank Multi-Purpose Hall	Build a multi-purpose hall that will cater for community gatherings, recreational, cultural and educational activities for residents of the ward 13.	9	Residents of ward 13 and surrounding communities.	• In 2021, procurement processes had to be redone to split professional services from construction; • Professional services contractors were appointed; • Architectural conceptual layout drawings approved internally; • Geotechnical and dolomite investigations conducted; • On site percussion drilling completed; and • Construction expected to begin in 2022.	• Access to a social facility to be used as a social centre, educational activities, arts and culture, sports and recreation activities.
Manufacturing Incubator	Training the Small Medium Micro Enterprises ("SMMEs) in wood, paint, steel and cement product manufacturing and resource the incubator equipment.	4	SMMEs from Merafong and West Rand municipalities.	• The project is still in a planning phase. Intend to incorporate the project into the West Rand Industrial Park. The project facility is renovated; • Engagements with beneficiary SMMEs about project resetting; and • MoA engagements with implementing agent (Busmark) underway.	• Number of sustainable SMMEs; • Number of sustainable jobs; and • Creation of market access.

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Project Name	Objectives	Total Budget (ZARm)	Beneficiaries	Progress	Intended Impact
Livestock, Improvement and infrastructure Development	Building and equipping shearing sheds to enable subsistence farmers in labour-sending areas of the Eastern Cape to participate in the commercial wool production value chain.	2.8	Subsistence farmers from Sakhisizwe (Cala), Engcobo (Beyele), and Intsika Yethu (Esikhobeni and Emangfegweni) in Eastern Cape.	• Project completed and handed over to the beneficiaries, Chris Hani District Municipality ("CHDM") and Department of Agriculture; • Close-out report submitted to the DMRE; • In 2021, two additional shearing sheds were constructed at Emalahleni local municipality (in Chris Hani district municipality). The two shearing sheds were handed over to the beneficiaries in November 2021; and • As a close-out strategy, the four shearing sheds that were completed at CHDM, in 2020, were assisted as follows: ✓ Vaccination and dipping medicines; ✓ Water connections from the tank to the dipping tanks; ✓ Chairs and tables for the shearing sheds; and ✓ Security upgrade.	• Additional income stream from wool production; • Skills enhancement; • Job creation; and • Market access (offtake Agreement with the Wool Growers Association).
Greater Kei Skills Development Academy	The project entails contributing towards the building of a skills development Academy.	2.9	Great Kei and surrounding communities.	• In 2020, a letter was received from Great Kei local municipality requesting to replace the project; • Section 102 application submitted to the DMRE in October 2020; and • Still awaiting feedback from the DMRE.	• Intended project declared not affordable and feasible; and • With DMRE approval, to be replaced by waste management programme.

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Driefontein further implemented backlog projects from the previous SLP (2012-2016) and the table below (Table 61) provides progress to date.

Table 61: Backlog LED Projects, SLP (2012-2016) Status

Project Name	Objectives	Total Budget (ZARm)	Beneficiaries	Output Achieved in 2017 - 2019	Intended Impact
JS Skenjana SS School	Building of a new school to replace the dilapidated classrooms that were once part of a church hostel	35.1	1,600 learners from Idutywa	• By December 2021 construction of the school was still underway	• Access to educational facilities for approximately 1,600 learners from five feeder schools; and • Job creation during construction

17.2 Human Resources

17.2.1 Introduction

This Section includes discussion and comment on the human resources, health and safety related aspects associated with Driefontein. Specifically, information is included on the current organisational structures and operational management, recruitment, training, productivity initiatives and remuneration policies, industrial relations, safety statistics and performance.

Driefontein follows the Sibanye-Stillwater Code of Ethics, which is fully compliant with the Sarbanes-Oxley Act of the United States of America. This policy was adopted and communicated to all employees. A Human Rights Policy has also been adopted, which confirms full compliance with all applicable International Labour Organisation Conventions.

17.2.2 Legislation

Driefontein is committed to promoting Historically Disadvantaged South African's ("HDSA") in its management structure by instituting a framework geared toward local recruitment and human resources development. Vacancies are primarily filled by candidates from local communities. Where specialist skills are not available locally, they are sourced from outside local communities. The mine's long-term objective is to have these skills shortages addressed via skills development programmes.

Various regulatory authorities, in addition to mining and labour codes, govern labour legislation in South Africa. In general, these are well established in conjunction with current operating policies and form the cornerstone of human resource management.

High level compliance in terms of the following key acts and associated regulations was assessed:

- Constitution of the RSA (Act 108 of 1996) ("Constitution");
- Mine Health and Safety Act, (Act 29 of 1996) and amendments ("MHSA");
- The Occupational Health and Safety Act (85 of 1993) ("OHSA");

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- Labour Relations Act, 1995 as amended;
- Employment Equity Act, 1998 with specific reference to medical testing and HIV/AIDS;
- Compensation for Occupational Injuries and Diseases Act, 1993;
- Basic Conditions of Employment Act, 1997;
- Employment Equity, 1998; and
- Promotion of Equality and Prevention of Unfair Discrimination Act, 2000.

Table 62: Undertaking and Guidelines

Undertaking	Driefontein mine is committed to attaining the 40% HDSAs in management target as set by the DMRE and recognises that this refers to management in the D, E and F Patterson bands.
Guidelines	Build capacity within the organisation through Human Resource Department ("HRD") initiatives, with preference given to individuals from designated groups. These employees to form the pipeline for the Company's talent pool and succession planning.

Table 63: HDSA in Management as at 31 December 2021

Occupational Level/Paterson Band	Prescribed Target (%)	Current			2020 Prescribed (%)
		Designated	Non-Designated	Compliance (%)	
Top Management (Board)*	**50**	6	7	50	50
Senior Management (EXCO)*	**50**	14	23	38	50
Senior Management (Other)*	**60**	17	25	40	60
Middle Management Levels	**60**	1	4	20	33
Junior Management Levels	**70**	30	49	38	44
Total HDSAs in Management (Including Junior Management)		**68**	**108**	**39**	

*These numbers are reflected in accordance with the Mining Charter requirements and these individuals are not employed by the operation.

Table 64: Breakdown of Employee Profile as at 31 December 2021

Grade	Occupational Level	Number of Employees
E Band	Senior Management	5
D Band	Professionally Qualified, Experienced Specialists and Middle Management	78
C Band	Skilled Technical, Academic Qualified, Junior Management and Supervisors	984
B Band	Semi-Skilled and Discretionary Decision Making	4,947
A Band	Unskilled and Defined Decision Making	2,333
NG*	Learners and Trainees	0
Total Permanent		**8,360**
Temporary Employees		134
Contractor Employees		1,690
Total Head Count		**10,171**

*Non graded

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Table 65: Employee Turnover

Reason	2018	2019	2020	2021
Death	103	57	54	47
Desertion	59	40	41	58
Dismissal	81	121	103	88
Medical	90	79	116	117
Group Transfer	236	888	44	1
Relocated to Contractor	-	-	-	-
Resignation	269	193	172	160
Retirement	19	43	18	21
Retrenchment	124	1,008	8	1
Grand total	**981**	**2,429**	**556**	**493**

Table 66: Labour Unavailability and Absenteeism

Description	2018 (%)	2019 (%)	2020 (%)	2021 (%)
Mine accident	0.23	0.18	0.13	0.24
Sick	3.42	2.98	4.14	3.77
Occupational health	-	-	-	-
Unpaid leave	1.49	0.95	-	-
AWOPs	0.04	0.06	0.02	0.05
Training	1.87	1.48	1.46	1.61
Leaves	7.61	5.79	10.44*	8.44
Other	6.05**	20.10**	2.16	1.55

*2020 % increase of "leaves" is due to catch up as the result of COVID-19 delays.
**2018 and 2019 "other" affected by extended strike.

17.2.3 Human Resource Development (Training)

Driefontein has instituted a comprehensive programme to train and develop its employees to the extent that they are able to function competently in their specific jobs, with particular reference to compliance with legislative requirements and to providing the capacity for individuals and teams to work safely and productively. The training programme includes both technical/vocational training and supervisory and managerial skills development. Normally, Driefontein spends a total of 5% of payroll on employee training and development programmes.

Specific areas of focus in the training and development programmes include:

- Functional literacy and numeracy;
- Safe working practice training by means of programmes aligned with the requirements of the National Qualifications Framework;
- Interventions aimed at improving the business awareness and teamwork of employees at the lower levels of the organisation in particular;

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- Improved middle management skills through the implementation of an internal leadership programme to help fulfil the human resources requirement of the Mining Charter;
- Systems to track and manage, on an integrated basis, employee development and performance; and
- Portable skills training.

17.2.4 Remuneration Policies

Driefontein operates remuneration and employee benefits policies that recognise labour market conditions, collective bargaining processes, equity and legislation. The provisions of the SGL approval framework guide remuneration policies.

17.2.5 Industrial Relations

Industrial relations are managed at several levels and in several formalised structures, encompassing the corporate and mining asset domains in accordance with several key driving factors. These include the prevailing legislative requirements, regulatory bodies, labour representation, collective bargaining arrangements, sectoral and operation specific employer-employee agreements, and the quality of labour relations management philosophies and practices.

An employee relations/engagement framework also governs all engagements with organised labour and other stakeholders. The principal strategy elements are to entrench an improved understanding of the business imperatives on the part of labour, appropriate and timely intervention to pre-empt industrial relations issues and timely delivery by management on its undertakings to labour.

Some 71% of the permanent employees of Driefontein are paid up members of registered trade unions and associations. Most of these unionised employees are from the lower skilled level and are represented by the Association of Mining and Construction Workers Union ("AMCU"). Historically, trade unions with such a constitution have exercised a strong influence over social and political reform. The labour legislative framework reflects this by strongly empowering trade unions in the collective bargaining processes. The clear implication is that industrial relations are an area of critical focus for Driefontein.

17.2.6 Employment Equity and Women in Mining ("WIM")

The purpose of the Employment Equity plan is to ensure that a demographically appropriate profile is achieved through the participation of HDSAs in all decision-making positions and core occupational categories at the operation. In striving to achieve a 40% HDSA composition in the management structure and 10% participation of women in core mining occupations, Driefontein seeks to redress the existing gender and racial disparities. The plan reflects Sibanye's annual progressive targets and embrace the challenge to transform the composition of the Company's workforce and management. This is a business imperative to ensure that Sibanye taps into the entire skill base of the South African population. All efforts in this regard have been aligned with the National Development Plan ("NDP") and the UN Global Goals for Sustainable Development in relation to:

i) no poverty;
ii) zero hunger;
iii) quality education;

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iv) gender equality;
v) decent work and economic growth; and
vi) reduced inequalities.

Employment Equity strategies are aligned to succession planning, development of the Company's talent pool, learner development programmes, core and critical skills training programmes, career development plans, mentoring and coaching.

The following Sibanye principles guide the way in which Employment Equity is implemented at Driefontein, and to further comply with the Company's Ethics and Human Rights policies:

- Recognising historic inequalities, HDSAs and women with recognised potential are afforded special opportunities and additional support to realise their potential;
- To fill each position in the Company with a fully performing individual. Thus, we will not create phantom jobs nor make token appointments;
- Diversity is encouraged in the workplace and any form of racism is not tolerated;
- Some employees in management positions may be involuntarily redeployed to make space for HDSAs and women;
- All employees are developed to ensure that they are fully performing in their current jobs and, where applicable, to prepare them for future opportunities; and
- In placing women in jobs, the Company will take cognisance of the special risks to which women of child-bearing age, pregnant and lactating women should not be exposed.

Driefontein is required to translate the Sibanye Company strategy to five-year action plans that are implementable and measurable. Driefontein is committed to create a workplace in which individuals of ability and competency can develop rewarding careers at all levels regardless of their background, race or gender. Driefontein's employment practices and policies emphasise equal opportunity for all, and aim to identify, develop and reward those employees who demonstrate qualities of individual initiative, enterprise, commitment and competencies. Employment Equity policies also aim to create an inclusive organisational culture in which all employees are valued. The implementation of Employment Equity is overseen by senior management and is at the core of the mine's strategy.

Where appropriate, Employment Equity is implemented in consultation with employee representative bodies. As a key business imperative for Driefontein, Employment Equity is critical in assisting the operation to place competent employees in the correct jobs aligned with the operation's objectives. These are:

- Driefontein is committed to developing its employees to their greatest potential, which will contribute to the achievement of the operation's objectives;
- Driefontein recognises the need for continued investment in its employees through training and development, which is demonstrated through training and development opportunities and job placements with a focus on the development of key competencies, career path progression and retention of talent; and
- Driefontein has adopted a proactive recruitment, selection and appointment policy, which favours candidates from designated groups. This has assisted the operation in working toward the achievement of numerical goals of the operation's Employment Equity Plan.

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Table 67: Driefontein Total Employees - Snapshot Report for the Month December 2021

Occupational Level	Male				Female				Foreign Nationals		Total
	A	C	I	W	A	C	I	W	Male	Female	
Top management	0	0	0	0	0	0	0	0	0	0	0
Senior management	1	0	0	3	0	0	0	0	1	0	5
Professionally qualified and experienced specialists and mid-management	20	2	0	42	6	0	0	2	6	0	78
Skilled technical and academically qualified workers, junior management, supervisors, foremen, and superintendents	438	4	4	214	160	0	1	10	149	4	984
Semi-skilled and discretionary decision making	2,742	1	0	24	354	1	0	6	1790	29	4,947
Unskilled and defined decision making	1,365	2	0	2	433	2	0	0	498	31	2,333
TOTAL PERMANENT	4,566	9	4	285	953	3	1	18	2,444	64	8,347
Employee-Temporary	96	0	0	4	30	0	0	1	3	0	134
GRAND TOTAL	**4,662**	**9**	**4**	**289**	**983**	**3**	**1**	**19**	**2,447**	**64**	**8,481**

Note: "A" = African, "C" = Coloured, "I" = Indian, "W" = White.

Table 68: Driefontein Total Contractors (Excluding Ad-Hoc Contractors)

Occupational Level	Male				Female				Foreign Nationals		Total
	A	C	I	W	A	C	I	W	Male	Female	
Top management	0	0	0	0	0	0	0	0	0	0	**0**
Senior management	2	0	0	5	0	0	0	1	0	0	**8**
Professionally qualified and experienced specialists and mid-management	0	0	0	20	1	0	0	1	0	0	**22**
Skilled technical and academically qualified workers, junior management, supervisors, foremen, and superintendents	54	0	1	76	6	0	1	4	7	0	**149**
Semi-skilled and discretionary decision making	167	1	0	36	11	0	0	2	83	0	**300**
Unskilled and defined decision making	944	22	0	50	120	7	0	0	67	1	**1,211**
TOTAL EMPLOYEES	**1,167**	**23**	**1**	**187**	**138**	**7**	**1**	**8**	**157**	**1**	**1,690**

Note: "A" = African, "C" = Coloured, "I" = Indian, "W" = White

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17.3 Health and Safety

17.3.1 Policies and Procedures

Driefontein, since Sibanye's inception, has formed part of the Health and Safety Strategy and Policy development process, as well as the adoption and implementation thereof. The Safe Production Strategy that was developed as part of an ongoing safety improvement journey, takes into account "fit for purpose systems" such as ISO 45001 that was published during 2018. The Sibanye Health and Safety Strategy and Policy is further aligned with the World Bank Policies and Guidelines, International Finance Corporation Operational Policies, International Labour Organisation Conventions and OHSAS requirements.

17.3.2 Statistics

Table 69 presents safety statistics for Driefontein and includes the total number of fatalities, fatality rate and the lost day injury frequency rate ("LDIFR") from C2017 to C2021.

Table 69: Safety Statistics

Safety Statistics	Units	C2017	C2018	C2019	C2020	C2021
Fatalities	(No.)	2	12	0	1	1
Fatality Rate	(per mmhrs)	0.06	0.44	0.00	0.05	0.05
LDIFR	(per mmhrs)	7.89	6.82	5.48	6.07	5.87
MHSA Section 54's	(No.)	74	100	30	22	9

mmhrs = million man hours worked

17.3.3 Occupational Health and Safety Management

As part of the rollout of the Safe Production Strategy, the management of Critical Controls as well as management of "A" Hazards (hazards that can cause severe harm) were a key focus area at the operations. Also, the challenges in terms of normalising operations post the lockdown due to COVID-19, were dealt with commendably at the various shafts.

Between 2019 and 2020 an unprecedented 13 million fatality free shifts were achieved across all gold operations, which amounted to a 23-month fatal free run. Prior to the fatal accident in 2020, 4 million fatality free shifts were achieved at Driefontein.

17.3.4 HIV/AIDS

Driefontein applies HIV education and preventative measures, including the Highly Active Anti-Retroviral Therapy ("HAART") programme to manage the risk of HIV.

17.3.5 COVID-19

The Sibanye-Stillwater Group is closely monitoring the evolution of the coronavirus pandemic across the globe and at all our operations and is responding accordingly. Comprehensive health and safety protocols, including a vaccination programme, have proven to be effective.

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Driefontein TRS 2021 Page 186 of 249 17.4 Terminal Benefits The total terminal benefits liability (“TBL”) for Driefontein has been determined by consideration of the TBL and the various employee requirements of the LoM profile. This number has been estimated at ZAR948m and is incorporated in the LoM plan. 17.5 Environmental Studies 17.5.1 Introduction As part of the Sibanye-Stillwater Integrated, Compliance, Governance and Risk (“ICGR”) framework, the Company has embedded a process for improved regulatory risk profile and action plans to address any gaps in the identification of risk, level of adequacy and effectiveness of control measures. This has provided the Environmental and Environmental, Social and Governance (“ESG”) departments with a much clearer picture of all the legal requirements, its risk exposure and what mitigatory actions (compliance risk management plans) need to be put in place to improve and ensure compliance. The following generic environmental risks have been identified and are applicable to Driefontein: • Third party liability claims as a result of uncontrolled grazing on mine-owned properties; • Non-compliance with applicable environmental legislation; • Uncertainty on the quantum of closure liability for Driefontein operations, pending the proposed Financial Provisioning (“FP”) regulations; • Aging infrastructure and its contribution toward legal non-compliances (environmental); • Increase in illegal activity, sabotage and theft of environmental infrastructure, leading to increased frequency and severity of associated environmental non-compliances; • Increased non-compliances associated with the 1-metre pipeline (the fissure water pipeline from the operation to the Wonderfontein spruit) as a result of capacity constraints and sabotage/theft- induced challenges, resulting in increased sinkhole formation and ground stability-related issues; • Poor hazardous waste and hydrocarbon management; • Lack of a coherent regional water closure strategy, with Driefontein possibly having pumping obligations into perpetuity; • Failure to obtain applicable environmental approvals timeously, as a result of slow responses from regulators in respect of approving licenses and amendments; • Undue reliance on municipal water (with a resultant increase in water costs); • Fit for purpose surface and groundwater quality, both during and post-mining; and • Climate change and global warming. In addition, and from an ESG perspective, the following key environmental legislation, and its associated subsequent amendments, was identified to be applicable, wholly or partially, to the Driefontein operations: • Constitution of the RSA, 1996; • The Companies Act, Act 71 of 2008; • King IV report on Corporate Governance for South Africa 2016 (Institute of Directors in Southern Africa NPC); • Promotion of Administrative Justice Act, Act 3 of 2000; • Protection of Personal Information Act, Act 4 of 2013; Driefontein TRS 2021 Page 187 of 249 • Minerals & Petroleum Resources Development Act (“MPRDA”), Act No 28 of 2002 and all its Regulations and subsequent Amendments; • National Environmental Management Act (1998); • National Environmental Management: Biodiversity Act, Act No 10 of 2004; • National Environmental Management: Waste Act, 2008; • National Nuclear Regulatory Act, 1999; • National Environmental Management: Air Quality Act (“NEM:AQA”), Act No 39 of 2005; • National Water Act (“NWA”), Act No 36 of 1998; • Water Services Act (“NWS”), Act 108 of 1997; • Labour Relations Act (“LRA”), Act 66 of 1995; • Mineral and Petroleum Resources Royalty Act 28 of 2008; • Hazardous Substances Act, Act No 15 of 1973; • National Heritage Resources Act (“NHRA”), Act No 25 of 1999; • National Forest Act, Act No 84 of 1998; • National Road Traffic Act, Act 93 of 1996; • Road Transportation Act, Act 74 of 1977; • Fertilisers, Farm Feeds, Agricultural Remedies and Stock Remedies Act, Act No 36 of 1947; • Conservation of Agricultural Resources Act (“CARA”), Act No 43 of 1983; • National Veld and Forest Fire Act, Act No 101 of 1998; • National Environmental Management: Protected Areas Act, Act 57 of 2003; • Promotion of Access to Information Act, 2000; • Agricultural Pest Act, Act No 36 of 1983; and • Carbon Tax Act, Act 15 of 2019 and related Regulations. An important change in the regulation of mining related environmental activities was that on 8th December 2014, with the launch of the so-called One Environmental System (“OES”), the Minister and thus the newly renamed DMRE became the competent authority for environmental issues within the mining industry. The Minister of Environmental Affairs (department is now referred to as the Department of Forestry, Fisheries and the Environment (“DFFE”)), became the appeal authority for mine environmental issues. Since its inception in 2014, the OES has not as yet fully taken off, as not all of the relevant government departments/regulators seem to be on-board with the new, stricter approval timeframes and/or other OES requirements, which has led to the implementation of OES being, at best mediocre and at worst not meeting applicants’ expectations. Nevertheless, Sibanye-Stillwater recognises the integrated nature of environmental and water related management requirements and thus conducts its regulatory amendments and applications in an integrated manner in line with the OES principles. In November 2015, new regulations regarding Financial Provisioning (“FP”) were gazetted, with onerous legal obligations around FP on several closure-related issues. The mining industry has and is in the process of challenging these proposed FP Regulations, with a view to have the most onerous Regulations excluded from any revised FP Regulations. Stakeholder engagement and consultation on the revised FP Regulations is ongoing, and the revised compliance date for the 2015 FP Regulations has been delayed to 19 June 2022. Driefontein TRS 2021 Page 188 of 249 17.5.2 Permits and Authorisations To comply with South African mining legislation, the commitments undertaken in the EMP and to ensure that operations are conducted to international good practice standards, it is necessary to regularly assess performance and progress against the EMP and the relevant Company policies. Environmental auditing is a well-developed field and provides the methodology and approach required to measure environmental performance. Sibanye currently holds all material permits/authorisations required to conduct mining and exploration at the Driefontein operation. Table 70 shows the key environmental permits and authorisations that have been obtained by the mine. Amendments to any or all the permits and authorisations will be done based on Driefontein’s operational and applicable legal requirements. Sibanye confirms that, as far as is practicable, Driefontein is aware of and compliant with the legal and other requirements that are applicable to its mining operations. Table 70: Key Environmental Permits and Authorisations Category Licence/Registrations/Permits Prefix to Permit Environment Driefontein Gold Mine Environmental Management Programme (“EMP”) GP 30/5/1/2/3/2/1 (51) EM Environmental Authorisation for the installation of emergency power generators Gaut 002/08-09/N0407 Waste Registration of hazardous waste generation GPC-05-605 Water Water Use Licence 10/C23E/ACEFGIJ/4527 General Authorisation 27/2/2/C523/5/3 Air Atmospheric Emissions Licence (“AEL”) WR/16-17/AEL 10/3 Other Approved polychlorinated biphenyls (“PCB”) phase out plan PCB registration 14/11/11/PCB/102 Table 71 lists the pending environmental permits and licences. These applications were submitted to the DMRE and Department of Water and Sanitation (“DWS”) to address the sale of assets to Far West Gold Recoveries (“FWGR”), i.e. TSF No. 3, 4 and 5, and Driefontein No. 2 and No. 3 Plants, and associated pipelines between infrastructure. Table 71: Environmental Licences, Registrations and Permits Pending Approval Category Licence/Registrations/Permits Prefix to Permit Environment Driefontein operations Environmental Management Programme Report (“EMPr”) Amendment Report GP 30/5/1/2/2 (51) MR Water Amendment of the Driefontein operations Water Use License (“WUL”) and Integrated Water and Waste Management Plan (“IWWMP”) 10/C23E/ACEFGIJ/4527 It is important to note that Driefontein is an established mine that has been in operation in excess of 70 years. As such, while permits and other approvals are in place for the operational phase of the mine, there are no new surface exploration activities, and thus some of the above requirements may not be applicable. Going forward, coupled with the implementation of ISO 14001: 2015 environmental Driefontein TRS 2021 Page 189 of 249 management system (“EMS”), Driefontein operations will compile and implement a comprehensive legal register as well as conducting legal compliance audits at predetermined intervals. 17.5.3 Zone of Influence 17.5.3.1 Studies and Methodologies The Zone of Influence of a project (Driefontein as a whole) is defined as the area within which it has or can have material impacts, or can influence impacts due to the establishment and continuation of the project’s activities, products or services. The Zone of Influence is unique to each project and each aspect thereof, is larger than the actual project footprint and can either be positive or negative. The Zone of Influence is determined by evaluating and mapping the following environmental and social components of the project: • Footprint and areas directly adjacent to the infrastructure erected for the project; • Other areas affected by the following: 1. Secondary impacts arise from other impacts that are directly due to the development; 2. Induced impacts are due to unplanned/unintended/secondary activities that are catalysed by the project; and 3. Cumulative impacts are results of numerous individual activities, which might not be material on their own, but which can interact or combine to cause material impacts. • These areas can typically be impacted by surface and groundwater abstraction, surface and groundwater usage or discharges, ground stability, air quality, noise, visual and soil impacts, as well as invader vegetation infestation, protected areas destruction, loss of important biodiversity areas, and any other material impacts that may be identified during the Zone of Influence determination; • Areas that will be deriving economic benefits from the project like adjacent towns and communities, as well as labour sending areas; and • Surrounding environmental areas that can benefit or be impacted upon by the project. For each environmental aspect, the Zone of Influence is determined independently and displayed on a map. A composite Zone of Influence for the entire project is then eventually determined. For its major environmental aspects (e.g. water discharges and air emissions) and resulting material impacts, Driefontein has extended monitoring programmes and management systems in place to ascertain its impact on the environmental and surrounding communities and therefore has a very good understanding of its material impacts on the above-mentioned areas. Management systems and procedures are in place to deal with those identified material impacts. Specialist studies required by environmental authorisations and Environmental Impact Assessments (“EIA’s”) are further valuable sources of information to determine those areas potentially impacted upon by the project. Future specialist studies should include an update or revision of the Zone of Influence map for each aspect and material impact, as well as a combined Zone of Influence per aspect. The determination and display of a composite Zone of Influence that includes environmental, social and economic issues is a complex matter and has not been attempted by Driefontein yet. Current Zone of Influences are provided only for surface water resources as described in the Water Strategy Section of this report. The composite Zone of Influence has not yet been determined (due to its complexity for a large-scale mining operation), but individual specialist zone of influences have been compiled as part of environmental risk management. Examples: noise, visual, air, surface and groundwater.

The planned update to consolidate a composite Zone of Influence was deferred to allow for numerous alternative approaches to be followed, including the development of GIS-based online land-use, rehabilitation and tailings management systems, the update of specialist studies and methods used to assess the zones of influence, and the alignment of these various studies to national and international best practice. Thus, a composite map will not be presented until these processes have been concluded, after which it will be established whether a composite map is the best way forward.

17.5.3.2 Groundwater

The groundwater Zone of Influence represents the following two scenarios:

1. Secondary Impacts: These are currently defined by the pollution plumes emanating from waste storage facilities, namely the TSFs and SRDs; and
2. Induced and Cumulative Impacts: These are represented by the dewatered areas caused by historical mining. The dewatering occurred at all mines linked to the dolomites to the north of the Gatsrand and includes both Sibanye and other mining companies.

Secondary Zone of Influence

The Secondary Zone of Influence is presented in Figure 75 and indicates the current simulated pollution plumes emanating from the TSFs and SRDs. It can be noted that no Zone of Influence has been indicated for the areas to the north of the "Dolomite contact" line or Gatsrand area, as these areas have been dewatered and therefore no groundwater quality data is available to determine the simulated pollution plumes.

An updated geohydrological assessment was undertaken at the end of 2020 by L Smith (Groundwater Abstract Pty Ltd), which confirmed the status quo and provided further insight into the need for lining of facilities through the investigation of acid generation potential, leachate concentrations, surface and groundwater qualities. It was concluded that there are no clear issues of concern requiring further lining for the facilities investigated.

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Figure 75: Driefontein Secondary Groundwater Zone of Influence


27°25'E
27°30'E
26°25'S
No. 8 shaft
No. 6 Shaft
No. 1 Shaft
No. 4 Shaft
No. 2 Shaft
No. 10 Shaft
No. 5 Shaft
No. 9 Shaft
0 0.75 1.5km
0 0.75 1.5Miles
Coordinate System: WG27
Legend
Shafts
Dykes
Faults
Dolomite Contact
Freehold Properties
Mining Right
Sulphate - 2017
(mg/l)
<200
200 - 400
400 - 500
500 - 1 200
>1 200

Induced and Cumulative Zone of Influence

The extent of dewatering of the dolomites as a result of the combined mining activities below the dolomitic areas is extensive and extends to the entire area where active mining is still taking place. The water levels will recover after mine closure when pumping ceases, and re-watering will take place. The latest (2020) modelling of the groundwater levels is provided in Figure 76.

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Figure 76: Driefontein Groundwater Drawdown


Groundwater Level (mamsl)
1600 - 1610
1590 - 1600
1580 - 1590
1570 - 1580
1560 - 1570
1550 - 1560
1540 - 1550
1530 - 1540
1520 - 1530
1510 - 1520
1500 - 1510
1490 - 1500
1480 - 1490
1470 - 1480
1460 - 1470
1450 - 1460
1440 - 1450
1430 - 1440
1420 - 1430
1410 - 1420
1400 - 1410
1390 - 1400
1380 - 1390
1370 - 1380
1360 - 1370
1356.724 - 1360
Oberholzer Compartment
Bank Compartment
Rethabile Shaft
Khomanane Shaft
Big Boy Fault
Bank Fault
Bambisanani Shaf
Ya Rona Shaft
Masakhane Shaft
Pitseng Shaft
D3 Shaft
D11#
D12#
D13#
0
1.25
2.5
5
Kilometers
Groundwater Gradient
LEGEND
Driefontein Shaft
Borehole
Fault
Dyke
Dolomite Contact
Driefontein Gold Mine
Projection: WGS84-LO27
Scale 1:50 000
MvB Consulting
079 741 9895

17.5.3.3 Surface Water

The surface water Zone of Influence is made up of areas influenced by secondary, induced and cumulative impacts, however the assessment of cumulative and induced still requires further assessment, as these may be far-reaching and become less apparent due to the activities of others in the catchment or may only become apparent in the future dependent on the environmental context, such as the climatic conditions. The Zone of Influences represented below consider the secondary impacts that have been evaluated as associated with the current operational area of the mine.

Secondary Zone of Influence

The watercourses within this Section of the Zone of Influence represent activities within the wetlands, drainage lines, rivers and the recommended buffer areas, that have the potential or have already caused a change to the ecological function and service provision of the wetlands. It should be noted that additional watercourses are influenced by the various discharges at the mine, which will be indicated in the next Section.

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Figure 77: Secondary Watercourse Zone of Influence Associated with Driefontein


27°25'E
27°30'E
27°35'E
26°20'S
26°25'S
2km
2Miles
Coordinate System: WG27
No. 7 Shaft
No. 8 shaft
No. 6 Shaft
No. 4 Shaft
No. 1 Shaft
No. 2 Shaft
No. 10 Shaft
No. 5 Shaft
No. 9 Shaft
Legend
Shafts
Rivers
Cumulative Sensitivity Areas
Mining Right

Induced and Cumulative Impacts Zone of Influence

The Zone of Influence for the induced and cumulative impacts has been determined based on the compliance of the water quality of the surface water bodies, where the end of the impact is considered to be the point at which 95% compliance to the Resource Water Quality Objectives ("RWQO") has been achieved for the year to date. It should however be noted that the induced and cumulative impacts would also be influenced by changes caused by flow and habitat alterations, which largely requires further assessment due to the complex nature of the discharges within the catchments in which Driefontein operates, which receives impacts from a plethora of other water users. However, the 1m diameter pipeline and canal systems installed to allow for mining at Driefontein (among other mines) has already been included, as these are clearly attributable to mining water uses.

It should be noted that Figure 78 and Figure 79 do not include the watercourses indicated above, but rather the further downstream impacts. The use of water quality as a means to determine compliance means that all potential impacts whether from direct discharges, diffuse seepage and/or groundwater interflows, would be assessed against the current applicable standards. The current update considered 2021 data but provides comparisons to 2020.

The catchments within which Driefontein operates are the Wonderfonteinspruit and Kraalkopspruit catchments. Both of these river systems are tributaries of the Mooi River. The RWQO as per Government Notice No. 468 of 2016 of the National Water Act [No. 36 of 1998] limits for the Mooi River, have therefore

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been used in order to determine the endpoint for the Zone of Influence in both catchments. Figure 78 indicates the Zone of Influence for the Wonderfonteinspruit Lower, also known as the Mooirivierloop. The downstream endpoint for the water quality Zone of Influence is DSW38, which achieved 94% compliance (slight decline from 96% in 2020) to the RWQOs for the Mooi River, but only if phosphate is excluded, and the uranium limit of 30 µg/L was used (the current RWQO limit for uranium was based on an old limit for drinking water and the limit has since been adjusted to 30 µg/L, but the RWQOs have not been updated). Sibanye-Stillwater has contacted the DWS to discuss these limits, but there has been a delay in finding the relevant responsible persons and specialists within the DWS. The process is ongoing and Sibanye-Stillwater aims to release a science-based limit guideline in 2022, to support and improve upon its current risk-based management system for water quality.

With phosphate and uranium included at the limit of 15 µg/L, the compliance at the combined discharge point (DSW38) was 85%. The discharge from the mixed mine and treated sewage water from Driefontein at the point DSW36 shows compliance in to the RWQO on average in 2021, with an average of 0.105 mg/L, which is an improvement from 2020's average of 0.105 mg/L phosphate. Concurrently, the average compliance has increased from 84% in 2020, to 90% in 2021 for DSW36 in terms of the phosphate RWQO limit. It should be noted that the discharge limits in the Driefontein WUL allow for much higher concentrations. Through the implementation of various interventions, as identified via the Sibanye-Stillwater Water Quality Non-conformance Procedure, it is notable that the average uranium compliance to the SANS 241: Drinking Water Limit of 30 µg/L at DSW36 has almost doubled (from 37% in 2020 to 71% in 2021): Again, this is despite the fact that the WUL limit for discharge from this point is 70 µg/L. The Zone of Influence upstream of Driefontein extends into the Kloof area, which is further defined in the Kloof TRS. However, the canal systems can be noted on the Zone of Influence demonstrated below, which represent the habitat and flow alterations that have been caused to the river and associated wetland system. The Abe Baily Reserve represents the downstream Zone of Influence in terms of habitat alterations, as the further alterations caused by the damming in Abe Bailey are not associated with Driefontein. Therefore, the Driefontein downstream Zone of Influence extends approximately 8 km downstream from the furthest downstream discharge point.

The Zone of Influence in the Kraalkopspruit catchment was found to end at the monitoring point Kraalkopspruit (Figure 79) at the N12, less than 2 km from the furthest downstream infrastructure within the catchment. It was found that this point demonstrated a 96% compliance to the RWQOs, as compared to 95% in 2020. It should be noted that No. 9 Shaft has the potential to impact upon the Elandsfonteinspruit draining to the West, however this reach is mostly dry and therefore not considered to be currently impacted.

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Figure 78: Driefontein Zone of Influence in the Wonderfonteinspruit


27°25'E
Abe Bailey
DSW38
Mooirivierloop
DSW36
0 0.5 1km
0 0.5 1Miles
Coordinate System: WG27
26°20'S
Legend
Municipal Reserve
Monitoring Points
Settling Ponds
1m Diameter Pipeline
Discharge Canals
Watercourse

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Figure 79: Driefontein Zone of Influence in the Kraalkopspruit Catchment


27°30'E
SK05 (No.5 Shaft)
0 0.25 0.5km
0 0.25 0.5Miles
Coordinate System: WG27
Elandsfonteinspruit
Upper West Loopspruit
26°25'S
No. 5 Shaft
No. 9 Shaft
No. 5 Sewage Works
Kraalkopspruit
Kraalkopspruit at N12
Legend
Monitoring Points
No. 5 Sewage Works
Shafts
Rivers
Kraalkopspruit
Elandsfonteinspruit
Upper West Loopspruit

17.5.3.4 Visual Zone of Influence

The visual Zone of Influence has been modelled using standard specialist assessment criteria, to determine visibility from high to low based on the likely receptors. This is shown in Figure 80, as per an assessment conducted in 2018.

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Figure 80: Driefontein Visual Zone of Influence


27°25'E
27°30'E
26°20'S
26°25'S
VP8
VP9
TSF 4
No.7 Shaft
Settling Ponds
Carletonville
VP7
R501
No.8 Shaft
TSF 3
TSF 1
TSF 2
VP6
No.4 Shaft
Phomolong
Plant 1
No.1 Shaft
No.3 Shaft
East Village
TSF 5
Fountain Private Hospital
No.4 Shaft
VP5
West Village
VP10
VP2
VP11
No.9 Shaft
No.5 Shaft
VP4
VP3
N12
R500
0 1 2km
0 1 2Miles
Geographic Coordinate System: WGS84
Legend
Viewpoints
Mining Right
Visual Impairment Value
High Visibility
Low Visibility

17.5.3.5 Noise Zone of Influence

As per the specialist noise assessment for 2020, there were no exceedances of the Gauteng Noise Control Regulations GN 5479. Therefore, the Zone of Influence for noise does not extend beyond the existing mining infrastructure. The monitoring points that showed compliance are indicated in Figure 81.

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Figure 81: Driefontein Noise Zone of Influence


27°28'E
27°30'E
27°32'E
26°22'S
26°23'S
0
0,5
1km
0
0.5
1Miles
Coordinate System: WG27
SK08
(No.8 Shaft & WWTW's)
SK09
(No.1 Shaft & Plant)
SK07
(No.1 Shaft & Plant)
SK06
(No.2 Shaft & Generator)
SK05
(No.5 Shaft)
Legend
Monitoring Points

17.5.4 Climate Change and Greenhouse Gas Emissions

Sibanye considers climate change as one of the most pressing global environmental challenges of our time. Sibanye recognises the importance of proactively managing its carbon footprint in the global context and is committed to contributing to a global solution to climate change challenges through the deployment of responsible strategies and actions. To this effect, Sibanye monitors and reports on its carbon emissions. Sibanye uses the Department of Environmental Affairs, Technical Guidelines for monitoring, reporting and verification of greenhouse gas emissions by industry (Version No. TG-2016.1 of April 2017) and the World Resources Institute, Greenhouse Gas Protocol for determining its carbon inventory.

Table 72: Driefontein Emissions Inventory as at 2020

Scope of Emissions	Emissions (Tonnes Carbon Dioxide Equivalent – tCO_2e)
Scope 1: Emissions from direct fuel sources such as petrol and diesel	23,791
Scope 2: Emissions from purchased electricity	1,184,927
Scope 3: Emissions from other indirect sources such as purchased goods and services	65,585

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The South African Government has set out the country's nationally determined contributions to follow a peak-plateau-decline trajectory, where greenhouse gas emissions peak in 2020 to 2025, plateau for a ten-year period from 2025 to 2035, and decline from 2036 onwards.

Notwithstanding this, Sibanye strives to reduce its carbon emissions year on year. This is in support of the Intergovernmental Panel on Climate Change prediction, that emissions in 2050 need to decrease from 49% to 72% relative to 2010 levels to limit the global average temperature increase to within 2°C.

Sibanye seeks to reduce its carbon emissions by 27%, from its 2010 base year by 2025. A base year is a reference point in the past, with which current emissions can be compared. To maintain the consistency between data sets, base year emissions need to be recalculated when structural changes occur in the Company that change the inventory boundary (such as acquisitions or divestments).

A milestone in our climate change journey was achieved in March 2019 when the Group emissions reduction target was set and approved by the Science-Based Targets Initiative ("SBTi"). The SBTi is a collaboration between the CDP, the United Nations Global Compact and the World Resource Institute and the Worldwide Fund for Nature. The initiative mobilises companies to set meaningful, science-based targets to boost their competitive advantage in the transition to the low-carbon economy. SBTi's overall aim is that science-based target setting will become standard business practice and corporations will play a major role in driving down global greenhouse gas emissions. Sibanye-Stillwater's carbon emissions reduction target of 27.3% by 2025 (premised on the 2010 Sibanye-Stillwater baseline) was accepted on this basis. The target was set before the acquisition of Marikana but remains in place. It is important to note that the approved SBTi 2025 target is for our "Scope 1 and 2 market-based" emissions only.

17.5.5 ESG and Sustainable Development

Sibanye-Stillwater is now on a firm trajectory to further embed ESG in its Group Strategy and its business. Central to this strategic intent, is the ESG Policy and Strategy, which outlines the roadmap and tasks needed to fully embrace, embed and institutionalise ESG in Sibanye-Stillwater. The ESG Policy and Strategy are supported and guided by various environmental and sustainability principles and frameworks such as ICMM, World Gold Council and the UN's Sustainable Development Goals, to name a few. ESG is Sibanye-Stillwater's commitment, as well as to grow the business SUSTAINABLY, taking care of the environment, taking care of people and taking care of the ETHICS. To give effect to the ESG Strategy and to monitor and gauge performance against the ESG commitments, several Long-Term Incentive Programmes ("LTIPs") across the three ESG areas (environment, social and governance), have been developed and are implemented across the organisation: from the Board through to operational management levels.

The Board and Management of Sibanye-Stillwater pay careful consideration to Group strategy and review strategic planning on an annual basis to ensure that the Group can sustainably deliver on its vision and purpose. To position the Company and operations, including Driefontein, in meeting the emerging expectations, the Company in late 2021, refreshed the Group Strategy to elevate it to the next level, that is, to support a "more stretching purpose and vision" (Figure 82).

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Figure 82: Sibanye-Stillwater Strategy Refreshed – with ESG at the Centre of the Refreshed Group Strategy


We recognised the need to keep all the sound business basics ...
Building a values-based culture
Focusing on safe production and operational excellence
Optimising capital allocation
Prospering in South Africa's investment climate
Building an operating portfolio of green metals and related technologies
Embedding ESG excellence as the way we do business
... while fresh overlapping strategic focus areas emerged from our breakaways in support of a more stretching purpose and vision
Be a force for good – transitioning to a Benefits Corporation and embedding ESG as a systemic force for change
Building an inclusive learning organisation of diverse thinkers anchored in a values based culture
Developing an inclusive Bionic Business
Flourishing in and growing the ecosystems in which we operate
Creating a pandemic resilient operating ecosystem
Supplying metals and green energy solutions that reverse climate change

In addition, Sibanye-Stillwater takes cognisance of the targets set by the United Nations Sustainable Development Goal ("SDGs"). Typically, for TRS purposes, the following SDGs would be focused on, but not limited to the following:

- Sustainable Development Goal 6: Clean Water & Sanitation;
- Sustainable Development Goal 7: Affordable & Clean Energy;
- Sustainable Development Goal 12: Responsible Consumption & Production;
- Sustainable Development Goal 13: Climate Action;
- Sustainable Development Goal 14: Life Below Water; and
- Sustainable Development Goal 15: Life On Land.

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Figure 83: United Nations Development Programme Sustainable Development Goals


SUSTAINABLE DEVELOPMENT GOALS
1 NO POVERTY
2 ZERO HUNGER
3 GOOD HEALTH AND WELL-BEING
4 QUALITY EDUCATION
5 GENDER EQUALITY
6 CLEAN WATER AND SANITATION
7 AFFORDABLE AND CLEAN ENERGY
8 DECENT WORK AND ECONOMIC GROWTH
9 INDUSTRY, INNOVATION AND INFRASTRUCTURE
10 REDUCED INEQUALITIES
11 SUSTAINABLE CITIES AND COMMUNITIES
12 RESPONSIBLE CONSUMPTION AND PRODUCTION
13 CLIMATE ACTION
14 LIFE BELOW WATER
15 LIFE ON LAND
16 PEACE, JUSTICE AND STRONG INSTITUTIONS
17 PARTNERSHIPS FOR THE GOALS
SUSTAINABLE DEVELOPMENT GOALS

https://news.un.org/en/story/2015/12/519172-sustainable-development-goals-kick-start-new-year

In terms of other ESG Principles, Sibanye is aligned to a number of globally recognised responsible Environmental Management principles, in order to deliver on its vision to create superior value, improve lives and strengthen its position as a leading international precious metals mining Company.

These include but are not limited to:

- **World Gold Council** - Responsible Gold Mining principles – new (draft) framework setting out clear expectations as to what constitutes "responsible gold mining"; provides confidence that gold miners adhere to the key ESG framework and thereby contribute to the delivery of the Sustainable Development Goals ("SDGs"). The SA Gold segments and its operations are in the process of being assessed for compliance to the World Gold Council Responsible Mining Principles;
- **International Council for Mining and Metals (ICMM)** - Ten (10) principles benchmarking against other leading global standards including the 1992 Rio Declaration, the Global Reporting Initiative ("GRI"), safeguard policies of the IFC, ILO Conventions 98, 169, 176. Sibanye-Stillwater is now a member of the ICMM and participates in the various working groups and committees of the ICMM. In addition, regular self-assessments and/or third-party audits are conducted to ascertain and verify its performance against the ICMM principles;
- **Carbon Disclosure Project ("CDP")** - The formerly Carbon Disclosure Project ("CDP") is an organisation based in the United Kingdom, which supports companies and cities to disclose the environmental impact of major corporations specifically from a risk, impact and disclosure perspective. Sibanye-Stillwater has been participating in the CDP: Climate Change disclosure project for a number of years now and has consistently performed well in this respect. For the 2020 reporting year on CDP: Climate Change, for which disclosures were completed and submitted in July 2021, Sibanye-Stillwater had scored a B, which is in the "Management" band (meaning "Taking coordinated action on climate issues"). Sibanye-Stillwater 2021 CDP: Climate Change score is the

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same as the Africa regional average of B, and higher than the metallic mineral mining sector average of C. In 2021, and for the first time ever, Sibanye-Stillwater has also participated (and will continue to participate) in the CDP: Water Security disclosures for the 2020 reporting year. For the 2021 CDP: Water Security disclosures, Sibanye-Stillwater has received a score of A- (A minus), which is in the "Leadership" band (meaning "Implementing current best practices"). The Sibanye score is higher than the Africa regional average of B, and higher than the metallic mineral mining sector average of B-; and

- **International Cyanide Management Code ("ICMC")** - The SA gold operations are currently not a signatory of the ICMC for the manufacture, transport, and use of cyanide in the production of gold. Cyanide is monitored in all ground and surface water monitoring programmes. Gap audits were conducted on all sites by an independent accredited ICMI auditor to ascertain the baseline compliance to the ICMC requirements. These audits were completed to support the intent of Sibanye-Stillwater on becoming signatories to the ICMI code. The audits entail both physical site inspections as well as a comprehensive review of the systems that the ICMI requires to be in place. It is anticipated that the SA Gold operations will be certified to the ICMI standard by October 2022.

The implementation of, and adherence to these ESG standards and principles, forms an integral part of Sibanye-Stillwater's Environmental and ESG Strategy since 2021.

Applications for the rehabilitation of the watercourse associated with rock dump No. 6, which included the consolidation of existing specialists' studies as well as the specialist evaluations of the rehabilitation risks, impacts and mitigation measures was undertaken in 2019. In 2020 a comprehensive update of all required specialist studies commenced to facilitate the EMP amendment and Integrated Water Use Licence Application ("IWULA") processes, which was executed in 2021. The EMP amendment was submitted in full and the regulator's decision is awaited. The IWULA was also submitted, however new arbitrary requirements from the regulator were continuously added to the application requirements and have delayed the final submission.

17.5.6 Biodiversity Management

Since Sibanye took ownership of the operation in 2013, there have been no major infrastructure expansions that would have resulted in the loss of key biodiversity areas. Nevertheless, biodiversity management continues in terms of the following initiatives:

- Update of biodiversity management and action plans with specific focus on alien and invasive plant management;
- Wetland delineations and health assessments, including impact assessments where new projects or project changes are planned to occur;
- Surface water monitoring in terms of quality, quantity and biological taxa composition; and
- For any new projects, the EIA and basic assessment processes are also implemented, which incorporate the identification of important biodiversity areas such as wetlands, cave systems and ridges.

In partnership with the Endangered Wildlife Trust ("EWT"), an assessment to align with the Biological Diversity Protocol was completed in 2021 and will be reported on this in the Sibanye-Stillwater 2021 Annual Integrated Report. The assessment included hectare equivalency accounts for ecosystems and plots the planned changes over time. It will inform management and provide mitigation measures to

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achieve the target of a net gain in biodiversity, as based on the ecosystem state at the date at which Sibanye-Stillwater took ownership of Driefontein.

The assessment currently focusses on ecosystems and new mechanisms will be investigated to effectively assess species population data in a meaningful manner, as current assessment measures are considered to be unviable (due to large areas and security considerations) and arbitrary (due to challenges in seasonality, specialist availability and geographical extent).

Sibanye-Stillwater developed its first Biological Diversity Procedure that embeds the mitigation hierarchy into all decision-making processes from feasibility to post-mining. It ensures the use of the best practice local science-based methods for monitoring and assessment. The outcomes thereof are then incorporated into option analyses along with consideration of health, safety, engineering, social and economic considerations, to arrive at the best practicable and sustainable way forward. Ultimately it aims to enhance avoidance of impacts on sensitive ecosystems and thereafter integrate mitigation, restoration and off-setting, to achieve the net gain and no net loss targets as applicable to the sites.

17.5.7 Water Use Strategy

Gold mines are dependent on water to sustain operations. Driefontein receives water from two main water sources:

- Excess underground fissure water; and
- Potable water purchased from the Rand Water Board network, which draws water from the Vaal River System.

Sibanye recognises water as a critical resource. The Company further considers its integrated approach to the management of the water footprint and the water systems infrastructure as a key component of its business strategy.

17.5.7.1 Licensing

A new WUL was issued in March 2017 by the DWS. The new WUL has more realistic and achievable conditions, specifically regarding the discharge water quality limits, improving Driefontein's compliance to these requirements significantly.

This more realistic WUL can mainly be attributed to constant interactions between the Sibanye Environmental Management department and the DWS. An external WUL audit was conducted in October 2020 and the final report was submitted to the DWS early in 2021. An external audit is planned for early in 2022.

Regular detailed reviews of the WUL are conducted to ensure that the WUL fits the operational requirements.

17.5.7.2 Geohydrological Analysis and Pumping

A geophysical survey to identify drilling targets at Driefontein Gold mine by MVB Groundwater Consulting in 2017, found that the groundwater occurrences in the study area are predominantly restricted to the following types of terrains:

- Weathered and fractured rock aquifer in the Transvaal Formations; and

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- Dolomitic and karst aquifers.

The dolomite aquifers in the region are known to contain large quantities of groundwater and are commonly associated with sustainable groundwater abstraction. About 1,300 million years ago ("MYA") ago the region was subjected to tension resulting in the formation of several large north to north-easterly striking faults. Many of the faults penetrated the full Transvaal sequence, as well as the underlying Ventersdorp and Witwatersrand Supergroups. Some of the faults were filled by Pilanesberg age diabase (dolerite) dykes, which subdivided the dolomite into watertight compartments. The water that plagues the underground mining is primarily derived from the dolomite aquifer overlying the workings. The dolomite aquifer has been formed as a result of the karstification, which has taken place prior to the deposition of the Karoo sediments on top of the dolomite.

There is general agreement that this aquifer is the significant source of water within the dolomite. The weathered altered dolomite ("WAD"), together with its dissolution residues, forms the main aquifer in the area. Therefore, the near surface dolomite, which is extensively karstified, contains huge water storage potential. Driefontein mine is located underneath the Bank and Oberholzer compartments. The Bank compartment is completely dewatered, whereas the Oberholzer compartment is partially dewatered.

Driefontein is a water positive mine and is required to pump excess water from the underground aquifer to ensure that its mining activities are carried out safely. This water quality is good and the discharge into various rivers is done in accordance with its current legally compliant WUL.

Driefontein mining complex has three fissure water pumping shafts at No. 8 Shaft, No. 10 Shaft and North Shaft, of which No. 8 Shaft is still operational. North Shaft pumps bulk fissure water for treatment to potable water standards for own use. Driefontein No. 10 Shaft has been placed on care and maintenance and is only maintained to pump fissure water for safety purposes. These shafts need to pump approximately 100ML/day fissure water ingress for safety reasons, to prevent the operations from flooding. Various safety measures are in place to protect the operations and workers against a potential flooding risk. These are well maintained and tested to minimise the flooding risk to the shafts and the mine workings.

Various initiatives are being pursued to reduce and optimise the pumping volume and associated costs.

One of the positive preliminary outcomes of recent geohydrological modelling (a study done as part of a project previously called Sibanye: Amanzi aimed to assess various post mining scenarios and opportunities) is that in preparation for closure the suggested post mining sealing of the shaft barrels at depth will allow the natural water table to re-establish and the natural eyes to start flowing, similar to the pre-mining environment. This might eliminate the need to continue pumping after closure of the mine. The next update in the model is planned for 2022 to 2023.

17.5.7.3 Surface Water Resource Sources and Wetlands

Driefontein is located in the Vaal Water Management Area, within the C23E and -J quaternary catchments (Figure 84) within the Upper-Vaal Catchment. Three sub-quaternary reaches are potentially affected by the Driefontein operations namely: the Lower Wonderfonteinspruit, also referred to as the Mooirivierloop (C23E-01368), Kraalkopspruit (C23J-01507) and Loopspruit (C23J-01487). The Kraalkopspruit receives a treated sewage discharge, while the Lower Wonderfonteinspruit receives a combined discharge of underground mine and fissure water, as well as treated sewage effluent. The relevant surface water resources have been mapped as per Figure 84, in terms of the various sub-

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we are one Sibanye Stillwater

quaternary reaches. It can be noted that the Kraalkopspruit forms a confluence with the Loopspruit, which therefore is included within the area of influence of Driefontein. The Upper West Loopspruit has been found to not be impacted by any mining related activities.

Additionally, there are several wetland areas that have been demarcated as per Figure 85.

Figure 84: Sub-quaternary Reaches Around Driefontein


27°25'E
27°30'E
27°35'E
26°20'S
26°25'S
Moolrivierloop
Wonderfonteinspruit
C23D-01384
C23E-01368
C23E-01436
C23E-01463
No. 7 Shaft
No. 8 shaft
No. 6 Shaft
No. 4 Shaft
No. 1 Shaft
No. 2 Shaft
No. 10 Shaft
No. 9 Shaft
No. 5 Shaft
Elandsfonteinspruit
Kraalkopspruit
Upper West Loopspruit
Loopspruit
Leeuspruit
C23J-01494
C23J-01507
C23J-01487
C22J-01468
0 1 2km
0 1 2Miles
Geographic Coordinate System: WGS84
Legend
CXXX-XXXX - Reach Codes
Shafts
Rivers
Elandsfonteinspruit
Kraalkopspruit
Leeuspruit
Loopspruit
Mooirivierloop
Upper West Loopspruit
Wonderfonteinspruit
Spruit

Source: DWS, Resource Quality Information Services, www.dwa.gov.za, last updated 2017-11-17

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Figure 85: Wetland Features Within the Vicinity of Driefontein


Infrastructure Legend
Bridge
Buildings
Fence
Pipelines
Power Lines
Dams / Reservoirs
Railway
Roads
Rock Dump
Slimes Dam
Trees
Quarry
Telephone Lines
Bridge
Buildings
Informal Settlement
Dams / Reservoirs
Roads / Carports
Rockdump
Ruins
Shaft Area of Responsibility
Sports Fields
Sinkhole
Slimes Dam
Quarry
LEGEND
Railway Line
Rivers and Streams
Non-Perennial
Perennial
Driefontein Operation
Cumulative Sensitivity Area
GCS

Source: GCS, Wetland assessment associated with the Driefontein mining operations, 17 January 2017.

17.5.7.4 Discharge

Driefontein is licensed under Section 21(f) of the NWA to discharge excess mine water and treated sewage effluent into the nearby surface water resources. Excess fissure and mine water is treated and polished using a series of settling ponds before final discharge to the Wonderfonteinspruit. Treated sewage water is also discharged from three Wastewater Treatment Works ("WWTWs") into the Wonderfonteinspruit. The WWTW at Hlanganani (No. 5) Shaft discharges into the Kraalkopspruit.

The quality of all the discharged water is monitored on a weekly and/or a monthly basis and results are submitted to the DWS on a quarterly basis.

17.5.7.5 Usage and Storage

Water is used for:

- Processing and transportation of ore material;
- Cooling and humidification of ventilation air for underground mining;
- Underground mining activities such as drilling;
- Cooling of equipment;
- Chemical make-up dosing;
- Consumption and sanitation; and

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- Irrigation.

The water system is operated such that water is recycled and re-used wherever possible.

Excess fissure water is extracted and discharged under license conditions as described above. Mine water is recycled and re-used where possible. The separation of mine water and fissure water is a key focus area to prevent the contamination of fissure water by the mining processes.

17.5.7.6 Water Conservation and Water Demand Management

Sibanye's vision for water management can be described as: "…creating value for all our stakeholders through the optimal management of the water resource and our water infrastructure, ensuring water safety, security and regulatory compliance through the effective use of knowledge and innovative technology."

Sibanye is committed to achieving its water management vision through:

- providing water that is safe and secure (available) for its people, machinery, infrastructure and the environment;
- ensuring that water abstracted, used, stored and/or discharged is compliant with legal and regulatory requirements;
- responsible compliance and proactive incident management supported by enabling technologies and comprehensive reporting;
- implementation of sound water management practices and systems, and the development of fit for purpose water standards and procedures that promote continual improvement;
- hands-on management of water management contracts, thereby ensuring the efficient operation of water infrastructure;
- developing and maintaining regional water strategies;
- implementation of a sustainable mine closure strategy for effective socio-economic and environmental closure;
- maintaining ring-fenced water accounts and holding users accountable for the use of water; and
- effective stewardship and promoting water awareness among all stakeholders.

By applying and implementing these principles, systems, strategies and policies, Sibanye aims to reduce its water footprint in order to minimise its:

- impact on water resources;
- dependence on external water suppliers, such as water boards and municipalities; and
- cost associated with the purchase and treatment of water.

To achieve this, Sibanye's Water Conservation and Water Demand Strategy consists of various components. These include:

- using alternative available underground water sources to replace purchased water (i.e. the water treatment facility at North Shaft mentioned earlier);
- Identifying and reducing water losses through improved monitoring and water balance management;
- reducing water wastage through optimisation strategies; and
- optimising water quality management (i.e. treatment and polishing of water mentioned earlier).

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Figure 86: Driefontein Water Use Context

Driefontein Source	Volume (Ml/day)
Rand Water Board	0.94
Fissure Water	76.91
Total	**77.85**

Driefontein
6.13 kl/ton
(Excluding Rain)
3 355* tons per day

Driefontein Discharge	Volume (Ml/day)
Wonderfontein Spruit	57.16
Loopspruit	0.13
Total	**57.29**

** DRD excluded..*

Driefontein
1.04 kl/ton
(Excluding Rain)
19 703* tons per day

** Including DRD.*

Driefontein (%)
Dependence on external suppliers


4.6

Risk Status:

1. Municipalities not settling utility accounts cause risk to Potable water supply due to cuts
2. Municipalities charging exorbitant rates for potable water
3. Ground water quality
4. Pumping Cost
5. 1m pipeline damages

Cost:

Source	Annual Cost
Rand Water Board(0.94 Ml/day)	R 7.4 Million
WRMS and other Charges	R 0.6 Million (Estimation)
Water Plant (Driefontein)	R 21.9 Million
Total	**R 29.9 Million**

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Figure 87: The Schematic Process Flow Diagram for Water Handling at the Driefontein Operation


EAST MINE
WEST MINE
RWB
Fissure water
1# Surface
1# U/G
2#/3# Surface
2#/3# U/G
4# Surface
4# U/G
5#/9# Surface
5#/9# U/G
DP1 Plant
RWD 1&2
TSF 1&2
2# WWTW
5# WWTW
Golf course
Diagonal canal
Settling pond
N# WP
7# Surface
7# U/G
6# Surface
6# U/G
8#/N# Surface
8#/N# U/G
10# Surface
10# U/G
DP2&3 Plant
RWD 4
TSF 4
8# WWTW
7# WWTW
Loopspruit
Wonderfonteinspruit
Anglogold
Process water
Rand Water
Potable water
Fissure water
Waste water
Losses
Consumptive use
Dolomitic water
Notes:
QTY's in m³ per day
QTY's based on water only – solids are excluded
Fissure water reporting to 8#/N# and 10# are calculated daily flow rates
TSF losses include evaporation, seepage & interstitial lock up
Owner: Sibanye-Stillwater
Area: Driefontein
Title: L1-Water Balance 2020
Date: 27/05/2021
Rev: 0

Driefontein TRS 2021
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17.5.8 Tailings Management

Refer to Section 15.2, where the Driefontein TSF's and their management is covered in detail.

17.5.9 Environmental Reporting

In order to ensure continued compliance to the various licenses in place for the operation, numerous audits are performed on varying timelines. These are based on the regulatory, as well as practical management requirements associated with the relevant authorisation. The audit frequencies are summarised below.

Table 73: Driefontein Environmental Audits

Authorisation	Frequency of audit
Environmental Management Plan	Biennial
Emergency Generator Record of Decision	Annual
Water Use Licence	Annual
Atmospheric Emissions Licence	Annual

The auditing process follows the standard approach for auditing, with the final compliance percentage only considered to be those conditions that were found to be 100% compliant.

Table 74: Summary of 2021 Audits for Driefontein

Authorisation	Type of audit	Area	Date completed	Name of auditor	Qualification of auditor
Emergency Generators Record of Decision	External and independent	Environmental Compliance	December 2021	CIGROUP Environmental: Jacques Harris	MSc Environmental Management
Water Use License	Internal	Environmental Compliance	January 2022	Evelyn Mekgwe	B.Sc. Hons. in Geography
Atmospheric Emissions Licence	External and Independent	Environmental Compliance	November 2021	Shangoni: Brian Hayes	Master's degree in Environmental Engineering A registered professional engineer (Chemical)

The following material risks and action plans were identified from the audits conducted for the operation. It should be noted that action plans are reviewed and revised if necessary, as actions are implemented to ensure the best way forward is continually followed. Therefore, action plans may vary over time.

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Table 75: Driefontein Material Risks and Action Plans (Results from 2021 Audits)

Audit	Overall Compliance (%)	Finding	Action plan
Atmospheric Emissions Licence	93	The operating hours of the smelters and the kilns in the AEL are not as per the actual operating hours.	An amendment of the operating hours was submitted to West Rand District Local Municipality in 2021.
		The complaints register does not include information on the complainant, namely, the name, physical address and telephone number.	Complaints details will be captured in detail for future complaints.
Emergency Generators Record of Decision	80	The Emergency Response Plan and the Disaster Management Plan for the facility has not been approved by Rand West City Local Municipality.	Obtain approval from the Municipality for these plans.
		Volatile Organic Compounds ("VOCs") are not monitored as part of the air quality monitoring plan.	The contractor doing the emissions sampling will be instructed to include VOCs as part of the scope.

Findings are discussed in terms of overall compliance with the legislation that pertains to environment and community. Refer to Table 76 for further details.

Sibanye confirms that, as far as is practicable, Driefontein is aware of, and compliant with the legal and other requirements that are applicable to its mining operations.

Table 76: Driefontein Compliance to Legislation

Authorisation/Approvals	Legislation	Date of Issue
Mining Rights	MPRDA	January 2007
Environmental Management Programmes ("EMPs")	MPRDA/ NEMA	February 2012
Water Use Licence ("WUL")	NWA	March 2017
Atmospheric Emissions Licence ("AEL")	NEM:AQA	January 2018
Waste Management Licence ("WMLs")	NEM:WMA	Not Applicable
NEMA Environmental Authorisations (where applicable)	NEMA	September 2009

It is important to note that Driefontein is an established mining operation that has been in operation in excess of 70 years. As such, whilst permits and other approvals are in place for the operational phase of the mine, there are no new surface exploration activities, and thus some of the above requirements may not be applicable to it. Going forward, coupled with the implementation of ISO 14001: 2015 environmental management system ("EMS"), Driefontein operations will compile and implement a

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comprehensive Legal Register, as well as conducting legal compliance audits at pre-determined intervals.

The findings and results of these legal compliance audits from Section 17.5.2 will be reflected under this Section.

17.5.10 Environmental Risks

The current approach in terms of legal compliance is embedded in the Company's Compliance & Risk Management Processes ("CRMP"), managed by a dedicated Compliance department. The results from the most recent compliance risk profiling session for 2021 indicate that the Risk Exposure Values ("REVs") for the Company as a whole are higher than the "High Risk Exposure Threshold" in six of the 23 identified environmental laws/corporate commitments. Particular attention is therefore paid to these aspects through action plans and mitigation measures, that would reduce the risk exposure in these areas.

The two figures below (Figure 88 and Figure 89) depict the set of general legislation with above-threshold High REVs in Sibanye and the specific environmental legislation with High REVs, respectively.

As far as is known, there have not been any significant claims (exceeding over ZAR1m) for the Driefontein operations.

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Figure 88: Regulatory Requirements 2021: High Risk Exposure Values


ENVIRONMENTAL MANAGEMENT: PROBABILITY AND SEVERITY VALUES
0
1
2
3
4
5
6
7
8
9
10
Conservation of Agricultural Resources Act, 43 of 1983
Carbon Tax Act, 15 of 2019
Mineral and Petroleum Resources Development Act, 28 of 2002
National Environmental Management Act 107 of 1998
National Environmental Management: Air Quality Act 39 of 2004
National Environmental Management: Biodiversity Act 10 of 2004
National Environmental Management: Waste Act 59 of 2008
National Water Act, 36 of 1998
Water Services Act 108 of 1997
National Heritage Resources Act, 25 of 1999
National Veld and Forest Fire Act, 101 of 1998
Protection of Personal Information Act 2013
Natural Scientific Professions Act 106 of 1993
Geoscience Act 100 of 1993
National Nuclear Regulator Act 47 of 1999
Hazardous Substances Act 15 of 1973
Climate Change Bill 2018
Carbon Disclosure Project (CDP)
Water CDP
Biological Diversity Protocol (BDP)
Environmental, Social and Governance
ICMM
Equator Principles
JSE Water Disclosure Leadership Index
Paris Agreement
SANS codes
JSE Listing requirements (CPR)
United Nations Framework Convention of Climate Change (29 August 1997)
Severity (Final) 2020 Full year
Severity (Final) 2021 Full year
Probability (Final) 2020 Full year
Probability (Final) 2021 Full year

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Figure 89: Risk Profiling – 2021 High Risk Exposure Values for Pertinent Environmental Legislation


ENVIRONMENTAL MANAGEMENT: RISK EXPOSURE VALUES (REVs)
Risk Exposure Value
50
45
40
35
30
25
20
15
10
5
0
Conservation of Agricultural Resources Act, 43 of 1983
Carbon Tax Act, 15 of 2019
Mineral and Petroleum Resources Development Act, 28 of 2002
National Environmental Management Act 107 of 1998
National Environmental Management: Air Quality Act 39 of 2004
National Environmental Management: Biodiversity Act 10 of 2004
National Environmental Management: Waste Act 59 of 2008
National Water Act, 36 of 1998
Water Services Act 108 of 1997
National Heritage Resources Act, 25 of 1999
National Veld and Forest Fire Act, 101 of 1998
Protection of Personal Information Act 2013
Natural Scientific Professions Act 106 of 1993
Geoscience Act 100 of 1993
National Nuclear Regulator Act 47 of 1999
Hazardous Substances Act 15 of 1973
Climate Change Bill 2018
Carbon Disclosure Project (CDP)
Water CDP
Biological Diversity Protocol (BDP)
Environmental, Social and Governance
ICMM
Equator Principles
JSE Water Disclosure Leadership Index
Paris Agreement
SANS codes
JSE Listing requirements (CPR)
United Nations Framework Convention of Climate Change (29 August 1997)
Risk Exposure Value (REV) 2020 Full year
Risk Exposure Value (REV) 2021 Full year
Medium Risk Exposure threshold
High Risk Exposure threshold

Driefontein TRS 2021 Page 214 of 249

17.5.11 Closure Cost Estimate

Driefontein's total closure provision is based on unplanned closure, with specific costs allocated to the demolition of mining and associated infrastructure, and the rehabilitation of mine-impacted land. The mechanisms of the demolition, remediation and rehabilitation processes are described in rehabilitation and final closure plans.

A site specific, detailed rehabilitation, decommissioning and closure plan was developed for Driefontein, detailing the mine's environmental and social baseline and presents the planned closure measures required to achieve the mine's planned next land use. The document also reflects the financial provisioning required to implement these closure measures, which are developed to ensure a stable non-polluting end state that is able to support the next land use.

However, as far as possible, Driefontein has embarked on a concurrent rehabilitation programme during the operational phase of the mine. This programme will be completed irrespective of unplanned closure.

During the 2021 closure costs assessment, an estimate of ZAR 1,124,306,949 has been calculated for unscheduled closure costs which is made up of the following elements:

- Infrastructural aspects: ZAR 607,102,096 (54.0% of total estimate);
- Mining aspects: ZAR 260,202,421 (23.1% of total estimate);
- General surface rehabilitation: ZAR 49,284,758 (4.4% of total estimate);
- Surface water reinstatement: ZAR 1,614,395 (0.1% of total estimate)
- Preliminary and general: ZAR 55,092,220 (4.9% of the total estimate);
- Contingencies: ZAR 69,976,315 (6.2% of the total estimate);
- Post closure aspects: ZAR 49,800,745 (4.4% of the total estimate); and
- Additional studies: ZAR 31,234,000 (12.8% of the total estimate).

The Driefontein 2021 assessment will be funded through the Sibanye Gold Rehabilitation Trust Fund and replacement guarantees. This means that the total liability will be fully provided for.

Efforts to reduce the Driefontein closure liability resulted in a ZAR71.5m reduction using the 2020 closure liability as a baseline. Efforts included demolition projects, surface rehabilitation, changes in rehabilitation methodologies and the reworking of SRDs and TSFs where applicable.

17.6 QP Opinion

ESG, comprising amongst others Environmental and Social, are well staffed with experienced industry professionals and experts. Management systems and auditing forms part of the business process to ensure, maintain and improve compliance and best practice.

The QP is satisfied that all material issues relating to environmental compliance, permitting, and local individuals or groups have been considered in Driefontein's planning. All relevant issues are being addressed, have plans in place to remedy any deficiencies or have been identified for further consideration.

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18 Capital and Operating Costs

18.1 Overview

18.2 Capital Costs

The major ongoing capital items at Driefontein are the No. 4 Sub-Vertical Shaft Pillar Extraction Project and the No. 1 Shaft Rim Pillar Project.

Ongoing capital estimates (stay in business capital) are based on provisions of an effective 5% of operating expenditures excluding electricity cost. The stay in business capital estimate is based on historical expenditure. These amounts cater for unforeseen expenditures and are considered prudent provisions, given that limited detail is provided beyond the current three-year horizon. The percentage is reduced closer to the end of life of a shaft.

The total capital expenditure requirement over the LoM of Driefontein amounts to ZAR2.27 billion (excluding ore reserve development) (ZAR5.0 billion incl.) (Table 77).

Table 77: Historical and Forecasted Capital Expenditure

		Historical			Real Forecast					
	Units	C2019	C2020	C2021	LoM Total	C2022 1	C2023 2	C2024 3	C2025 4	C2026 5
Project Capital Expenditure - Excluding Development	(ZARm)	-	-	-	309	127	119	63	-	-
Capitalised Development	(ZARm)	513	742	1,177	5,037	1,232	1,253	959	782	414
Sustaining Capital	(ZARm)	163	186	106	1,959	341	413	332	246	228
Total	(ZARm)	676	929	1,283	7,304	1,700	1,785	1,354	1,028	642

18.3 Operating Costs

This Section provides details on the forecast operating cost estimates for the Driefontein operations.

Table 78 provides details of historical and forecast operating costs by activity grouped according to:

- Mining costs, comprising underground mining costs and surface sources costs, including ore handling costs;
- Processing costs, including tailings and waste disposal costs; and
- The cost of maintaining key on mine infrastructure.

In addition, Driefontein has incorporated costs for environmental rehabilitation and closure as indicated in Section 17.5.11 and costs associated with terminal benefits, which will be payable on cessation of mining activities. No salvage values have been assumed for plant and equipment.

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The costs have taken cognisance of the required production profile and the likely physical changes in the operating parameters over the full period of the LoM plan.

18.3.1 Underground Mining Costs

Underground mining costs averaged ZAR3,788/t for C2021.

The forecast five-year average is ZAR4,413/t and the LoM average is ZAR4,911/t in real terms.

18.3.2 Surface Sources Costs

There was no surface mining planned in the LoM.

18.3.3 Processing Costs

The treatment cost for C2021 was ZAR199/t and planned at ZAR241/t for 2022 for both underground and surface material. Over the LoM, the expected unit costs will increase as the production plan decreases. The average over the LoM is ZAR277/t.

18.3.4 Allocated Costs

Allocated costs have been forecast at an average of ZAR1,463m per annum in the next five years. These costs include costs for terminal benefits costs, environmental closure costs and royalty taxes.

Table 78: Historical and Forecasted Operating Costs

		Historical			Real Forecast					
	Units	C2019	C2020	C2021	LoM Total	C2022 1	C2023 2	C2024 3	C2025 4	C2026 5
Underground Mining	(ZAR/t)	4,954	4,089	3,788	4,911	3,905	4,212	4,491	4,586	4,977
U/G Mill Tonnes	(kt)	898	1,225	1,472	11,865	1,503	1,390	1,320	1,313	1,268
Operating Cost	(ZARm)	4,451	5,007	5,575	58,266	5,867	5,855	5,928	6,023	6,309
Surface Mining	(ZAR/t)	2,118	-	234	-	-	-	-	-	-
Surface Mill Tonnes	(kt)	8	-	564	-	-	-	-	-	-
Operating Cost	(ZARm)	16	-	132	-	-	-	-	-	-
Allocated Centralised	(ZAR/t)	1 127	929	616	1 219	901	1 013	1 120	1 163	1 219
Operating Cost	(ZARm)	1,021	1,137	1,254	14,463	1,354	1,409	1,478	1,527	1,546

18.4 Accuracy of The Capital and Operating Cost Estimates

The capital and operating costs are estimated at a higher level than DFS (+/- 15% accuracy) as is expected from an operating mine, with lower risks associated with the estimates than projects. Operating costs are based on historical expenditure, taking into consideration normal inflation. Items which are expected to have above inflation increases, such as wages or electricity, are provided for in the economic modelling.

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Project capital is costed in detail, based on project schedules, and applications for expenditure are compiled after each operational plan. **Stay in business capital** is based on actual expenditure over extended time periods and are continuously aligned with changing economic conditions. As part of the operation plan process, capital expenditure undergoes a rigorous peer review before approval. Over the LoM, where detailed costing is not available, a historical percentage of capital to working cost is applied, with capital expenditure stopping two years before the end of shaft life.

The QP considers this approach as reasonable for use in the LoM. Refer to Table 84 and Table 85 for the sensitivities done on operating and capital expenditure to stress test the financial valuation of the operation. A discussion of further financial risks is covered in Section 22.1.

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19 Economic Analysis

19.1 Introduction

The following Section presents discussion and comment on the economic assessment of Driefontein. Specifically, comment is included on the methodology used to generate the financial models for Driefontein to establish a base case, including the basis of techno-economic model, valuation techniques and valuation results.

An initial assessment is not applicable since Driefontein is a well-established operating mine.

19.2 Economic Analysis Approach

Driefontein can be classified as a Production Property as it has significant, detailed cost and capital information specific to the geographic and economic locality of its assets, which is why the cash-flow approach is the most appropriate method to use for the valuation. There is no appropriate secondary valuation approach.

19.3 Economic Review Basis

The assumptions on which the economic review is based include:

- All assumptions in 31 December 2021 money terms, which is consistent with the Mineral Reserves declaration date;
- Royalties on revenue consistent with relevant South African legislation (0.5% to 7.0% based on formula) (refer to Table 79);
- Corporate taxes that can be offset against assessed losses and capital expenditure (refer to Table 79);
- A real base case discount rate of 5%; and
- Discounted cash-flow ("DCF") techniques applied to post-tax pre-finance cash flows and reported in FY ending 31 December 2021.

Sensitivity analysis was performed to ascertain the effect of discount factors, product prices, total cash costs and capital expenditures. The post-tax pre-finance cash flows presented for each mining asset incorporate the macroeconomic projections set out in Section 16.

The Technical – Economic Model ("TEM") is presented in real terms and based on annual cash-flow projections determined at end-point 31 December 2021.

19.4 TEM Parameters

Table 79 provides details of the parameters applied in the TEM.

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Table 79: TEM Parameters

Parameter	Units	Historical
Mining		y=34 -170/x
Corporate Tax Rate	(%)	0.28
Royalties (based on formula)*	(%)	0.005
Trading Terms		
Debtors	(Days)	3
Creditors	(Days)	45
Stores	(Days)	45
Balance as at 31 December 2019		
Debtors	(ZARm)	189
Creditors	(ZARm)	3,678
Stores - opening balances	(ZARm)	N/A
Unredeemed Capital - 31 December	(ZARm)	109
Environmental Closure Liability – 31 December	(ZARm)	1,039
Terminal Benefits Liability Based On LoM	(ZARm)	948
Assessed Losses	(Years)	N/A

*Sibanye-Stillwater Driefontein operations are subject to royalties due to the South African Government on all production. Currently only gold is being produced and subject to royalties. Royalties are calculated as using the formula for refined metals [Royalty Payable = 0.5+ (EBIT/Gross Sales)/12.5].

Activity	Driver	Fixed / variable ratio	Allocation method	% Re-allocated at shaft closure
Development	metres	100% variable		0%
Stoping	Square metres	100% variable		0%
Engineering	Milled tons	70% fixed		0%
Direct Services	Milled tons	70% fixed		0%
Shared Cost (Pumping)	Gold produced	70% fixed	Gold produced	70%
Metallurgy	Milled tons	70% fixed	Milled tons	70%
Direct Allocated	Gold produced	70% fixed	Gold produced	70%
Indirect Allocated	Gold produced	70% fixed	Gold produced	70%

Direct (Central Engineering , MRM, HR, etc) and Indirect (Corporate, Rehab, Retrenchment, SGA, SGPS, Property) allocated costs are based on the 2022 budget.

Model assume indirect and pumping cost will be phased out with the close of the last remaining shaft.

Ramp down approach applied on direct and indirect cost to simulate restructuring of service departments in line with the decrease in production.

LoM Fundamentals	
Base	C2022 Operational Plan.
Efficiencies	No efficiencies applied,

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Engineering and Infrastructure
Annual electricity increase at 7.5% for C2023 and 1% additional in each year after C2024 to C2030 with inflation thereafter and back to CPI from 2031 . Energy savings projects included at Kloof and Driefontein
Electricity costs on pumping shafts fixed at 70%
Major capital expenditure included on the modelling.
Finance and Capital
Royalty and Carbon Tax included in LoM based on the current formula .
Benefit of Energy savings projects included at Kloof and Driefontein
Carbon tax low cost assumption calculation is used in the module.
Inflation is forecast by Monetary Fund at 4.4% for 2022, and 4.5% for 2023 onwards.
Stay in business capital at 6% of working cost and exclude the cost of electricity and reduce to 2% from 1 year before shaft closure with zero capital spent in the last year.
Project 3B efficiencies incorporated in LOM based on 5Y plan 2022-2025 and used efficiency in 2025 going forward for 2026 Initiatives such as: • Engineering : Labour optimization with K3 closure and automation projects • Environmental and water management : Optimize water plants and reduce consumption • Property : Selling of houses, footprint reduction and outsourcing • Security : Reduce ad hoc and footprint reduction security requirements • Academy : Optimize engineering training centre • Health services: Outsourcing of PHC's • Human Resources : Review recruitment process to reduce agency cost • MRM : Consolidate base camps and laboratory process automation • COVID 19 : Reduce security requirements, bus marshals, quarantine facilities and related cost • Other : Numerous ad hoc initiatives to enhance, automate, outsource reduce activities that directly impacts overheads across all departments.
Restructuring cost incorporated at ZAR136k per employee minus 10% natural attrition.

The following working capital parameters have been applied in the model: Debtors – 3 days; Creditors – 45 days; and Stores – 45 days. SGL has indicated that the balances for working capital will be settled at the effective date of the Mineral Reserves declaration, and as such the opening balances have been set to zero.

The corporate tax rate applied is based on a formula that uses capital expenditure and assessed tax losses. Royalties are calculated as using the formula for refined metals [Royalty Payable = 0.5+ (EBIT/Gross Sales)/12.5].

19.5 Technical - Economic Model

The technical inputs used to determine the financial parameters for the TEMs are provided in Table 80 to Table 82, as well as an assessment of the financial parameters on a unit cost basis: ZAR/kg and ZAR/t.

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### Table 80: TEM – Mining, Processing, Gold Sold and Revenue

| | Units | LoM Total | C2022 1 | C2023 2 | C2024 3 | C2025 4 | C2026 5 | C2027 6 | C2028 7 | C2029 8 | C2030 9 | C2031 10 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **Underground Mining** | | | | | | | | | | | | |
| Total Development | (m) | 51,974 | 11,907 | 11,013 | 10,292 | 8,663 | 5,537 | 2,744 | 1,466 | 352 | - | - |
| RoM | (kt) | 11,865 | 1,503 | 1,390 | 1,320 | 1,313 | 1,268 | 1,182 | 1,181 | 1,066 | 851 | 791 |
| Grade | (g/t) | 7.7 | 5.7 | 7.3 | 8.2 | 8.3 | 8.7 | 8.6 | 8.5 | 7.9 | 7.5 | 6.3 |
| **Surface Sources** | | | | | | | | | | | | |
| RoM | (kt) | - | - | - | - | - | - | - | - | - | - | - |
| Grade | (g/t) | - | - | - | - | - | - | - | - | - | - | - |
| **Processing** | | | | | | | | | | | | |
| Ore Processed | (kt) | 11,865 | 1,503 | 1,390 | 1,320 | 1,313 | 1,268 | 1,182 | 1,181 | 1,066 | 851 | 791 |
| Grade | (g/t) | 7.7 | 5.7 | 7.3 | 8.2 | 8.3 | 8.7 | 8.6 | 8.5 | 7.9 | 7.5 | 6.5 |
| Recovery | (%) | | | | | | | | | | | |
| Recovered Gold | (000oz) | 2,942 | 276 | 325 | 350 | 351 | 357 | 327 | 321 | 271 | 204 | 160 |
| **Plant Clean-up** | | | | | | | | | | | | |
| Recovered Gold | (kg) | 150 | - | - | - | - | - | - | - | - | - | 150 |
| **Sales** | | | | | | | | | | | | |
| Gold Sold | (kg) | 91,647 | 8,590 | 10,113 | 10,881 | 10,931 | 11,090 | 10,174 | 9,982 | 8,418 | 6,340 | 5,129 |
| **Gold Price** | | | | | | | | | | | | |
| Gold Price | (ZAR/kg) | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 |
| **Revenue** | | | | | | | | | | | | |
| Revenue from Gold Sales | (ZARm) | 73,318 | 6,872 | 8,090 | 8,705 | 8,745 | 8,872 | 8,139 | 7,985 | 6,734 | 5,072 | 4,103 |
| **Revenue from Sales of Mining Products** | (ZARm) | 73,318 | 6,872 | 8,090 | 8,705 | 8,745 | 8,872 | 8,139 | 7,985 | 6,734 | 5,072 | 4,103 |

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### Table 81: TEM – Cash Costs, Taxation, Capital Expenditure and Free Cash

| | Units | LoM Total | C2022 1 | C2023 2 | C2024 3 | C2025 4 | C2026 5 | C2027 6 | C2028 7 | C2029 8 | C2030 9 | C2031 10 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **Operating Cost** | | | | | | | | | | | | |
| Underground Mining Cost | (ZARm) | 57,318 | 5,867 | 5,845 | 5,925 | 6,005 | 6,270 | 6,173 | 6,191 | 5,876 | 4,691 | 4,474 |
| Add: Mining Cost Capitalised | (ZARm) | 5,037 | 1,232 | 1,253 | 959 | 782 | 414 | 223 | 159 | 15 | 0 | 0 |
| **Expensed Mining Cost** | (ZARm) | 62,355 | 7,099 | 7,097 | 6,884 | 6,787 | 6,684 | 6,397 | 6,351 | 5,891 | 4,691 | 4,474 |
| Surface Sources Cost | (ZARm) | - | - | - | - | - | - | - | - | - | - | - |
| Less Mining Cost Capitalised | (ZARm) | (5,037) | (1,232) | (1,253) | (959) | (782) | (414) | (223) | (159) | (15) | - | - |
| **Total Direct Cost** | (ZARm) | 57,318 | 5,867 | 5,845 | 5,925 | 6,005 | 6,270 | 6,173 | 6,191 | 5,876 | 4,691 | 4,474 |
| **Other Cost** | | | | | | | | | | | | |
| Terminal Benefits Costs | (ZARm) | 948 | 0 | 10 | 3 | 18 | 39 | 13 | 78 | 175 | 32 | 580 |
| Environmental Closure Costs | (ZARm) | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Royalty Payable | (ZARm) | 1,435 | 35 | 105 | 195 | 230 | 238 | 203 | 193 | 119 | 73 | 45 |
| **Total Central cost** | (ZARm) | 2,383 | 35 | 115 | 198 | 248 | 277 | 216 | 271 | 294 | 105 | 625 |
| **Recurring pre-tax income from continuing operations (EBITDA)** | (ZARm) | 13,617 | 969 | 2,130 | 2,582 | 2,492 | 2,326 | 1,750 | 1,523 | 565 | 275 | (996) |
| **Income tax expense** | | | | | | | | | | | | |
| Taxation | (ZARm) | 1,530 | 0 | 0 | 102 | 349 | 422 | 324 | 287 | 47 | 0 | 0 |
| **NET INCOME FROM CONTINUING OPERATIONS** | (ZARm) | 12,086 | 969 | 2,130 | 2,481 | 2,143 | 1,904 | 1,427 | 1,236 | 518 | 275 | (996) |
| **Capital Expenditure** | | | | | | | | | | | | |
| Direct Capex | (ZARm) | 309 | 127 | 119 | 63 | 0 | 0 | 0 | 0 | 0 | 0 | 0 |
| Capitalised Development | (ZARm) | 5,037 | 1,232 | 1,253 | 959 | 782 | 414 | 223 | 159 | 15 | 0 | 0 |
| Sustaining Capital | (ZARm) | 1,959 | 341 | 413 | 332 | 246 | 228 | 168 | 120 | 74 | 36 | 0 |
| **Total Capital Expenditure** | (ZARm) | 7,304 | 1,700 | 1,785 | 1,354 | 1,028 | 642 | 391 | 280 | 89 | 36 | 0 |
| **Net free cash** | (ZARm) | 4,782 | (730) | 345 | 1,127 | 1,115 | 1,262 | 1,035 | 956 | 429 | 239 | (996) |

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### Table 82: TEM – Unit Analysis (ZAR/kg and ZAR/t)

| | Units | LoM Total | C2022 1 | C2023 2 | C2024 3 | C2025 4 | C2026 5 | C2027 6 | C2028 7 | C2029 8 | C2030 9 | C2031 10 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **UNIT Revenue (kg)** | | | | | | | | | | | | |
| Revenue from Gold Sales | (ZAR /kg) | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 | 800,000 |
| **UNIT COSTS (kg)** | | | | | | | | | | | | |
| Expensed Mining Costs | (ZAR 000/kg) | 680,380 | 826,454 | 701,826 | 632,629 | 620,920 | 602,651 | 628,714 | 636,259 | 699,804 | 739,980 | 872,368 |
| Surface Sources Costs | (ZAR 000/kg) | - | - | - | - | - | - | - | - | - | - | - |
| Less: Mining Costs Capitalised | (ZAR 000/kg) | (54,958) | (143,389) | (123,862) | (88,110) | (71,541) | (37,299) | (21,947) | (15,978) | (1,816) | - | - |
| **Total Operating Costs** | (ZAR 000/kg) | 625,422 | 683,066 | 577,964 | 544,520 | 549,379 | 565,352 | 606,767 | 620,281 | 697,989 | 739,980 | 872,368 |
| **Other Costs** | (ZAR 000/kg) | 26,000 | 4,093 | 11,418 | 18,172 | 22,657 | 24,945 | 21,186 | 27,120 | 34,905 | 16,624 | 121,799 |
| **Total Working Costs** | (ZAR 000/kg) | 651,422 | 687,158 | 589,382 | 562,691 | 572,036 | 590,297 | 627,953 | 647,401 | 732,894 | 756,604 | 994,167 |
| **Operating Margin** | (ZAR 000/kg) | 148,578 | 112,842 | 210,618 | 237,309 | 227,964 | 209,703 | 172,047 | 152,599 | 67,106 | 43,396 | (194,167) |
| **Capital Expenditure** | (ZAR 000/kg) | 79,702 | 197,853 | 176,472 | 124,424 | 94,087 | 57,856 | 38,474 | 28,019 | 10,568 | 5,721 | - |
| **Notional Cash Expenditure** | (ZAR 000/kg) | 731,124 | 885,011 | 765,854 | 687,115 | 666,122 | 648,153 | 666,426 | 675,420 | 743,462 | 762,325 | 994,167 |
| **FREE CASH BEFORE TAX** | (ZAR 000/kg) | 68,876 | -85,011 | 34,146 | 112,885 | 133,878 | 151,847 | 133,574 | 124,580 | 56,538 | 37,675 | -194,167 |
| **UNIT Revenue (t)** | | | | | | | | | | | | |
| Revenue from Gold Sales | (ZAR/t) | 6,179 | 4,573 | 5,820 | 6,595 | 6,658 | 6,999 | 6,883 | 6,763 | 6,318 | 5,962 | 5,184 |
| **UNIT COSTS (t)** | | | | | | | | | | | | |
| Expensed Mining Costs | (ZAR/t) | 5,255 | 4,725 | 5,106 | 5,215 | 5,168 | 5,272 | 5,409 | 5,379 | 5,527 | 5,515 | 5,653 |
| Surface Sources Costs | (ZAR/t) | - | - | - | - | - | - | - | - | - | - | - |
| Less: Mining Costs Capitalised | (ZAR/t) | (425) | (820) | (901) | (726) | (595) | (326) | (189) | (135) | (14) | - | - |
| **Total Operating Costs** | (ZAR/t) | 4,831 | 3,905 | 4,205 | 4,489 | 4,572 | 4,946 | 5,221 | 5,244 | 5,513 | 5,515 | 5,653 |
| **Other Costs** | (ZAR/t) | 201 | 23 | 83 | 150 | 189 | 218 | 182 | 229 | 276 | 124 | 789 |
| **Total Working Costs** | (ZAR/t) | 5,032 | 3,928 | 4,288 | 4,639 | 4,761 | 5,164 | 5,403 | 5,473 | 5,788 | 5,639 | 6,442 |
| **Operating Margin** | (ZAR/t) | 1,148 | 645 | 1,532 | 1,956 | 1,897 | 1,835 | 1,480 | 1,290 | 530 | 323 | (1,258) |
| **Capital Expenditure** | (ZAR/t) | 616 | 1,131 | 1,284 | 1,026 | 783 | 506 | 331 | 237 | 83 | 43 | - |
| **Notional Cash Expenditure** | (ZAR/t) | 5,647 | 5,059 | 5,572 | 5,664 | 5,544 | 5,670 | 5,734 | 5,710 | 5,872 | 5,681 | 6,442 |

Driefontein TRS 2021 Page 224 of 249

## 19.6 DCF Analysis

The following NPV sensitivities are included in this section:

- NPV's at a range of discount factors in relation to the discount rate of 5% (real) [refer Table 83]. A range of discount factors from 0% to 10% with their associated NPVs are presented for each case. From Table 84, Driefontein at different discount factors and the sensitivity to the discount factor can be evaluated;
- Twin parameter sensitivities are presented evaluating revenue against operating costs. NPV's at higher product price levels are shown up to a 20% increase in price, which captures any upside potential. Since markets are inherently volatile, the downside risk is reflected in the 20% decrease in price in increments. The achievability of LoM plans, budgets and forecasts cannot be assured as they are based on economic assumptions, many of which are beyond the control of Driefontein. Future cash flows and profits derived from such forecasts are inherently uncertain and actual results may be significantly more or less favourable. It is for this reason that the Driefontein operations presents sensitivities for operating costs, ranging from -20% to +20%. The most optimistic analysis, which assumes prices have been underestimated by 20% and operating costs overestimated by 20%, yields an NPV in the top right-hand corner of the Table 84. Conversely, the most pessimistic analysis, which assumes prices have been overestimated by 20% and operating costs underestimated by 20%, yields an NPV in the bottom left-hand corner of Table 84; and
- NPV sensitivity to sales revenue and capital expenditure derived from twin parameter sensitivities at the discount rate of 5% (real) (refer to Table 85). Twin parameter sensitivities are presented evaluating revenue against capital expenditure costs. Capital expenditures are estimates until contracts, which specify the deliverable, are signed by clients. It is for this reason that Driefontein presents sensitivities for capital costs from -20% to +20%. The most optimistic analysis, which assumes prices have been underestimated by 20% and capital expenditure costs overestimated by 20%, yields an NPV in the top right-hand corner of Table 85. Conversely, the most pessimistic analysis, which assumes prices have been overestimated by 20% and capital expenditure costs underestimated by 20%, yields an NPV in the bottom left-hand corner of Table 85.

### Table 83: NPV (Post-tax) at Various Discount Factors

| Discount Factor (%) | Post Tax NPV (ZARm) |
|---|---|
| 0 | 4,782 |
| 2 | 4,351 |
| **5** | 3,782 |
| 7 | 3,448 |
| 10 | 3,006 |

Driefontein TRS 2021 Page 225 of 249

Driefontein TRS 2021 Page 226 of 249 Table 84: Twin Parameter NPV (pre-tax) Sensitivity at a 5% Discount Rate (Revenue, Operating Costs) Pre-Tax NPV @ 5% Revenue Sensitivity Range (ZARm) -20% -10% -5% ZAR800,000 /kg 5% 10% 20% Total Operating Cost Sensitivity Range -20% 3,598 9,363 12,245 15,127 18,009 20,891 26,656 -10% (925) 4,840 7,722 10,604 13,486 16,368 22,132 -5% (3,186) 2,578 5,460 8,342 11,224 14,107 19,871 0% (5,448) 316 3,198 6,081 8,963 11,845 17,609 5% (7,710) (1,945) 937 3,819 6,701 9,583 15,348 10% (9,971) (4,207) (1,325) 1,557 4,440 7,322 13,086 20% (14,494) (8,730) (5,848) (2,966) (84) 2,798 8,563 Table 85: Twin Parameter NPV (Pre-tax) Sensitivity at a 5% Discount Rate (Revenue, Capital Expenditure) Pre-Tax NPV @ 5% Revenue Sensitivity Range (ZARm) -20% -10% -5% ZAR800,000 /kg 5% 10% 20% Capital Cost Sensitivity Range -20% (4,182) 1,582 4,464 7,347 10,229 13,111 18,875 -10% (4,815) 949 3,831 6,714 9,596 12,478 18,242 -5% (5,132) 633 3,515 6,397 9,279 12,161 17,926 0% (5,448) 316 3,198 6,081 8,963 11,845 17,609 5% (5,765) (0) 2,882 5,764 8,646 11,528 17,293 10% (6,081) (317) 2,565 5,448 8,330 11,212 16,976 20% (6,714) (950) 1,932 4,815 7,697 10,579 16,343 As can be seen from the tables, the operation is especially sensitive to the gold price received in ZAR/kg, and the NPV is negative when the gold price is 10% down (at 5% discount rate). The operation is heavily leveraged to the up-side, with the NPV nearly tripling in value with a 20% increase of gold price. While the profitability of the entire operation is tested on a total cost basis, the point at which each individual shaft closure is determined, is after direct operational including pumping cost. As soon as a shaft does not contribute to its own mining and operational cost it is closed. The table below (Table 86) shows the profit per shaft at the various stages. The direct allocated costs include the overheads specific to the operation, while indirect allocated costs refer to those items which belong to the entire Group and which are allocated back to each operation based on a formula. These are discretionary costs and should not really be considered. Driefontein TRS 2021 Page 227 of 249 Table 86: Summary Revenue and Costs per Area No.1 Shaft No.2 Shaft No.4 Shaft No.5 Shaft No.8 Shaft UG Total Gold Produced Kg 20,827 65 24,500 33,227 12,878 91,497 91,497 Revenue ZARm 16,662 52 19,600 26,581 10,302 73,198 73,198 Working cost: Direct ZARm 10,664 161 11,401 16,884 6,592 45,703 45,703 Profit after Direct cost ZARm 5,998 (109) 8,199 9,697 3,710 27,495 27,495 Working cost: Pumping cost ZARm 717 0 1,403 1,971 481 4,572 4,572 Profit after Pumping cost ZARm 5,281 (109) 6,796 7,726 3,230 22,923 22,923 Working cost: Direct Allocated ZARm 752 3 944 1,328 509 3,536 3,536 Profit after Direct Allocated cost ZARm 4,528 (112) 5,851 6,398 2,721 19,387 19,387 Capital cost: Ongoing ZARm 469 1 809 742 247 2 268 2 268 Profit after Ongoing Capital ZARm 4 060 (113) 5 043 5 656 2 473 17 119 17 119 Working cost: Indirect Allocated ZARm 1 888 7 2 493 3 716 1 387 9 492 9 492 Profit after Indirect Allocated cost ZARm 2 172 (120) 2 549 1 940 1 086 7 627 7 627 Capital cost: Project ZARm 0 0 0 0 0 0 0 Profit after Project Capital ZARm 2 172 (120) 2 549 1 940 1 086 7 627 7 627 19.7 Summary Economic Analysis The summary economic analysis of Driefontein is based on the following: • The Cash-Flow Approach; and • Balance sheet adjustments to account for the cash position at the valuation date. The summary economic evaluation for Driefontein excludes any impact of secondary Taxation on Companies. The economic model has been undertaken for Mineral Reserves. Refer to Table 87. Table 87: NPV (Post-tax) Relative to ZAR/kg Gold Prices at 5 % Discount Rate Sensitivity Range Long-Term Price (Au)(ZAR/kg) - Real -10% -5% ZAR800,000/kg 5% 10% NPV @ the base case Discount Rate (ZARm) (457) 1,729 3,782 5,692 7,592 19.8 QP Opinion The QP is satisfied that the economic analysis fairly represents the financial status of the operation as at 31 December 2021. Driefontein TRS 2021 Page 228 of 249 20 Adjacent Properties Driefontein is part of the West Wits Line which currently hosts over five operating mines. Below is a list of adjacent mines (Table 88). The table below gives the mine, owner, commodities mined and link to the Company websites. For current information on these properties the reader should refer to the official websites. Positions of some of these mines are shown in Figure 5. Table 88: Adjacent Mines, West Wits Line Mine name Owners Commodities Source of info Mponeng Harmony Gold https://www.harmony.co.za Tau Tona (Care and Maintenance) Harmony Gold https://www.harmony.co.za Blyvooruitzicht Blyvoor Gold Gold https://www.blyvoorgold.com Kloof Gold mine Sibanye-Stillwater Gold https://www.sibanyestillwater.com The only additional information from adjacent mines used in the preparation of this document was CLR from the adjacent Tau Tona, which was part of a data exchange swap between then owners Anglo Gold Ashanti and GFL (as mentioned in Section 6.2.2). The QP has been unable to independently verify the information, but it is considered to be of a similar standard as that used by Driefontein in terms of QA/QC, and therefore has been used in the Mineral Resources estimation. No estimates beyond the Mining Right of Driefontein have been reported upon in this TRS. Due to the relatively small amount of information concerned and by virtue of it being considered of a similar standard as that used by Driefontein, this information has not been separated within each sub- section of this TRS due to the detail involved but is clearly distinguished in Figure 90 below. Driefontein TRS 2021 Page 229 of 249 Figure 90: Data Used from Tau Tona

21 Other Relevant Data and Information

There is no further information or explanation within this report, though there are underlying internal reports from which this TRS has taken supporting data.

22 Interpretation and Conclusions

The LoM plan for Driefontein has been reviewed in detail for appropriateness, reasonableness and viability, including the existence of and justification for departure from historical performance. The QP considers that the LoM is based on sound reasoning, engineering judgment and a technically achievable mine plan, within the context of the risk associated with the gold mining industry.

The views expressed in this TRS have been based on the fundamental assumption that the required management resources and proactive management skills will be focused on meeting the LoM plan and production targets provided by Driefontein.

The Driefontein operations has conducted a comprehensive review and assessment of all material issues likely to influence the future operations of Driefontein based on information available as at 31 December 2021.

In considering the valuation ranges for Driefontein derived herein, refer to Section 22.1 for a summary of risk. No valuations have been placed on the non-LoM Mineral Resources. Sibanye maintains a detailed risk register for each operation. This risk register is reviewed every quarter and is based on an assessment of the current operational risks.

22.1 Risk Analysis

22.1.1 Introduction

A high-level risk assessment was conducted on Driefontein and future business plans. A summary of the significant risks and associated mitigation measures are included in this Section.

22.1.2 Financial Risks

Two types of financial risk have been identified at Driefontein:

- Behavioural risk including material fraud, theft, corruption and ethics; and
- Costs – inflated operational and capital costs or cost overruns.

These are detailed in the Risk Register.

Table 89 provides a summary of the details of the financial risks identified and the mitigation measures for the identified risks.

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Table 89: Financial Risks

Risks	Mitigation Measures
Price Risk (Mineral Reserves Risk) – Revenue	-assessed the prices using various sensitivities (-10% to +10%) - the forecast price is consistent with the 36-month rolling average gold price
Economic Viability Risk (Mineral Reserves Risk) - Operating Costs	-assessed the operating costs using various sensitivities (-20% to +20%)
Economic Viability Risk (Mineral Reserves Risk) - Capital Expenditure	-assessed the Capital Expenditure using various sensitivities (-20% to +20%)

22.1.3 Technical, Human Resource, Safety and Health and Environmental Risks

The risk register is reviewed quarterly per operation, suitable mitigation measures are identified and monitored. The major risks are reviewed quarterly by corporate. Table 90 lists the major risk categories considered in evaluating overall risk to the Driefontein operation.

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Table 90: Risks

Operational Risk	Mining Risk	Business and HR
• Failure to deliver on operational and financial plans; • Illegal mining, disrupting operation; • Aging infrastructure; • Non-compliance with Mining Charter and SLP commitment; • Power availability and constraints; • Material fraud, theft and corruption, collusion and Ethics breaches may lead to reputational losses; • Unavailability of critical spares; and • Water constraints.	• Resource evaluation uncertainty; and • Shaft barrel stability.	• Disaster at the Informal settlements; • Driefontein wage negotiations; and • Inability to attract and retain required engineering critical skills.

Health and Safety	Legal	Environmental
• Underground fire; • Mine accidents, including seismicity; • Workplace dust exposure and litigation; • Comprised wellbeing of employees; • Surface fire; • Flooding; • Flammable gas explosion; • Lightning disruption; and • Water contamination.		• Water and tailings dam spillage; • Social community unrests; • Environmental incidents; and • Waste.

Up to date information on material risks associated with Sibanye can be accessed through the Sibanye website – www.sibanyestillwater.com.

23 Recommendations

At this stage there are no recommendations for additional work at the Driefontein mine. The geological models and LoM plans for the operation will be updated and refined as new information becomes available. Most of the costs associated with the generation of new data and updates of the geological models and LoM plans as well as Mineral Resources and Mineral Reserves estimates are accounted for in the capital and operating cost budgets. The QPs do not anticipate significant additional costs for the undertaking of this work.

Driefontein TRS 2021 Page 232 of 249

24 References

GLOSSARY OF TERMS, ABBREVIATIONS UNITS AND CHEMICAL ELEMENTS

24.1 List of Reports and Sources of Information

24.1.1 Publications and Reports

Cartwright A.P. 1968, Golden age, Purnell & Sons (SA) (PTY) Ltd, Cape town, Johannesburg, p199 – 207.

Davenpoort J. 2013, Digging Deep, Johnathan Ball publishers (PTY) Ltd, Jeppestown, p320 – 325.

Drilling manual website (www.drillingmanual.com). Accessed 20190923.

Handley J.R.F. 2004, Historic Overview of the Witwatersrand Goldfields, Handley, Howick p35 – 37.

https://www.drillingmanual.com/2017/12/directional-drilling-surveying-magnetic.html.

https://www.drillingmanual.com/2017/12/directional-drilling-surveying-gyro.html.

https://www.drillingmanual.com/2017/12/magnetic-single-shot.html.

World Gold Council ("WGC") research document (Gold Demand Trends Full Year 2021, from www.wgc.org.

www.za.undp.org/content/south_africa/en/home/sustainable-development-goals.html.

24.1.2 Spreadsheets and Presentations

Internal sources of information (not in public domain).

24.2 Glossary of Terms

Anticline	A fold with strata sloping downward on both sides from a common crest.
Archaean	An era relating to the earliest known rocks formed during the Precambrian era.
Arenaceous	Sandy or consisting largely of sand; of the nature of sand; easily disintegrating into sand; friable; as arenaceous limestone.
Arenite	A general name for sedimentary rocks composed of sand-sized fragments irrespective of composition; e.g. sandstone, greywacke, arkose, and calcarenite.
Argillaceous	A group of detrital sedimentary rocks, commonly clays, shales, mudstones, siltstones and marls.
Argillite	A rock whose degree of induration (process of hardening) is higher than mudstone, but less than shale.
Assay	The chemical analysis of ore samples to determine their metal content.
Bedrock	A mining term for the unweathered rock below soil and drift cover.

Driefontein TRS 2021 Page 233 of 249

Driefontein TRS 2021 Page 234 of 249 Below Infrastructure That part of the Mineral Resources and/or Mineral Reserves, which are below the lowest mining level and that can only be accessed following approved capital expenditure. Block Width The average width at which it is estimated a block of ore will be mined Brownfields An on-mine project based on prior work within existing Mining Right areas Calcite Carbonate mineral, with chemical symbol CaCO3. Chert A hard, dense sedimentary rock consisting predominantly of very fine quartz, SiO2, crystals. Clastic A rock or sediment composed principally of transported broken fragments derived from pre-existing rocks or minerals. Compliance Conforming to any legislation, legal conditions, regulations, standards, environmental laws and any other requirements as stipulated in the Mining Right conditions, our "License to Operate" Conformable A sequence of beds are said to be conformable when they represent an unbroken period of deposition. Conglomerate A coarse-grained clastic sedimentary rock composed of rounded to subangular fragments (>eight mm) set in a fine-grained, commonly cemented, sandy matrix. Constitution Constitution of the RSA (Act 108 of 1996). Cut-Off Grade The lowest grade of mineralised rock, which determines as to whether it is economic to recover its gold content by further concentration. Detrital Formed from eroded loose rock and mineral material. Dilution Waste or material below the cut-off grade that contaminates the ore during mining operations and thereby reduces the average grade mined. Dip Inclination of geological features from the horizontal. Distal Distant. Dolomite Carbonate mineral, with chemical symbol CaMg(CO3)2. Doré An unrefined, therefore impure, alloy of gold with variable quantities of silver and smaller quantities of base metals, which is produced at a mine before passing on to a refinery for upgrading to London Good Delivery standard. Drainage Line The course of a major stream in a drainage system. Dyke A tabular vertical or near-vertical body of igneous rock formed by magmatic injection into planar zones of weakness such as faults or fractures that is discordant to the bedding or foliation of the country rock. Effective Date That date at which all sampling and other information used for generation of the report was closed at, which is slightly earlier than the publication date of the report. Facies The sum of sedimentary features that characterise a sediment as having been deposited in each environment; an assemblage of metamorphic rocks which are considered to have formed under similar conditions of temperature and pressure. Fire Assay The assaying of metallic ores by methods requiring the use of furnace heat. Fluvial Produced by the action of a stream or river. Driefontein TRS 2021 Page 235 of 249 Footwall The underlying side of a stope or ore body. Geozone Any delineation based on sedimentological facies, trends, structural blocks and predictive analysis used for statistical or geostatistical estimation purposes. Greenfields A project constructed on a new area that was not previously used (New Mining Right areas). All exploration and evaluation expenditure, prior to obtaining the legal rights to explore a specific area, is not seen as capital expenditure. After the legal rights to explore are obtained, exploration and evaluation expenditure, comprising the costs of acquiring prospecting rights and directly attributable exploration expenditure, is capitalised as a separate class of property, plant and equipment or intangible assets, on a project-by-project basis, pending determination of the technical feasibility and commercial viability. The technical feasibility and commercial viability of extracting a Mineral Resource is generally considered to be determinable through a feasibility study and when Proven Mineral Reserves are determinable to exist. Subsequently, all cost directly incurred to prepare an identified mineral asset for production is capitalised to mine development assets. Growth Increasing or expanding the current capacity to a sustainable new level. Hanging wall The overlying side of an ore body or stope. Hydrothermal Relating to processes involving the action of hot aqueous solutions. Indicated Mineral Resource That portion of a Mineral Resource for which quantity and quality are estimated with a lower degree of certainty than for a Measured Mineral Resource. The sites used for inspection, sampling, and measurement are too widely or inappropriately spaced to enable the material or its continuity to be defined or its grade throughout to be established. Inferred Mineral Resource That part of a Mineral Resource for which tonnage, grade and mineral content can be estimated with a low level of confidence. It is inferred from geological evidence and assumed but not verified geological and/or grade continuity. It is based on information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drillholes that may be limited, or of uncertain quality and reliability. Kaapvaal Craton The ancient proto-continental crystalline basement of South Africa. Kriging An interpolation method that minimises the estimation error in the determination of a Mineral Resource. Life of Mine Number of years that an operation is planning to mine and treat ore and is derived from the current mining plan. Material Assets The mine and its associated infrastructure. Measured Mineral Resource That portion of a Mineral Resource for which the tonnage or volume is calculated from dimensions revealed in outcrops, pits, trenches, drillholes, or mine workings, supported where appropriate by other exploration techniques. The sites used for inspection, sampling and measurement are so spaced that the geological character, continuity, grades and nature of the material are so well defined that the physical character, size, shape, quality and mineral content are established with a high degree of certainty. Mesozoic An era from 230 Ma to 63 Ma ago. Driefontein TRS 2021 Page 236 of 249 Mineral Reserve The economically mineable material derived from a Measured and/or Indicated Mineral Resource. It is inclusive of diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre- Feasibility Study for a project and a LoM plan for an operation must have been completed, including consideration of, and modification by, realistically assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors (the Modifying Factors). Such modifying factors must be disclosed. Mine Call Factor The ratio expressed as a percentage which the specific product accounted for in “recovery plus residue” bears to the corresponding product “called for” by the mine’s measuring and evaluation methods. Mineral Resource A concentration [or occurrence] of material of economic interest in or on the Earth’s crust in such a form, quality, and quantity that there are reasonable and realistic prospects for eventual economic extraction. The location, quantity, grade, continuity and other geological characteristics of a Mineral Resource are known, estimated from specific geological knowledge, or interpreted from a well constrained and portrayed geological interpretation. Mining Recovery Factor The mining recovery factor relates to the proportion or percentage of ore mined from the defined orebody at the gold price used for the declaration of Mineral Reserves. This percentage will vary from mining area to mining area. This percentage reflects planned and scheduled Mineral Reserves against total potentially available Mineral Reserves (at the gold price used for the declaration of Mineral Reserves), with all modifying factors, mining constraints and pillar discounts applied. Normal fault A sub-vertical to vertical fault in which the hanging wall appears to have moved downward relative to the footwall. There is dip separation but there may or may not be dip slip. Oligomictic A clastic sedimentary rock composed of a single rock type indicative of stable depositional environments. Ore Reserve Development Those capital expenditures that allow access to Mineral Reserves that are economically recoverable in the future, including, but not limited to, crosscuts, footwalls, return airways and box holes which will avail gold production or Mineral Reserves. Other Sources Stoping The excavation of tonnage from gullies, cubbies, winchbeds with no gold associated to it as well as the excavation of reef left behind in the hanging wall or footwall with gold associated to it. Pay Limit The value at which it is estimated that ore can be mined at break-even Pay shoot An elongate reef zone of potential economic viability. Plant Recovery Factor The ratio expressed as a percentage, of the mass of the specific mineral product recovered from ore treated at the plant to its total specific mineral content before treatment. Polymictic A clastic sedimentary rock composed of a many rock types indicative of unstable depositional environments. Precambrian An era comprises all geological time prior to 600 Ma ago. Probable Mineral Reserve Economically mineable material derived from a Measured or Indicated Mineral Resource or both. It is estimated with a lower level of confidence than a Proved Mineral Reserve. It includes diluting and contaminating materials and allows for losses that are expected to Driefontein TRS 2021 Page 237 of 249 occur when the material is mined. Appropriate assessments to a minimum of a Pre-Feasibility Study for a project or a LoM plan for an operation must have been carried out, including consideration of, and modification by, realistic assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Such modifying factors must be disclosed Proterozoic An era from 2,500 Ma to 544 Ma ago. Proved Mineral Reserve Economically mineable material derived from a Measured Mineral Resource. It is estimated with a high level of confidence. It includes diluting and contaminating materials and allows for losses that are expected to occur when the material is mined. Appropriate assessments to a minimum of a Pre-Feasibility Study for a project or a LoM plan for an operation must have been carried out, including consideration of, and modification by, realistic assumed mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors. Such modifying factors must be disclosed. Pyrite Common iron sulphide mineral, FeS2. Quartzite, quartz arenite A clastic sedimentary rock composed predominantly of quartz sand. Reef A precious metal bearing stratiform tabular ore body. Resource A tonnage or volume of rock or mineralisation or other material of intrinsic economic interest, the grades, limits and other appropriate characteristics of which are known with a specified degree of knowledge. Ring Cover A series of drillholes drilled in a “specific ring pattern” to ensure any water bearing features are sealed ahead of mining, so as to create a grout curtain of at least 5m radius around the proposed excavation. RoM Run of Mine. Round Robin A round robin test is an interlaboratory test (measurement, analysis, or experiment) performed independently several times. Shale A fine-grained detrital sedimentary rock formed from clay, mud or silt. Specific Cooling Power The cooling provided, in W/m², by the ambient ventilation, which off- sets the metabolic heat produced by a worker whilst performing a set task. The specific cooling power is a function of wind speed (air velocity) and the wet-bulb temperature of the air. Stay in Business The practice of maintaining process and productivity by replacing depleted Mineral Resources (Maintain current production capacity) Sustaining Capital Expenditure Those capital expenditures that are necessary to maintain current production and execute the current mine plan. Syncline A fold with strata sloping upward on both sides from a common valley/base. Tailings Refuse or dross remaining after ore has been processed. Tonnage Discrepancy Difference between the tonnage hoisted as ore and that accounted for by the plant measuring methods. Discrepancy is referred to as a shortfall when the calculated tonnage is less than the tonnage accounted for by the plant, or an excess when the opposite occurs. Tonne(s) Metric tonne(s) = 1,000 kilograms. Unconformity A surface between successive strata representing a missing interval in the geologic record of time and produced either by an interruption in

Driefontein TRS 2021 Page 238 of 249 deposition or by the erosion of depositionally continuous strata followed by renewed deposition. Valuation Date The date the valuation is effective. Variogram A measure of the average variance between sample values as a function of sample separation. Vibroseis Survey Seismic reflection survey. Wireframe A computer generated surface constructed from vertices with connecting straight lines or curves. Witwatersrand Basin A sedimentary basin in South Africa that contains close to a 6,000 metre thick sequence of principally argillaceous and arenaceous sediments with interbedded auriferous conglomerates. 24.3 Abbreviations 3D Three Dimension AAC Anglo American Corporation AARL Anglo American Research Laboratories AET Adult Education and Training AI Above infrastructure AMCU Association of Mining and Construction Workers Union ASG Advanced Strike Gully BAC Bulk Air Cooler BDP Biological Diversity Protocol BEE Black Economic Empowerment BF Block Factor BI Below infrastructure BP Business Plan BR Black Reef BW Block Width C&M Care and Maintenance CAPEX Capital Expenditure CARA Conservation of Agricultural Resources Act (Act No 43 of 1983) CDP Carbon Disclosure Project CER Certified Emissions Reductions CHDM Chris Hani District Municipality CLR Carbon Leader Reef Driefontein TRS 2021 Page 239 of 249 CMGT Centimetres Grams per Tonne CoP Code of Practice CoR Certificate of Registration CP Competent Person CRM Certified Reference Material CRMP Compliance and Risk Management Processes CV Competent Valuator CW Channel Width CY Calendar Year DCF Discounted Cash-Flow DDH Diamond Drillholes DEA Department of Environmental Affairs DEFF Department of Environment, Forestry and Fisheries DFFE Department of Forestry, Fisheries and the Environment DFS Definitive Feasibility Study DMRE Department of Mineral Resources and Energy DMS Dense Medium Separation DWS Department of Water and Sanitation EA Environmental Authoraisation EBIT Earnings before Interest and Tax ECA Environmental Conservation Act (Act 73 of 1989) EIA Environmental Impact Assessment EMP Environmental Management Programme EMPR Environmental Management Programme Report Eskom Electricity utility Company (RSA) EWT Endangered Wildlife Trust FP Financial Provisioning FS Feasibility Study FY Financial Year GM Global Mean GN Government Notice GRI Global Reporting Initiative Driefontein TRS 2021 Page 240 of 249 HAART Highly Active Anti-Retroviral Therapy HDSA Historically Disadvantaged South African HRD Human Resource Development ICGR Integrated, Compliance, Governance and Risk ICMI International Cyanide Management Initiative ICMM International Council for Mining and Metals IDP Integrated Development Plan IRRIS Integrated Resource and Reserve Information System IWWMP Integrated Water and Waste Management Plan JSE Johannesburg Stock Exchange Limited KE Kriging Efficiency LDIFR Lost Day Injury Frequency Rate LED Local Economic Development LIB Long Inclined Drillhole LIMS Laboratory Information Management System LM Local Mean LoM Life of Mine LRA Labour Relations Act MANCO Management Committee MBF Mining Block Factor MCF Mine Call Factor MHSA Mine Health and Safety Act, (Act 29 of 1996) and amendments MPRDA Mineral and Petroleum Resources Development Act (Act 68 of 2002) MPTRO Mineral and Petroleum Titles Registration Office MQA Mining Qualifications Authority MR Mining Right MRM Mineral Resource Management MVR Middelvlei Reef MW Mega Watt MYA Million Years Ago N/A Not available NDP National Development Plan Driefontein TRS 2021 Page 241 of 249 NEM: AQA National Environmental Management - Air Quality Act (Act 39 of 2004) NEM: WA National Environmental Management – Waste Act (59 of 2008) NEMA National Environmental Management Amendment Act (Act 62 of 2008) NHRA National Heritage Resources Act (Act 25 of 1999) NMD Notified Maximum Demand NPV Net Present Value NUM National Union of Mineworkers NWA National Water Act (Act 36 of 1998) NWS National Water Services Act (Act 108 of 1997) NYSE New York Stock Exchange OES One Environmental System OHSA The Occupational Health and Safety Act (No. 85 of 1993) OK Ordinary Kriging ORD Ore Reserve Development PCB Polychlorinated Biphenyls PFS Pre-Feasibility Study PGM Platinum Group Metal PoD Point of Distribution PRF Plant Recovery Factor PTO Planned Task Observation Q Quarter (3 months) QA/QC Quality Assurance and Quality Control QP Qualified Person RAW Return Air Way RD Relative Density REV Risk Exposure Values RMR Rock Mass Rating RoM Run-of-Mine RSA Republic of South Africa RWQO Resource Water Quality Objectives SAIMM Southern African Institute of Mining and Metallurgy SANAS South African National Accreditation System

Driefontein TRS 2021 Page 242 of 249 SBTi Science-Based Targets Initiative SCP Specific cooling power SDG Sustainable Development Goals SEC United States Securities and Exchange Commission SG Specific Gravity SGL Sibanye Gold Limited SHE Safety, Health and Environment SHEQ Safety, Health, Environment and Quality SI International System of Units SIS Sequential Indicator Simulation SK Simple Kriging SLP Social & Labour Plan SMK Simple Macro Kriging SMMEs Small Medium Micro Enterprises SMU Selective Mining Unit Snowden Snowden Mining Industry Consultants Pty. Ltd. SR Slope of Regression SRD Surface Rock Dump SSA Sibanye-Stillwater Academy SW Stoping Width TBL Terminal Benefits Liability TCFD Task Force on Climate-related Financial Disclosures TD Tailings Dam, see TSF TDB Temperature Dry Bulb TEM Technical Economic Model TRS Technical Report Summary TSF Tailings Storage Facility TWB Temperature Wet Bulb UCM Unconfined Compressive Modulus UCS Unconfined Compressive Strength UNDP United Nations Development Programme VCR Ventersdorp Contact Reef Driefontein TRS 2021 Page 243 of 249 WGC World Gold Council WIM Women In Mining WSP Workplace Skill Plan WUL Water Use License WWTW Waste Water Treatment Works XFR X-ray Fluorescence 24.4 Units % percentage ‘ minutes º degrees ºC degrees centigrade cm.g/t centimetre gram per tonne (measure of value) g/t gram per tonne (measure of grade) ha hectare k one thousand units kA kilo ampères (AMP x 1,000) kg kilogram km kilometre kt thousand metric tonnes ktpm thousand metric tonnes per month kV kilo Volts (Volts x 1,000) KVA kilo Volt ampères (Volts x Amps x 1,000) kW kilo Watt (1,000 Watts) l/s litres per second m a metre m2 a square metre – measure of area m3 a cubic metre – measure of volume mm a millimetre Moz a million troy ounces mpa metres per annum m/s metres per second Mt a million metric tonnes MW Mega Watt (1,000 000 Watts) oz troy ounce pa per annum Pa a Pascal – a measure of pressure RoM Run of Mine s a second t a metric tonne t/m3 density measured as metric tonnes per cubic metre tpa metric tonne per annum Driefontein TRS 2021 Page 244 of 249 tpm metric tonne per month USD United States Dollar USD/t United States Dollars per tonne USD/lb United States Dollars per pound USD/oz United States Dollars per troy ounce USDm a million United States Dollars W/m² watts per square metre ZAR South African Rand ZAR/t Rand per tonne ZAR/lb Rand per pound ZAR/kg Rand per kilogram ZARm South African Rand million 25 Reliance on Information Provided by the Registrant (Other Experts) The QPs have relied on information provided by Sibanye-Stillwater Gold operations and Sibanye- Stillwater (the registrant) in preparing the findings and conclusions regarding the following aspects of the Modifying Factors outside of the QPs’ expertise: • Macroeconomic trends, data and assumptions, and commodity prices (Section 16); • Marketing information – (Section 16); • Legal matters – (Section 3.5); • Environmental matters, social and labour plans and agreements with local communities – (Section 17); and • Governmental factors – (Sections 1.7, 3.5 and 17). The registrant employs technical experts and specialists providing this information. They have the suitable experience and qualifications necessary to provide such inputs. The technical experts and specialists employ appropriate checks and balances, including audits and reviews, to ensure that the information provided meets expectations. Where deemed necessary, they also seek external advice to ensure information has adequate support and follows best practice. The QPs are part of regular interaction, reviews, and planning sessions with the other experts, and are therefore in a position to consider the information reasonable and suitable for use in this report. Driefontein TRS 2021 Page 245 of 249 26 Qualified Person’s Consent and Sign-off 26.1 Data Collection and Mine Planning I, Charl Labuschagne, am the Qualified Person pursuant to Subpart 1300 of Regulation S-K of the US Securities Act of 1033 (“SK-1300”) with the responsibility for operational data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves (Sections 6 to 9, 11, 12 and 20) for Driefontein mine. I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F (“Form 20-F”) for the year ended 31 December 2021; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Driefontein mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a Professional Natural Scientist and a member in good standing of the South African Council for Natural Scientific Professions with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of data collection and management, as well as signing off on inputs to Mineral Resources and Mineral Reserves for Driefontein operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Charl Labuschagne ________________________ Signature of Qualified Person Charl Labuschagne ________________________ Full Name of Qualified Person SACNASP –400237/08 ________________________ Professional Registration

Driefontein TRS 2021 Page 246 of 249 26.2 Geology I, Lindelani Mudimeli, am the Qualified Person pursuant to SK-1300 with the responsibility for preparation and sign-off of the Geology and Exploration (Section 6, Section 7, Section 8 and Section 9) for Driefontein mine. I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Driefontein mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a Professional Natural Scientist (“Pr Sci Nat”) and a member in good standing of the South African Council for Natural Scientific Professions (“SACNASP”) with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of the geological models and exploration results for Driefontein operations on behalf of Sibanye- Stillwater Limited. Dated this: 22 April 2022 /s/ Lindelani Mudimeli ________________________ Signature of Qualified Person Lindelani Mudimeli ________________________ Full Name of Qualified Person SACNASP – 013678 ________________________ Professional Registration Driefontein TRS 2021 Page 247 of 249 26.3 Mineral Resources I, Janine Fleming am the Qualified Person pursuant to SK-1300 with the responsibility for preparation and sign-off of the Mineral Resources (Section 11) for Driefontein mine. I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Driefontein mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a Professional Natural Scientist (“Pr Sci Nat”) and a member in good standing of the South African Council for Natural Scientific Professions (“SACNASP”) with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of the Mineral Resources Driefontein operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Janine Fleming ________________________ Signature of Qualified Person Janine Fleming ________________________ Full Name of Qualified Person SACNASP – 400051/05 ________________________ Professional Registration Driefontein TRS 2021 Page 248 of 249 26.4 Mineral Reserves I, Steven Wild, am the Qualified Person pursuant to SK-1300 with the responsibility for preparation and sign-off of the Mineral Reserves (Section 12) for Driefontein mine. I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Driefontein mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a member in good standing of the Southern African Institute of Mining and Metallurgy (“SAIMM”) with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of the Mineral Reserves for Driefontein operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Steven Wild ________________________ Signature of Qualified Person Steven Wild ________________________ Full Name of Qualified Person SAIMM (706556) ________________________ Professional Registration Driefontein TRS 2021 Page 249 of 249 26.5 Overall I, Gerhard Janse van Vuuren, am the lead Qualified Person pursuant to SK-1300 with the responsibility for preparation and sign-off of the Mineral Resources and Mineral Reserves for Driefontein mine. I hereby consent to the following: • the public filing of the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa dated 31 December 2021 by Sibanye-Stillwater Limited; • the use and reference to my name, including my status as an expert or Qualified Person in connection with the Technical Report Summaries for which I am responsible; • the use of any extracts from, information derived from or summary of the Technical Report Summaries for which I am responsible in the annual report of Sibanye-Stillwater on Form 20-F; and • the incorporation by reference of the above items as included in the Form 20-F into Sibanye- Stillwater’s registration statement on Form F-3 (File No. 333-234096) (and any amendments or supplements thereto). I certify that I have read the 31 December 2021 Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa being filed by Sibanye-Stillwater Limited that supports the disclosure of the Mineral Resources and Mineral Reserves for the Driefontein mine. I also certify that the Technical Report Summary of the Sibanye-Stillwater Driefontein operations in South Africa fairly and accurately represents the information in the sections for which I am responsible. I certify that I have read the Form 20-F and that it fairly and accurately represents the information in this Technical Report Summary for which I am responsible. I am a member in good standing of the Southern African Institute of Mining and Metallurgy (“SAIMM”) with more than five years of relevant experience in the type and style of mineralisation in the Witwatersrand Gold and in the evaluation, reporting and sign-off of the Mineral Resources and Mineral Reserves for Driefontein operations on behalf of Sibanye-Stillwater Limited. Dated this: 22 April 2022 /s/ Gerhard Janse van Vuuren ________________________ Signature of Qualified Person Gerhard Janse van Vuuren ________________________ Full Name of Qualified Person SAIMM (706705) ________________________ Professional Registration